Exhibit (a)-(1)

eLong, Inc.

           , 2016

Shareholders of eLong, Inc.

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of eLong, Inc. (the “Company”) to be held on          , 2016 at       a.m. (Hong Kong Time). The meeting will be held at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment thereof.

On February 4, 2016, the Company entered into an agreement and plan of merger (as amended, the “merger agreement”) with China E-dragon Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), and China E-dragon Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company (the “merger”) and cease to exist, with the Company continuing as the surviving company (the “surviving company”) in accordance with the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”), and becoming a wholly owned subsidiary of Parent. At the extraordinary general meeting you will be asked to consider and vote upon a proposal to authorize and approve the merger agreement, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands substantially in the form attached as Annex A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger. Copies of the merger agreement and the plan of merger are attached as Annex A to the accompanying proxy statement.

Each of Parent and Merger Sub was formed solely for purposes of the merger. Parent, at the effective time of the merger (the “Effective Time”), will be beneficially owned by (a) TCH Sapphire Limited (“TCH”), a British Virgin Islands business company; (b) Tencent Asset Management Limited (“TAML”), a British Virgin Islands business company; (c) Tencent Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Tencent”, together with TCH and TAML, the “Tencent Entities”); (d) C-Travel International Limited (“C-Travel”), an exempted company with limited liability incorporated under the laws of the Cayman Islands; (e) Ctrip.com International, Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Ctrip”, together with C-Travel, the “Ctrip Entities”); (f) Ocean Imagination L.P. (“Ocean Imagination”), an exempted limited partnership formed and registered under the laws of the Cayman Islands; (g) Ocean Voyage L.P. (“Ocean Voyage”), an exempted limited partnership formed and registered under the laws of the Cayman Islands; (h) Ocean General Partners Limited (“Ocean GP”), an exempted company with limited liability incorporated under the laws of the Cayman Islands; (i) Nanyan Zheng (“Mr. Zheng” and together with Ocean Imagination, Ocean Voyage and Ocean GP, the “Ocean Parties”); (j) Seagull Limited (“Seagull”), a British Virgin Islands business company; (k) Luxuriant Holdings Limited (“Luxuriant”), an exempted company with limited liability incorporated under the laws of the Cayman Islands; (l) Hao Jiang, the chief executive officer of the Company (“Mr. Jiang”), (m) Oasis Limited, a British Virgin Islands business company that is wholly owned by Mr. Jiang (“Oasis” together with Mr. Jiang, the “Oasis Parties”), and (n) Rong Zhou, the chief operating officer of the Company (“Mr. Zhou”). TCH, C-Travel, Ocean Imagination and Luxuriant are collectively referred to herein as the “Rollover Shareholders.” Parent, Merger Sub, the Tencent Entities, Ctrip Entities, Ocean Parties, Seagull, Luxuriant, Oasis Parties and Mr. Zhou are collectively referred to herein as the “Buyer Group.”

If the merger is completed, the Company will continue its operations as a privately held company and will be wholly-owned by Parent and, as the result of the merger, the Company’s American depositary shares (“ADSs”), each representing two ordinary shares designated as “ordinary shares” of the Company, par value

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$0.01 per share (the “Ordinary Shares,” together with the ordinary shares designated as “high-vote ordinary shares” of the Company, par value $0.01 per share (the “High-Vote Ordinary Shares”), collectively, the “Shares”), will no longer be listed on the NASDAQ Global Select Market (“NASDAQ”) and the American depositary shares program for the ADSs will terminate.

If the merger is completed, at the Effective Time, (a) each outstanding Share, other than (i) 25,440,699 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares beneficially owned by the Rollover Shareholders (such Shares collectively, the “Rollover Shares”), (ii) Shares (including Shares represented by ADSs) owned by Parent, the Company, or their respective direct or indirect subsidiaries, (iii) Shares (including Shares represented by ADSs) held by the ADS depositary (as defined below) reserved for the issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards (each as defined below) under the Company Equity Plans (as defined below) (Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”), (iv) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights under the Cayman Islands Companies Law (the “Dissenting Shares”) and (v) Shares represented by ADSs, will be cancelled in exchange for the right to receive $9.00 in cash without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS together with the Shares underlying such ADSs (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $18.00 in cash per ADS without interest (the “Per ADS Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of July 15, 2014, by and among the Company, J.P. Morgan Chase Bank, N.A. (the “ADS depositary”) and the holders from time to time of ADSs issued thereunder (the “deposit agreement”)), in each case, net of any applicable withholding taxes described in the merger agreement. The Excluded Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with, and subject to compliance with, the Cayman Islands Companies Law.

At the Effective Time, each outstanding fully vested option to purchase Shares (each a “Company Option”) granted under the Company’s 2009 Share and Annual Incentive Plan, as amended in September 2013 and the Stock and Annual Incentive Plan adopted in July 2004 (together, the “Company Equity Plans”), other than the vested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash (the “Option Consideration”) equal to (a) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the exercise price per Ordinary Share subject to such Company Option, multiplied by (b) the number of Ordinary Shares underlying such Company Option, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each outstanding fully vested restricted share unit (each a “Company RSU Award”) granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash (the “RSU Award Consideration”) equal to (a) the Per Share Merger Consideration multiplied by (b) the number of Ordinary Shares underlying such Company RSU Award.

At the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an award of options to purchase (each a “Parent Option” and collectively, the “Parent Options”) (a) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (b) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

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At the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders (as defined below) and the unvested Company RSU Awards held by the Former CEO (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units (each a “Parent RSU Award” and collectively, the “Parent RSU Awards”) to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

At the Effective Time, each outstanding Company Option held by certain members of the Company’s executive management (each an “Executive Equityholder” and collectively, the “Executive Equityholders”) shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with, the relevant agreement among each such Executive Equityholder, Parent and Merger Sub (each an “Executive Excluded Securities Letter”). At the Effective Time, each outstanding Company RSU Award held by each Executive Equityholder shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder.

At the Effective Time, each unvested Company RSU Award held by the Company’s former chief executive officer, Guangfu Cui (the “Former CEO”), shall be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of an agreement among the Former CEO, Parent, Merger Sub and the Company.

A special committee of the board of directors of the Company (the “special committee”), consisting solely of directors who are independent of and unaffiliated with any of the members of the Company’s management, the Rollover Shareholders, Parent, Merger Sub or their affiliates and are not employees of the Company or any of its subsidiaries, reviewed and considered the terms and conditions of the merger agreement and the transactions contemplated by the merger agreement, including the merger. The special committee unanimously (a) determined that the merger agreement is fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders) (the “unaffiliated security holders”), (b) declared it advisable to enter into the merger agreement, (c) recommended that the board of directors of the Company (the “board of directors”) approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and (d) recommended that the board of directors direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

On February 4, 2016, the board of directors, after carefully considering all relevant factors, including the unanimous determination and recommendation of the special committee, (a) determined that it is fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement, (b) authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and (c) resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger.

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After careful consideration and upon the unanimous recommendation of the special committee, the board of directors authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger, FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company and the amendment and restatement of the memorandum and articles of association of the Company, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC,” which are available for free at the SEC’s website, www.sec.gov.

Regardless of the number of Shares you own, your vote is very important. In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares entitled to vote present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company. As of the date of this proxy statement, the Rollover Shareholders owned, in aggregate, approximately 97% of the voting power of the issued and outstanding Shares entitled to vote. Pursuant to the terms of a support agreement dated February 4, 2016, by and among Parent and the Rollover Shareholders (the “Support Agreement”), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is            , 2016 at 10:00 a.m. (Hong Kong Time). Each shareholder has one vote for each Ordinary Share and fifteen votes for each High-Vote Ordinary Share owned by such shareholder as of the close of business in the Cayman Islands on           , 2016.

Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the board of directors has undertaken to demand poll voting at the meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on         , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on            , 2016. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in the Cayman Islands on            , 2016, the share record date. ADS holders who wish to cancel their ADSs need to make arrangements to deliver the ADSs to the ADS depositary for cancellation before the close of business in New York City on            , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of the Shares), and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS

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depositary will arrange for J.P. Morgan Chase Bank N.A. — Hong Kong Branch (DCC), the custodian holding the Shares, to transfer registration of the Shares to the former ADS holder (or a person designated by the former ADS holder).

If after the registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention. If the merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you will need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of ADSs (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON         , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON         , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS

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OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact eLong, Inc. at +86-10-6436-7570 or at ir@corp.elong.com.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,
On behalf of the Special Committee	Chairman of the Board

The proxy statement is dated            , 2016, and is first being mailed to the shareholders on or about            , 2016.

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eLong, Inc.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON         , 2016

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the shareholders of eLong, Inc. (the “Company”) will be held on         , 2016 at 10:00 a.m. (Hong Kong Time) at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.

Only registered holders of shares of the Company (the “Shares”) comprising of ordinary shares designated as “ordinary shares”, par value US$0.01 (the “Ordinary Shares”) and ordinary shares designated as “high-vote ordinary shares”, par value US$0.01 (the “High-Vote Ordinary Shares”), as at the close of business in the Cayman Islands on         , 2016 or their proxy holders are entitled to vote at this extraordinary general meeting or any adjournment thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of February 4, 2016 (as amended, the “merger agreement”), among the Company, China E-dragon Holdings Limited (“Parent”) and China E-dragon Mergersub Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement accompanying this notice of extraordinary general meeting and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement and the plan of merger, including the merger (the “merger”), the variation of the authorized share capital of the Company at the effective time of the merger from US$2,582,056.20 made up of 258,205,620 shares divided into (a) 200,000,000 ordinary shares with a par value of US$0.01 each, of which (i) 150,000,000 are designated “Ordinary Shares” with a par value of US$0.01 each; and (ii) 50,000,000 are designated “High-Vote Ordinary Shares” with a par value of US$0.01 each; and (b) 58,205,620 preferred shares with a par value of US$0.01 each, to US$50,000 divided into 5,000,000 shares with a par value of US$0.01 each (the “Variation of Capital”) and the replacement of the existing memorandum and articles of association of the Company in their entirety with a new memorandum and articles of association at the effective time of the merger, in the form attached as Annexure 2 to the plan of merger (the “amendment to the M&A”), be and are hereby authorized and approved; and

THAT each of the members of the special committee (as defined below) be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the Variation of Capital and the amendment to the M&A; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at 3rd Floor, Tower B, Xingke Plaza, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China, during ordinary business hours for the two business days immediately prior to the extraordinary general meeting.

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If you own American depositary shares of the Company, each representing two Shares (“ADSs”), you cannot vote at the extraordinary general meeting directly, but you may instruct J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on         , 2016 in order to vote the underlying Shares at the extraordinary general meeting. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions. Alternatively, you may vote directly at the extraordinary general meeting if you surrender your ADSs to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of the ADSs, and provide instructions for the registration of the corresponding Shares before the close of business in New York City on         , 2016, and become a registered holder of Shares by the close of business in the Cayman Islands on         , 2016. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the special committee of the board of directors of the Company (the “special committee”) consisting solely of directors who are independent of and unaffiliated with any of the members of the Company’s management, the Rollover Shareholders, Parent, Merger Sub or their affiliates and are not employees of the Company or any of its subsidiaries, the Company’s board of directors (the “board of directors”) authorized and approved the merger agreement and recommends that you vote FOR the proposal to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger, FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company and the amendment and restatement of the memorandum and articles of association of the Company, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated under the merger agreement, including the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of holders of Shares representing at least two-thirds of the voting power of the outstanding Shares (including Shares represented by ADSs) entitled to vote present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company.

As of the date of this proxy statement, the Rollover Shareholders owned, in aggregate, approximately 97% of the voting power of the issued and outstanding Shares entitled to vote. Pursuant to the terms of a support agreement dated February 4, 2016, by and among Parent and the Rollover Shareholders (the “Support Agreement”), these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Regardless of the number of Shares that you own, your vote is very important. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. You should simply indicate on your proxy card how you want to vote, sign and date the proxy card, and mail the proxy card in the enclosed return envelope as soon as possible to ensure that it will be received by the Company no later than         , 2016 at 10:00 a.m. (Hong Kong Time), which is the deadline to lodge your proxy card. The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, as the chairman of the board of directors has undertaken to

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demand poll voting at the meeting. Each shareholder has one vote for each Ordinary Share and fifteen votes for each High-Vote Ordinary Share owned by such shareholder as of the close of business in the Cayman Islands on         , 2016.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are registered in the name of a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the registered holder a proxy issued in your name.

If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on each of your proxy cards in accordance with the instructions set forth on each such proxy card.

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON         , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON         , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance voting your Shares, you can contact eLong, Inc. at +86-10-6436-7570 or at ir@corp.elong.com.

The merger agreement, the plan of merger and the merger are described in the accompanying proxy statement. A copy of the merger agreement and a copy of the plan of merger are included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

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Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority will be determined by the order in which the names stand in the register of members of the Company.
2.	The instrument appointing a proxy must be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized in writing.
3.	A proxy need not be a member (registered shareholder) of the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Director
        , 2016

Registered Office:
c/o the offices of Codan Trust Company (Cayman) Limited
Cricket Square
Hutchins Drive
P.O. Box 2681
Grand Cayman KY1-1111
Cayman Islands

Head Office Address:
3rd Floor, Tower B, Xingke Plaza
10 Middle Jiuxianqiao Road
Chaoyang District, Beijing 100015
People’s Republic of China

10

i

ii

iii

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers about the Extraordinary General Meeting and the Merger,” highlights selected information contained in this proxy statement regarding the merger and may not contain all of the information that may be important to your consideration of the merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “Where You Can Find More Information” beginning on page 110. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to eLong, Inc. and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to U.S. dollars and all references to “RMB” in this proxy statement are to Renminbi, the lawful currency of the People’s Republic of China (“PRC” or “China”).

The Parties Involved in the Merger

The Company

We are a leader in mobile and online accommodations and reservations in China. Our principal executive offices are located at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China. Our telephone number at this address is +86-10-6436-7570. Our registered office is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

For a description of our history, development, business and organizational structure, please see our Annual Report on Form 20-F for the year ended December 31, 2014, filed on March 13, 2015, which is incorporated herein by reference. Please see “Where You Can Find More Information” beginning on page 110 for a description of how to obtain a copy of our Annual Report.

Parent

China E-dragon Holdings Limited (“Parent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. Parent was formed solely for the purpose of entering into the merger agreement and the related financing agreements and consummating the transactions contemplated by such agreements. The registered office of Parent is located at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and its telephone number is +86-755-8601-3388 ext 72000.

Merger Sub

China E-dragon Mergersub Limited (“Merger Sub”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Parent. Merger Sub was formed by Parent solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The registered office of Merger Sub is located at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands and its telephone number is +86-755-8601-3388 ext 72000.

Tencent Entities

TCH

TCH Sapphire Limited (“TCH”) is a BVI business company incorporated under the laws of the British Virgin Islands. The registered office of TCH is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-755-8601-3388 ext 72000. TCH is principally engaged in the business of holding securities in portfolio companies in which Tencent invests.

TAML

Tencent Asset Management Limited (“TAML”) is a BVI business company incorporated under the laws of the British Virgin Islands. The registered office of TAML is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-755-8601-3388 ext 72000. TAML is principally engaged in the business of managing assets of Tencent.

Tencent

Tencent Holdings Limited (“Tencent”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The business address of Tencent of Tencent is 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong and its business telephone number is +86-755-8601-3388 ext 72000. Tencent is an internet service portal in China providing value-added internet, mobile and telecom services and online advertising and has been listed on the Main Board of the Hong Kong Stock Exchange since June 16, 2004 (stock code: 700)

Ctrip Entities

C-Travel

C-Travel International Limited (“C-Travel”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business and office address of C-Travel is located at 99 Fu Quan Road, Shanghai 200335, PRC, and its telephone number is +86-21-34064880.

Ctrip

Ctrip.com International, Ltd. (“Ctrip”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business and office address of Ctrip is located at 99 Fu Quan Road, Shanghai 200335, PRC, and its telephone number is +86-21-34064880.

Ocean Parties

Ocean Imagination

Ocean Imagination L.P. (“Ocean Imagination”) is an exempted limited partnership formed and registered under the laws of the Cayman Islands. The principal business address of Ocean Imagination is located at No.300 Xinjiaoxi Road, Haizhu District, Guangzhou 510310, PRC, and its telephone number is +86 20 84143753.

Ocean Voyage

Ocean Voyage L.P. (“Ocean Voyage”) is an exempted limited partnership formed and registered under the laws of the Cayman Islands. The principal business address of Ocean Voyage is located at No.300 Xinjiaoxi Road, Haizhu District, Guangzhou 510310, PRC, and its telephone number is +86 20 84143753.

Ocean GP

Ocean General Partners Limited, formerly known as Fortune Smart Holdings Limited (“Ocean GP”), is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The principal business address of Ocean GP is located at No.300 Xinjiaoxi Road, Haizhu District, Guangzhou 510310, PRC, and its telephone number is +86 20 84143753.

Mr. Zheng

Mr. Nanyan Zheng has served as a member of board of directors of the Company since May 27, 2015. Mr. Zheng is currently the chief executive officer of 7 Days Groups Holdings Ltd., a leading national economy hotel chain based in China. Mr. Zheng co-founded 7 Days Groups and has served as its chief executive officer since 2004. Mr. Zheng is an independent director of Vipshop Holdings Limited, a New York Stock Exchange listed company. Mr. Zheng holds a bachelor’s degree from Sun Yat-Sen University in China. The resident address of Mr. Zheng is Pank River Dan Gui Garden, No. 17, Han Xi Road, Panyu District, Guangzhou, PRC and his telephone number is +86 20 84143753. Mr. Zheng is a citizen of PRC.

Seagull Limited

Seagull Limited (“Seagull”) is a BVI business company incorporated under the laws of the British Virgin Islands. The registered office of Seagull is located at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +852 2520-6878.

Luxuriant Holdings Limited

Luxuriant Holdings Limited (“Luxuriant”) is an exempted company with limited liability incorporated under the laws of the Cayman Islands. The registered office of Luxuriant is located at NovaSage

Incorporations (Cayman) Limited, Floor 4, Willow House, Cricket Square, P.O. Box 2582, Grand Cayman KY1-1103, Cayman Islands, and its telephone number is +86-21-60758990.

Oasis Parties

Hao Jiang

Mr. Hao Jiang (“Mr. Jiang”) has served as the Company’s chief executive officer since July 2015. Mr. Jiang holds a bachelor of science degree from Shanghai Jiaotong University. Mr. Jiang’s address is Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, PRC and his telephone number is +86-10-58602288 ext. 6434.

Oasis Limited

Oasis Limited (“Oasis”) is a BVI business company incorporated under the laws of the British Virgin Islands. The registered office of Oasis is located at P.O. Box 957, Offshore Incorporation Centre, Road Town, Tortola, British Virgin Islands, and its telephone number is +86-10-58602288.

Rong Zhou

Mr. Rong Zhou (“Mr. Zhou”) has served as the Company’s Chief Operating Officer since January 2016, and from July 2015 through December 2015 as the Company’s Chief Strategy Officer. Mr. Zhou’s address is Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, PRC and his telephone number is +86-10-58602288 ext. 6677.

Throughout this proxy statement, TCH, C-Travel, Ocean Imagination and Luxuriant are collectively referred to as the “Rollover Shareholders.” Throughout this proxy statement, TAML, Ocean Imagination, Seagull, Mr. Jiang and Mr. Zhou are collectively referred to as the “Sponsors.” Throughout this proxy statement, TAML, C-Travel and Ocean Imagination are collectively referred to as the “Guarantors.” Parent, Merger Sub, the Tencent Entities, the Ctrip Entities, the Ocean Parties, Seagull, Luxuriant, the Oasis Parties and Mr. Zhou are collectively referred to herein as the “Buyer Group.”

During the last five years, none of the persons referred to above under the heading titled “The Parties Involved in the Merger”, or the respective directors or executive officers of the Company and the relevant members of the Buyer Group as listed in Annex D of this proxy statement, has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

The Merger (Page 81)

You are being asked to vote to authorize and approve the agreement and plan of merger dated as of February 4, 2016 (as amended, the “merger agreement”) among the Company, Parent and Merger Sub, the plan of merger required to be filed with the Registrar of Companies of the Cayman Islands, substantially in the form attached as Exhibit A to the merger agreement (the “plan of merger”) and the transactions contemplated by the merger agreement, including the merger. Once the merger agreement and plan of merger are authorized and approved by the requisite vote of the shareholders of the Company and the other conditions to the consummation of the transactions contemplated by the merger agreement are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company (the “merger”), with the Company continuing as the surviving company resulting from the merger (“surviving company”) in accordance with the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands (the “Cayman Islands Companies Law”) and becoming a wholly owned subsidiary of Parent. The Company, as the surviving company, will continue to do business under the name “eLong, Inc.” following the merger. If the merger is completed, the Company will cease to be a publicly traded company. Copies of the merger agreement and the plan of merger are attached as Annex A to this proxy statement. You should read the merger agreement and the plan of merger in their entirety because they, and not this proxy statement, are the legal documents that govern the merger.

Merger Consideration (Page 81)

Under the terms of the merger agreement, at the effective time of the merger (the “Effective Time”), (a) each outstanding ordinary share designated as an “ordinary share” of the Company, par value $0.01 per share (together, the “Ordinary Shares”) and each outstanding ordinary share designated as an “high-vote ordinary share” of the Company, par value $0.01 per share (together, the “High-Vote Ordinary Shares,” and together with the Ordinary Shares, the “Shares”), other than (i) 25,440,699 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares beneficially owned by the Rollover Shareholders (such Shares collectively, the “Rollover Shares”), (ii) Shares (including Shares represented by the Company’s American depository shares (“ADSs”)) owned by Parent, the Company, or their respective direct or indirect subsidiaries, (iii) Shares (including Shares represented by ADSs) held by the ADS depositary (as defined below) reserved for the issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards (each as defined below) under the Company Equity Plans (as defined below) (Shares described under (i) through (iii) above are collectively referred to herein as the “Excluded Shares”), (iv) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their dissenters’ rights (the “Dissenting Shares”) under the Cayman Islands Companies Law, and (v) Shares represented by ADSs, will be cancelled in exchange for the right to receive $9.00 in cash without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS together with the Shares underlying such ADS (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $18.00 in cash per ADS without interest (the “Per ADS Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of July 15, 2014 by and among the Company, J.P. Morgan Chase Bank, N.A., (the “ADS depositary”) and the holders from time to time of ADSs issued thereunder (the “deposit agreement”)), in each case, net of any applicable withholding taxes described in the merger agreement. The Excluded Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with, and subject to compliance with, the Cayman Islands Companies Law. Please see “Dissenters’ Rights” beginning on page 99 for additional information.

Treatment of Company Options and Company RSU Awards (Page 82)

At the Effective Time, each outstanding fully vested option to purchase Shares (each a “Company Option”) granted under the Company’s 2009 Share and Annual Incentive Plan, as amended in September 2013 and the Stock and Annual Incentive Plan adopted in July 2004 (together, the “Company Equity Plans”), other than the vested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash (the “Option Consideration”) equal to (a) the excess, if any, of (i) the Per Share Merger Consideration over (ii) the exercise price per Ordinary Share subject to such Company Option, multiplied by (b) the number of Ordinary Shares underlying such Company Option, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each outstanding fully vested restricted share unit (each a “Company RSU Award”) granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash (the “RSU Award Consideration”) equal to (a) the Per Share Merger Consideration multiplied by (b) the number of Ordinary Shares underlying such Company RSU Award.

At the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an award of options to purchase (each a “Parent Option” and collectively, the “Parent Options”) (a) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, and (b) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

At the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders (as defined below) and the unvested Company RSU Awards held by the Former CEO (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units (each a “Parent RSU Award” and collectively, the “Parent RSU Awards”) to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

At the Effective Time, each outstanding Company Option held by certain members of the Company’s executive management (each an “Executive Equityholder” and collectively, the “Executive Equityholders”), shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with, the relevant agreement among each such Executive Equityholder, Parent and Merger Sub (each an “Executive Excluded Securities Letter”). At the Effective Time, each outstanding Company RSU Award held by each Executive Equityholder, shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder. Copies of the Executive Excluded Securities Letters are attached as Annex G to this proxy statement.

At the Effective Time, each unvested Company RSU Award held by the Company’s former chief executive officer, Guangfu Cui (the “Former CEO”), shall be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of the agreement among the Former CEO, Parent, Merger Sub and the Company. A copy of the letter agreement with the Former CEO is attached as Annex H to this proxy statement.

Support Agreement (Page 59)

Concurrently with the execution and delivery of the merger agreement, Parent and the Rollover Shareholders entered into a support agreement (the “Support Agreement”), pursuant to which, at the Effective Time, the Rollover Shares will be cancelled for no consideration. At the closing of the merger, each Rollover Shareholder will subscribe, or will cause its affiliate to subscribe, and Parent will issue, to such Rollover Shareholder or its affiliate, as the case may be, the number and class of shares in Parent set forth in the Support Agreement. A copy of the Support Agreement is attached as Annex F to this proxy statement.

In addition, the Support Agreement provides that all of the Shares (including Shares represented by ADSs) owned by the Rollover Shareholders, including those set forth in Schedule A of the Support Agreement, will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders beneficially owned approximately 78% of our issued and outstanding Shares entitled to vote.

Record Date and Voting (Page 76)

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on         , 2016, or if you are a holder of ADSs, at the close of business in New York City on         , 2016, the share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on         , 2016 in order to ensure the Shares represented by your ADSs are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general

meeting by cancelling your ADSs before the close of business in New York City on         , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands on         , 2016, the share record date. Each outstanding Ordinary Share on the share record date entitles the holder to one vote and each outstanding High-Vote Ordinary Share on the share record date entitles the holder to fifteen votes, on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 41,636,971 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is         , 2016 at 10:00 a.m. (Hong Kong Time). Please see “Summary Term Sheet-Voting Information” below for additional information.

Shareholder Vote Required to Authorize and Approve the Merger Agreement and Plan of Merger (Page 77)

In order for the merger to be completed, the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, must be authorized and approved by the affirmative vote of holders of Shares representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company (the “Requisite Company Vote”).

As of the date of this proxy statement, the Rollover Shareholders as a group owned, in the aggregate, approximately 59,029,903 outstanding Shares (including Shares represented by ADSs), which represent approximately 97% of the voting power of the issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders of the Company.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 77)

We encourage you, before voting your Shares, to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure your Shares can be voted at the extraordinary general meeting in the event that you are unable to attend, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is         , 2016 at 10:00 a.m. (Hong Kong Time).

If you own ADSs as of the close of business in New York City on         , 2016, the ADSs record date (and do not cancel such ADSs and become a registered holder of the Shares underlying such ADSs as explained below), you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs, including instructions to give a discretionary proxy to a person designated by the Company (a “Company Designee”). The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on         , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a registered holder of Shares prior to the close of business in the Cayman Islands not later than         , 2016. If you wish to cancel your ADSs for the purpose of voting Shares, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation before the close of business in New York City on         , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the

ADS depositary will arrange for J.P Morgan Chase Bank N.A. — Hong Kong Branch (DCC), the custodian holding the Shares, to transfer the Shares to the former ADS holder (or a person designated by the former ADS holder). If after registration of Shares in your name, you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on           , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on               , 2016. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Dissenters’ Rights (Page 99)

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON         , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON         , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs.

AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Purposes and Effects of the Merger (Page 51)

The purpose of the merger is to enable Parent to acquire 100% control of the Company in a transaction in which the Company’s shareholders other than the holders of Excluded Shares will be cashed out in exchange for $9.00 per Share (or $18.00 per ADS), so that Parent will bear the rewards and risks of the sole ownership of the Company after the merger, including any future earnings and growth of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. Please see “Special Factors — Buyer Group’s Purpose of and Reasons for the Merger” beginning on page 51 for additional information.

ADSs representing the Shares are currently listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “LONG.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group (other than Merger Sub). Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated 90 days after the filing of Form 15 by the Company in connection with the completion of the merger or such shorter period as may be determined by the SEC. Accordingly, the Company will no longer be required to file periodic reports with the SEC. After completion of the merger, the Company’s shareholders will no longer enjoy the rights or protections the United States federal securities laws provide, including reporting obligations for directors, officers and principal holders of securities of the Company. Furthermore, following the completion of the merger, the American depositary shares program for the ADSs will terminate. Please see “Special Factors — Effect of the Merger on the Company” beginning on page 52 for additional information.

Plans for the Company after the Merger (Page 56)

After the Effective Time, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors — Plans for the Company after the Merger” beginning on page 56 for additional information.

Recommendations of the Special Committee and the Board of Directors (Page 35)

The special committee unanimously:

(a)	determined that the merger agreement and the plan of merger are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders) (the “unaffiliated security holders”),
(b)	declared it advisable to enter into the merger agreement,
(c)	recommended that the board of directors of the Company (the “board of directors”) approve the execution, delivery and performance of the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, and
(d)	recommended that the board of directors direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of a special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

The board of directors, acting upon the unanimous recommendation of the special committee:

(a)	determined that it was fair to and in the best interests of the Company and the unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement,
(b)	authorized and approved the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions, including the merger,
(c)	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AUTHORIZE AND APPROVE THE MERGER AGREEMENT, THE PLAN OF MERGER, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, THE VARIATION OF THE AUTHORIZED SHARE CAPITAL OF THE COMPANY AT THE EFFECTIVE TIME OF THE MERGER AND THE REPLACEMENT OF THE EXISTING MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE COMPANY WITH A NEW MEMORANDUM AND ARTICLES OF THE ASSOCIATION UPON THE EFFECTIVE TIME, FOR THE PROPOSAL TO AUTHORIZE EACH OF THE MEMBERS OF THE SPECIAL COMMITTEE TO DO ALL THINGS NECESSARY TO GIVE EFFECT TO THE MERGER AGREEMENT, THE PLAN OF MERGER, THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER, THE VARIATION OF THE AUTHORIZED SHARE CAPITAL OF THE COMPANY AND THE AMENDMENT AND RESTATEMENT OF THE MEMORANDUM AND ARTICLES OF ASSOCIATION, AND FOR THE PROPOSAL TO ADJOURN THE EXTRAORDINARY GENERAL MEETING IN ORDER TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL PROXIES IN THE EVENT THAT THERE ARE INSUFFICIENT PROXIES RECEIVED TO PASS THE SPECIAL RESOLUTION DURING THE EXTRAORDINARY GENERAL MEETING.

For a detailed discussion of the material factors considered by the special committee and the board of directors in determining to recommend the approval of the merger agreement and the approval of the transactions contemplated thereby, including the merger, and in determining that the merger is fair to and in the best interest of the unaffiliated security holders, see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 35, “Special Factors — Effects of the Merger on the Company — Primary Benefits and Detriments of the Merger” beginning on page 53 for additional information and “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 44.

Position of the Buyer Group as to Fairness (Page 40)

Each member of the Buyer Group believes that the merger is fair to the unaffiliated security holders. Their belief is based upon the factors discussed under the caption “Special Factors — Position of the Buyer Group as to the Fairness of the Merger” beginning on page 40.

Each member of the Buyer Group is making the statements included in this paragraph solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each member of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company as to how that shareholder should vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Financing of the Merger (Page 57)

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and related transactions is approximately $162 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes (i) the cash to be paid to the unaffiliated security holders (including holders of ADSs), (ii) the aggregate cash to be paid as Option Consideration and RSU Award Consideration and (iii) the related costs and expenses, in connection with the merger and related transactions. The merger and the related transactions are expected to be funded by equity contributions contemplated by the equity commitment letters (each such equity commitment letter, an “Equity Commitment Letter” and, together, the “Equity Commitment Letters”), by and between Parent and each of the Sponsors. Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will contribute equity financing in an aggregate amount of $147,684,889 to Parent to complete the merger. Pursuant to these Equity Commitment Letters, each of TAML, Ocean Imagination, Seagull, Mr. Jiang and Mr. Zhou has committed to contribute, or will cause to be contributed, as an equity contribution to Parent, amounts equal to $80,000,000, $27,184,889, $35,000,000, $5,000,000 and $500,000, respectively, subject to the terms and conditions therein, in each case in exchange for proportionate newly issued equity interests in Parent to be held by such Sponsor or its affiliate. Such funds are to be used solely for the purpose of completing the merger and the other transactions in accordance with the merger agreement. Such funds are to be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. If the closing of the merger occurs, the Buyer Group expect to cause the Company to pay, from its cash, certain of the costs and expenses incurred in connection with the merger and related transactions.

Interim Investors Agreement (Page 58)

Concurrently with the execution and delivery of the merger agreement, TCH, C-Travel, Seagull, Ocean Imagination, Luxuriant, Oasis, Mr. Zhou, Parent and Merger Sub entered into an interim investors agreement (as may be amended from time to time in accordance with its terms, the “Interim Investors Agreement”) which governs the relationship of those parties with respect to the merger agreement and matters relating thereto until the earlier of the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and ancillary agreements pending consummation of the merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the merger, and the right of Parent at the direction of TCH, C-Travel, Seagull and Ocean Imagination, to enforce (including by specific performance) the provisions of each Equity Commitment Letter and the Support Agreement, (iii) the entrance into, concurrent with the consummation of the merger, a shareholders agreement of Parent by all parties to the Interim Investors Agreement, and (iv) certain fee and expense sharing arrangements among the Buyer Group. A copy of the Interim Investors Agreement is attached as Annex I to this proxy statement.

Limited Guarantees (Page 58)

Concurrently with the execution of the merger agreement, each of the Guarantors entered into a limited guarantee (each such limited guarantee, a “Limited Guarantee” and, together, the “Limited Guarantees”). Under the Limited Guarantees, each Guarantor has, subject to the terms and conditions thereof, guaranteed in favor of the Company such Guarantor’s pro rata portion of Parent’s payment obligations with respect to the termination fee, if and when required under the merger agreement, up to a defined maximum amount. Each Limited Guarantee will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligation under such Limited Guarantee, and (c) the termination of the merger agreement in accordance with its terms under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee in accordance with the merger agreement. Copies of the Limited Guarantees are attached as Annex E to this proxy statement.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 106)

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 25,634 Shares, and held no Company Options vesting within 60 days after the date of this proxy statement. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. In addition, as of the date of this proxy statement, the Rollover Shareholders owned approximately 78% of our issued and outstanding Shares entitled to vote, representing approximately 97% of the total voting power. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 60 for additional information. Pursuant to the Support Agreement, each of the Rollover Shareholders have agreed to vote the Rollover Shares in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger.

Opinion of the Special Committee’s Financial Advisor (Page 44)

The special committee retained Duff & Phelps LLC (“Duff & Phelps”) to act as its financial advisor in connection with the Merger. On February 4, 2016, Duff & Phelps rendered its oral opinion, subsequently confirmed in writing, to the special committee, to the effect that, as of that date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, were fair, from a financial point of view, to such holders (without giving effect to any impact of the Merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The opinion of Duff & Phelps was addressed to the special committee and only addressed the fairness from a financial point of view of the Per Share Merger Consideration to be received by holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Consideration to be received by holders of ADSs (other than ADSs representing the Excluded Shares) in the Merger, and does not address any other aspect or implication of the Merger. The summary of the opinion of Duff & Phelps in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of the written opinion of Duff & Phelps. However, the opinion of Duff & Phelps, the summary of the opinion and the related analyses set forth in this proxy statement are not intended to be, and do not constitute advice or a recommendation to any shareholder, or holder of ADSs, of the Company as to how to act or vote with respect to the Merger or any other matter. See “Special Factors — Opinion of the Special Committee’s Financial Advisor” beginning on page 44 for additional information.

Interests of the Company’s Executive Officers and Directors in the Merger (Page 60)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interests of the Company’s shareholders generally. These interests include, among others:

•	the beneficial ownership of equity interests in Parent by the Buyer Group;
•	the potential enhancement or decline of share value for Parent, which the Buyer Group beneficially own, as a result of the merger and future performance of the surviving company;
•	either the cash-out of or replacement of unvested Company Options and Company RSU Awards beneficially held by the Executive Equityholders by the grant of equity awards of Parent with substantially the same economic value, as agreed upon by such Executive Equityholder and Parent;
•	continued indemnification rights, rights to advancement of fees and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•	the monthly compensation of $10,000 of each member of the special committee in exchange for his services in such capacity (and, in the case of the chairman of the special committee, monthly compensation of $15,000) the payment of which is not contingent upon the completion of the merger or the special committee’s or the board of directors’ recommendation of the merger; and
•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 25,634 Shares, and held no Company Options vesting within 60 days after the date of this proxy statement. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 and “Special Factors — Interests of Certain Persons in the Merger” beginning on page 60 for additional information.

The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 60 for additional information.

Conditions to the Merger (Page 93)

The obligations of the Company, Parent, and Merger Sub to effect the merger, are subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement being approved by a special resolution by holders of Shares constituting the Requisite Company Vote at the extraordinary general meeting of shareholders; and
•	no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement, and no order or injunction of a court or governmental entity being in effect preventing the consummation of the transactions contemplated by the merger agreement in any material respect or imposing a Non-Required Remedy (as defined in the section “The Merger Agreement and Plan of Merger — Other Covenants” beginning on page 93).

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	(i) the representations and warranties regarding the authorized and issued and outstanding share capital of the Company being true and correct in all respects (except for de minimis inaccuracies), (ii) the representations and warranties regarding organization and qualification, the Company’s subsidiaries, capitalization (other than the representations and warranties set forth in the immediately foregoing clause (i), above), authorization, the validity and enforceability of the merger agreement, board approval, the absence of any brokers and inapplicability of anti-takeover provisions being true and correct in all material respects at and as of the closing date of the merger, as though made at and as of such date, (iii) the representations and warranties regarding the absence of a Material Adverse Effect being true and correct in all respects, and (iv) all other representations and warranties being true and correct at and as of the closing date of the merger, as though made as of such date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of sub-clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect;
•	the Company having performed or complied in all material respects with all agreements or obligations required to be performed by it under the merger agreement at or prior to the Effective Time;
•	since the date of the merger agreement, no Material Adverse Effect having occurred and continuing;

•	the amount of Dissenting Shares being less than 10% of the total outstanding Shares immediately prior to the Effective time; and
•	Parent having received certificates signed on behalf of the Company by a duly authorized executive officer of the Company confirming the first two conditions above have been satisfied;

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver at the closing of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct as of the closing date of the merger, as though made as of such date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement;
•	Parent and Merger Sub having performed and complied in all material respects with all agreements and obligations required to be performed by them under the merger agreement on or prior to the Effective Time; and
•	the Company having received certificates signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub confirming the above conditions have been satisfied.

No Solicitation (Page 90)

The Company has agreed that it will, and will cause its subsidiaries and direct its representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations that may be ongoing with respect to a competing proposal (as defined below), and (ii) not release any third-party from, or waive any provisions of, any confidentiality or standstill agreement with respect to any competing proposal.

In addition, from the date of the merger agreement until the Effective Time (or the earlier termination of the merger agreement), the Company has agreed that it will not, and will cause its subsidiaries and direct its representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a competing proposal (including by way of furnishing nonpublic information with respect to the Company), (ii) participate in any discussions or negotiations regarding, or furnish to any other person nonpublic information in connection with or for the purpose of encouraging or facilitating, a competing proposal, (iii) approve, endorse or recommend any competing proposal or authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle contemplating or otherwise relating to a competing proposal (other than certain confidentiality agreements), or (iv) or propose or agree to do any of the foregoing.

For purposes of the merger agreement, a “competing proposal” means any proposal or offer relating to (i) an acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) an acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company and Shares (including Shares represented by ADSs) involved, as applicable, is 20% or more, in each case, other than the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if the Company receives a written competing proposal prior to obtaining the Requisite Company Vote which did not result from a breach of the applicable provisions in the merger agreement, (i) the Company or its representatives may request clarification of the terms and conditions of the proposal and (ii) if the board of directors, acting upon the recommendation of the special committee, or the special committee, determines in good faith after consultation with independent financial advisors and outside legal counsel, that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal, then the Company and its representatives may furnish information (including nonpublic information) to the person who has made such competing proposal and engage in or otherwise participate in discussions or negotiations with such person.

For purposes of the merger agreement, a “superior proposal” means any bona fide written competing proposal that the board of directors (upon the recommendation of the special committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders, than the transactions contemplated by the merger agreement (including, as the case may be, any revisions to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “superior proposal,” (i) the references to “20%” in the definition of “competing proposal” above shall be deemed to be references to “50%” and (ii) no offer shall be deemed to constitute a “superior proposal” if (A) the offer is conditioned on any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional on obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on its terms without unreasonable delay.

Except as expressly permitted by the merger agreement, neither the board of directors (acting upon recommendation of the special committee) nor the special committee may make an Adverse Recommendation Change (as defined in the section “The Merger Agreement and Plan of Merger — Shareholders’ Meeting” beginning on page 89).

Notwithstanding the foregoing, prior to the time that the Requisite Company Vote is obtained, the board of directors (acting upon recommendation of the special committee) or the special committee may make an Adverse Recommendation Change with respect to a competing proposal that was not solicited or obtained in breach of applicable provisions of the merger agreement, and/or terminate the merger agreement and authorize the Company to enter into alternative acquisition agreement with respect to a superior proposal that was not solicited or obtained in breach of the applicable provisions of the merger agreement, if the board of directors (acting upon recommendation of the special committee) or the special committee has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (i) that failure to take such action would reasonably be expected to violate the directors’ duties under applicable law and (ii) that such competing proposal constitutes a superior proposal. However, prior to taking any such action, (A) the Company shall have given Parent at least five business days’ prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor and describe all material terms and conditions of the superior proposal, (B) if requested by Parent, the Company must negotiate in good faith with Parent during this notice period to enable Parent to propose revisions to the terms of the merger agreement, and (C) following the end of such notice period, the board of directors (acting upon recommendation of the special committee) or the special committee shall have considered in good faith any revisions to the merger agreement proposed by Parent and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the superior proposal would continue to constitute a superior propose if such revisions were to be given effect.

In addition, the board of directors (acting upon recommendation of the special committee) or the special committee, may make an Adverse Recommendation Change (other than in response to a superior proposal) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known after the date of the merger agreement that was neither known to the special committee nor reasonably foreseeable as of such date (and does not relate to a competing proposal), (ii) the board of directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to violate the directors’ duties under applicable law, (iii) the Company has given Parent at least five business days’ prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor, (iv) the Company has considered and, if reasonably requested by Parent, discussed in good faith with Parent during this notice period regarding any revisions to the terms of the merger agreement, and (v) the board of directors (acting upon recommendation of the special committee) or the special committee, following the end of such notice period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any revisions to the terms of the merger agreement proposed by Parent, that failure to do so would reasonably be expected to violate the directors’ duties under applicable law.

The Company has agreed to notify Parent within (i) 36 hours of its receipt of a competing proposal or receipt of any inquiry from any party relating to a possible competing proposal, and (ii) 24 hours if it enters into discussions or negotiations concerning any competing proposal. The Company has also agreed to keep Parent informed of the status and terms of any such proposals.

Under the merger agreement, unless the merger agreement is validly terminated in accordance with its terms, the Company is obligated to submit the merger to its shareholders for a vote on the approval thereof. Prior to the termination of the merger agreement, the Company may not submit to the vote of its shareholders any competing proposal other than the merger.

Termination of the Merger Agreement (Page 95)

The merger agreement may be terminated at any time prior to the Effective Time (except as otherwise provided below, whether before or after the receipt of the Requisite Company Vote) under the following circumstances:

•	by mutual written consent of Parent and the Company;
•	by either the Company or Parent:
º	if there has been a breach by the other party of any of its covenants, agreements, representations or warranties set forth in the merger agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable prior to August 4, 2016, or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof by the defaulting party or three business days before August 4, 2016, provided that such right to terminate will not be available to any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement;
º	if the Effective Time has not occurred by 11:59 pm, New York time on August 4, 2016, provided that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the merger agreement has been the cause of the Effective Time not occurring prior to August 4, 2016;
º	if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or other transactions contemplated by the merger agreement, provided that such right to terminate shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such order, decree, or ruling; or
º	if the Requisite Company Vote is not obtained at the extraordinary general meeting or the final adjournment thereof, provided that Parent may not exercise this termination right if such failure to obtain the Requisite Company Vote is the result of a failure of the Rollover Shareholders to vote in favor of the merger.

•	by Parent, at any time prior to receipt of the Requisite Company Vote:
º	upon an Adverse Recommendation Change effected by the board of directors, provided that any exercise of this termination right must occur within ten business days after the Company has made a public announcement of such Adverse Recommendation Change; or
º	upon a material breach by the Company of its obligations under the merger agreement regarding (i) non-solicitation of competing proposals, (ii) preparation and filing of the Schedule 13E-3 and this proxy statement or (iii) calling and convening the extraordinary general meeting; provided that such material breach is not curable by August 4, 2016 or if curable by August 4, 2016, has not been cured within the earlier of ten calendar days after the Company’s receipt of notice thereof from Parent or three business days prior to August 4, 2016 (and provided further that any material breach that results in a competing proposal that is publicly disclosed is not curable).
•	by the Company, if:
º	(i) all of the conditions to the merger regarding the Requisite Company Vote and no governmental order or injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to complete the merger, and (iii) Parent and Merger Sub fail to complete the Closing within 10 business days after its receipt of such written notice; or
º	prior to obtaining the Requisite Company Vote, in compliance with the Company’s non-solicitation obligations: (i) the board of directors (acting upon recommendation of the special committee) or the special committee has authorized the Company to enter into an alternative acquisition agreement relating to a superior proposal, (ii) the Company, concurrently with the termination of the merger agreement or immediately thereafter, enters into such alternative acquisition agreement, and (iii) the Company pays in full a termination fee to Parent concurrently with such termination.

Termination Fee (Page 96)

The Company will pay to Parent or its designees a termination fee of $10.7 million, if:

•	(A) a competing proposal has been publicly made, proposed or disclosed and not withdrawn after the date of the merger agreement and prior to the extraordinary general meeting of shareholders, (B) at a time when the condition in clause (A) is satisfied, the merger agreement is terminated (x) by the Company or Parent pursuant to the termination right described above relating to failure to obtain the Requisite Company Vote or (y) by the Company pursuant to the termination right described above relating to failure of the Effective Time to occur by 11:59 pm, New York time on August 4, 2016 and (C) the Company enters into a definitive agreement with respect to, or consummates, a competing proposal (provided that all reference to “20%” in the definition of “competing proposal” shall be deemed to be references to “50%” for this purpose) within 12 months following such termination;
•	the merger agreement is terminated by Parent (A) pursuant to the termination right described above relating to a breach by the Company of its covenants, agreements, representations or warranties set forth in the merger agreement or (B) pursuant to the termination right described above relating to a material breach by the Company of its obligations under the merger agreement regarding non-solicitation of competing proposals, preparation and filing of the Schedule 13E-3 and this proxy statement or calling and convening the extraordinary general meeting; or
•	the merger agreement is terminated by the Company pursuant to the termination right described above regarding the entry by the Company into an alternative acquisition agreement relating to a superior proposal.

Parent will pay to the Company a termination fee of $21.4 million, if the merger agreement is terminated by the Company:

•	pursuant to the termination right described above relating to a breach by Parent of its covenants, agreements, representations or warranties set forth in the merger agreement; or
•	pursuant to the termination right described above relating to the failure by Parent and Merger Sub to complete the closing following the satisfaction of the applicable conditions and the confirmation by the Company that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to complete the merger.

Material U.S. Federal Income Tax Consequences (Page 69)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. Please see “Special Factors — Material U.S. Federal Income Tax Consequences” beginning on page 69. The tax consequences of the merger to you will depend upon your personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

PRC Tax Consequences (Page 72)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for the Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares or ADSs that are not PRC residents. However, there is uncertainty regarding whether the PRC tax authorities would deem the Company to be a resident enterprise. If the PRC tax authorities were to determine that the Company should be considered a resident enterprise, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADSs holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of 10% in the case of enterprises or 20% in the case of individuals (subject to applicable tax treaty relief, if any), and, even in the event that the Company is not considered a resident enterprise, gain recognized on the receipt of cash for Shares or ADSs will be subject to PRC tax if the holders of such Shares or ADSs are PRC residents. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Please see “Special Factors — PRC Tax Consequences” beginning on page 72 for additional information.

Cayman Islands Tax Consequences (Page 73)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualifications that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (ii) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (iii) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette. Please see “Special Factors — Cayman Islands Tax Consequences” beginning on page 73 for additional information.

Regulatory Matters (Page 69)

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and the notice of the merger published in the Cayman Islands Government Gazette.

Litigation Related to the Merger (Page 69)

The Company is not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger (Page 69)

Upon completion of the merger, the Company will cease to be a publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standard Codification 805 “Business Combinations”, initially at the fair value of the Company as of the Effective Time.

Market Price of the Shares (Page 74)

On July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal, the reported closing price of the Company’s ADSs on NASDAQ was $14.50. The merger consideration of $9.00 per Share, or $18.00 per ADS, represents a premium of 24% over the Company’s closing price of $14.50 per ADS on July 31, 2015 and a 5% premium over the closing price of $17.10 per ADS on February 3, 2016, the trading day immediately before the merger agreement was signed.

Fees and Expenses (Page 68)

Except for circumstances where either the Company or Parent is required to pay a termination fee as provided under the merger agreement, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring such expenses whether or not the merger is consummated. Please see “Special Factors — Fees and Expenses” beginning on page 68 for additional information.

Remedies (Page 96)

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity, provided that neither Parent nor Merger Sub is entitled to any award of damages or other remedy for any breach of or inaccuracy in representations and warranties made by the Company in the merger agreement to the extent Parent, Merger Sub, a Rollover Shareholder or any representative thereof that is an executive officer or director of the Company or a director of the Company designated by a Rollover Shareholder has actual knowledge of such breach or inaccuracy as of the date of the merger agreement.

The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, it will take actions that are within its control to cause the closing to occur, and (iii) the financing has not been funded and Parent and Merger Sub have not consummated the merger.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $21.4 million and the Company termination fee of $10.7 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY
GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why am I receiving this proxy statement?
A.	On February 4, 2016, we entered into the merger agreement with Parent and Merger Sub. You are receiving this proxy statement in connection with the solicitation of proxies by the board of directors in favor of the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, at an extraordinary general meeting or at any adjournment of such extraordinary general meeting.
Q:	When and where will the extraordinary general meeting be held?
A:	The extraordinary general meeting will take place on , 2016, at 10:00 a.m. (Hong Kong Time) at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.
Q:	What matters will be voted on at the extraordinary general meeting?
A:	You will be asked to consider and vote on the following proposals:
•	to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger;
•	to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, and the amendment and restatement of the memorandum and articles of association of the Company; and
•	to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.
Q:	How does the Company board of directors recommend that I vote on the proposals?
A:	After careful consideration and upon the unanimous recommendation of the special committee, our board of directors recommends that you vote:
•	FOR the proposal to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger;
•	FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, and the amendment and restatement of the memorandum and articles of association of the Company; and
•	FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

Q:	What is the merger?
A.	The merger is a going-private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is authorized and approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company resulting from the merger. If the merger is completed, the Company will be a privately held company beneficially owned by the Buyer Group, and as a result of the merger, the ADSs will no longer be listed on the NASDAQ, and the Company will cease to be a publicly traded company.
Q:	What will I receive in the merger?
A.	If you own Shares and the merger is completed, you will be entitled to receive $9.00 in cash for each Share (other than Rollover Shares) you own as of the Effective Time (unless you validly exercise and have not effectively withdrawn or lost your dissenters’ rights under Section 238 of the Cayman Islands Companies Law with respect to the merger, in which event you will be entitled to the fair value of each Share pursuant to the Cayman Islands Companies Law).

If you own ADSs (other than ADSs which represent Rollover Shares) and the merger is completed, you will be entitled to receive $18.00 per ADS (less $0.05 per ADS cancellation fees pursuant to the terms of the ADS deposit agreement) in cash, without interest, for each ADS you own as of the Effective Time (unless you (a) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for the cancellation of ADSs, and provide instructions for the registration of the corresponding Shares before the close of business in New York City on         , 2016 and become a registered holder of Shares before        , 2016 and (b) comply with the procedures and requirements for exercising dissenter rights for the Shares under Section 238 of the Cayman Islands Companies Law).

Please see “Special Factors — Material U.S. Federal Income Tax Consequences,” “Special Factors —  PRC Tax Consequences” and “Special Factors — Cayman Islands Tax Consequences” beginning on page 69 for a more detailed description of the tax consequences of the merger. You should consult with your own tax advisor for a full understanding of how the merger will affect your U.S. federal, state, local, non-U.S. and other taxes.

Q:	How will the Company’s options be treated in the merger?
A.	If the merger is completed, at the Effective Time, each outstanding fully vested Company Option granted under the Company Equity Plans, other than the vested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor the Option Consideration, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

If the merger is complete, at the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders (as defined below), shall be cancelled and immediately converted into the right to receive in exchange therefor an award of options to purchase (each a “Parent Option” and collectively, the “Parent Options”) (a) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (b) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

If the merger is completed, at the Effective Time, each outstanding Company Option held by an Executive Equityholder shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with, the relevant Executive Excluded Securities Letter.

Q:	How will the Company’s restricted share units be treated in the merger?
A.	If the merger is completed, at the Effective Time, each outstanding fully vested Company RSU Award granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor the RSU Award Consideration.

If the merger is completed, at the Effective Time, each outstanding Company RSU Award held by an Executive Equityholder shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder.

If the merger is completed, at the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders and the unvested Company RSU Awards held by the Former CEO, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units (each a “Parent RSU Award” and collectively, the “Parent RSU Awards”) to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

In addition, if the merger is completed, at the Effective Time, each unvested Company RSU Award held by the Former CEO shall be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of the agreement among the Former CEO, Parent, Merger Sub and the Company.

Q:	After the merger is completed, how will I receive the merger consideration for my Shares?
A.	If you are a registered holder of Shares, promptly after the Effective Time, an exchange agent appointed by Parent will mail you (a) a form of letter of transmittal specifying how the delivery of the merger consideration to you will be effected and (b) instructions for effecting the surrender of share certificates in exchange for the applicable merger consideration. You will receive cash for your Shares from the exchange agent after you comply with these instructions. Upon surrender of your share certificates or a declaration of loss or non-receipt, you will receive an amount equal to the number of your Shares multiplied by $9.00 in cash, without interest and net of any applicable withholding tax, in exchange for the cancellation of your Shares. The merger consideration may be subject to U.S. federal income tax backup withholding if the paying agent has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your Shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the merger consideration for my ADSs?
A:	If your ADSs are represented by certificates, also referred to as American depositary receipts (“ADRs”), unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the Effective Time, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the Effective Time), the ADS depositary will send you a check for the per ADS merger consideration of $18.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, for each ADS represented by the ADRs, in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in uncertificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the Effective Time, the ADS depositary will automatically send you a check for the per ADS merger consideration of $18.00 (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), without interest and net of any applicable withholding taxes, in exchange for the cancellation of each of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the check for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee only if the ADRs, if applicable, are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a properly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the net merger consideration for your ADSs as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	What vote of our shareholders is required to authorize and approve the merger agreement and the plan of merger?
A:	In order for the merger to be completed, the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of such shareholders representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting of the shareholders of the Company. At the close of business in the Cayman Islands on , 2016, the share record date for the extraordinary general meeting, we expect that there will be 41,636,971 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares issued and outstanding and entitled to vote at the extraordinary general meeting. Pursuant to the terms of the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares beneficially owned by them in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger. As of the date of this proxy statement, the Rollover Shareholders owned, in aggregate, approximately 97% of the voting power of the issued and outstanding Shares entitled to vote.
Q:	What vote of our shareholders is required to approve the proposal to adjourn the extraordinary general meeting, if necessary to solicit additional proxies?
A:	The authorization and approval of the merger agreement, the plan of merger and the merger must be authorized and approved by a special resolution of the Company passed by an affirmative vote of shareholders representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. If there are insufficient votes at the time of the extraordinary general meeting to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, you will also be asked to vote on the proposal to adjourn the extraordinary general meeting to allow us to solicit additional proxies.

The proposal to adjourn the extraordinary general meeting, if necessary, to solicit additional proxies must be authorized and approved by a majority of votes cast by such shareholders of the Company as, being entitled to do so, vote in person or by proxy as a single class at the extraordinary general meeting.

Q:	Who is entitled to vote at the extraordinary general meeting?
A:	The share record date is , 2016. Only shareholders entered in the register of members of the Company at the close of business in the Cayman Islands on the share record date or their proxy holders are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2016. Only ADS holders of the Company at the close of business in New York City on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs by the close of business in New York City on , 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on the share record date.
Q:	What constitutes a quorum for the extraordinary general meeting?
A:	The presence, in person or by proxy, of one or more shareholders holding in excess of fifty percent of the total issued voting power of the Company throughout the meeting shall constitute a quorum for the extraordinary general meeting.
Q:	What effects will the merger have on the Company?
A:	As a result of the merger, the Company will cease to be a publicly-traded company and will be beneficially wholly-owned by the Buyer Group. You will no longer have any interest in our future earnings or growth. Following consummation of the merger, the registration of our Shares and ADSs and our reporting obligations with respect to our Shares and ADSs under the Exchange Act, will be terminated upon application to the SEC. In addition, upon completion of the merger, our ADSs will no longer be listed or traded on any stock exchange, including NASDAQ, and the American depositary shares program for the ADSs will terminate.
Q:	When do you expect the merger to be completed?
A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the second calendar quarter of 2016. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived in accordance with the merger agreement.
Q:	What happens if the merger is not completed?
A:	If our shareholders do not authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement. In addition, the Company will remain a publicly traded company. The ADSs will continue to be listed and traded on NASDAQ, provided that the Company continues to meet NASDAQ’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations. Therefore, our shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee, or Parent may be required to pay the Company a termination fee, in each case, as described under the caption “The Merger Agreement and Plan of Merger —  Termination Fee” beginning on page 96 for additional information.

Q:	What do I need to do now?
A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if my Shares are registered in my name?
A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the record date, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event before the time appointed for the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger, FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company and the amendment and restatement of the memorandum and articles of association of the Company, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

We encourage you, before voting your Shares, to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is        , 2016 at 10:00 a.m. (Hong Kong Time).

Q:	How do I vote if I own ADSs?
A:	If you own ADSs as of the close of business in New York City on , 2016, the ADS record date, you cannot vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs, including instructions to give a discretionary proxy to a person designated by the Company (a “Company Designee”), by completing and signing the ADS voting instruction card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 12:00 p.m. (New York City Time) on , 2016. As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on , 2016. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs prior to the close of business in New York City on         , 2016 and become a registered holder of Shares by the close of business in the Cayman Islands on         , 2016, the share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

If you wish to cancel your ADSs, you need to make arrangements to deliver your ADSs to the ADS depositary for cancellation prior to the close of business in New York City on         , 2016 together with (a) delivery instructions for the corresponding Shares (name and address of person who will be the registered holder of Shares), and (b) payment of the ADS cancellation fees ($0.05 per ADS to be cancelled) and any applicable taxes. If you hold your ADSs in a brokerage, bank or nominee account, please contact your broker, bank or nominee to find out what actions you need to take to instruct the broker, bank or nominee to cancel the ADSs on your behalf. Upon cancellation of the ADSs, the ADS depositary will arrange for J.P. Morgan Chase Bank N.A. — Hong Kong Branch (DCC) the custodian holding the Shares, to transfer the Shares to the former ADS holder. If after registration of Shares in your name you wish to receive a certificate evidencing the Shares registered in your name, you will need to request the registrar of the Shares to issue and mail a certificate to your attention.

Q:	If my Shares or ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?
A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, those Shares may not be voted.
Q:	What will happen if I abstain from voting or fail to vote on the proposal to authorize and approve the merger agreement and the plan of merger?
A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted.
Q:	May I change my vote?
A:	Yes, you may change your vote in one of three ways:
•	first, you may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to eLong, Inc. at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, PRC;
•	second, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company prior to the extraordinary general meeting; or
•	third, you may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If you hold Shares through a broker, bank or other nominee and have instructed the broker, bank or other nominee to vote your Shares, you must follow directions received from the broker, bank or other nominee to change your instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on         , 2016. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement or multiple proxy or voting instruction cards. For example, if you hold your Shares or ADSs in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Shares or ADSs. If you are a holder of record and your Shares or ADSs are registered in more than one name, you will receive more than one proxy card. Please submit each proxy card that you receive.

Q:	If I am a holder of certificated Shares or ADRs, should I send in my share certificates or my ADRs now?
A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates for the merger consideration. Please do not send in your certificates now. Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADRs for delivery of the merger consideration. ADR holders will be receiving a similar form of letter of transmittal and written instructions from the ADS depositary relating to the foregoing.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADRs in exchange for the merger consideration.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?
A:	The share record date for determining shareholders entitled to vote at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be consummated. If you transfer your Shares after the share record date but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a valid proxy to the person to whom you transfer your Shares, but will transfer the right to receive the merger consideration in cash without interest to such person, so long as such person is registered as the owner of such Shares when the merger is consummated. In such case, your vote is still very important and you are encouraged to vote.

The ADS record date is the close of business in New York City on         , 2016. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the merger consideration in cash without interest to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is consummated.

Q:	Am I entitled to dissenters’ rights?
A:	Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS holders will not have the right to dissent from the merger and receive payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to exercise any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise dissenters’ rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender, provide instructions for the registration of the corresponding Shares and become registered holders of Shares by the close of business in the Cayman Islands on         , 2016. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenters’ rights with respect to the Shares under Section 238 of the Cayman Islands Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your dissenters’ rights.

Q:	If I own ADSs and seek to exercise dissenters’ rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?
A:	You must be a registered holder of Shares in order to exercise dissenters’ rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS depositary for conversion into Shares and pay the fees of the ADS depositary to cancel his, her or its ADSs and become a registered holder of such Shares and comply with the procedures described above in order to exercise dissenters’ rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise dissenters’ rights on behalf of a holder of ADSs and any notice of objection or notice of dissent delivered to the ADS depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary via e-mail at wen.wh.wang@jpmorgan.com or katherine.b.liang@jpmorgan.com.

Upon your payment of its fees, including the applicable ADS cancellation fee ($0.05 per ADS) and any applicable taxes, the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder. The deadline for surrendering ADSs to the ADS depositary for these purposes is the close of business in New York City on              , 2016.

We encourage you to read the information set forth in this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your dissenters’ rights. Please see “Dissenters’ Rights” beginning on page 99 as well as “Annex C — Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238” to this proxy statement for additional information.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?
A:	No. The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact eLong, Inc. at +86-10-6436-7570 or at ir@corp.elong.com.

SPECIAL FACTORS

Background of the Merger

Events leading to the execution of the merger agreement described in this Background of the Merger occurred in mainland China and Hong Kong. As a result, China Standard Time is used for all dates and times given. The term “Consortium” used at various times refers to the consortium consisting of the Tencent Entities, the Ctrip Entities, the Ocean Parties, Seagull, Luxuriant, the Oasis Parties and Rong Zhou, as applicable, as the relevant parties formed or joined the Consortium at different times described below.

The board of directors and senior management of the Company have been reviewing periodically the Company’s long-term strategic plan with the goal of maximizing shareholder value.

On May 22, 2015, the Company’s then-largest shareholder Expedia Asia Pacific-Alpha Limited, which is a subsidiary of Expedia, Inc., sold all of its equity interests in the Company to C-Travel, Keystone Lodging Holdings Limited, Plateno Group Limited, and Luxuriant. This transaction resulted in the purchasing shareholders holding shares representing approximately 82%, in the aggregate, of the total voting power in the Company. Following the announcement of the Expedia sale, Tencent, which held approximately 15% of the total voting power in the Company, began to consider whether the new shareholder base could offer an opportunity to effect a take-private transaction of the Company.

On or around June 8, 2015, senior representatives of Tencent and Ctrip held discussions which included a preliminary discussion of the possibility of effecting a take-private transaction of the Company.

On or around June 15, 2015, representatives of Tencent met with representatives of Ctrip to discuss the possibility of Ctrip management supporting a proposal to effect a take-private transaction of the Company.

Between July 29, 2015 and July 31, 2015, representatives of Tencent communicated with Jiang Hao, the chief executive officer of the Company to discuss the possibility of management supporting and submitting a joint proposal with Tencent to take the Company private.

On August 3, 2015, Tencent, on behalf of its wholly owned subsidiary TCH, submitted to the board of directors a preliminary non-binding proposal letter (the “Proposal Letter”) to acquire the Company in a going private transaction for $9.00 in cash per Share (or $18.00 in cash per ADS) other than any Shares or ADSs beneficially held by Tencent, the Majority Stockholders (as defined below) and certain members of the Company management (the “Proposal”). The Proposal was conditioned upon the major shareholders of the Company that hold at least 70% in voting power of the Company (the “Majority Stockholders”) agreeing to support, and to roll over their securities in the Company, in the proposed transaction. In the Proposal Letter, Tencent stated that it intended to seek the support of the Majority Stockholders for the Proposal and invite certain members of the Company management to participate in the proposed transaction. The Proposal Letter also stated that Tencent intended to finance the proposed transaction with a combination of new and rollover equity capital and did not anticipate any debt financing to consummate the proposed transaction.

Later that day, the Company issued a press release regarding its receipt of the Proposal Letter and the transaction proposed therein, and included the press release as an exhibit to a current report on Form 6-K submitted to the SEC on August 4, 2015.

On August 4, 2015, Tencent and TCH filed with the SEC an amendment to Schedule 13D, reporting the submission of the Proposal Letter to the board of directors.

On August 6, 2015, the board of directors (other than Mr. Xiaoguang Wu, the Tencent designee to the board of directors and a former employee and current consultant to an affiliate of Tencent, who was absent from the meeting) held a telephonic meeting primarily to discuss the Proposal and the establishment of a special committee consisting of independent and disinterested directors to evaluate the Proposal. At this meeting, Mr. Philip Yang, the Chief Financial Officer of the Company who was invited to attend the meeting, summarized the content of various materials that had been provided to the board of directors in advance, including (i) a proposal regarding the formation of a special committee, which included a summary of the Proposal and the background, principles and purposes of and for the establishment and the scope of work of, a special committee, as prepared based on the advice of Goulston & Storrs PC (“Goulston & Storrs”), the U.S. legal advisor to the Company, and Conyers Dill & Pearman (“Conyers”), the Cayman Islands legal advisor to the Company, and (ii) the proposed resolutions in connection with the establishment of a special committee. The members of the board of directors present then deliberated on the qualification of various directors of the Company to serve on a special committee and whether such directors’ employment activities and associations presented any potential for an actual or perceived conflict of interest. After discussion, the board of directors determined that it was in the best interests of the Company to establish a special committee consisting of Ms. May Wu and Mr. Shengli Wang, with Ms. May Wu serving as the chairman of the special committee. The board of directors then adopted resolutions establishing the special committee and delegating to it the power and authority to, among other things, (i) participate in the negotiation of the proposed terms of the proposed transaction and agree to such proposed terms on behalf of the Company, and negotiate and cause to be prepared a definitive merger agreement or other agreement reflecting such agreed terms; (ii) consult with the board of directors and/or the Company’s management with respect to the proposed terms of the proposed transaction, and review, evaluate and establish procedures with respect to the negotiation of the terms and conditions of the proposed transaction, the definitive agreements and any other alternative transaction; (iii) retain legal counsel to advise the special committee in connection with the proposed structure and legal terms of the proposed transaction and the duties of the board of directors and the special committee under the Cayman Islands Companies Law, the other applicable laws and/or the articles of association of the Company; (iv) retain one or more financial advisors to advise and assist the special committee in its determination as to the fairness of the proposed transaction to the Company and the public shareholders; (v) consider other possible alternative transactions and methods of delivering short and long-term value to the Company and the public shareholders; (vi) reject the Proposal if the special committee determined that it is not fair to or not in the best interests of the Company and the public shareholders or if the special committee determines that other alternatives are more desirable; and (vii) take such other actions as the special committee may deem to be necessary or appropriate for the special committee to discharge its duties.

On August 11, 2015, after considering proposals from multiple prospective U.S. legal advisors, the special committee retained Kirkland & Ellis as its U.S. legal advisor to assist the special committee in evaluating and negotiating the proposed transaction or any alternative transaction. The special committee’s decision was based on, among other factors, Kirkland & Ellis’ qualifications, extensive experience with merger and acquisition transactions, including representation of special committees in going private transactions, and significant experience dealing with China-based companies. From time to time thereafter, Kirkland & Ellis had discussions with Conyers, the Company’s Cayman Islands legal counsel that also served as the Cayman Islands legal advisor to the special committee, regarding the matters of Cayman Islands law that were relevant to the proposed transaction.

On August 13, 2015, the board of directors, by way of unanimous written resolutions, appointed Mr. Adam J. Zhao as an independent director of the Company and as a member of the special committee.

Later that day, the Company issued a press release regarding, among other things, the formation of the special committee, and included the press release as an exhibit to a current report on Form 6-K submitted to the SEC on that day.

On August 20, 2015, after deliberation on the experience, qualifications and reputation of the potential financial advisors evaluated by the special committee, the special committee decided to engage Duff & Phelps, LLC (“Duff & Phelps”) as its financial advisor. Among the reasons for the selection of Duff & Phelps were its extensive experience in merger and acquisition transactions, including representing special committees in going private transactions, its strong reputation, its significant experience dealing with China-based companies, its lack of existing material relationships with the Company or the Consortium and its ability to interact in both English and Chinese. As part of the engagement, the special committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as a financial advisor to the special committee to provide such financial and market related advice and assistance as deemed necessary by the special committee in connection with the proposed transaction. The special committee subsequently entered into an engagement letter with Duff & Phelps and DPS.

On August 21, 2015, the Company issued a press release regarding the retention of Duff & Phelps and DPS as its financial advisor and Kirkland & Ellis as its U.S. legal advisor to assist the special committee in its work, and included the press release as an exhibit to a current report on Form 6-K submitted to the SEC on that day.

On August 25, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis led the special committee in a discussion of its key duties, responsibilities and guidelines and highlighted to the special committee members that they should substantively engage with the Consortium only if the special committee determined to do so following its review of the Proposal, as assisted by its financial and legal advisors. Duff & Phelps then provided a summary of the general process of a going private transaction from a financial point of view and an indicative timetable for assessing the fairness of the proposed transaction, as well as a summary of the financial advisor’s role in assisting the special committee in reviewing and evaluating the Proposal and/or any alternative transactions involving the Company. Representatives of Duff & Phelps also informed the special committee that Duff & Phelps had an initial discussion with C-Travel, a wholly owned subsidiary of Ctrip and the largest shareholder of the Company, and although Ctrip/C-Travel had not yet formed a definitive view with respect to the Proposal, Ctrip/C-Travel did express a general interest in joining Tencent in the proposed going private transaction. The special committee then discussed with its advisors the pros and cons of conducting an active market check in light of the Proposal and Ctrip/C-Travel’s expressed desire to team with Tencent, and decided to further consider the issue after the special committee was informed by Ctrip/C-Travel regarding their intentions with respect to the proposed transaction. The special committee further discussed with its advisors regarding the next steps in light of the Proposal, including among other things, (i) entering into a confidentiality agreement with Tencent and (ii) confirming with Tencent its financing plan.

Following the special committee meeting, on August 28, 2015, Kirkland & Ellis sent a draft confidentiality agreement to Tencent.

On September 8, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Duff & Phelps provided an update to the special committee regarding Duff & Phelps’ recent communications with Tencent, Ctrip and certain members of the Company’s management, including, among other things, that (i) Ctrip had indicated its interest in rolling over its Shares in the proposed transaction and (ii) Tencent was still in the process of determining the financing sources for the proposed transaction. Kirkland & Ellis then updated the special committee regarding the status of the negotiations over the confidentiality agreement with Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul Weiss”), the U.S. legal advisor to Tencent and the Consortium. The special committee further discussed with its advisors the pros and cons of conducting an active market check and resolved to continue to monitor developments and not to make a firm decision at that time.

Later that day, Ctrip informed Tencent of its willingness to join the Consortium, subject to execution of the necessary agreements, and delivered a letter to the special committee confirming Ctrip’s support for the proposed transaction and its intention to join the Consortium. In the weeks prior, representatives of Ctrip and Tencent had several conversations regarding the possibility of Ctrip joining the Consortium.

On September 10, 2015, Paul Weiss sent a draft consortium agreement to Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), the U.S. legal advisor of Ctrip/C-Travel.

On September 11, 2015, Skadden informed Paul Weiss that Ctrip intended to reach out to another shareholder of the Company to discuss the possibility of such shareholder joining the Consortium.

On September 16, 2015, Skadden informed Paul Weiss that Ocean Imagination intended to join the Consortium and that it had engaged Fenwick & West LLP (“Fenwick”) as its legal advisor.

On September 18, 2015, following negotiations between Paul Weiss, Skadden and Fenwick, TCH, C-Travel and Ocean Imagination entered into a consortium agreement, pursuant to which they agreed to, among other things, form a consortium to work exclusively with one another to undertake the proposed transaction described in the Proposal Letter. Later on September 22, 2015 and September 25, 2015, each of TCH, C-Travel and Ocean Imagination, together with their respective affiliates, filed with the SEC amendments to their respective Schedule 13Ds announcing the execution of the consortium agreement.

On September 21, 2015, following negotiations between Kirkland & Ellis and Paul Weiss, the special committee, on behalf of the Company, entered into a confidentiality agreement with Tencent.

On September 22, 2015, representatives of Tencent and Pricewaterhouse Coopers, the Consortium’s tax and accounting advisor, met with senior members of management of the Company and Duff & Phelps to discuss due diligence matters.

On September 22, 2015, the special committee convened a meeting by telephone with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Duff & Phelps noted to the special committee that a consortium agreement had been entered into by and among TCH, C-Travel and Ocean Imagination, and the special committee then discussed with its advisors whether to conduct an active market check in light of, among other things, the fact that the Consortium members collectively held more than 90% of the voting power in the Company.

On September 29, 2015, following negotiation between Kirkland & Ellis and Fenwick, the special committee, on behalf of the Company, entered into a confidentiality agreement with Ocean Imagination.

On October 13, 2015, representatives of Tencent held a telephonic meeting with Mr. Philip Yang to discuss the process and timeline for negotiating definitive agreements.

On October 14, 2015, following negotiation between Kirkland & Ellis and Skadden, the special committee, on behalf of the Company, entered into a confidentiality agreement with C-Travel.

Between October 9, 2015 and December 15, 2015, the special committee held meetings by telephone with Kirkland & Ellis, Duff & Phelps and DPS regularly to obtain updates from its advisors regarding various work streams, including, among other things, the Consortium’s financing arrangements with respect to the proposed transaction, the status of the Company’s preparation of financial projections, and the status of the draft merger agreement and the possible timetable of the proposed transaction. During this period, after taking into account a number of factors, including (i) the fact that the Consortium members collectively held more than 90% of the voting power in the Company and more than 70% of the total outstanding Shares of the Company, (ii) the fact that no third party had indicated any interest in pursuing an alternative transaction involving the Company, and (iii) the significant disruption to the operations of the Company that a broad pre-signing market check may cause and the increased risk of leaks of confidential information of the Company, which could create instability among the Company’s employees as well as its customers and vendors, the special committee concluded that it would not be in the best interests of the Company or its shareholders to proceed with an active market check by reaching out to third parties to assess their interests in an alternative transaction, but that the special committee would remain open to any competing bids otherwise received.

From October 22, 2015 through January 28, 2016, representatives of Tencent, Ctrip and Ocean Imagination together with the Consortium’s legal and tax advisors had various calls and meetings involving management of the Company to discuss the negotiation and preparation of definitive agreements.

On October 29, 2015, Ctrip informed Paul Weiss that members of Ctrip management intended to join the Consortium and incorporate their holding company (i.e. Seagull). On that same day, Mr. Philip Yang informed Paul Weiss that Mr. Jiang and Mr. Zhou intended to join the Consortium.

On November 8, 2015, a representative of Tencent met with Mr. Jiang to discuss the Consortium’s proposed treatment of the Executive Equityholders’ Company Options and Company RSU Awards.

On November 27, 2015, a representative of Tencent contacted Mr. Philip Yang to discuss the possibility of Luxuriant joining the Consortium. Later on December 1, 2015, Luxuriant confirmed that they were willing to join with Consortium.

On December 13, 2015, a representative of Tencent held a telephonic meeting with Mr. Jiang to discuss further the Consortium’s treatment of the Executive Equityholders’ Company Options and Company RSU Awards.

On December 28, 2015, Paul Weiss sent an initial draft of the merger agreement and plan of merger to Kirkland & Ellis.

On December 30, 2015, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Duff & Phelps reviewed the 10-year financial projections it had received from the Company’s management. After discussions, the special committee directed Duff & Phelps to utilize the management’s projections (which financial projections are summarized under “Special Factors — Certain Financial Projections”) in its financial analysis.

On December 31, 2015, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS to discuss the draft merger agreement proposed by the Consortium. Kirkland & Ellis summarized certain material issues in the draft merger agreement, including, among other things, (i) the lack of a “majority-of-minority” voting condition, (ii) the inability of the Company to terminate the agreement if it received a superior proposal following the execution of a definitive agreement, (iii) that the Company is required to pay, in addition to the termination fee, an “expense reimbursement amount” at an unspecified fixed amount under certain circumstances, (iv) the lack of restrictions on the Consortium’s rights and remedies under the circumstance of a breach of representations by the Company known to or directed by the Consortium, and (v) the closing condition for the benefit of the Consortium that shareholders representing no more than 5% of the outstanding shares had exercised dissenters rights. After a lengthy discussion with its advisors regarding the draft merger agreement, the special committee instructed Kirkland & Ellis to prepare comments to the merger agreement.

Later that day, Paul Weiss sent initial drafts of a support agreement, form of equity commitment letter and form of limited guarantee to Kirkland & Ellis.

On January 8, 2016, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Kirkland & Ellis referenced the revised draft merger agreement and ancillary documents it had provided to the special committee and walked the special committee through the changes and revisions contained therein. Later that day, Kirkland & Ellis delivered its initial comments to the draft merger agreement and ancillary documents to Paul Weiss.

On January 11, 2016, Kirkland & Ellis and Paul Weiss held a call to discuss the high-level issues contained in Kirkland & Ellis’ revised draft merger agreement.

On January 13, 2016, Paul Weiss sent further revised drafts of the merger agreement and other ancillary documents to Kirkland & Ellis.

On January 21, 2016, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. At the beginning of the meeting, Duff & Phelps provided an update to the special committee regarding the status of its preliminary financial analyses of the proposed transaction. Further, the special committee discussed with its advisors the current offer price and thereafter instructed Duff & Phelps to request the Consortium to increase the price. Kirkland & Ellis then summarized the further revised merger agreement provided by Paul Weiss, including, among other things, (i) the deletion of a “majority-of-minority” voting condition, (ii) the inability of the Company to terminate the agreement as a result of a superior proposal, an intervening event and or a change of recommendation, (iii) the Consortium’s concession to increase the threshold of dissenting shareholders closing condition from 5% to 10%, (iv) the reinstatement of the “expense reimbursement amount” concept, and (v) the size of the termination fee, which was proposed to be 2% of the deal value if payable by the Company and 3% of the deal value if payable by the Consortium. After a discussion of the draft merger agreement and ancillary documents, the special committee discussed the status and nature of the equity commitments by the Consortium members, emphasized that the equity commitment providers should be creditworthy and instructed its advisors to seek to obtain evidence of funds from such providers.

Later that day, Kirkland & Ellis and Paul Weiss held a lengthy call to discuss the material issues in the draft merger agreement, and exchanged the positions of the special committee and the Consortium with respect to such issues.

On January 20, 2016, Paul Weiss sent to Mr. Philip Yang a draft of the form of the Executive Excluded Securities Letter and Mr. Philip Yang sent to Paul Weiss a draft of the letter agreement with the former CEO, which had been prepared by the Company’s counsel. Paul Weiss, counsel for the Former CEO as well as

Mr. Yang negotiated such agreements, as well as certain equity arrangements for the Executive Equityholders following the closing of the merger, between January 20, 2016 and the execution of such agreements on February 4, 2016.

On January 22, 2016, Duff & Phelps, on behalf of the special committee, delivered a request to increase the offer price to the Consortium, and Kirkland & Ellis delivered its further comments to the draft merger agreement and ancillary documents to Paul Weiss.

On January 24, 2016, representatives of Skadden and Fenwick provided Paul Weiss with comments on the merger agreement and ancillary documents.

On January 25, 2016, Paul Weiss sent its further comments to the merger agreement and ancillary documents to Kirkland & Ellis. Later that night, Kirkland & Ellis and Paul Weiss held a lengthy call to discuss the open issues in the draft merger agreement and ancillary documents.

On January 27, 2016, Paul Weiss sent to Kirkland & Ellis initial drafts of the agreements covering the treatment of outstanding Company Options and Company RSU Awards held by the Executive Equityholders and the Former CEO. Paul Weiss also provided evidence of funds of certain equity commitment providers to Kirkland & Ellis on the same day.

On January 28, 2016, Paul Weiss distributed a draft of the interim investors agreement to Skadden and Fenwick. Paul Weiss, Skadden and Fenwick as well as the members of the Consortium negotiated the interim investors agreement and the other transaction agreements between January 28, 2016 and the execution of such agreements on February 4, 2016.

On January 28, 2016, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. During the meeting, Duff & Phelps provided an update to the special committee regarding the status of its financial analysis and described the methodology to be employed in its financial analysis. Kirkland & Ellis then summarized the revisions of the draft merger agreement and ancillary documents as provided by Paul Weiss as well as the remaining issues, including, among other things, (i) that the Consortium continued to reject the inclusion of a “majority-of-minority” voting condition, (ii) the Consortium’s continued insistence that the agreement not permit the Company to terminate the agreement as a result of an intervening event and the right of the Consortium to terminate the merger agreement and receive a termination fee from the Company upon a change of recommendation due to an intervening event, (iii) the Consortium’s agreement to drop the “reimbursement expense amount” concept, and (iv) the Consortium’s agreement that the Company’s termination fee should be half that of the Consortium’s and the revised size of termination fee, which was proposed to be 1.5% of the deal value if payable by the Company and 3% of the deal value if payable by the Consortium, and updated the special committee of the Consortium’s proposed treatment with respect to the outstanding Company Options and Company RSU Awards held by the Executive Equityholders and the Former CEO. The special committee discussed with Kirkland & Ellis regarding its positions with respect to the outstanding issues and instructed Kirkland & Ellis to finalize the merger agreement and the ancillary documents with Paul Weiss.

On January 29, 2016, Kirkland & Ellis delivered its further comments to the draft merger agreement and the ancillary documents to Paul Weiss.

In the morning of January 30, 2016, Kirkland & Ellis and Paul Weiss held another lengthy call to discuss the remaining issues in the draft merger agreement and the ancillary documents.

On January 31, 2016, Paul Weiss sent a further revised draft merger agreement and ancillary documents to Kirkland & Ellis. In that draft, the Consortium agreed to the special committee’s position that the merger agreement permit the Company to terminate the agreement in order to accept a superior proposal, subject to certain terms and conditions. Later that night, Kirkland & Ellis provided Paul Weiss with its further comments to the merger agreement and the ancillary documents.

On February 1, 2016, the Consortium rejected the special committee’s request for a price increase, noting among other reasons, the dramatic increase in market volatility world-wide and a general deterioration in China’s economic condition.

Over the course of February 1, 2 and 3, 2016, Kirkland & Ellis and Paul Weiss continued to negotiate and finalize the merger agreement and the ancillary documents, discussed the final treatment of the outstanding Company Options and Company RSU Awards held by the Executive Equityholders and the Former CEO, and discussed the sufficiency of the Consortium’s equity commitment to cover all the required payments under the merger agreement. During such time, members of the Consortium also had discussions with the Former CEO to reach agreement on the treatment of the Company Options and Company RSU Awards held by the Former CEO.

On February 4, 2016, the special committee held a telephonic meeting with Kirkland & Ellis, Duff & Phelps and DPS. Following a recap of previous fiduciary duty presentations, Kirkland & Ellis gave an update on the status of the negotiations with the Consortium and made a presentation on the key terms of the proposed transaction and the transaction documents. Duff & Phelps then gave a presentation regarding the consideration that would be paid to the Company’s shareholders in the potential merger and its financial analyses of the Company. Thereafter, Duff & Phelps delivered its oral opinion, subsequently confirmed in writing and attached hereto as Annex B, to the special committee to the effect that, as of February 4, 2016 and based upon and subject to the factors and assumptions set forth in Duff & Phelps’ written opinion, the $9.00 in cash for each of the Company’s Shares and the $18.00 in cash for each ADS to be paid to the holders (other than holders of Excluded Shares and the Dissenting Shares) of the Company’s Shares or ADSs pursuant to the merger agreement was fair from a financial point of view to such holders. After considering the proposed terms of the merger agreement and the other transaction agreements, as well as the financial presentation of Duff & Phelps, including receipt of the oral opinion from Duff & Phelps as described above, and taking into account the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 35 and “Opinion of the Special Committee’s Financial Advisor” beginning on page 44, the special committee then unanimously determined that the merger agreement, the plan of merger and the merger and the other transactions contemplated by the merger agreement were fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated shareholders and declared it advisable for the Company to enter into the merger agreement, the plan of merger and the other transaction agreements and recommended that the board of directors adopt a resolution approving and declaring the advisability of the merger agreement, the plan of merger, the merger and the other transactions contemplated by the merger agreement and recommending that the shareholders of the Company authorize and approve the merger agreement, the plan of merger and the merger.

Immediately following the meeting of the special committee on that day, the board of directors held a telephonic meeting with Kirkland & Ellis, Duff & Phelps, DPS and Goulston & Storrs. Mr. Nanyan Zheng, Mr. Liqun Wang and Mr. Xiaoguang Wu, who are affiliated with the Consortium, did not attend, participate in or vote upon any matters discussed during the meeting. At the beginning of the meeting, each of Mr. Hao Jiang and Ms. Maohua Sun disclosed that he/she was affiliated with the Consortium and chose to abstain from voting at the meeting because of his/her interests in the proposed transaction. Following a recap of directors’ fiduciary duties, Kirkland & Ellis confirmed that the directors that were not abstaining from voting at the meeting were all the members of the special committee, and that a presentation regarding the transaction agreements and a presentation regarding financial analysis had been made at a meeting of the special committee held immediately prior to that meeting by Kirkland & Ellis and Duff & Phelps, respectively. Thereafter, the special committee presented its recommendation to the board of directors that the board of directors approve the proposed transaction. By incorporating the discussions of the proposed terms of the merger agreement and the other transaction agreements, and the various presentations of Kirkland & Ellis and the financial presentation of Duff & Phelps, including the oral opinion provided by Duff & Phelps described above, from the prior special committee meeting, and taking into account the recommendation of the special committee and the other factors described below under the headings titled “Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 35 and “Opinion of the Special Committee’s Financial Advisor” beginning on page 44, the board of directors, with Mr. Nanyan Zheng, Mr. Liqun Wang and Mr. Xiaoguang Wu not present or participating, and with Mr. Hao Jiang and Ms. Maohua Sun abstaining from voting, determined that it was fair (both substantively and procedurally) to and in the best interests of the Company and its unaffiliated shareholders, and declared it advisable, to enter into the merger agreement, the plan of merger and the other transaction agreements contemplated by the merger agreement and approved the execution, delivery and performance of the merger agreement and the other transaction agreements contemplated by the merger agreement and the consummation of the transactions contemplated thereby, including the merger, and directed that the authorization and approval of the merger agreement, the plan of merger and the merger be submitted to a vote at an extraordinary general meeting of the shareholders with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolutions the merger agreement, the plan of merger and the merger. See “Reasons for the Merger and Recommendation of the Special committee and Our Board of Directors” beginning on page 34 and “Opinion of the Special committee’s Financial Advisor” beginning on page 44 for a full description of the resolutions of the board of directors at this meeting.

On the evening on February 4, 2016, the Company, Parent and Merger Sub executed and delivered the merger agreement and the applicable parties executed the ancillary documents relating thereto to which each of them, respectively, is a party, and the Company issued a press release announcing the execution of the merger agreement on the same day, and furnished the press release as an exhibit to a current report on Form 6-K submitted to the SEC on that date.

In the course of the preparation of this proxy statement, it was noted that the definition of “Rollover Shares” in the Merger Agreement needed to be updated to reflect the number of “Rollover Shares” set out in the Support Agreement. Accordingly, on April 1, 2016 the Company, Parent and Merger Sub executed a First Amendment to the Merger Agreement to effect such update.

Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors

Our board of directors, acting upon the unanimous recommendation of the special committee, which special committee acted with the advice and assistance of our management and its financial and legal advisors, evaluated the merger, including the terms and conditions of the merger agreement.

At a meeting on February 4, 2016, the special committee unanimously recommended that our board of directors adopt resolutions that:

•	determine that it is fair to and in the best interests of the Company and the unaffiliated security holders, and declare it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement,
•	authorize and approve the execution, delivery and performance of the merger agreement and the transaction agreements contemplated by the merger agreement and the consummation of the transactions, including the merger,
•	direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transactiona contemplated by the merger agreement, including the merger.

On February 4, 2016, our board of directors approved and adopted the resolutions recommended by the special committee. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 60 for additional information.

In the course of reaching their respective determinations, the special committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the special committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•	the current and historical market prices of the Company’s ADSs, including the fact that the $9.00 per Share or $18.00 per ADS merger consideration offered to the Company’s unaffiliated security holders represents a premium of 24% over the Company’s closing price of $14.50 per ADS on July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal, a 5% premium over the closing price of

$17.10 per ADS on February 3, 2016, the trading day immediately before the merger agreement was signed and a 20% premium over the volume-weighted average closing prices of $14.97 for the 30 trading days prior to July 31, 2015, the last trading day prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal;
•	the possibility that it could take a considerable period of time before the trading price of the ADSs would reach and sustain the per ADS merger consideration of $18.00, as adjusted for present value, particularly in light of (i) the trading price of the Company’s ADSs prior to announcing receipt of the going-private proposal, and (ii) the board of directors’ recognition of the challenges involved in increasing shareholder value as an independent publicly traded company, including pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of its equity value;
•	the negotiations with respect to the merger consideration and the special committee’s determination that, following negotiations with the Buyer Group, $9.00 per Share or $18.00 per ADS was the highest price that the Buyer Group would agree to pay, with the special committee basing its belief on a number of factors, including the process of negotiations and the experience of the special committee and its advisors;
•	the all-cash merger consideration, which will allow our unaffiliated security holders to immediately realize liquidity for their investment and provide them with a specific amount of cash consideration for their Shares or ADSs;
•	the financial analysis reviewed and discussed with the special committee by representatives of Duff & Phelps, and the oral opinion rendered by Duff & Phelps to the special committee on February 4, 2016, which opinion was subsequently confirmed in writing by delivery of a written opinion dated as of the same date and attached hereto as Annex B, to the effect that, as of February 4, 2016, and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps as set forth in its opinion, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger, were fair from a financial point of view to such holders (without giving effect to any impact of the merger on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs) (see “— Opinion of the Special Committee’s Financial Advisor” beginning on page 44 for additional information);
•	potential adverse effects on the Company’s business, financial condition and results of operations caused by recent economic factors in the PRC, including reduced liquidity, greater volatility, widening of credit spreads, lack of price transparency in credit markets, a reduction in available financing and reduced market confidence;
•	the costs of regulatory compliance for public companies, including accounting, legal and other expenses incurred in connection with the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002;
•	the belief of the special committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to their respective obligations, are reasonable;
•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):
•	the absence of a financing condition in the merger agreement;
•	the likelihood and anticipated timing of completing the merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals; and

•	the fact the merger agreement provides that, in the event of a failure of the merger to be completed under certain circumstances, Parent will pay the Company a $21,400,000 termination fee, and the guarantee of such payment obligation by the Guarantors pursuant to the limited guarantees;
•	the fact that since the announcement of the proposed transaction on August 3, 2015 and prior to the entry into the merger agreement, no party other than the members of the Buyer Group had contacted the Company or the special committee expressing an interest in exploring an alternative transaction with the Company; and
•	the consideration and negotiation of the merger agreement was conducted entirely under the control and supervision of the special committee, which consists of three independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the special committee’s authority.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated security holders and to permit the special committee and our board of directors to represent effectively the interests of such unaffiliated security holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•	in considering the merger with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the negotiations with the Buyer Group and its legal and financial advisors on behalf of such unaffiliated security holders;
•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board of directors’ recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement;
•	following its formation, the special committee’s independent control of the sale process with the advice and assistance of Duff & Phelps, as its financial advisors, and Kirkland & Ellis and Conyers, as its legal advisors, each reporting to the special committee;
•	the special committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from the Buyer Group and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for authorization and approval unless the special committee had recommended such action to our board of directors;
•	the special committee had the authority to reject the terms of any strategic transaction, including the merger;
•	the special committee met regularly to consider and review the terms of the merger agreement and the merger;
•	the recognition by the special committee and our board of directors that it had no obligation to recommend the authorization and approval of the Proposal or any other transaction;
•	the recognition by the special committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any proposal regarding a competing transaction reasonably expected to lead to a “superior proposal” (as such term is defined in the merger agreement) until the date our shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 90);
•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as such term is defined in the merger agreement) (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 90) subject to compliance with the terms and conditions of the merger agreement; and
•	the availability of dissenters’ rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenters’ rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The special committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•	the fact that authorization and approval of the merger agreement are not subject to the authorization and approval of holders of a majority of the Company’s outstanding Shares unaffiliated with the Buyer Group:
•	the fact that the Company’s shareholders, other than the Rollover Shareholders, will have no ongoing equity participation in the Company following the merger, and that they will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;
•	the restrictions on the conduct of the Company’s business prior to the completion of the merger. See “The Merger Agreement and Plan of Merger — Conduct of Business Pending the Merger” beginning on page 87 for additional information;
•	the risks and costs to the Company if the merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;
•	the Company will be required to, under certain circumstances, pay Parent a termination fee of $10,700,000 in connection with the termination of the merger agreement;
•	the fact that Parent and Merger Sub are newly formed companies with essentially no assets and that the Company’s legal remedy in the event of breach of the merger agreement by Parent or Merger Sub is limited to receipt of a termination fee of $21,400,000, and that the Company may not be entitled to a termination fee at all if, among other things, (i) the merger is not completed by August 4, 2016 or (ii) the Company’s shareholders do not approve the merger agreement at the extraordinary general meeting, other than as a result of the Rollover Shareholders’ failure to comply with their obligations under the Support Agreement. See “The Merger Agreement and Plan of Merger — Termination of the Merger Agreement” beginning on page 95 and “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 96 for additional information;
•	the terms of the Rollover Shareholders’ participation in the merger and the fact that the Rollover Shareholders may have interests in the transaction that are different from, or in addition to, those of our unaffiliated security holders, as well as the other interests of the Company’s directors and officers in the merger. Please see “Special Factors — Interests of Certain Persons in the Merger” beginning on page 60 for additional information;
•	the possibility that the merger might not be completed and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel; and

•	the taxability of an all-cash transaction to our unaffiliated security holders that are U.S. holders as defined below in “Special Factors — Material U.S. Federal Income Tax Consequences.”

The foregoing discussion of information and factors considered by the special committee and our board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and our board of directors. In view of the wide variety of factors considered by the special committee and our board of directors, neither the special committee nor our board of directors found it practicable to quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusions. In addition, individual members of the special committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The special committee recommended that our board of directors authorize and approve, and our board of directors authorized and approved, the merger agreement based upon the totality of the information presented to and considered by it.

In the course of reaching its conclusion regarding the fairness of the merger to the unaffiliated security holders and its decision to recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the special committee considered the opinion and related financial analysis presented by Duff & Phelps, among other factors. These analyses included a discounted cash flow analysis, an analysis of selected public companies, an analysis of selected transactions and a review of premiums paid in selected transactions. All of the material analyses as presented to the special committee on February 4, 2016 are summarized below under the caption “Opinion of the Special Committee’s Financial Advisor” beginning on page 44. The special committee expressly adopted these analyses and the opinion of Duff & Phelps, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the merger agreement, including the merger.

In addition, the special committee and our board of directors considered previous transactions in the Company’s shares by members of the Buyer Group described below under “Transactions in the Shares and ADSs,” including the fact that, on May 22, 2015, C-Travel acquired an aggregate of 11,663,044 ordinary shares and 16,634,711 high-vote ordinary shares at an average price of $14.60 per share. The special committee and the board of directors, however, granted little weight to this factor due to the different nature of the transaction, in which the members of the Buyer Group bought out the then largest shareholder of the Company in a single transaction.

Neither the special committee nor our board of directors considered the liquidation value of the Company’s assets because each considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. The special committee and the board of directors believe that the trading price of the ADSs at any given time represents the best available indicator of the Company’s going concern value at that time, so long as the trading price at that time is not impacted by speculation regarding the likelihood of a potential transaction, and did not determine a going concern value for the Company. Each of the special committee and board of directors also considered the historical market prices of our ADSs as described under the caption “Market Price of the Company’s ADSs, Dividends and Other Matters — Market Price of the ADSs” beginning on page 74. Neither the special committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of the Company, as a factor. The special committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per Share as of December 31, 2015 was $2.06 based on the number of issued and outstanding Shares as of December 31, 2015. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry or the business risks inherent in competing with larger companies in the Company’s industry. Each of the special committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of the Company’s going concern value. In addition, neither the special committee nor our board of directors was aware of any firm offer from an unaffiliated third person received by the Company in the past two years, other than the transaction of May 22, 2015 noted above, and accordingly did not consider any such firm offer as a factor.

In reaching its determination that the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, are fair to and in the best interests of the Company and our unaffiliated security holders and its decision to authorize and approve the merger agreement and recommend the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, by our shareholders, our board of directors, on behalf of the Company, considered the analysis and recommendation of the special committee and the factors examined by the special committee as described above under this section and adopted such recommendations and analysis.

Except as discussed in “Special Factors — Background of the Merger,” “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and our Board of Directors,” and “Special Factors — Opinion of the Special Committee’s Financial Advisor,” no director who is not an employee of the Company has retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction.

For the foregoing reasons, each of the Company and our board of directors believes that the merger agreement, the plan of merger and the transactions contemplated thereby are substantively and procedurally fair to and in the best interests of the Company and our unaffiliated security holders. The special committee and the board of directors on behalf of the Company believe that it is appropriate for the Company to undertake the merger and the going private transaction at this time, so that it can achieve its goal of exiting the U.S. public equity market and becoming a privately held company.

Position of the Buyer Group as to the Fairness of the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be an affiliate of the Company and is required to express its beliefs as to the fairness of the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Group as to the fairness of the merger are not intended to be and should not be construed as a recommendation to any shareholder of the Company or holder of ADSs as to how to vote on the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger. The Buyer Group has interests in the merger that are different from, and/or in addition to, those of the unaffiliated security holders of the Company by virtue of its continuing interests in the surviving company after the consummation of the merger. These interests are described under the caption “— Interests of Certain Persons in the Merger — Interests of the Buyer Group” beginning on page 60.

The Buyer Group believes that the interests of the Company’s unaffiliated security holders were represented by the special committee, which negotiated the terms and conditions of the merger agreement with the assistance of its legal and financial advisors. The Buyer Group did not participate in the deliberations of the special committee regarding, and did not receive any advice from the special committee’s advisors as to, the fairness of the merger to the Company’s unaffiliated security holders. The Buyer Group attempted to negotiate a transaction that would be most favorable to it, and not to the Company’s unaffiliated security holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were substantively and procedurally fair to such holders. The members of the Buyer Group did not perform, or engage a financial advisor to perform, any special valuation or other analysis to assist them in assessing the substantive and procedural fairness of the merger consideration to the Company’s unaffiliated security holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s management regarding the Company and its business, and the factors considered by, and the conclusions of, the special committee and the board of directors discussed in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors” beginning on page 35, the Buyer Group believes the merger is both substantively and procedurally fair to the Company’s unaffiliated security holders based upon the following factors, which are not listed in any relative order of importance:

•	in considering the merger with the Buyer Group, the special committee acted solely to represent the interests of the unaffiliated security holders, and the special committee had independent control of the negotiations with the Buyer Group and its legal advisor on behalf of such unaffiliated security holders;
•	all of the directors serving on the special committee during the entire process were and are independent directors and free from any affiliation with the Buyer Group. In addition, none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the director’s receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board of directors’ recommendation of the merger), and (iii) the director’s indemnification and liability insurance rights under the merger agreement;
•	the special committee retained and was advised by legal and financial advisors experienced in assisting committees such as the special committee in similar transactions;
•	neither the special committee nor the board of directors had any obligation to recommend authorization or approval of the merger agreement, the plan of merger and the transactions contemplated thereby, including the merger, or any other transaction;
•	the current and historical market prices of the Company’s ADSs, including the fact that the $9.00 per Share or $18.00 per ADS merger consideration offered to the Company’s unaffiliated security holders represents a premium of 24% over the Company’s closing price of $14.50 per ADS on July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal, a 5% premium over the closing price of $17.10 per ADS on February 3, 2016, the trading day immediately before the merger agreement was signed and a 20% premium over the volume-weighted average closing prices of $14.97 for the 30 trading days prior to July 31, 2015, the last trading day prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal;
•	the fact that the merger consideration is all cash, which provides a specific amount of cash consideration for Shares and ADSs held by, and liquidity to, unaffiliated security holders and allows the unaffiliated security holders not to be exposed to risks and uncertainties relating to the prospects of the Company;
•	the fact that, under the terms of the merger agreement, the Company has the ability to consider any proposal regarding a competing transaction reasonably expected to lead to a “superior proposal” (as defined in the merger agreement) until the date the Company’s shareholders vote upon and authorize and approve the merger agreement (as further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 90);
•	the ability of the Company to terminate the merger agreement in connection with a “superior proposal” (as defined in the merger agreement and further explained under the caption “The Merger Agreement and Plan of Merger — No Solicitation” beginning on page 90) subject to compliance with the terms and conditions of the merger agreement;
•	the availability of dissenter rights to the shareholders, other than the Rollover Shareholders, who comply with all of the required procedures under the Cayman Islands Companies Law for exercising dissenter rights, which allow such holders to receive the fair value of their Shares as determined by the Grand Court of the Cayman Islands;
•	the fact that the authorization and approval of the merger agreement, the plan of merger and the merger is subject to approval by the affirmative vote of at least two-thirds of the shareholders present and voting in person or by proxy as a single class in accordance with the Cayman Islands Companies Law and the Company’s memorandum and articles of association; and

•	that the special committee and board of directors was fully informed about the extent to which the interests of the Rollover Shareholders in the merger differed from those of the Company’s unaffiliated security holders.

In addition, the Buyer Group considered the previous transactions in the Company’s shares by members of the Buyer Group described below under “Transactions in the Shares and ADSs,” including the fact that, on May 22, 2015, C-Travel acquired an aggregate of 11,663,044 ordinary shares and 16,634,711 high-vote ordinary shares at an average price of $14.60 per share. The Buyer Group believes that the premiums to market value described above reflect a more appropriate comparison of the value to be paid to public shareholders than the May 22, 2015 transactions, in which the purchasing shareholders in such transaction acquired shares representing approximately 82% of the total voting power in a single transaction.

The Buyer Group acknowledges that the merger agreement does not require the approval of a majority of the Company’s unaffiliated shareholders. However, in addition to the procedural factors noted above, the Buyer Group believes that the merger is procedurally fair to the Company’s unaffiliated shareholders based on the following factors: (i) the special committee’s approval of the terms of the merger agreement and merger, (ii) the fact that Cayman Islands Companies Law does not require the approval of a majority of unaffiliated shareholders and (iii) the fact that the special committee received an opinion from Duff & Phelps regarding the fairness of the Per Share Merger Consideration and Per ADS Merger Consideration from a financial point of view.

Certain Financial Projections

The Company does not generally make public detailed financial forecasts or internal projections as to future performance, revenues, earnings or financial condition. However, the Company’s management prepared certain financial projections for the fiscal year ending December 31, 2015 through the fiscal year ending December 31, 2024 for the special committee and Duff & Phelps in connection with the financial analysis of the merger. These financial projections, which were based on Company management’s estimates of the Company’s future financial performance as of the date provided, were prepared by the Company’s management for internal use and for use by Duff & Phelps in its financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC regarding forward-looking information or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles. No members of the Buyer Group were provided with, and none of such persons were entitled to or relied on any of these financial projections.

The financial projections are not a guarantee of performance. They involve significant risks, uncertainties and assumptions. In compiling the projections, our management took into account historical performance, combined with estimates regarding net revenue, gross profit, operating expenses, income from operations and net income. Although the projections are presented with numerical specificity, they were based on numerous assumptions and estimates as to future events made by our management that our management believed were prepared on a reasonable basis, reflected the best estimates and judgments available at that time and presented, to the best of the management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. Key assumptions and estimates included that there will be no significant changes in the Chinese economy and political situation or changes in governmental policy regarding the travel industry in China, and that the Company will be able to develop advantageous relationships with of additional hotels and customers. Future events could differ from these assumptions and could cause the Company’s actual results to differ materially from the projected results. This information is not fact and should not be relied upon as being necessarily indicative of actual future results and shareholders are cautioned not to place undue reliance on the prospective financial information. Factors such as the effects of the competitive environment, the consolidation of the online travel industry in China, possible declines or disruptions in the travel industry in China, slowing growth in the economy in China, possible significant fluctuations in the value of the Renminbi and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause actual future results to differ materially from the results forecasted in these financial projections.

In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared. For instance, the projections do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be significantly different from those contained in the projections. Neither the Company’s independent registered public accounting firm, Ernst & Young Hua Ming LLP, nor any other independent accountants have examined, compiled, or performed any procedures with respect to the financial projections or any amounts derived therefrom or built thereupon, nor have they given any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective information. The financial projections included in this proxy statement are included solely to give shareholders access to certain information that was made available to the special committee and Duff & Phelps, and are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of approval of the merger agreement or to elect not to seek appraisal for his or her Shares.

The following table presents the financial projections prepared by our management and considered by the special committee in connection with their analysis of the merger and Duff & Phelps in connection with the delivery of its fairness opinion:

		Management Projections Fiscal Year Ending December 31,
	2015E(1)	2016E	2017E	2018E	2019E	2020E	2021E	2022E	2023E	2024E
		(RMB in millions except percentages)
Net Revenues	983	1,638	1,995	2,411	2,859	3,391	3,947	4,536	4,954	5,108
Gross Profit(2)	414	969	1,202	1,469	1,778	2,148	2,577	3,100	3,387	3,495
% Margin	42.1%	59.1%	60.3%	60.9%	62.2%	63.3%	65.3%	68.3%	68.4%	68.4%
Operating Expenses(2)	1,552	1,499	1,598	1,704	1,791	1,868	1,942	1,998	2,025	2,032
Income/(Loss) from Operations	(1,138)	(530)	(395)	(234)	(13)	280	635	1,102	1,362	1,462
% Margin	-115.7%	-32.4%	-19.8%	-9.7%	-0.5%	8.3%	16.1%	24.3%	27.5%	28.6%
Net Income/(Loss)	(1,030)	(466)	(329)	(164)	51	294	592	983	1,200	1,282
% Margin	-104.7%	-28.5%	-16.5%	-6.8%	1.8%	8.7%	15.0%	21.7%	24.2%	25.1%

(1)	These financial projections were prepared by the Company’s management during the fourth quarter of 2015. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2015 had not been completed. Accordingly, these financial projections for fiscal year 2015 may vary materially from our audited financial statements
(2)	Management projected gross profit and operating expenses include depreciation and amortization.

The financial projections and forecasts included in this proxy statement should not be considered in isolation or in lieu of the Company’s operating and other financial information in accordance with U.S. GAAP.

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED AFTER THE PREPARATION OF THESE PROJECTIONS, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, please see “Cautionary Note Regarding Forward-Looking Statements” beginning on page 108, and “Item 3. Key Information — D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Opinion of the Special Committee’s Financial Advisor

Pursuant to an engagement letter dated August 20, 2015, the special committee retained Duff & Phelps as its financial advisor to deliver a fairness opinion in connection with the merger. Duff & Phelps is an internationally recognized financial services firm that, among other things, is regularly engaged in the investment banking business, including the valuation of businesses and securities in connection with mergers and acquisitions, private placements of securities, and other investment banking services.

At the meeting of the special committee on February 4, 2016, Duff & Phelps rendered its oral opinion (which was confirmed in writing later that same day) to the special committee that, as of such date and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Duff & Phelps, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the merger were fair, from a financial point of view, to such holders (without giving effect to any impact of the merger on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs). No limitations were imposed by the special committee upon Duff & Phelps with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of Duff & Phelps dated February 4, 2016, which sets forth the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of Duff & Phelps set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The shareholders of the Company are urged to read the opinion in its entirety. Duff & Phelps’ written opinion is addressed to the special committee (in its capacity as such), is directed only to the Per Share Merger Consideration and the Per ADS Consideration to be paid in the merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the merger or any other matter.

In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions in particular. Duff & Phelps’ procedures, investigations and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

•	reviewed the Company’s annual reports and audited financial statements on Form 20-F filed with the SEC for the fiscal years ended December 31, 2013 and December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015 included in the Company’s Form 6-K filed with the SEC;
•	reviewed a detailed financial projection model for the fiscal years ending December 31, 2015 through 2024, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with the Company’s and the special committee’s consent, in performing its analysis (the “Management Projections”);
•	reviewed other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;
•	reviewed a letter dated January 25, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”);
•	reviewed documents related to the merger, including the merger agreement, the latest draft of which Duff & Phelps has reviewed is dated February 3, 2016;
•	discussed the information referred to above and the background and other elements of the merger with the management of the Company;

•	discussed with Company management its plans and intentions with respect to the management and operation of the business;
•	reviewed the historical trading price and trading volume of the Company’s ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
•	performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
•	conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

In performing its analyses and rendering its opinion with respect to the merger, Duff & Phelps, with the Company’s and the special committee’s consent and without independent verification:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management;
•	relied upon the fact that the special committee, the board of directors and the Company have been advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;
•	assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts and projections or their underlying assumptions;
•	assumed that the information relating to the Company and the merger provided to Duff & Phelps and the representations made by Company management regarding the Company and the merger are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the merger necessary to make the information not misleading in light of the circumstances under which the information was provided;
•	assumed that the representations and warranties made by all parties in the merger agreement and in the Management Representation Letter are true and correct and that each party to the merger agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the merger agreement, conform in all material respects to the drafts reviewed;
•	assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;
•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; and
•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the merger.

To the extent that any of the foregoing assumptions or any of the facts on which the opinion is based prove to be untrue in any material respect, the opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of the opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger and as to which Duff & Phelps did not express any view or opinion in the opinion, including as to the reasonableness of such assumptions. These assumptions included, without limitation:

•	the impact of competition on the business of the Company is in line with that on the industry generally;
•	industry growth is consistent with its historical pattern;
•	there is no material adverse change in the financial condition and prospects of the Company; and
•	there is no material adverse change in the industry or the financial markets in general.

Duff & Phelps prepared its opinion effective as of the date thereof. Its opinion was necessarily based upon the information made available to Duff & Phelps as of the date thereof and market, economic, financial and other conditions as they existed and could be evaluated as of the date thereof, and Duff & Phelps has disclaimed any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting its opinion which may come or be brought to the attention of Duff & Phelps after the date thereof or (ii) update, revise or reaffirm its opinion after the date thereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Duff & Phelps had not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of the Company, or any alternatives to the merger, (ii) negotiate the terms of the merger, and therefore, Duff & Phelps assumed that such terms were the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the merger agreement and the merger, or (iii) advise the special committee or any other party with respect to alternatives to the merger. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps did not express any opinion as to the market price or value of the Company’s Shares or ADSs (or anything else) after the announcement or the consummation of the merger (or any other time). Its opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps has expressly disclaimed any responsibility or liability in this regard.

In rendering its opinion, Duff & Phelps was not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. In addition, Duff & Phelps’ opinion did not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and ADSs (other than ADSs representing the Excluded Shares).

Duff & Phelps’ opinion was furnished solely for the use and benefit of the special committee in connection with its consideration of the merger and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent. Duff & Phelps has consented to the inclusion of its opinion in its entirety and the description thereof in this proxy statement. The opinion (i) did not address the merits of the underlying business decision to enter into the merger versus any alternative strategy or transaction; (ii) did not address any transaction related to the merger; (iii) was not a recommendation as to how the special committee, the board of directors, the Company or any other person including security holders of the Company as to how such person should vote or act with respect to any matters relating to the merger, or whether to proceed with the merger or any related transaction; and (iv) did not indicate that the merger consideration was the best possibly attainable under any circumstances; instead, it merely stated whether the merger consideration was within a range suggested by certain financial analysis. The decision as to whether to proceed with the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion was based. The opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the special committee. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex B. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the special committee, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps’ own experience and judgment. Duff & Phelps has expressly consented to the inclusion of its opinion and presentation to the special committee, each dated February 4, 2016, as exhibits to the transaction statement on Schedule 13E-3 filed with the SEC in connection with the merger.

The financial analysis summarized below include information presented in tabular format. In order for Duff & Phelps’ financial analysis to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis. Considering the data below without considering the full narrative description of the financial analysis, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps’ financial analysis. Where applicable, the conversion of RMB into USD in this “Opinion of the Special Committee’s Financial Advisor” section is based on the exchange rate of $1.00=RMB6.5798 on February 3, 2016 as reported by Bloomberg L.P.

Discounted Cash Flow Analysis

Duff & Phelps performed a discounted cash flow analysis of the estimated future unlevered free cash flows attributable to the Company for the fiscal years ending December 31, 2015 through December 31, 2024, with “free cash flow” defined as cash generated by the business that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis was used to determine the net present value of estimated future free cash flows utilizing a weighted average cost of capital as the applicable discount rate. For the purposes of its discounted cash flow analysis, Duff & Phelps utilized and relied upon the Management Projections, which are described in this proxy statement in the section titled “Special Factors — Certain Financial Projections” beginning on page 42. The costs associated with the Company being a publicly listed company were excluded from the financial projections because such costs would likely be eliminated as a result of the merger, and non-recurring income and expenses were also excluded.

Duff & Phelps estimated the net present value of all cash flows attributable to the Company after fiscal year 2024 (the “Terminal Value”) using a perpetuity growth formula assuming a 3.50% terminal growth rate, which took into consideration an estimate of the expected long-term growth rate of the Chinese economy and the Company’s business. Duff & Phelps used discount rates ranging from 15.50% to 17.50%, reflecting Duff & Phelps’ estimate of the Company’s weighted average cost of capital, to discount the projected free cash flows and the Terminal Value. Duff & Phelps estimated the Company’s weighted average cost of capital by estimating the weighted average of the Company’s cost of equity (derived using the capital asset pricing model) and the Company’s after-tax cost of debt. Duff & Phelps believes that this range of discount rates is consistent with the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Based on these assumptions, Duff & Phelps’ discounted cash flow analysis resulted in an estimated enterprise value for the Company of RMB 2.6 billion ($401.0 million) to RMB 3.5 billion ($525.9 million) and a range of implied values of the Company’s ADSs of $16.21 to $19.36 per ADS.

Selected Public Companies and Merger and Acquisition Transactions Analyses

Duff & Phelps analyzed selected public companies and selected merger and acquisition transactions for purposes of estimating valuation multiples with which to calculate a range of implied enterprise values of the Company. This collective analysis was based on publicly available information and is described in more detail in the sections that follow.

The companies utilized for comparative purposes in the following analysis were not directly comparable to the Company, and the transactions utilized for comparative purposes in the following analysis were not directly comparable to the merger. Duff & Phelps does not have access to nonpublic information of any of the companies used for comparative purposes, other than the Company. Accordingly, a complete valuation analysis of the Company and the merger cannot rely solely upon a quantitative review of the selected public companies and selected transactions, but involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the selected public companies and selected merger and acquisition transactions analysis is subject to certain limitations.

Selected Public Companies Analysis.  Duff & Phelps compared certain financial information of the Company to corresponding data and ratios from publicly traded companies in the online travel agencies (“OTA”) industry that Duff & Phelps deemed relevant to its analysis. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. The ten companies included in the selected public company analysis in the online travel agencies industry were:

US-Listed Chinese OTA Companies	• Ctrip.com International Ltd.
• Qunar Cayman Islands Limited
• Tuniu Corporation
Global OTA Companies	• The Priceline Group Inc.
• Expedia Inc.
• TripAdvisor Inc.
• MakeMyTrip Limited
• eDreams ODIGEO, S.A.
• Webjet Ltd.
• Travelzoo Inc.

Duff & Phelps selected these companies for its analysis based on their relative similarity, primarily in terms of business model, to that of the Company.

The tables below summarize certain observed trading multiples and historical and projected financial performance, on an aggregate basis, of the selected public companies. The estimates for 2015, 2016 and 2017 in the tables below with respect to the selected public companies were derived based on information for the 12-month periods ending closest to the Company’s fiscal year ends for which information was available. Data related to the Company’s earnings before interest, taxes, depreciation and amortization (“EBITDA”) were adjusted for purposes of this analysis to eliminate public company costs.

	Revenue Growth				EBITDA Growth				EBITDA Margin
	LTM(1)	2015	2016	2017	LTM(1)	2015	2016	2017	LTM(1)	2015	2016	2017
US-Listed Chinese OTA Companies
Group Median	116.0%	114.2%	70.9%	44.7%	-65.1%	NA	159.9%	95.6%	-15.9%	-16.2%	-5.4%	14.8%
Global OTA Companies
Group Median	13.9%	12.9%	14.4%	15.0%	8.8%	29.6%	14.9%	18.1%	15.8%	20.4%	20.3%	20.2%
Aggregate
Mean	36.5%	37.3%	28.4%	22.8%	-9.0%	20.2%	35.3%	29.4%	1.5%	7.7%	13.7%	17.7%
Median	18.6%	17.6%	15.2%	16.0%	8.3%	29.6%	16.1%	19.9%	9.4%	13.2%	17.9%	20.1%
eLong, Inc.	—	-9.5%	66.6%	21.8%	NM	NM	NM	NM	—	—	—	—

(1)	Latest twelve months

Enterprise Value as a Multiple of
	LTM(1) EBITDA	2015 EBITDA	2016 EBITDA	2017 EBITDA	LTM(1) Revenue	2015 Revenue	2016 Revenue	2017 Revenue
US-Listed Chinese OTA Companies
Group Median	NA	NA	45.7x	22.9x	9.71x	8.19x	4.79x	3.31x
Global OTA Companies
Group Median	14.4x	12.7x	10.3x	8.5x	3.16x	2.97x	2.57x	2.31x
Aggregate
Mean	15.2x	12.2x	15.5x	12.3x	4.65x	4.30x	3.32x	2.65x
Median	14.4x	12.7x	10.4x	9.4x	3.82x	3.64x	3.27x	2.65x

(1)	Latest twelve months

Selected M&A Transactions Analysis.  Duff & Phelps compared the Company to the seventeen (17) target companies involved in the selected merger and acquisition transactions listed in the tables below. The selection of these transactions was based on, among other things, the target company’s industry, the relative size of the transaction compared to the merger and the availability of public information related to the transaction. The selected online travel agencies transactions indicated enterprise value to LTM EBITDA multiples ranging from 6.8x to 54.5x with a median of 15.9x, and enterprise value to LTM revenue multiples ranging from 0.26x to 15.38x with a median of 3.46x.

The Company and the merger are not directly comparable to the target companies and transactions in the selected M&A transactions analysis given certain characteristics of the transactions and the target companies, including business and industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff & Phelps did not select valuation multiples for the Company based on the selected M&A transactions analysis.

Date Announced	Acquirer Name	Target Name
12/15/2015	Yahoo Japan Corporation (TSE: 4689)	Ikyu Corporation (TSE: 2450)
11/20/2015	Helloworld Limited (ASX: HLO)	AOT GROUP Ltd
11/10/2015	MCI Capital (WSE: MCI); Is Girisim Sermayesi Yatirim Ortakligi AS (IBSE: ISGSY)	Mika Tur Seyahat Acenteligi ve Turizm Anonim Sirketi
11/4/2015	Expedia Inc. (NasdaqGS: EXPE)	HomeAway, Inc.
10/12/2015	7Commerce GmbH	eTRAVELi Holding AB

Date Announced	Acquirer Name	Target Name
9/17/2015	Zhonghong Holding Co., Ltd. (SZSE: 000979)	Asiatravel.com Holdings Ltd (Catalist: 5AM)
8/18/2015	Remark Media, Inc. (NasdaqCM: MARK)	VEGAS.com, LLC
5/22/2015	C-Travel International Limited; Keystone Lodging Holdings Limited; Plateno Group Limited; Luxuriant Holdings Limited	eLong, Inc. (NasdaqGS: LONG)
2/12/2015	Expedia Inc. (NasdaqGS: EXPE)	Orbitz Worldwide, Inc.
1/23/2015	Expedia Inc. (NasdaqGS: EXPE)	Travelocity, Inc.
7/6/2014	Expedia Inc. (NasdaqGS: EXPE)	Wotif.com Holdings Limited
12/3/2013	HomeAway Pty. Ltd.	Stayz Pty Limited
12/21/2012	Expedia Inc. (NasdaqGS: EXPE)	trivago GmbH
12/12/2012	Webjet Ltd. (ASX: WEB)	ZUJI Properties A.V.V.
11/8/2012	The Priceline Group Inc. (NasdaqGS: PCLN)	Kayak Software Corporation
6/18/2012	NCXX Group Inc. (JASDAQ: 6634)	e-tabinet.com, Inc.
5/21/2012	Fairbridge Capital Private Limited	Thomas Cook (India) Limited (BSE: 500413)

Summary of Selected Public Companies/M&A Transactions Analyses

Due to the limited comparability of the selected public companies’ financial metrics relative to those of the Company and negative projected EBITDA and free cash flow for the Company, rather than applying a range of selected multiples from a review of the public companies, Duff & Phelps reviewed various valuation multiples for the Company implied by the valuation range determined from the discounted cash flow analysis in the context of the Company’s relative size, forecasted growth in revenue and profits, profit margins, capital spending, revenue mix, and other characteristics that we deemed relevant. Duff & Phelps noted that while it reviewed the selected M&A transactions, it did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis for the reasons described in the section titled “Selected M&A Transactions Analysis” above.

Summary of Analyses

The range of estimated enterprise values for the Company that Duff & Phelps derived from its discounted cash flow analysis was RMB 2,638.5 million ($401.0 million) to RMB 3,460.0 million ($525.9) million. Duff & Phelps concluded that the Company’s enterprise value was within a range of $401.0 million to $525.9 million based on the analyses described above.

Based on the concluded enterprise value, Duff & Phelps estimated the range of common equity value of the Company to be RMB4,232.2 million ($643.2 million) to RMB5,061.8 million ($769.3 million) by:

•	subtracting noncontrolling interest of RMB63.3 million ($9.6 million) based on the $401.0 million to $525.9 million range of concluded enterprise value;
•	subtracting income tax payable of RMB2.1 million ($0.3 million) as of September 30, 2015;
•	adding excess cash of RMB1,383.8 million ($210.3 million) as of September 30, 2015;
•	adding the estimated cash proceeds from the exercise of in-the-money options of RMB1.6 million ($0.2 million) to RMB9.6 million ($1.5 million) based on the $401.0 million to $525.9 million range of concluded enterprise value;
•	adding investment in non-consolidated affiliates of RMB273.8 million ($41.6 million) as of September 30, 2015;

Based on the foregoing analysis, Duff & Phelps estimated the value of each ADS to range from $16.21 to $19.36. Duff & Phelps noted that the Per Share Merger Consideration to be received by the holders of the Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per

ADS Consideration to be received by the holders of the ADSs (other than ADSs representing the Excluded Shares) in the merger was within the range of the per ADS value indicated by its analyses.

Duff & Phelps’ opinion was only one of the many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee.

Fees and Expenses

As compensation for Duff & Phelps’ services in connection with the rendering of its opinion to the special committee, the Company agreed to pay Duff & Phelps a fee of $535,000, consisting of a nonrefundable retainer of $235,000 payable upon engagement, $200,000 payable upon Duff & Phelps rendering the opinion, and $100,000 payable upon signing of the merger agreement.

The special committee also retained Duff & Phelps Securities, LLC (“DPS”), an affiliate of Duff & Phelps, to act as financial advisor to the special committee providing such financial and market related advice and assistance as deemed appropriate in connection with the merger, including assisting the special committee in initiating, soliciting and encouraging any alternative transaction proposals from third parties. No such advice and assistance were requested by the special committee and no fees became payable to DPS as compensation for such services.

No portion of Duff & Phelps’ fee is refundable or contingent upon the consummation of a transaction, including the merger, or the conclusion reached in the opinion. The Company has also agreed to indemnify Duff & Phelps and DPS for certain liabilities arising out of its engagement. In addition, the Company has agreed to reimburse Duff & Phelps and DPS for its reasonable out-of-pocket expenses incurred in connection with the rendering of its opinion not to exceed $80,000 without the Company’s prior written consent.

The terms of the fee arrangements with Duff & Phelps and DPS, which the Company believes are customary in transactions of this nature, were negotiated at arm’s length, and the special committee and the Company’s board of directors are aware of these fee arrangements. Other than the DPS engagement described above and Duff & Phelps engagement to render its opinion to the special committee, Duff & Phelps has not had any material relationship with any party to the merger for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Buyer Group’s Purpose of and Reasons for the Merger

Under SEC rules governing “going private” transactions, each member of the Buyer Group is deemed to be engaged in a “going private” transaction and is required to express its reasons for the merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each member of the Buyer Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. For the Buyer Group, the purpose of the merger is to enable Parent to acquire 100% control of the Company, in a transaction in which unaffiliated holders of the Shares and the ADSs will be cashed out in exchange for $9.00 per Share or $18.00 per ADS, respectively, without interest and net of any applicable withholding taxes, so Parent will bear the rewards and risks of the sole ownership of the Company after all of the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses.

The Buyer Group believes the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in the businesses in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Group is of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. Responding to current market challenges will require tolerance for volatility in the performance of the Company’s business and a willingness to make business decisions focused on improving the Company’s long-term profitability. The Buyer Group believes that these strategies would be most effectively implemented in the context of a private company structure. As a privately held entity, the Company’s management will have greater flexibility to focus on improving long-term profitability without the pressures exerted by the public market’s valuation of the Company and its emphasis on short-term period-to-period performance.

Further, as a privately held company, the Company will be relieved of many of the expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the U.S. federal securities laws, including the Exchange Act and the Sarbanes-Oxley Act of 2002.

On May 22, 2015, the Company’s then-largest shareholder Expedia Asia Pacific-Alpha Limited, which is a subsidiary of Expedia, Inc., sold all of its equity interests in the Company to C-Travel, Keystone Lodging Holdings Limited, Plateno Group Limited, and Luxuriant. This transaction resulted in the purchasing shareholders holding shares representing approximately 82%, in the aggregate, of the total voting power in the Company. Following the announcement of the Expedia sale, Tencent, which held approximately 15% of the total voting power in the Company, began to consider whether the new shareholder base could offer an opportunity to effect a take-private transaction of the Company.

The Buyer Group decided to undertake the “going private” transaction because it wants to take advantage of the benefits of the Company being a privately held company as described above. In the course of considering the “going private” transaction, the Buyer Group did not consider alternative transaction structures because the Buyer Group believed the merger was the most direct and effective way to enable the Buyer Group to acquire ownership and control of the Company.

Effect of the Merger on the Company

Memorandum and Articles of Association of the Surviving Company; Directors and Management of the Surviving Company

If the merger is completed, the current memorandum and articles of association of the Company will be replaced in its entirety by the memorandum and articles of association of Merger Sub, as in effect prior to the completion of the merger, except that (i) all references to the name “China E-dragon Holdings Limited” in the memorandum and articles of association of the surviving company shall be amended to “eLong, Inc.” and (ii) references therein to the authorized share capital of the surviving company shall be amended as necessary to correctly describe the authorized share capital of the surviving company as approved in the plan of merger and (iii) the memorandum and articles of association will contain provisions no less favorable with respect to exculpation, advancement of expenses and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, as required by section 7.4 of the merger agreement. In addition, the directors of Merger Sub immediately prior to the effective time (identified below in “Annex D — Directors and Executive Officers of each Filing Person”) will become the directors of the surviving company and the officers of the Company immediately prior to the effective time will become the officers of the surviving company.

Private Ownership

ADSs representing Shares of the Company are currently listed on NASDAQ under the symbol “LONG.” It is expected that, immediately following the completion of the merger, the Company will cease to be a publicly traded company and will instead become a privately-held company directly owned by Parent and indirectly by the other members of the Buyer Group. Following the completion of the merger, the ADSs will cease to be listed on NASDAQ, and price quotations with respect to sales of the ADSs in the public market will no longer be available. In addition, registration of the ADSs and the underlying Shares under the Exchange Act may be terminated upon the Company’s application to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. Ninety days after the filing of Form 15 in connection with the completion of the merger or such longer period as may be determined by the SEC, registration of the ADSs and the underlying Shares under the Exchange Act will be terminated. At such time, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including Sarbanes-Oxley, applicable to public companies, and our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

At the Effective Time, each outstanding fully vested Company Option granted under the Company Equity Plans, other than the vested Company Options held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor the Option Consideration, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each outstanding fully vested Company RSU Award granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor the RSU Award Consideration.

At the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of options to purchase (each a “Parent Option” and collectively, the “Parent Options”) (A) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (B) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

At the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders and the unvested Company RSU Awards held by the Former CEO, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units (each a “Parent RSU Award” and collectively, the “Parent RSU Awards”) to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

At the Effective Time, each outstanding Company Option held by an Executive Equityholder shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with, the relevant Executive Excluded Securities Letter. At the Effective Time, each outstanding Company RSU Award held by each Executive Equityholder, shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder.

At the Effective Time, each unvested Company RSU Award held by the Former CEO, shall be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of the agreement among the Former CEO, Parent, Merger Sub and the Company.

Under the terms of the support agreement entered into by and among Parent and the Rollover Shareholders (the “Support Agreement”) concurrently with the execution and delivery of the merger agreement, at the Effective Time, the Rollover Shares shall be cancelled for no consideration, and each Rollover Shareholder shall, at the closing of the merger, subscribe for the number of ordinary shares in Parent as set forth in the Support Agreement.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	the receipt by such security holders of $9.00 per Share or $18.00 per ADS in cash, represents a premium of 24% over the Company’s closing price of $14.50 per ADS on July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal and a 5% premium over the closing price of $17.10 per ADS on February 3, 2016, the trading day immediately before the merger agreement was signed; and

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

The primary detriments of the merger to the Company’s unaffiliated security holders include, without limitation, the following:

•	such security holders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and
•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Special Factors — Material U.S. Federal Income Tax Consequences”) of the Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares.

The primary benefits of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	continued indemnification rights, rights to advancement of fees and directors and executive officers liability insurance to be provided by the surviving company to former directors and officers of the Company;
•	the cash-out of vested Company Options and vested Company RSU Awards;
•	the conversion of unvested Company Options and unvested Company RSU Awards into a grant of equity incentive awards of Parent with substantially the same economic value;
•	either the cash-out of or conversion of Company Options and Company RSU Awards beneficially held by the Executive Equityholders by a grant of equity incentive awards of Parent with substantially the same economic value, as agreed upon by the holders thereof and Parent;
•	the monthly compensation of $10,000 of each member of the special committee in exchange for his services in such capacity (and, in the case of the chairman of the special committee, monthly compensation of $15,000), the payment of which is not contingent upon the completion of the merger or the special committee’s or the board of directors’ recommendation of the merger; and
•	the expected continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

The primary detriments of the merger to the Company’s directors and executive officers include, without limitation, the following:

•	certain directors, to the extent and in their capacity as shareholders of the Company, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Shares, if any; and
•	in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws.

The primary benefits of the merger to the Buyer Group include the following:

•	if the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to Parent;
•	the Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short-term results, but which may not over the long-term lead to a maximization of its equity value;

•	the Company will have more freedom to focus on long-term strategic planning in a highly competitive business;
•	the Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations;
•	the Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts; and
•	there will be a reduction of the costs and administrative burden associated with operating the Company as a U.S. publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Buyer Group include the following:

•	all of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Group;
•	the business risks facing the Company will be borne by the Buyer Group;
•	an equity investment in the surviving company by Parent following the merger will involve substantial risk resulting from the limited liquidity of such an investment; and
•	following the merger, there will be no trading market for the surviving company’s equity securities.

Effect of the Merger on the Company’s Net Book Value and Net Earnings

Parent does not currently own any interest in the Company. Immediately after the closing of the merger, Parent will own 100% of the outstanding Shares and will have a corresponding share in the Company’s net book value and net loss. The Company’s net loss attributable to the Company’s shareholders for the year ended December 31, 2015 was approximately $158.0 million and its net book value as of December 31, 2015 was approximately $155.5 million.

The table below sets out the direct or indirect share in the Company’s net book value and net loss for members of the Buyer Group before and immediately after the merger, based on the historical net book value and net loss of the Company as of and for the year ended December 31, 2015.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)(3)
	Net Book Value		Net Loss		Net Book Value		Net Loss
Name	$’000%		$’000%		$’000%		$’000%
Parent	—	—	—	—	155,524	100%	158,047	100.0%
TCH(4)	22,862	14.7%	23,233	14.7%	41,214	26.5%	41,882	26.5%
TAML	—	—	—	—	—	—	—	—
C-Travel(5)	59,566	38.3%	60,532	38.3%	59,410	38.2%	60,375	38.2%
Ocean Imagination(6)	33,904	21.8%	34,454	21.8%	39,970	25.7%	40,618	25.7%
Seagull	—	—	—	—	8,087	5.2%	8,218	5.2%
Luxuriant	5,599	3.6%	5,690	3.6%	5,599	3.6%	5,690	3.6%
Oasis	—	—	—	—	1,089	0.7%	1,106	0.7%
Hao Jiang	—	—	—	—	1,089	0.7%	1,106	0.7%
Rong Zhou	—	—	—	—	156	0.1%	158	0.1%

(1)	Ownership percentages are based on 75,226,175 Shares outstanding as of the date of this proxy statement (excluding Shares and Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Share Awards under any Share Incentive Plan).
(2)	Ownership percentages assume that the Rollover Shareholders roll over all of their Rollover Shares and are calculated based on 75,411,458 ordinary shares of Parent outstanding immediately after the merger.
(3)	Ownership percentages are subject to adjustment pursuant to the terms and conditions of the merger agreement, the Equity Commitment Letters and the Support Agreement and are on a fully-diluted basis.
(4)	Ownership of the Shares of the Company prior to the merger and ordinary shares of Parent after the merger is directly attributable to TCH, a BVI business company wholly owned by Tencent. Due to the ownership relationship, Tencent may also be deemed to have sole voting and dispositive power over the shares directly held by TCH. The equity interest in Parent issuable pursuant to TAML’s Equity Commitment Letter will be issued to TCH.
(5)	Ownership of the Shares of the Company prior to the merger and ordinary shares of Parent after the merger is directly attributable to C-Travel, which is a Cayman Islands company wholly owned by Ctrip. Due to the ownership relationship, Ctrip may also be deemed to have sole voting and dispositive power over the shares directly held by C-Travel.
(6)	Ownership of the Shares of the Company prior to the merger and ordinary shares of Parent after the merger is directly attributable to Ocean Imagination. Ocean Voyage, as Ocean Imagination’s general partner, Ocean GP, as Ocean Voyage’s general partner, and Mr. Nanyan Zheng, as the sole shareholder and director of Ocean GP, may also be deemed to have sole voting and dispositive power over the shares directly held by Ocean Imagination.

Plans for the Company after the Merger

After the Effective Time, Parent anticipates that the Company’s operations will be conducted substantially as they are currently being conducted, except that the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Please see “Special Factors — Financing” beginning on page 57 for additional information.

Other than as described in this proxy statement and transactions already under consideration by the Company, there are no present plans or proposals that relate to or would result in an extraordinary corporate transaction involving the Company’s corporate structure, business, or management, such as a merger, reorganization, liquidation, relocation of any material operations, or sale or transfer of a material amount of assets. However, the Buyer Group will continue to evaluate the Company’s entire business and operations from time to time, and may propose or develop plans and proposals which they consider to be in the best interests of the Company and its equity holders, including the disposition or acquisition of material assets, alliances, joint ventures, and other forms of cooperation with third parties or other extraordinary transactions, including the possibility of relisting the Company or a substantial part of its business on another stock exchange. Following the Effective Time, Parent expects that it may also potentially adopt one or more share-based compensation plans for certain employees and officers of the Company. At this time, however, no actual agreement or understanding as to the particulars of the abovementioned plans has been determined or agreed upon. The implementation, terms and cost allocations of such plan or plans will need the approval of the board of directors and/or shareholders of Parent in accordance with a shareholders agreement to be entered into following the Effective Time.

Subsequent to the completion of the merger and the termination of the registration of the ADSs and underlying Shares under the Exchange Act, the Company will no longer be subject to the Exchange Act and the NASDAQ compliance and reporting requirements or the related direct and indirect costs and expenses, and may experience positive effects on profitability as a result of the elimination of such costs and expenses.

Alternatives to the Merger

The board of directors did not independently determine to initiate a process for the sale of the Company. The special committee was formed on August 13, 2015, in response to the receipt of the Proposal Letter on August 3, 2015. The special committee noted that certain members of the Buyer Group had entered into the Consortium Agreement on September 18, 2015, pursuant to which each such member committed to supporting only the collective proposal of such members. Taking these considerations into account and the significant disruption to the operations of the Company that a broad pre-signing market check may cause, including the potential risk of competitive harm to the Company if strategic buyers conducted due diligence but a transaction did not occur, and the increased risk of leaks, which could create instability among the Company’s employees as well as its customers and vendors, the special committee decided that reaching out to third parties to assess their interest in an alternative transaction would be futile and would not be in the best interests of the Company or its shareholders. Since the Company’s receipt of the proposal letter on August 3, 2015, the Company has not received any actionable offer from any third party for (a) a merger or consolidation of the Company with another company, (b) the sale or transfer of all or substantially all of the Company’s assets or (c) the purchase of all or a substantial portion of the Shares that would enable such person to exercise control of or significant influence over the Company. The special committee also took into account that, prior to the receipt of shareholder approval, the Company, subject to compliance with the terms and conditions of the merger agreement, can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee to the extent provided in the merger agreement. In this regard, the special committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably expected to lead to a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

In addition, the special committee and the board of directors also considered remaining as a public company. However, based on the considerations set forth in the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and Our Board of Directors,” beginning on page 35, the special committee and the board of directors did not believe such options to be equal to or more favorable than the merger in enhancing shareholder value. The special committee and the board of directors have concluded that it is more beneficial to the unaffiliated security holders to enter into the merger agreement and pursue the consummation of the transactions contemplated thereto, including the merger, and become a private company rather than to remain a public company.

Effects on the Company if the Merger is not Completed

If the merger agreement and the plan of merger are not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their Shares or ADSs in connection with the merger. Instead, the Company will remain a publicly traded company, the ADSs will continue to be listed and traded on NASDAQ provided the Company continues to meet NASDAQ’s listing requirements, and the Company will remain subject to SEC reporting obligations. Therefore, the Company’s shareholders will continue to be subject to similar risks and opportunities as they currently are with respect to their ownership of our Shares or ADSs. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs, including the risk that the market price of the ADSs may decline to the extent that the current market price reflects a market assumption that the merger will be completed.

Under specified circumstances in which the merger agreement is terminated, the Company may be required to pay Parent a termination fee of $10,700,000, or Parent may be required to pay the Company a termination fee of $21,400,000, in each case, as described under the caption “The Merger Agreement and Plan of Merger — Termination Fee” beginning on page 96.

If the merger is not completed, from time to time, the board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not authorized and approved by the Company’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Company and the Buyer Group estimate that the total amount of funds necessary to complete the merger and related transactions is approximately $162 million (assuming no exercise of dissenter rights by shareholders of the Company). In calculating this amount, the Company and the Buyer Group did not consider the value of the Rollover Shares, which will be cancelled for no consideration pursuant to the merger agreement. This amount includes (a) the cash to be paid to the unaffiliated security holders (including holders of ADSs), (b) the aggregate cash to be paid as Option Consideration and RSU Award Consideration and (c) the related costs and expenses, in connection with the merger and related transactions.

The merger and the related transactions are expected to be funded by equity contributions contemplated by the equity commitment letters (each such equity commitment letter, an “Equity Commitment Letter” and, together, the “Equity Commitment Letters”), by and between Parent and each of the Sponsors. Under the terms and subject to the conditions of the Equity Commitment Letters, the Sponsors will contribute equity financing in an aggregate amount of $147,684,889 to Parent to complete the merger. Pursuant to these Equity Commitment Letters, TAML, Ocean Imagination, Seagull, Mr. Jiang and Mr. Zhou have committed to contribute, or will cause to be contributed, as an equity contribution to Parent, amounts, equal to $80,000,000, $27,184,889, $35,000,000, $5,000,000 and $500,000, respectively, subject to the terms and conditions therein, in each case in exchange for proportionate newly issued equity interests in Parent to be held by such Sponsor or its affiliate. Such funds are to be used solely for the purpose of completing the merger and the other transactions in accordance with the merger agreement. Such funds are to be paid from accounts outside China, and such payment will not be subject to any restriction, registration, approval or procedural requirements under applicable PRC laws, rules and regulations. If the closing of the merger occurs, the Buyer Group expect to cause the Company to pay, from its cash, certain of the costs and expenses incurred in connection with the merger and related transactions.

Each Sponsor’s commitment under its Equity Commitment Letter is conditioned upon (a) the satisfaction or waiver at the closing of the merger of all conditions precedent to the obligations of Parent and Merger Sub to consummate the transactions contemplated by the merger agreement, (b) the substantially contemporaneous consummation of the closing of the merger and (c) simultaneous funding of the portion of the equity financing that is to be funded by the other Sponsors pursuant to the other Equity Commitment Letters.

The obligation of each of the Sponsors to fund the equity commitment under its Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the closing of the merger; (b) the valid termination of the merger agreement in accordance with its terms; (c) the making of the contribution by such Sponsor or its assigns; or (d) the Company or any of its affiliates, directly or indirectly, asserting any claim against such Sponsor or other Sponsors or any related person thereof under the Equity Commitment Letters, Limited Guarantees, the merger agreement or any of the transactions contemplated thereby (other than a claim seeking specific performance to fund the contribution or a claim for specific performance against Parent or Merger Sub in accordance with Section 10.11 of the merger agreement).

The Company is an express third-party beneficiary of each of the Equity Commitment Letters to the extent the Company has obtained an order of specific performance pursuant to, and subject to the conditions in, Section 10.11 of the merger agreement. Each of the Sponsors may assign or delegate all or a portion of its obligations to fund its equity commitment to any of its affiliates or any other investment fund sponsored or managed by such affiliate.

Limited Guarantees

Concurrently with the execution of the merger agreement, each of the Guarantors entered into a limited guarantee (each such limited guarantee, a “Limited Guarantee” and, together, the “Limited Guarantees”). Under the Limited Guarantees, each Guarantor has, subject to the terms and conditions thereof, guaranteed in favor of the Company such Guarantor’s pro rata portion of the Parent’s payment obligations with respect to the termination fee, if and when required under the merger agreement, up to a defined maximum amount. Each Limited Guarantee will terminate on the earliest of (a) the Effective Time, (b) the payment in full of the guaranteed obligation under such Limited Guarantee, and (d) the termination of the merger agreement in accordance with its terms under circumstances in which Parent and Merger Sub would not be obligated to pay the termination fee in accordance with the merger agreement.

Interim Investors Agreement

Concurrently with the execution and delivery of the merger agreement, TCH, C-Travel, Seagull, Ocean Imagination, Luxuriant, Oasis, Mr. Zhou, Parent and Merger Sub entered into an interim investors agreement (as may be amended from time to time in accordance with its terms, the “Interim Investors Agreement”) which governs the relationship of those parties with respect to the merger agreement and matters relating thereto until the earlier of the termination of the merger agreement or consummation of the merger. The Interim Investors Agreement provides for, among other things and, subject to certain limitations or exceptions therein, (i) the mechanism for making decisions relating to the merger agreement and ancillary agreements pending consummation of the merger, (ii) the mechanism for making decisions relating to the equity financing pending consummation of the merger, and the right of Parent at the direction of TCH, C-Travel, Seagull and Ocean Imagination, to enforce (including by specific performance) the provisions of each Equity Commitment Letter and the Support Agreement, (iii) the entrance into, concurrent with the consummation of the merger, a shareholders agreement of Parent by all parties to the Interim Investors Agreement, and (iv) certain fee and expense sharing arrangements among the Buyer Group.

Support Agreement

Concurrently with the execution and delivery of the merger agreement, Parent and the Rollover Shareholders entered into a support agreement (the “Support Agreement”), pursuant to which, at the Effective Time, the Rollover Shares will be cancelled for no consideration. At the closing of the merger, each Rollover Shareholder will subscribe, or will cause its affiliate to subscribe, and Parent shall issue, to such Rollover Shareholder or its affiliate, as the case may be, the number and class of shares in Parent set forth in the Support Agreement.

Each Rollover Shareholder further agreed, with respect to the Rollover Shares beneficially owned by such Rollover Shareholder, to vote, (a) in favor of the authorization and approval of the merger agreement, the merger and other transactions contemplated by the merger agreement, (b) against any alternative acquisition proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the merger, (c) against any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the transaction contemplated by the merger agreement or the performance by such Rollover Shareholder of its/his obligations under the Support Agreement, (d) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of the Company contained in the merger agreement, (e) in favor of any matter necessary to effect the transaction contemplated by the merger agreement, and (f) in favor of any adjournment or postponement of the extraordinary general meeting of the Company’s shareholders as may be reasonably requested by Parent.

In addition, from the date of the Support Agreement until its termination, each Rollover Shareholder will not, without the prior approval of all other Rollover Shareholders, directly or indirectly, (a) offer for sale, sell (constructively or otherwise) or transfer any of the securities of the Company owned by such Rollover Shareholder, or enter into any contract, option or other arrangement or understanding with respect to the sale or transfer of any of the securities of the Company owned by such Rollover Shareholder, including, without limitation, through any derivative transaction that involves any of the securities of the Company owned by such Rollover Shareholder and (x) has, or could reasonably be expected to have, the effect of reducing or limiting such Rollover Shareholder’s economic interest in such securities of the Company owned by such Rollover Shareholder and/or (y) grants a third party the right to vote or direct the voting of such securities of the Company owned by such Rollover Shareholder, (b) deposit any securities into a voting trust or enter into a voting agreement or grant any voting proxy that is inconsistent with the Support Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange, of any of the securities of the Company owned by such Rollover Shareholder, (d) knowingly take any action that would make any representation or warranty of such Rollover Shareholder set forth in the Support Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Rollover Shareholder from performing any of its/his obligations under the Support Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a) through (d).

The Support Agreement will terminate immediately upon the earlier to occur of (a) the closing of the merger, and (b) the valid termination of the merger agreement.

As of the date of this proxy statement, the Rollover Shareholders beneficially owned approximately 78% of our issued and outstanding Shares entitled to vote representing approximately 97% of the total voting power.

Executive Excluded Securities Letters

Concurrently with the execution of the merger agreement, Parent, Merger Sub and each Executive Equityholder entered into an Executive Excluded Securities Letter agreement, pursuant to which, at the Effective Time, (a) each outstanding Company Option held by such Executive Equityholder, shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option as specified in, and in accordance with the terms and conditions of the relevant

Executive Excluded Securities Letter, (b) Company RSU Award held by such Executive Equityholder, shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter and (c) the Executive Equityholder waives and surrenders any right or interest such Executive Equityholder may have to sell to the Company the Ordinary Shares issued upon vesting of certain unvested Company Options and Company RSU Awards held by such Executive Equityholder. Copies of each Executive Excluded Securities Letter are attached as Annex G to this proxy statement.

Remedies and Limitations on Liability

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity, provided that neither Parent nor Merger Sub is entitled to any award of damages or other remedy for any breach of or inaccuracy in the representations and warranties made by the Company in the merger agreement to the extent Parent, Merger Sub, a Rollover Shareholder or any representative thereof that is an executive officer or director of the Company or a director of the Company designated by a Rollover Shareholder has actual knowledge of such breach or inaccuracy as of the date of the merger agreement.

The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, it will take actions that are within its control to cause the closing to occur, and (iii) the financing has not been funded and Parent and Merger Sub have not consummated the merger.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $21.4 million and the Company termination fee of $10.7 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the special committee and our board of directors with respect to the merger, you should be aware that the each of the Buyer Group has interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The board of directors and special committee were aware of such interests and considered them, among other matters, in reaching their decisions to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, and recommend that our shareholders vote in favor of authorizing and approving the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger.

Interests of the Buyer Group

As a result of the merger, Parent will own 100% of the equity interest in the surviving company and the Buyer Group will own, directly or indirectly, 100% of the equity interest in Parent immediately following the completion of the merger. The Tencent Entities, Ctrip Entities, Ocean Parties, Seagull, Luxuriant, Oasis Parties and Mr. Zhou will beneficially hold approximately 26.5%, 38.2%, 25.7%, 5.2%, 3.6%, 0.7% and 0.1%

respectively, of the equity interest in Parent immediately following the completion of the merger. Because of Parent’s equity interest in the surviving company, each member of the Buyer Group will directly or indirectly enjoy the benefits from any future earnings and growth of the Company after the merger which, if the Company is successfully managed, could exceed the value of their original investments in the Company. The Buyer Group will also directly bear the corresponding risks of any possible decreases in the future earnings, growth or value of the Company. The Buyer Group’s investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty that an opportunity to sell its shares in the surviving company at an attractive price, or that dividends paid by the surviving company will be sufficient to recover its investment.

The merger may also provide additional means to enhance shareholder value for the Buyer Group, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to the Buyer Group, such as through dividends or other distributions.

Interests of Rollover Shareholders

Concurrently with the execution and delivery of the merger agreement, the Rollover Shareholders entered into the Support Agreement with Parent. Pursuant to the Support Agreement, at the closing of the merger, the Rollover Shares will be cancelled pursuant to the merger agreement and each Rollover Shareholder shall subscribe, or shall cause its affiliate to subscribe, and Parent shall issue to such Rollover Shareholder or its affiliate, as the case may be, the number of Shares of Parent as set forth in the Support Agreement. The Tencent Entities, Ctrip Entities, Ocean Parties and Luxuriant will beneficially hold approximately 26.5%, 38.2%, 25.7% and 3.6%, respectively, of the equity interest in Parent immediately following the completion of the merger.

Given the Company will become a privately-held company following the completion of the merger, the Rollover Shareholders’ interests in the surviving company will be illiquid, with no public trading market for the surviving company’s shares and no certainty of an opportunity to sell their beneficial interests in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment. Each of the Rollover Shareholders may also enjoy benefits from future earnings and growth of the surviving company.

Shares, Options and Restricted Share Units Held by Officers and Directors

As of the date of this proxy statement, the directors and executive officers of the Company held an aggregate of 25,634 Shares, and held no Company Options or Company RSU Awards vesting within 60 days after the date of this proxy statement.

At the Effective Time, each outstanding fully vested Company Option granted under the Company Equity Plans, other than the vested Company Options held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor the Option Consideration, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each outstanding fully vested Company RSU Award granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor the RSU Award Consideration.

At the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of options to purchase (each a “Parent Option” and collectively, the “Parent Options”) (a) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (b) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

At the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders and the unvested Company RSU Awards held by the Former CEO, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units (each a “Parent RSU Award” and collectively, the “Parent RSU Awards”) to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

At the Effective Time, each outstanding Company Option held by an Executive Equityholder shall be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with, the relevant Executive Excluded Securities Letter. At the Effective Time, each outstanding Company RSU Award held by each Executive Equityholder, shall be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder.

At the Effective Time, each unvested Company RSU Award held by the Former CEO, shall be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of the agreement among the Former CEO, Parent, Merger Sub and the Company.

The table below sets forth, as of the date of this proxy statement, the number of outstanding Shares beneficially held by each director and executive officer and the corresponding number of ordinary shares in Parent that such officer or director will subscribe for pursuant to the Support Agreement, as well as the number of outstanding Company Options and Company RSU Awards held by each director and executive officer and the corresponding number of options of Parent issuable to such executive officer or director immediately after the completion of the merger.

Name	Shares	Cash payment to be received upon completion of the merger in $	Shares of Parent Immediately Upon Completion of the Merger	Company Option Awards	Company RSU Awards	Options of Parent Immediately Upon Completion of the Merger	RSU Awards of Parent Immediately Upon Completion of the Merger
Hao Jiang	—	—	555,556	—	450,000	—	450,000
Rong Zhou	—	—	55,556	—	168,750	—	168,750
Philip Yang	—	431,294	—	3,350	187,118	2,010	139,271
Gary Ding	25,634	673,025	—	6,030	140,958	3,015	91,979
Pei Yu	—	343,331	—	3,350	135,460	1,675	97,730
Maohua Sun	—	—	—	—	—	—	—
Xiaoguang Wu	—	—	—	—	—	—	—
Shengli Wang	—	—	—	—	—	—	—
Adam J. Zhao	—	—	—	—	—	—	—
May Wu	—	—	—	—	—	—	—
Liqun Wang	—	—	—	—	—	—	—
Nanyan Zheng	—	—	—	—	—	—	—
Total	25,634	1,447,650	611,112	12,730	1,082,286	6,700	947,730

Continued Vesting of Share-based Awards Previously Granted by Ctrip to Certain Officers

Before joining the Company, certain executive officers of the Company had been senior employees of Ctrip and were historically granted share-based awards by Ctrip under its equity incentive plans. In consideration of the past services of these employees, Ctrip agreed that, subsequent to their termination of employment with Ctrip, their then unvested portion of share-based awards shall continue to vest in accordance with the terms of the original grants.

Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that:

•	From and after the Effective Time, the surviving company will comply with all of its obligations under the memorandum and articles of association of any Company or any of its subsidiaries to indemnify and hold harmless the present and former officers and directors thereof against all kinds of liabilities incurred in connection with any action arising out of or relating to the services performed by such officers or directors at request of the Company or any of its subsidiaries.
•	The memorandum and articles of association of the surviving company will contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement.
•	Parent will cause the surviving company, as of the Effective Time to, obtain and maintain in effect for six years from the Effective Time the current directors’ and officers’ liability insurance policies maintained by the Company with respect to matters occurring at or prior to the Effective Time, with terms at least as favorable as the coverage provided under the Company’s existing policy, provided that neither Parent or the surviving company will be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company.

The Special Committee

On August 13, 2015, our board of directors established a special committee of directors to consider the proposal from the Tencent Entities and to take any actions it deems appropriate to assess the fairness and viability of such proposal. The special committee is composed of independent directors — Ms. May Wu (serving as chairman of the committee), Mr. Shengli Wang and Mr. Adam J. Zhao. All such directors are free from any affiliation with the Buyer Group and none of such directors has any financial interest in the merger that is different from that of the unaffiliated security holders other than (i) the directors’ receipt of board compensation in the ordinary course, (ii) special committee members’ compensation in connection with its evaluation of the merger (which is not contingent upon the completion of the merger or the special committee’s or board of directors’ recommendation of the merger), and (iii) the directors’ indemnification and liability insurance rights under the merger agreement. Our board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the merger.

The Company has compensated each member of the special committee in exchange for their service in such capacity an aggregate monthly amount of $10,000 per member (and, in the case of the chairman of the special committee, a monthly amount of $15,000), the payment of which is not contingent upon the completion of the merger or the special committee’s or the board of directors’ recommendation of the merger.

Position with the Surviving Company

After completion of the merger, it is anticipated that the executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

The Company has adopted an audit committee charter that requires the audit committee to review on an ongoing basis and approve all related party transactions as defined in Item 404 of Regulation S-K. For a description of related party transactions for the years ended December 31, 2013 and 2014, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement. See “Where You Can Find More Information” beginning on page 110 for a description of how to obtain a copy of the Company’s annual report on Form 20-F. Where applicable in this “Related Party Transactions” section the conversion of RMB into USD is based on the noon buying rate of $1.00=RMB6.4778 on December 31, 2015 in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve.

Transactions with Expedia, Inc.

Between January 1, 2015 and May 22, 2015, the Company earned hotel and air commissions of approximately RMB89.4 million (approximately $14.1 million) from Expedia and its affiliates pursuant to a series of agreements between the Company and Expedia and/or affiliates of Expedia. On May 22, 2015, the Company’s then-largest shareholder Expedia Asia Pacific-Alpha Limited, which is a subsidiary of Expedia, Inc. (“Expedia”), sold all of its equity interests in the Company to C-Travel, Keystone Lodging Holdings Limited, Plateno Group Limited, and Luxuriant. Upon completion of the transaction, all designees of Expedia resigned from the board of directors of the Company. As a result of this transaction, Expedia and its affiliates ceased to be related parties of the Company. For a description of the agreements with Expedia and affiliates of Expedia, see “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Transactions with Ctrip’s Aff|filiates

Beginning when C-Travel became a shareholder of the Company in May 2015, the Company entered into a series of business collaboration agreements with affiliates of Ctrip pursuant to which (1) the Company distributes travel products provided by Ctrip’s affiliates and receives a share of the Ctrip affiliates’ commissions for the travel products; and (2) Ctrip distributes travel products provided by the Company and receives a share of the Company’s commissions for the travel products. Between May 22, 2015 and December 31, 2015, the Company recognized and earned a total of approximately RMB9.5 million (approximately $1.5 million) from its share of commissions received from travel products provided by Ctrip’s affiliates, and the Company recognized and accrued to Ctrip’s affiliates a total of approximately RMB7.4 million (approximately $1.1 million) from commissions received from travel products provided by the Company.

Transactions with Plateno Group Limited

Both before and after Ocean Imagination became a shareholder of the Company in May 2015, the Company entered into a series of distribution agreements with hotels affiliated with Plateno Group Limited, an affiliate of Ocean Imagination. Pursuant to these agreements, the Company provides hotel room reservation services to these hotels and receives commissions from the hotels for hotel room reservations booked through the Company. For the years ended December 31, 2014 and December 31, 2015, the Company received from hotels affiliated with Plateno Group Limited commissions totaling approximately RMB5.5 million ($0.8 million) and RMB8.0 million ($1.2 million), respectively.

Transactions with Tencent and its Affiliates

During the past two years, the Company has entered into a series of commercial agreements with Tencent and its affiliates, including for the sale of the Company’s hotel inventory on Tencent’s e-commerce platform, advertising on Tencent’s search engine and other online properties, payment processing on Tencent’s payment process platform and marketing cooperation. The payments made by the Company to Tencent and its affiliates pursuant to these commercial agreements were not material.

Agreements with the Company’s Consolidated Affiliated Entities

Beijing Information.  On September 7, 2015, Guangfu Cui, the Company’s former Chief Executive Officer, and Gary Ding, an employee of the Company, transferred all of the equity interests in the Company’s variable interest entity Beijing eLong Information Technology Co. Ltd. (“Beijing Information”) held by them to Hao Jiang, the Company’s Chief Executive Officer, and Rong Zhou, the Company’s Chief Strategy Officer. As a result of these transfers, Mr. Jiang and Mr. Zhou hold 87.5% and 12.5%, respectively, of the equity interests in Beijing Information.

The Company and the Company’s wholly-owned subsidiary eLongNet Information Technology (Beijing) Co., Ltd. (“eLong Information”) have entered into the following contracts and arrangements with respect to the operation, financing, management and control of Beijing Information:

Powers of Attorney;
Spousal Waivers;

Loan Agreement;
Equity Interest Pledge Agreement;
Exclusive Equity Purchase Right Agreement;
Business Operations Agreement;
Cooperation Agreement;
Technical Services Agreement;
Trademark License Agreement; and
Domain Name License Agreement.

Powers of Attorney.  Hao Jiang and Rong Zhou, the shareholders of Beijing Information, have each provided an irrevocable power of attorney in favor of the Company which authorizes the Company (or any party designated by the Company) to fully exercise all rights and powers of Mr. Jiang and Mr. Zhou as shareholders of Beijing Information, including the power to convene shareholder meetings, vote as a shareholder, appoint senior management, and sell or transfer equity interests in Beijing Information. Each power of attorney is for a period of 20 years, with unlimited automatic renewal for additional 20 year terms as long as Mr. Jiang or Mr. Zhou, as applicable, remains a shareholder of Beijing Information. Both powers of attorney are dated September 7, 2015.

Spousal Waivers.  Hao Jiang, Hao Jiang’s wife, Rong Zhou and Rong Zhou’s wife have each provided an irrevocable and permanent declaration and undertaking (the “Spousal Waiver”) to the Company and eLong Information, in which each of them, as applicable, confirms that Mr. Jiang and Mr. Zhou hold the shares of Beijing Information as nominees, and that their shareholdings, and all rights and benefits relating thereto, are not a part of Mr. Jiang’s or Mr. Zhou’s personal assets nor a part of their and their wives’, as applicable, marital property or inheritable property. Each spousal waiver further confirms that no other family member of the shareholders has any rights thereto, and covenants that no family member will assert any such claims in the future. Both spousal waivers are dated September 7, 2015.

Loan Agreement.  The Company has entered into an amended and restated loan agreement with Hao Jiang, Rong Zhou and eLong Information, dated September 7, 2015, whereby the Company has loaned RMB14 million (approximately $2.2 million) and RMB2 million (approximately $0.3 million) to Mr. Jiang and Mr. Zhou, respectively, for use as contributions to the paid-in registered capital of Beijing Information. Under the loan agreement, the Company agrees to provide financial support to Beijing Information in the form of additional loans, which may be reflected in subsequent agreements. The Company also agrees to waive the loans if Beijing Information is unable to make repayment. The loans are interest free and have a term of 20 years, with unlimited automatic renewals for additional 20 year terms. Certain events trigger acceleration of the loans, including the termination of employment, involvement in a crime or the incapacity of Mr. Jiang or Mr. Zhou, as applicable, or if PRC law allows the Company to directly invest in the internet information service business and the Company elects to purchase the shareholdings of Mr. Jiang and Mr. Zhou. In the event that the Company exercises its option to purchase the 100% equity interest in Beijing Information pursuant to the exclusive equity purchase right agreement, the loans will accelerate, be repaid by the proceeds from the option exercise and be discharged. Mr. Jiang and Mr. Zhou also undertake to ensure that Beijing Information will not take certain actions without the prior consent of the Company, including amendment of its articles of association, pledge of its assets, merger with any other company, or issuance of dividends. The Company may unilaterally terminate or amend the loan agreement at any time.

Equity Interest Pledge Agreement.  eLong Information, Hao Jiang and Rong Zhou have entered into an equity interest pledge agreement, dated September 7, 2015, pursuant to which Mr. Jiang and Mr. Zhou have pledged their entire ownership interests in Beijing Information to eLong Information in order to secure (i) repayment of Mr. Jiang’s and Mr. Zhou’s, respective loan obligations, (ii) payment by Beijing Information for a technical services and software license provided by eLong Information, and (iii) fulfillment of all other rights and obligations of Beijing Information, Mr. Jiang and Mr. Zhou in favor of eLong Information under other agreements. eLong Information may enforce the pledge upon the occurrence of events of default, including the failure of Beijing Information to make required payments to eLong Information under the other agreements. The term of the equity interest pledge agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. eLong Information may unilaterally terminate or amend the equity interest pledge agreement at any time.

Exclusive Purchase Right Agreement.  The Company, Beijing Information, eLong Information, Hao Jiang and Rong Zhou have entered into an amended and restated exclusive purchase right agreement, dated September 7, 2015 pursuant to which the Company (and any party designated by the Company) has the exclusive right, at any time when PRC law permits foreign invested companies to operate a business providing Internet content, to purchase from Mr. Jiang and Mr. Zhou their respective equity interests in Beijing Information. The exercise price of the options is equal to the actual paid-in registered capital of Beijing Information, pro-rated as applicable. The proceeds from the exercise will be applied to repay the loans extended to Mr. Jiang and Mr. Zhou, unless otherwise agreed by the parties. The term of the agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. The Company may unilaterally terminate the agreement at any time.

Business Operations Agreement.  Beijing Information, eLong Information, Hao Jiang and Rong Zhou have entered into an amended and restated business operations agreement, dated September 7, 2015, pursuant to which eLong Information has agreed to provide guarantees for the performance by Beijing Information of business contracts, agreements and transactions with third parties and Beijing Information has agreed to pledge its accounts receivable and all its assets to eLong Information; and Mr. Jiang and Mr. Zhou have agreed to enter into irrevocable powers of attorney in favor of the Company (or any party designated by the Company). Beijing Information, Mr. Jiang and Mr. Zhou also have each agreed not to enter into any transaction that may have a material adverse effect on the assets, rights, obligations or operations of Beijing Information without prior written consent from eLong Information. Under the agreement, Mr. Jiang and Mr. Zhou have agreed that, if instructed by eLong Information, they will appoint or remove Beijing Information’s directors and executive officers and accept eLong Information’s guidance regarding operations and financial and personnel management of Beijing Information. This agreement provides that, if any agreement between eLong Information and Beijing Information terminates or expires, eLong Information may terminate any other agreements between eLong Information and Beijing Information, including the technical services agreement. The term of the business operations agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. eLong, Information may unilaterally terminate or amend this agreement at any time.

Cooperation Agreement.  eLong Information and Beijing Information have entered into a cooperation agreement in order to jointly undertake the online hotel booking business. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Technical Services Agreement.  eLong Information and Beijing Information have entered into an amended and restated technical services agreement. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Trademark License Agreement.  eLong Information and Beijing Information have entered into an amended and restated trademark license agreement. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Domain Name License Agreement.  eLong Information and Beijing Information have entered into an amended and restated domain name license agreement. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Beijing Media.  On September 7, 2015, Guangfu Cui, the Company’s former Chief Executive Officer, transferred all of the 1.67% equity interest in the Company’s variable interest entity Beijing Asiamedia Interactive Advertising Co., Ltd. (“Beijing Media”) held by him to Hao Jiang, the Company’s Chief Executive Officer. As a result of this transfer, eLong Information and Mr. Jiang hold 98.33% and 1.67%, respectively, of the equity interests in Beijing Media.

The Company and eLong Information have entered into the following agreements, with respect to the operation, financing, management and control of Beijing Media:

Power of Attorney;
Spousal Waiver;
Business Loan Agreement;
Equity Interests Pledge Agreement;
Exclusive Equity Purchase Right Agreement;
Business Operations Agreement;
Advertising Technical Consulting and Services Agreement; and
Trademark License Agreement.

Power of Attorney.  Hao Jiang, as the holder of 1.67% of Beijing Media as a nominee, has provided an irrevocable power of attorney in favor of the Company, dated September 7, 2015, which authorizes the Company (or any party designated by the Company) to fully exercise all rights and powers of Mr. Jiang as a shareholder of Beijing Media, including the power to convene shareholder meetings, vote as a shareholder, appoint senior management, and sell or transfer equity interests in Beijing Media. The power of attorney is for a period of 20 years, with unlimited automatic renewals for additional 20 year terms as long as Mr. Jiang remains a shareholder of Beijing Media.

Spousal Waiver.  Hao Jiang and his wife have provided irrevocable and permanent declarations and undertakings (the “Spousal Waivers”) to the Company and eLong Information, dated September 7, 2015, in which they confirm that Mr. Jiang holds the shares of Beijing Media as a nominee, and that such his shares (and all rights and benefits relating thereto) are not a part of Mr. Jiang’s personal assets and not a part of Mr. Jiang and his spouse’s marital property or inheritable property. The spousal waivers further confirm that no other family member of the nominee shareholder has any rights thereto, and covenants that no family member will assert any such claims in the future.

Loan Agreement.  The Company has entered into an amended and restated loan agreement with Hao Jiang and eLong Information, dated September 7, 2015, whereby the Company has loaned RMB500,000 (approximately $78,671) to Mr. Jiang for use as a contribution to the paid-in registered capital of Beijing Media. Under the loan agreement, the Company agrees to provide financial support to Beijing Media in the form of additional loans which may be reflected in subsequent agreements. The Company also agrees to waive the loans if Beijing Media is unable to make repayment. The loans are interest free and have a term of 20 years, with unlimited automatic renewals for additional 20 year terms. Certain events trigger the immediate acceleration of the loans, including the termination of employment, involvement in a crime or incapacity, of Mr. Jiang, or if PRC law allows the Company to directly invest in the internet information service business and the Company elects to purchase Mr. Jiang’s shares. In the event that the Company exercises its option to purchase Mr. Jiang’s equity interest in Beijing Media pursuant to the exclusive equity purchase right agreement, the loans will accelerate, be repaid by the proceeds from the option exercise and be discharged. Mr. Jiang also undertakes to ensure that Beijing Media will not take certain actions without the prior consent of the Company, including the amendment of its articles of association, pledge of its assets, merger, or any payment of dividends. The Company may unilaterally terminate or amend the loan agreement at any time.

Equity Interests Pledge Agreement.  eLong Information and Hao Jiang have entered into an equity interests pledge agreement, dated September 7, 2015, pursuant to which Mr. Jiang has pledged his entire ownership interest in Beijing Media to eLong Information in order to secure (i) repayment of Mr. Jiang’s loan obligations, (ii) payment by Beijing Media for an advertising technical services and software license provided by eLong Information, and (iii) fulfillment of all other rights and obligations of Beijing Media and Mr. Jiang in favor of eLong Information under other agreements. eLong Information may enforce the pledge upon the occurrence of events of default, including the failure of Beijing Media to make required payments to eLong Information under the agreements. The term of the equity interests pledge agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. eLong Information may unilaterally terminate or amend the equity interests pledge agreement at any time.

Exclusive Purchase Right Agreement.  The Company, Beijing Media, eLong Information, and Hao Jiang have entered into an amended and restated exclusive purchase right agreement, dated September 7, 2015,

pursuant to which the Company (and any party designated by the Company) has the exclusive right, at any time, when applicable PRC law permits foreign invested companies to operate an internet advertising business, to purchase from Mr. Jiang his equity interest in Beijing Media. The exercise price of the option is equal to applicable pro rata portion of the actual paid-in registered capital of Beijing Media. The proceeds from the exercise will be applied to repay the loans extended to Mr. Jiang, unless otherwise agreed by the parties. The term of the agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. The Company may unilaterally terminate the agreement at any time.

Business Operations Agreement.  Beijing Media, eLong Information and Hao Jiang have entered into an amended and restated business operations agreement, dated September 7, 2015, pursuant to which eLong Information has agreed to provide guarantees for performance by Beijing Media of business contracts, agreements or transactions with third parties, Beijing Media has agreed to pledge its accounts receivable and all its assets to eLong Information, and Mr. Jiang has agreed to enter into an irrevocable power of attorney in favor of the Company. (or any party designated by the Company). Beijing Media and Mr. Jiang also have agreed not to enter into any transaction that may have a material adverse effect on the assets, rights, obligations or operations of Beijing Media without prior written consent from eLong Information. Under the agreement, Mr. Jiang has agreed that, if instructed by eLong Information, he will appoint or remove Beijing Media’s directors and executive officers and accept eLong Information’s guidance regarding operations and financial and personnel management of Beijing Media. Under this agreement, if any of agreements between eLong Information and Beijing Media terminate or expire, eLong Information may terminate any other agreements between eLong Information and Beijing Media, including the technical services agreement. The term of the business operations agreement is 20 years, with unlimited automatic renewals for additional 20 year terms. eLong Information may unilaterally terminate or amend this agreement at any time.

Advertising Technical Consulting and Services Agreement.  eLong Information and Beijing Media have entered into an amended and restated advertising technical consulting and services agreement, dated December 26, 2012. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Trademark License Agreement.  eLong Information and Beijing Media have entered into an amended and restated trademark license agreement, dated December 26, 2012. See “Item 7. Major Shareholders and Related Party Transactions” included in the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2014, which is incorporated by reference into this proxy statement.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Group in connection with the merger are estimated at the date of this proxy statement and set forth in the table below. Such fees are subject to change pending completion of the merger.

Description	Amount (in ‘000)
Legal fees and expenses	$
Financial advisory fees and expenses	$
Special committee fees	$
Filing fees	$
Miscellaneous (including printing, proxy solicitation and mailing costs)	$
Total	$

These expenses will not reduce the merger consideration to be received by the Company shareholders. If the merger is completed, the party incurring any costs and expenses in connection with the merger and the merger agreement will pay those costs and expenses.

Voting by the Rollover Shareholders at the Extraordinary General Meeting

Pursuant to the Support Agreement, the Rollover Shareholders have agreed to vote all of the Shares they beneficially own in favor of the approval of the merger agreement and the transactions contemplated by the merger agreement, including the merger, at the extraordinary general meeting of the shareholders of the

Company. As of the record date, we expect that the Rollover Shareholders as a group will own, in the aggregate, approximately 25,440,699 Ordinary Shares (including shares represented by ADSs but excluding Shares that the applicable Rollover Shareholders will have the right to purchase upon the exercise of Company Share Awards) and 33,589,204 High-Vote Ordinary Shares, which represent approximately 97% of the voting power of the issued and outstanding Shares entitled to vote.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

Upon completion of the merger, the Company will cease to be a publicly traded company, and the merger is expected to be accounted for as a business combination by Parent in accordance with Accounting Standards Codification 805 “Business Combinations,” initially at the fair value of the Company as of the Effective Time.

Regulatory Matters

The Company does not believe that any material regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the U.S. federal securities laws and the registration of the plan of merger (and supporting documentation as specified in the Cayman Islands Companies Law) with the Registrar of Companies of the Cayman Islands and, in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger, and notification of the merger being published in the Cayman Islands Government Gazette.

Dissenters’ Rights

Registered holders of Shares who exercise dissenters’ rights will have the right to receive payment of the fair value of their Shares in accordance with Section 238 of the Cayman Islands Companies Law if the merger is consummated, but only if they deliver to the Company, before the vote to authorize and approve the merger is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law for the exercise of dissenters’ rights, a copy of which is attached as Annex C to this proxy statement. The fair value of their Shares as determined under the Cayman Islands Companies Law could be more than, the same as, or less than the merger consideration they would receive pursuant to the merger agreement if they do not exercise dissenters’ rights with respect to their Shares. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights (as described under the section titled “Dissenters’ Rights” on page 99).

Material U.S. Federal Income Tax Consequences

The following is a general discussion of material U.S. federal income tax consequences to U.S. Holders (as defined below) of the exchange of Shares for cash pursuant to the Merger Agreement. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service (the “IRS”), and the IRS or a court in the event of an IRS dispute may challenge any of the conclusions set forth below.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the Merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to all taxpayers or to particular shareholders in light of their individual investment circumstances or subject to special tax rules, including (i) holders that are banks, financial institutions, or insurance companies; regulated investment companies, mutual funds, or real estate investment trusts; brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; or tax-exempt organizations, (ii) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (iii) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services, (iv) holders that have a “functional currency” other than the U.S. dollar, (v) retirement plans, individual retirement accounts, or other tax-deferred accounts, (vi) U.S. expatriates, (vii) holders that are subject to alternative minimum tax, (viii) holders that actually or constructively own 10% or more of our voting stock or (ix) partnerships or other entities classified as partnerships for U.S. federal income tax purposes. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times. This discussion applies only to U.S. Holders who completely terminate their interest in the Company following the Merger, whether such interest is held directly or indirectly, including by application of attribution rules for U.S. federal income tax purposes. Attribution rules may apply, for example, if such U.S. Holder holds interests in Parent or the Company indirectly through an interest owned by a family member (subject to certain exceptions and elective procedures) or a partnership or other related entity.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) an individual citizen or resident of the United States for U.S. federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

All U.S. Holders of Shares should consult their tax advisors regarding the specific tax consequences of the Merger in light of their particular situations, including the applicability and effect of U.S. federal, state, local, non-U.S. and other laws.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the Merger or as a result of a U.S. Holder exercising its dissenters’ rights (as described under the section titled “Dissenters’ Rights” beginning on page 99), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company Considerations” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the Effective Time.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as U.S. source gain or loss for U.S. foreign tax credit purposes. However, in the event that the Company is deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of Shares is regarded as gain sourced from the PRC and is subject to tax in the PRC (see “Special Factors — PRC Tax Consequences” beginning on page 72, U.S. Holders may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and

the Prevention of Tax Evasion With Respect to Taxes on Income (the “Treaty”)). If the Company is not treated as a resident of the PRC for purposes of the Treaty, or a U.S. Holder fails to make the election to treat any gain as PRC source, then the U.S. Holder may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the Merger Agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of the Shares, including their eligibility for the benefits of the Treaty and the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Considerations

In general, the Company will be a passive foreign investment company, or a “PFIC,” for any taxable year in which (i) at least 75% of the Company’s gross income is passive income or (ii) at least 50% of the value of the Company’s assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”). For this purpose, passive income generally includes dividends, interest, royalties and rents. If the Company owns, directly or indirectly, at least 25% (by value) of the stock of another corporation, the Company will be treated, for purposes of the PFIC tests, as owning the Company’s proportionate share of the other corporation’s assets and receiving the Company’s proportionate share of the other corporation’s income. For purposes of the asset test, any cash and assets readily convertible into cash will count as producing passive income or held for the production of passive income.

The annual PFIC determination is inherently factual and there is limited guidance regarding the application of the PFIC rules to specific situations. The Company currently holds a substantial amount of cash and cash equivalents, restricted cash and short-term investments, and the value of the Company’s goodwill and other assets (indications of which may be evidenced by the trading prices of the Company’s ADSs, which have experienced significant volatility), are uncertain and subject to significant volatility. The determination of the Company’s PFIC status is subject to factual uncertainties because it depends upon the relative values of the Company’s assets over time, the Company’s income, and because it is not clear how the Company’s contractual arrangements with its VIEs would be treated for purposes of the PFIC rules. Based on the composition of the Company’s assets, there is a risk that the Company was a PFIC for 2015 (and certain prior years), but the Company has not obtained valuations of its assets or otherwise made (and does not intend to make) a definitive determination of the Company’s PFIC status for 2015. As the determination of PFIC status must be made on an annual basis and depends on variables over which the Company has limited control, there can be no assurance that the Company will not be a PFIC for any taxable year. If the Company is or has been a PFIC in any year, U.S. Holders of Shares in such year would be subject to the tax regime described in the following paragraphs.

If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder’s holding period for the Shares. The amount allocated to the taxable year of the disposition and to any year before the Company became a PFIC would be treated as ordinary income in the current taxable year. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year, and an additional tax equal to the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year.

If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held ADSs and certain conditions relating to the regular trading of the Company’s ADSs have been met in the past, a U.S. Holder of ADSs may have been able to make a so-called “mark-to-market” election with respect to its ADSs. If a U.S. Holder made this election in a timely fashion, then instead of the tax treatment described in the preceding paragraph, any gain recognized by the U.S. Holder in the Merger would generally be treated as ordinary income or ordinary loss (limited to the extent of the net amount of previously included income as a result of the mark-to-market election, if any). Because a mark-to-market election cannot be made for any of the Company’s subsidiaries that is or may have been a PFIC, a

U.S. Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by the Company that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

The Company has not provided and does not intend to provide the information U.S. Holders would need to make a qualified electing fund election, and as such the qualified electing fund election has not been and will not be available to U.S. Holders.

If the Company is a PFIC for the current taxable year or has been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares, reporting gains realized with respect to the cash received in the Merger. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the Merger to such U.S. Holder if the Company is a PFIC or has been a PFIC during any prior year in which such U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the Merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

Medicare Tax

A U.S. Holder that is an individual, estate or trust (that does not fall into a special class of trusts that is exempt from such tax), will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” (or undistributed net investment income in the case of an estate or trust) for the relevant taxable year and (2) the excess of such U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include gains from the sale or other disposition of capital assets. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their disposition of Shares.

PRC Tax Consequences

Under the PRC Enterprise Income Tax Law (the “EIT Law”), which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises,” and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of the PRC Enterprise Income Tax Law, which became effective on January 1, 2008 and defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies (“Circular 82”) on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in China. Under the EIT Law and its implementation regulations, the PRC enterprise income tax at the rate of 10% is applicable to any gain recognized on receipt of consideration by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise, which is considered PRC-sourced income, provided that the “non-resident enterprise” does not have a de facto management body in the PRC Under the PRC Individual Income Tax Law, an individual who disposes a capital asset in China is subject to PRC individual income tax at the rate of 20%. Relief from these taxes may be sought under applicable Income Tax Treaties with China.

The Company does not believe that it is a resident enterprise defined and regulated by the aforesaid regulations or that the gain recognized on the receipt of cash consideration for your Share should otherwise be subject to PRC income tax to holders of such Shares that are not PRC residents as none of our shareholders is a PRC company or PRC corporate group. However, as there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company cannot confirm whether it would be considered a PRC resident enterprise under the EIT Law or whether the gain recognized on the receipt of cash consideration for Shares would otherwise be subject to PRC tax to holders of such Shares that are not PRC tax residents.

In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”) issued by the State Administration of Taxation, which became effective as of January 1, 2008, the Circular Concerning Various Questions on the Administration of Enterprises Income Tax on Non-resident Enterprises (“Bulletin 24”) issued by the State Administration of Taxation, which became effective as of April 1, 2011, and the Bulletin on Certain Issues Relating to Indirect Transfer of Assets by Non-resident Enterprises (“Bulletin 7”) issued by the State Administration of Taxation, which became effective on February 3, 2015, if any non-resident enterprise transfers equity of a resident enterprise, the non-resident enterprise will be subject to a 10% PRC enterprise income tax on the gain from such equity transfer. However, such provision is not applicable to the transfer of publicly-traded shares where the number of shares to be transferred and the transfer price are determined pursuant to standard trading rules of a public securities market and not by the purchaser and the seller by mutual agreement prior to such transactions. Under Circular 698, Bulletin 24 and Bulletin 7, where a non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, a list of factors set out by Bulletin 7 should be taken into consideration to assess whether the transfer arrangement would be deemed to have a reasonable commercial purpose. Where non-resident enterprises indirectly transfer equity of PRC enterprises and avoid obligations to pay enterprise income tax through arrangements without a reasonable commercial purpose, PRC taxation authorities have the power to redefine and deem the transactions to be direct transfers of equity of PRC resident enterprises and impose a 10% enterprise income tax on the gain from such offshore share transfers. Circular 698 or Bulletin 7 may be determined by the PRC tax authorities to be applicable to the merger where non-PRC resident corporate shareholders or ADS holders are involved, if the merger is determined by the PRC tax authorities to lack a reasonable commercial purpose. As a result, if PRC tax authorities were to invoke Circular 698 or Bulletin 7 and impose tax on the receipt of consideration for Shares or ADSs, then any gain recognized on the receipt of consideration for such Shares or ADSs pursuant to the merger by the Company’s non-PRC resident shareholders could be treated as PRC-source income and thus be subject to PRC income tax at a rate of 10% (subject to applicable treaty relief if any).

You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

Cayman Islands Tax Consequences

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for Shares and ADSs under the terms of the merger. This is subject to the qualifications that (a) Cayman Islands stamp duty may be payable if any original transaction documents are brought into or executed or produced before a court in the Cayman Islands (for example, for enforcement), (b) registration fees will be payable to the Registrar of Companies of the Cayman Islands to register the plan of merger and (c) fees will be payable to the Cayman Islands Government Gazette Office to publish the notice of the merger in the Cayman Islands Government Gazette.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the ADSs

The following table provides the high and low sales prices for our ADSs on NASDAQ under the symbol “LONG” for (i) each quarter of 2014 and 2015, and (ii) the first quarter of 2016:

	Sales Price Per ADS (in $)
	High	Low
Quarterly:
2014
First quarter	20.96	15.50
Second quarter	22.30	12.76
Third quarter	23.99	16.87
Fourth quarter	20.99	16.75
2015
First quarter	18.90	15.54
Second quarter	27.25	14.77
Third quarter	17.57	12.62
Fourth quarter	17.94	15.07
2016
First quarter	17.94	16.20

On July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal, the reported closing price of our ADSs on NASDAQ was $14.50. The merger consideration of $9.00 per Share, or $18.00 per ADS, represents a premium of 24% over the Company’s closing price of $14.50 per ADS on July 31, 2015, the last trading day immediately prior to August 3, 2015, the date that the Company announced that it had received a “going-private” proposal, and a 5% premium over the closing price of $17.10 per ADS on February 3, 2016, the trading day immediately before the merger agreement was signed and a 20% premium over the volume-weighted average closing price of $14.97 for the 30 trading days prior to July 31, 2015, the last trading day immediately prior to August 3, 2015, the date the Company announced that it had received a “going-private” proposal. You are urged to obtain a current market price quotation for your Shares in connection with voting your Shares.

Dividend Policy

Since the Company’s initial public offering in 2004, it has not declared or paid any dividends on its ordinary shares or high-vote ordinary shares. The timing, amount and form of future dividends, if any, will depend, among other things, on the Company’s future results of operations and cash flow, its capital requirements, the amount of distributions, if any, received by the Company from its subsidiaries in China and consolidated affiliated entities and any other factors deemed relevant by the Company’s board of directors. Under the terms of the merger agreement, the Company is not permitted to pay any dividends pending consummation of the merger. In the event the merger agreement is terminated for any reason and the merger is not consummated, any future cash dividends on the outstanding shares would be declared by and subject to the discretion of the Company’s board of directors and, in some cases, must be approved at an annual or extraordinary general meeting of shareholders. Holders of ADSs would be entitled to receive dividends, if any, subject to the terms of the deposit agreement, to the same extent as holders of ordinary shares, less the fees and expenses payable under the deposit agreement, and after deduction of any applicable taxes.

The Company is a holding company incorporated in the Cayman Islands. The Company relies principally on dividends from its subsidiaries in China for its cash needs. Current PRC regulations restrict the ability of the Company’s subsidiaries to pay dividends to the Company; for example, PRC regulations permit the Company’s subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with PRC accounting standard and regulations.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held on         , 2016, at 10:00 a.m. (Hong Kong Time) at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of February 4, 2016 (as amended, the “merger agreement”) among Parent, Merger Sub and the Company (such merger agreement being in the form attached as Annex A to this proxy statement, which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger among Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger from US$2,582,056.20 made up of 258,205,620 shares divided into (a) 200,000,000 ordinary shares with a par value of US$0.01 each, of which (i) 150,000,000 are designated “Ordinary Shares” with a par value of US$0.01 each and (ii) 50,000,000 are designated “High-Vote Ordinary Shares” with a par value of US$0.01 each and (b) 58,205,620 preferred shares with a par value of US$0.01 each, US$50,000 divided into 5,000,000 shares with a par value of US$0.01 each (the “Variation of Capital”) and the replacement of the existing memorandum and articles of association of the Company in their entirety with a new memorandum and articles of association at the effective time of the merger, in the form attached as Annexure 2 to the plan of merger (the “amendment to the M&A”), be and are hereby authorized and approved; and

THAT each of the members of the special committee of the board of directors be authorized to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, the Variation of Capital and the amendment to the M&A; and

•	if necessary, as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the merger is completed, at the Effective Time, (a) each outstanding Share, other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, will be cancelled in exchange for the right to receive $9.00 in cash without interest (the “Per Share Merger Consideration”), and, (b) each issued and outstanding ADS together with the Shares underlying such ADS (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $18.00 in cash without interest (the “Per ADS Consideration”) (less $0.05 per ADS cancellation fees pursuant to the terms of the amended and restated deposit agreement, dated as of July 15, 2014, by and among the Company, the ADS depositary and the holders and beneficial owners of ADSs issued thereunder (the “deposit agreement”)), in each case, net of any applicable withholding taxes. The Excluded Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their fair value as determined in accordance with the Cayman Islands Companies Law. At the Effective Time, each outstanding ordinary share, par value $0.01 per share, of Merger Sub will be converted into one fully paid and non-assessable ordinary share of the surviving company.

Our Board of Directors’ Recommendation

Our board of directors, acting upon the unanimous recommendation of the special committee:

•	determined that it was fair to and in the best interests of the Company and its unaffiliated security holders, and declared it advisable, to enter into the merger agreement and the transaction agreements contemplated by the merger agreement;
•	authorized and approved the execution, delivery and performance of the merger agreement, the plan of merger and the transaction agreements contemplated by the merger agreement and the consummation of the transactions, including the merger; and
•	resolved to direct that the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, be submitted to a vote at an extraordinary general meeting of the shareholders of the Company with the recommendation of the board of directors that the shareholders of the Company authorize and approve by way of special resolution the merger agreement, the plan of merger and the transaction contemplated by the merger agreement, including the merger.

Quorum

The presence of one or more shareholders of record holding in excess of fifty percent of the total issued voting power of the Company throughout the meeting in person or by proxy will constitute a quorum.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to attend and vote at the extraordinary general meeting if you have Shares registered in your name at the close of business in the Cayman Islands on           , 2016, or if you are a holder of ADSs at the close of business in New York City on            , 2016, the share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs on the ADS record date, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the registered holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 12:00 p.m. (New York City Time) on            , 2016 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, if you own ADSs on the ADS record date, you may vote at the extraordinary general meeting by cancelling your ADSs before the close of business in New York City on            , 2016 and becoming a registered holder of Shares prior to the close of business in the Cayman Islands on            , 2016, the share record date. Each outstanding Ordinary Share on the share record date entitles the holder to one vote and each outstanding High-Vote Ordinary Share on the share record date entitles the holder to fifteen votes on each matter submitted to the shareholders for authorization and approval at the extraordinary general meeting and any adjournment thereof. We expect that, as of the share record date, there will be 41,636,971 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the share record date, the deadline for you to lodge your proxy card and vote is            , 2016 at 10:00 a.m. (Hong Kong Time). Please see “Shareholders and ADS Holders Entitled to Vote; Voting Materials” below for additional information. If the merger is not completed, the Company will continue to be a public company in the U.S. and the Company’s ADSs will continue to be listed on NASDAQ. The Company’s Shares are not listed and cannot be traded on any stock exchange other than NASDAQ, and in such case only in the form of ADSs. As a result, if you have cancelled your ADSs to attend the extraordinary general meeting and the merger is not completed and you wish to be able to sell your Shares on a stock exchange, you would need to deposit your Shares into the Company’s American depositary shares program for the issuance of the corresponding number of ADSs, subject to the terms and conditions of applicable law and the ADS deposit agreement, including, among other things, payment of relevant fees of the ADS depositary for the issuance of (up to $0.05 per ADS issued) and any applicable stock transfer taxes (if any) and related charges pursuant to the deposit agreement.

Vote Required

Under the merger agreement, we cannot complete the merger unless the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, are authorized and approved by an affirmative vote of shareholders representing at least two-thirds of the voting power of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting. As of the date of this proxy statement, the Rollover Shareholders as a group owned, in the aggregate, approximately 25,440,699 Ordinary Shares (including Shares represented by ADSs but excluding Shares represented by ADSs reserved by the Company for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards) and 33,589,204 High-Vote Ordinary Shares, which represent approximately 97% of the voting power of the issued and outstanding Shares entitled to vote. Please see “Security Ownership of Certain Beneficial Owners and Management of the Company” beginning on page 106 for additional information. Pursuant to the terms of the Support Agreement, these Shares will be voted in favor of the authorization and approval of the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger at the extraordinary general meeting of the shareholders of the Company.

Shareholders and ADS Holders Entitled to Vote; Voting Materials

Only holders of Shares entered in the register of members of the Company at the close of business in the Cayman Islands on            , 2016, the share record date, will receive the final proxy statement and proxy card directly from the Company. Shareholders registered in the register of members of the Company as of the share record date or their proxy holders are entitled to vote and may participate in the extraordinary general meeting or any adjournment thereof. Shareholders wanting to vote by proxy should simply indicate on their proxy card how they want to vote, sign and date the proxy card, and mail the proxy card in the return envelope as soon as possible but in any event so that it is received by the Company no later than 10:00 a.m. on            , 2016 (Hong Kong Time).

Holders of ADSs as of the close of business in New York City on            , 2016, the ADS record date, will receive the final proxy statement and ADS voting instruction card either directly from the Company’s ADS depositary (in the case of holders of ADSs who hold the ADSs in certificated form, i.e., in the form of ADRs) or these materials will be forwarded to them by a third party service provider (in the case of beneficial owners of ADSs who do not hold the ADSs in the form of ADRs). Holders of ADSs as of the close of business in New York City on            , 2016, cannot attend or vote at the extraordinary general meeting directly, but may instruct the ADS depositary how to vote the Shares underlying the ADSs by completing and signing an ADS voting instruction card provided by the ADS depositary and returning it in accordance with the instructions printed on it. The ADS depositary must receive the ADS voting instruction card no later than 12:00 p.m. (New York City Time)            , 2016. As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on            , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on            , 2016. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Holders of ADSs may vote at the extraordinary general meeting if they cancel their ADSs and become a registered holder of Shares by the close of business in the Cayman Islands on            , 2016. ADS holders wanting to cancel their ADSs need to make arrangements to deliver their ADSs to the ADS depositary for cancellation prior to the close of business in New York City on            , 2016 and complete certain other procedures required by the ADS depositary. Persons who hold ADSs in a brokerage, bank or nominee account, must contact their broker, bank or nominee to find out what actions they need to take to instruct the broker, bank or nominee to cancel the ADSs on their behalf.

Persons holding ADSs in a brokerage, bank or nominee account should consult with their broker, bank or nominee to obtain directions on how to provide such broker, bank or nominee with instructions on how to vote their ADSs.

Each ADS represents two Shares. As of the date of this proxy statement, there were 41,636,971 Ordinary Shares issued and outstanding (including Shares represented by ADSs but excluding Shares represented by ADSs reserved by the Company for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards) and 33,589,204 High-Vote Ordinary Shares issued and outstanding, all of which are entitled to vote on the proposals at the extraordinary general meeting, subject to the procedures described above. As of the date of this proxy statement, there were 7,780,175 ADSs outstanding; subject to the cancellation procedures described above, none of the holders of these ADSs may vote in person at the extraordinary general meeting.

Persons who have acquired Shares and whose names are entered in the Company’s register of members before the close of business in the Cayman Islands on            , 2016 will receive the proxy form (including the voting material) before the extraordinary general meeting, and persons who are ADS holders as of the close of business in New York City on            , 2016 will receive the ADS voting instruction card from the ADS depositary before the extraordinary general meeting. Shareholders who have acquired Shares after the close of business in the Cayman Islands on            , 2016 may not attend the extraordinary general meeting unless they receive a proxy from the person or entity who had sold them the Shares.

Proxy Holders for Registered Shareholders

Shareholders registered in the register of members of the Company as of the share record date who are unable to attend the extraordinary general meeting may appoint another shareholder, a third party or the chairman of the meeting as their proxy to attend the meeting and vote their Shares on their behalf by completing and returning the form of proxy in accordance with the instructions printed thereon. With regard to the items listed on the agenda and without any explicit instructions to the contrary, the Company as proxy holder will vote in favor of the merger according to the recommendation of the board of directors. If new proposals (other than those on the agenda) are put forth before the extraordinary general meeting, the chairman of the meeting as proxy holder will vote in accordance with the position of the board of directors.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR the proposal to authorize and approve the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company at the effective time of the merger and the replacement of the existing memorandum and articles of association of the Company with a new memorandum and articles of association upon the effective time of the merger, FOR the proposal to authorize each member of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger, the transactions contemplated by the merger agreement, including the merger, the variation of the authorized share capital of the Company and the amendment and restatement of the memorandum and articles of association of the Company, and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

As the record holder of the Shares represented by ADSs, the ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs at the close of business in New York City on            , 2016, the ADS record date. The ADS depositary must receive such instructions no later than 12:00 p.m. (New York City Time) on            , 2016. Pursuant to the deposit agreement, the ADS depositary will not vote or attempt to exercise the right to vote any Shares other than in accordance with those instructions.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•	first, a registered shareholder may revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should be sent to eLong, Inc., 3rd Floor, Tower B, Xingke Plaza, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China;
•	second, a registered shareholder may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company prior to the extraordinary general meeting; or
•	third, a registered shareholder may attend the extraordinary general meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker, bank or other nominee and has instructed the broker, bank or other nominee to vote the shareholder’s Shares, the shareholder must follow directions received from the broker, bank or other nominee to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 12:00 p.m. (New York City Time) on            , 2016. A holder of ADSs can do this by completing, dating and submitting a new ADS voting instruction card to the ADS depositary bearing a later date than the ADS voting instruction card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Rights of Shareholders Who Object to the Merger

Shareholders who dissent from the merger will have the right to receive payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken at the extraordinary general meeting, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law, which is attached as Annex C to this proxy statement, for the exercise of dissenters’ rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you do not exercise dissenters’ rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO DISSENT FROM THE MERGER AND RECEIVE PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO EXERCISE ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE DISSENTERS’ RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR THE CANCELLATION OF THE ADSs, AND PROVIDE INSTRUCTIONS FOR THE REGISTRATION OF THE CORRESPONDING SHARES BEFORE THE CLOSE OF BUSINESS IN NEW YORK CITY ON            , 2016, AND BECOME REGISTERED HOLDERS OF SHARES BY THE CLOSE OF BUSINESS IN THE CAYMAN ISLANDS ON                   , 2016. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING DISSENTERS’ RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN ISLANDS COMPANIES LAW. IF THE MERGER IS NOT COMPLETED, THE COMPANY WILL CONTINUE TO BE A PUBLIC COMPANY IN THE U.S. AND THE COMPANY’S ADSs WILL CONTINUE TO BE LISTED ON NASDAQ. THE COMPANY’S SHARES ARE NOT LISTED AND CANNOT BE TRADED ON ANY STOCK EXCHANGE OTHER THAN NASDAQ, AND IN SUCH CASE ONLY IN THE FORM OF ADSs. AS A RESULT, IF A FORMER ADS HOLDER HAS CANCELLED HIS OR HER ADSs TO

EXERCISE DISSENTERS’ RIGHTS AND THE MERGER IS NOT COMPLETED AND SUCH FORMER ADS HOLDER WISHES TO BE ABLE TO SELL HIS OR HER SHARES ON A STOCK EXCHANGE, SUCH FORMER ADS HOLDER WOULD NEED TO DEPOSIT HIS OR HER SHARES INTO THE COMPANY’S AMERICAN DEPOSITARY SHARES PROGRAM FOR THE ISSUANCE OF THE CORRESPONDING NUMBER OF ADSs, SUBJECT TO THE TERMS AND CONDITIONS OF APPLICABLE LAW AND THE DEPOSIT AGREEMENT, INCLUDING, AMONG OTHER THINGS, PAYMENT OF RELEVANT FEES OF THE ADS DEPOSITARY FOR THE ISSUANCE OF ADSs (UP TO $0.05 PER ADS ISSUED) AND ANY APPLICABLE STOCK TRANSFER TAXES (IF ANY) AND RELATED CHARGES PURSUANT TO THE DEPOSIT AGREEMENT.

Whom to Call for Assistance

If you have any questions or need assistance in voting your Shares or ADSs, you can contact eLong, Inc. at +86-10-6436-7570 or at ir@corp.elong.com.

Solicitation of Proxies

The Company does not plan to engage a proxy solicitor to assist in the solicitation of proxies. Instead, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. The Company will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of the Company’s Shares and in obtaining voting instructions from those owners. The Company will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in this proxy statement.

THE MERGER AGREEMENT AND PLAN OF MERGER

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and incorporated into this proxy statement by reference. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement, with the Company continuing as the surviving company of the merger. If the merger is completed, the Company will cease to be a publicly traded company and will instead be a wholly-owned subsidiary of Parent. Unless otherwise mutually agreed in writing by the Company and Parent, the closing will take place no later than the tenth business day after all the closing conditions have been satisfied or, if permissible, waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, if applicable, waiver of such conditions at the closing). The merger will become effective at the time specified in the plan of merger in accordance with the Cayman Islands Companies Law.

We currently expect that the merger will be completed during the second calendar quarter of 2016, after all conditions to the merger have been satisfied or waived in accordance with the merger agreement. We cannot specify when, or assure you that, all conditions to the merger will be satisfied or waived; however, the parties are working toward completing the merger as quickly as possible.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the merger, the current memorandum and articles of association of the Company will be replaced in their entirety by the memorandum and articles of association of Merger Sub as in effect prior to the completion of the merger, except that at the Effective Time, (i) references to “China E-dragon Mergersub Limited” will be amended to “eLong, Inc.”, (ii) references to the authorized share capital of the surviving company will be amended to refer to the correct authorized capital of the surviving company as approved in the plan of merger and (iii) the memorandum and articles of association of the surviving company will contain provisions with respect to exculpation and indemnification of liability and advancement of expenses no less favorable than those set forth in the memorandum and articles of association of the Company as in effect on the date of the merger agreement.

In addition, unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time will become the initial directors of the surviving company and the officers of the Company immediately prior to the Effective Time will become the initial officers of the surviving company.

Merger Consideration

Under the terms of the merger agreement, if the merger is completed, at the Effective Time, (a) each outstanding Share, other than the Excluded Shares, Dissenting Shares and Shares represented by ADSs, will be cancelled in exchange for the right to receive $9.00 in cash without interest, and (b) each issued and outstanding ADS together with the Shares underlying such ADSs (other than any ADS representing Excluded Shares) will be cancelled in exchange for the right to receive $18.00 in cash without interest (less $0.05 per ADS cancellation fees pursuant to the terms of the deposit agreement), in each case, net of any required withholding taxes. The Excluded Shares will be cancelled for no consideration and the Dissenting Shares will be cancelled in exchange for the right to receive their fair value as determined in accordance with the Cayman Islands Companies Law. Please see “Dissenters’ Rights” beginning on page 99 for additional information.

At the Effective Time, each outstanding ordinary share, par value of $0.01 per share of Merger Sub will be converted into one validly issued, fully paid and non-assessable ordinary share of the surviving company.

Treatment of Company Options and Company RSU Awards

At the Effective Time, each outstanding fully vested Company Option granted under the Company Equity Plans, other than the vested Company Options held by the Executive Equityholders, will be cancelled and immediately converted into the right to receive in exchange therefor the Option Consideration, provided that if the exercise price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

At the Effective Time, each outstanding fully vested Company RSU Award granted under the Company Equity Plans, other than the vested Company RSU Awards held by the Executive Equityholders, will be cancelled and immediately converted into the right to receive in exchange therefor the RSU Award Consideration.

At the Effective Time, each outstanding unvested Company Option granted under the Company Equity Plans, other than the unvested Company Options held by the Executive Equityholders, will be cancelled and immediately converted into the right to receive in exchange therefor the Parent Options, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company Option.

At the Effective Time, each outstanding unvested Company RSU Award granted under the Company Equity Plans, other than the unvested Company RSU Awards held by the Executive Equityholders and the unvested Company RSU Awards owned by the Former CEO, will be cancelled and immediately converted into the right to receive in exchange therefor the Parent RSU Awards, subject to and in accordance with the terms of the applicable Company Equity Plan and award agreement, and subject further, if applicable, to adjustments in accordance with the terms of the merger agreement to provide substantially the same economic terms of such Company RSU Award.

At the Effective Time, each outstanding Company Option held by each Executive Equityholder, will be cancelled and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option, as specified in, and in accordance with the applicable Executive Excluded Securities Letter of such Executive Equityholder. At the Effective Time, each outstanding Company RSU Award held by each Executive Equityholder, will be cancelled and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award, as specified in, and in accordance with the terms and conditions of the relevant Executive Excluded Securities Letter of such Executive Equityholder.

At the Effective Time, each outstanding unvested Company RSU Award held by the Former CEO, will be cancelled and immediately converted into the right to receive in exchange therefor, the RSU Award Consideration, in accordance with the terms and conditions of the agreement among the Former CEO, Parent, Merger Sub and the Company.

Exchange Procedures

At or prior to the Effective Time, Parent will deposit, or cause to be deposited, with the paying agent, for the benefit of the holders of Shares and ADSs, cash in immediately available funds in an amount sufficient to satisfy the aggregate merger consideration payable in respect of the Shares and the ADSs. Promptly following the Effective Time, the surviving company will cause the paying agent to mail to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration (i) a letter of transmittal in customary form specifying how the delivery of the merger consideration to registered holders of Shares will be effected; and (ii) instructions for effecting the surrender of share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates) or non-certificated Shares represented by book entry (the “Uncertificated Shares”) and/or such other documents as may be required to receive the Per Share Merger Consideration. Upon surrender of, if applicable, any Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate) for cancellation or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the paying agent in accordance with the terms of such letter of transmittal, each registered holder of Shares will be entitled to receive in exchange for such Shares, the Per Share Merger Consideration payable in respect of such Shares and each surrendered Share Certificate will be cancelled.

As promptly as reasonably practicable after the Effective Time, the paying agent will transmit to the ADS depositary an amount in cash in immediately available funds equal to the aggregate Per ADS Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs and the underlying Shares representing Excluded Shares) and the ADS depositary will distribute the aggregate Per ADS Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the deposit agreement, the ADS holders will pay any applicable fees, charges and expenses of the ADS depositary and government charges (other than applicable withholding taxes, if any) due to or incurred by the ADS depositary in connection with the cancellation of their ADSs (and the underlying Shares).

Parent will promptly deposit or cause to be deposited with the paying agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to shareholders who have effectively withdrawn or lost dissenter rights under the applicable provisions of the Cayman Islands Companies Law.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement. In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise and allocating risks between the parties to the merger agreement rather than establishing matters as facts. Moreover, the representations and warranties made by the Company were qualified by its public disclosures with the SEC since January 1, 2013 and prior to the date of the merger agreement and a disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of the merger agreement, and the representations and warranties made by Parent and Merger Sub to the Company were qualified by a disclosure schedule delivered by Parent and Merger Sub to the Company concurrently with the execution of the merger agreement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the businesses of the Company and its subsidiaries;
•	material compliance with the terms of the Company’s memorandum and articles of association;
•	the identity and capitalization of each of the Company’s subsidiaries and compliance by each of the Company’s subsidiaries with the terms of its constituent organizational and/or governing document;
•	the capitalization of the Company, including with respect to the number and type of Shares;
•	the absence of (i) any options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or any of its subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (“Company

Equity Interests”) and (ii) any outstanding obligation of the Company or its subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares of, or other Company Equity Interests in, the Company or any of its subsidiaries;
•	the grant of the Company Options and Company RSU Awards being in accordance with the terms and conditions of the relevant Company Equity Plan and in compliance with the rules and regulations of NASDAQ and that any Shares to be issued in connection with the Company Options and Company RSU Awards will be duly authorized, validly issued, fully-paid and non-assessable;
•	the absence of (i) any voting trusts, proxies or other similar agreements to which the Company or any of its subsidiaries is a party and (ii) any preemptive, anti-dilutive, rights of first refusal or other similar rights with respect to securities of the Company or its subsidiaries;
•	power and authority of the Company regarding the execution and delivery of, and performance of obligations under, the merger agreement;
•	approval of the merger agreement and the transactions contemplated thereby by the board of directors of the Company;
•	required consents and approvals relating to the merger;
•	the absence of any conflict with or breach of the governing documents of the Company, any agreements of the Company and any order or applicable law as a result of the execution, delivery or performance of the merger agreement by the Company;
•	the Company’s SEC filings since January 1, 2013, financial statements, internal controls and accounting or auditing practices;
•	the absence of certain changes and non-existence of a “Material Adverse Effect” (as defined below);
•	the absence of undisclosed liabilities;
•	the Company’s subsidiaries incorporated under the PRC laws;
•	the absence of certain litigations or other legal proceeding;
•	benefits and labor matters;
•	tax matters;
•	validity of material contracts and the absence of any breach thereof;
•	environmental matters;
•	intellectual property matters;
•	compliance with applicable laws (including anti-corruption laws) and possession of licenses and permits;
•	real property matters;
•	the accuracy of the information in Schedule 13E-3 and this proxy statement;
•	the receipt of a fairness opinion from the Company’s financial advisor;
•	insurance matters;
•	the absence of any undisclosed broker’s or finder’s fees;
•	the absence of any shareholder rights plan and the inapplicability of any anti-takeover law (other than the Cayman Islands Companies Law) to the merger; and
•	the absence of any other representations and warranties by the Company to Parent and Merger Sub, other than the representations and warranties made by the Company in the merger agreement.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence (“Effect”) that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its subsidiaries, taken as a whole, or materially delay or prevent the consummation of the transactions contemplated by the merger agreement. However, no Effects to the extent resulting or arising from the following, either alone or in combination, will be deemed to constitute a Material Adverse Effect or will be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

(i)	conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates,
(ii)	general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates,
(iii)	any change in U.S. GAAP or interpretation thereof,
(iv)	any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable law of or by any governmental entity,
(v)	any actions taken, or the failure to take any action, as required by the terms of the merger agreement or at the request or with the consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of the merger agreement and the transactions contemplated thereby, including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent,
(vi)	changes in the price or trading volume of the Shares and/or ADSs (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account),
(vii)	any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account),
(viii)	Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of the merger agreement,
(ix)	any reduction in the credit rating of the Company or its subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), and
(x)	Effects resulting solely from the identity of, or any facts or circumstances relating to Parent Merger Sub, the Guarantors or any of their respective Affiliates,

provided that if any Effect described in clauses (i), (ii), (iii), (iv), and (viii) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the

Company operating in the industry or industries in which the Company operates, then the incremental impact of such event will be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;
•	their memorandum and articles of association being in full force and effect;
•	the capitalization of Merger Sub and the operations of Merger Sub;
•	their power and authority regarding the execution and delivery of, and performance of obligations under, the merger agreement;
•	required consents and approvals relating to the merger;
•	the absence of any conflict with or breach of the memorandum and articles of association of Parent or Merger Sub, any agreements of Parent or Merger Sub and any order or applicable law as a result of the execution, delivery or performance of the merger agreement by Parent or Merger Sub;
•	the delivery of the financing documents and the absence of any breach or default under the financing documents;
•	the sufficiency of funds of Parent and Merger Sub at and following the closing for Merger Sub and the surviving company to pay the aggregate merger consideration, aggregate Option Consideration, aggregate RSU Award Consideration and any other amounts required to be paid in connection with the consummation of the transactions contemplated by the merger agreement, subject to certain conditions set forth in the financing documents;
•	the execution and delivery of each Limited Guarantee and its validity and enforceability;
•	the absence of certain litigations or other legal proceedings;
•	the absence of any undisclosed broker, investment banker or financial advisor’s fees;
•	the completion by Parent and Merger Sub of their own independent review and analysis of the Company, the provision of access to personnel, properties, premises and records of the Company and its subsidiaries;
•	the acknowledgement by Parent and Merger Sub as to their non-reliance on any estimates, forecasts, projections, plans and budgets provided by the Company, its subsidiaries or their respective affiliates or representatives;1;
•	the absence of any additional representations and warranties other than those provided by Parent and Merger Sub in the merger agreement;
•	the non-existence of any economic interest in the Company by Parent, Merger Sub or certain affiliated or associated individuals and entities, other than as a result of the merger agreement, the Support Agreement or otherwise disclosed on any Schedule 13D under the Exchange Act;
•	other than the merger agreement and certain other agreements entered into in connection therewith or otherwise disclosed to the Company, the absence of any agreement or arrangement (i) between Parent, Merger Sub, the Rollover Shareholders, the Guarantors, the Sponsors or any of their respective Affiliates, on the one hand, and any directors, officers, employees of shareholders of the Company or any of its subsidiaries, on the other, that relate to the merger or the transactions contemplated thereby, (ii) that will entitle any management member, director or shareholder of the Company to consideration in respect of the securities of the Company of a different amount or nature than the consideration provided for in the merger agreement, or (iii) pursuant to which any shareholder of the Company has agreed to vote to approve the merger agreement or the merger or has agreed to vote against any superior proposal;

•	the absence of secured creditors of Parent, Merger Sub or any of their respective affiliates holding a fixed or floating charge or security interest in respect of Parent, Merger Sub or any of their respective affiliates or their securities; and
•	solvency of Parent and Merger Sub.

Conduct of Business Pending the Merger

The Company has agreed that from the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, subject to certain exceptions, the Company (i) will and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors and creditors and (ii) will, and will cause its subsidiaries to, keep available the services of their current officers and key employees.

From the date of the merger agreement until the earlier of the Effective Time and the termination of the merger agreement, except as otherwise disclosed in the Company’s disclosure schedule or as expressly required by the merger agreement or applicable law, or unless with the prior written consent of Parent, the Company will not and will not permit any of its subsidiaries to, among other things:

(i)	amend its memorandum and articles of association or equivalent organizational documents;
(ii)	split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its subsidiaries;
(iii)	declare, set aside or pay any dividend on or make any other distributions, except in certain prescribed circumstances and only if consistent with past practice;
(iv)	except as required by a company benefit plan, redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of Company RSU Awards or Company Options in full or partial payment of any purchase price and any applicable taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options;
(v)	acquire or agree to acquire any real property, personal property (other than real property or personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except for certain specified pending acquisitions;
(vi)	sell, pledge, lease, assign, transfer dispose of or encumber any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except with respect to (A) increased obligations under the existing liens resulting from indebtedness incurred in accordance with clause (vii) below, or (B) property or assets with a value of less than $1,000,000 in the aggregate (and certain other circumstances);
(vii)	incur, create, assume, refinance or replace any indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person (other than a directly or indirectly wholly owned subsidiary of the Company), except (A) indebtedness incurred under the Company’s or its subsidiaries’ existing credit facilities as in effect on the date hereof, or (B) the refinancing of any existing indebtedness of the Company or any of its subsidiaries to the extent that (1) the material terms and conditions of any newly incurred indebtedness are reasonable market terms, and (2) the aggregate principal amount of such indebtedness is not increased as a result of such refinancing;
(viii)	make any material loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any

“keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned subsidiary thereof to the Company or a wholly owned subsidiary thereof;
(ix)	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any material contract (or any contract that, if existing as of the date of the merger agreement, would be a material contract), other than (A) any termination or renewal in accordance with the terms of any existing material contract that occur automatically without any action by the Company or any of its subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any of its subsidiaries is a party as required or necessitated by the merger agreement or the transactions contemplated thereunder; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any of its subsidiaries or Parent, (C) as contemplated by or may be reasonably necessary to comply with the terms of the merger agreement, or (D) actions permitted under clauses (A) or (B) of clause (vii), above;
(x)	settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its subsidiaries, including any such matter relating to taxes or the ownership of the Shares, other than settlements (A) requiring the Company or its subsidiaries to pay monetary damages not exceeding $500,000, (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its subsidiaries;
(xi)	subject to certain conditions and exceptions, (A) establish, adopt, enter into, materially amend or terminate any benefit plan or collective bargaining agreement, or any plan, program, policy, or arrangement, (B) increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries, other than in the ordinary course of business consistent with past practice, (C) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its subsidiaries other than in the ordinary course of business consistent with past practice, (D) grant any stock-based or stock-related awards other than with respect to the grant of annual equity awards to directors of the Company, (E) accelerate the payment, right to payment or vesting of any compensation or benefits, or (F) take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan of the Company;
(xii)	make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in U.S. GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by U.S. GAAP or the SEC;
(xiii)	enter into any material new line of business;
(xiv)	make or change any material tax election, materially amend any tax return (except as required by applicable law), enter into any material closing agreement with respect to taxes, surrender any right to claim a material tax refund, settle or finally resolve any material tax controversy or materially change any method of tax accounting;
(xv)	adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its subsidiaries, except in connection with certain pending acquisitions;
(xvi)	amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company’s financial advisor, in a manner materially adverse to the Company, any of its subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by the merger agreement;

(xvii)	make any capital expenditures or other investments except for ordinary course capital expenditures not to exceed $1,000,000 in the aggregate;
(xviii)	subject to certain exceptions, issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s subsidiaries capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s subsidiaries capital stock or other equity interests;
(xix)	transfer or license from any person any rights to any intellectual property, or transfer or license to any person any of the Company’s intellectual property (other than certain non-exclusive end-user licenses), or transfer or provide a copy of any of the Company’s source code to any person (other than providing access to current employees and consultants of the Company or its subsidiaries on a need to know basis);
(xx)	abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any of the Company’s intellectual property or, other than in the ordinary course, develop, create or invent any intellectual property jointly with any third party;
(xxi)	fail to keep in force insurance policies providing insurance coverage with respect to the assets, operations and activities of the Company or any of its subsidiaries as are currently in effect;
(xxii)	take any action that is intended or would reasonably be expected to, result in any of the conditions to the merger summarized beginning on page 93, not being satisfied;
(xxiii)	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or
(xxiv)	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Shareholders’ Meeting

As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement, the Company will (i) establish a record date for determining shareholders of the Company entitled to vote at the extraordinary general meeting, (ii) mail or cause to be mailed this proxy statement to holders of Shares (including those represented by ADSs) as of the record date, and (iii) instruct the ADS depository to (A) fix the record date for determining holders of ADSs who will be entitled to give instructions for the exercise of voting right pertaining to the Shares represented by ADSs, (B) provide all proxy solicitation materials to all record ADS holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such record ADS holders. The Company will hold the extraordinary general meeting as promptly as practicable after the proxy statement is mailed to the shareholders.

Except as expressly permitted by the merger agreement, neither the board of directors (acting upon recommendation of the special committee) nor the special committee will (i) fail to recommend to the shareholders that approval be given to the merger or fail to include a recommendation in favor of the merger in the proxy statement, (ii) change, qualify, withhold, withdraw or modify its recommendation in favor of the merger or publicly propose to do any of the foregoing, in each case, in a manner adverse to Parent, (iii) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer, or (iv) adopt, approve or recommend a competing proposal; provided that a customary “stop, look and listen” communication pursuant to the Exchange Act or a statement that the Company has received and is evaluating a competing proposal will not be deemed to be a violation of any of the foregoing clauses (i) through (iv). Any of the foregoing actions under clauses (i) through (iv) are referred to herein as an “Adverse Recommendation Change.” Even if the board of directors or the special committee has effected an Adverse Recommendation Change, the merger agreement will nevertheless be submitted to shareholders for approval unless it is validly terminated pursuant to its terms.

No Solicitation

The Company has agreed that it will, and will cause its subsidiaries and direct its representatives to, (i) immediately cease any solicitation, encouragement, discussions or negotiations that may be ongoing with respect to a competing proposal (as defined below), and (ii) not release any third-party from, or waive any provisions of, any confidentiality or standstill agreement with respect to any competing proposal.

In addition, from the date of the merger agreement until the Effective Time (or the earlier termination of the merger agreement), the Company has agreed that it will not, and will cause its subsidiaries and direct its representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a competing proposal (including by way of furnishing nonpublic information with respect to the Company), (ii) participate in any discussions or negotiations regarding, or furnish to any other person nonpublic information in connection with or for the purpose of encouraging or facilitating, a competing proposal, (iii) approve, endorse or recommend any competing proposal or authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle contemplating or otherwise relating to a competing proposal (other than certain confidentiality agreements), or (iv) or propose or agree to do any of the foregoing.

For purposes of the merger agreement, a “competing proposal” means any proposal or offer relating to (i) an acquisition of assets of the Company and its subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) an acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) a tender offer or exchange offer that, if consummated, would result in any person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries which would result in any person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable; or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings of the Company and Shares (including Shares represented by ADSs) involved, as applicable, is 20% or more, in each case, other than the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, if the Company receives a written competing proposal prior to obtaining the Requisite Company Vote which did not result from a breach of the applicable provisions in the merger agreement, (i) the Company or its representatives may request clarification of the terms and conditions of the proposal and (ii) if the board of directors, acting upon the recommendation of the special committee, or the special committee, determines in good faith after consultation with independent financial advisors and outside legal counsel, that such competing proposal constitutes or would reasonably be expected to lead to a superior proposal, then the Company and its representatives may furnish information (including nonpublic information) to the person who has made such competing proposal and engage in or otherwise participate in discussions or negotiations with such person.

For purposes of the merger agreement, a “superior proposal” means any bona fide written competing proposal that the board of directors (upon the recommendation of the special committee), has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders, than the transactions contemplated by the merger agreement (including, as the case may be, any revisions to the terms of the merger agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed. For purposes of the definition of “superior proposal,” (i) the references to “20%” in the definition of “competing proposal” above shall be deemed to be references to “50%” and (ii) no offer shall be deemed to constitute a “superior proposal” if (A) the offer is conditioned on any due diligence review or investigation of the Company or any of its subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional on obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on its terms without unreasonable delay.

Except as expressly permitted by the merger agreement, neither the board of directors (acting upon recommendation of the special committee) nor the special committee shall make an Adverse Recommendation Change.

Notwithstanding the foregoing, prior to the time that the Requisite Company Vote is obtained, the board of directors (acting upon recommendation of the special committee) or the special committee may make an Adverse Recommendation Change with respect to a competing proposal that was not solicited or obtained in breach of applicable provisions of the merger agreement, and/or terminate the merger agreement and authorize the Company to enter into alternative acquisition agreement with respect to a superior proposal that was not solicited or obtained in breach of the applicable provisions of the merger agreement, if the board of directors (acting upon recommendation of the special committee) or the special committee has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (i) that failure to take such action would reasonably be expected to violate the directors’ duties under applicable law and (ii) that such competing proposal constitutes a superior proposal. However, prior to taking any such action, (A) the Company shall have given Parent at least five business days’ prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor and describe all material terms and conditions of the superior proposal, (B) if requested by Parent, the Company must negotiate in good faith with Parent during this notice period to enable Parent to propose revisions to the terms of the merger agreement, and (C) following the end of such notice period, the board of directors (acting upon recommendation of the special committee) or the special committee shall have considered in good faith any revisions to the merger agreement proposed by Parent and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the superior proposal would continue to constitute a superior propose if such revisions were to be given effect.

In addition, the board of directors (acting upon recommendation of the special committee) or the special committee, may make an Adverse Recommendation Change (other than in response to a superior proposal) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known after the date of the merger agreement that was neither known to the special committee nor reasonably foreseeable as of such date (and does not relate to a competing proposal), (ii) the board of directors has determined in good faith, after consultation with outside legal counsel, that failure to take such action would reasonably be expected to violate the directors’ duties under applicable law, (iii) the Company has given Parent at least five business days’ prior written notice of its intention to do so, which notice shall specify in reasonable detail the reasons therefor, (iv) the Company has considered and, if reasonably requested by Parent, discussed in good faith with Parent during this notice period regarding any revisions to the terms of the merger agreement, and (v) the board of directors (acting upon recommendation of the special committee) or the special committee, following the end of such notice period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any revisions to the terms of the merger agreement proposed by Parent, that failure to do so would reasonably be expected to violate the directors’ duties under applicable law.

The Company has agreed to notify Parent within (i) 36 hours of its receipt of a competing proposal or receipt of any inquiry from any party relating to a possible competing proposal, and (ii) 24 hours if it enters into discussions or negotiations concerning any competing proposal. The Company has also agreed to keep Parent informed of the status and terms of any such proposals.

Under the merger agreement, unless the merger agreement is validly terminated in accordance with its terms, the Company is obligated to submit the merger to its shareholders for a vote on the approval thereof. Prior to the termination of the merger agreement, the Company may not submit to the vote of its shareholders any competing proposal other than the merger.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the merger agreement, it has been agreed, among other provisions, that, for a period of six years after the Effective Time:

•	Parent will, and will cause the surviving company and each of its subsidiaries to, honor and fulfill the obligations of such person under the organizational or governing documents of such person, in each case, as in effect on the date of the merger agreement, and under any indemnification or other similar agreements in effect on the date of the merger agreement, to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such organizational or governing documents or agreements (including each present and former director and officer of the Company and its subsidiaries) (the “Covered Persons”), arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time;
•	Parent will, and will cause the surviving company to, comply with all of the Company’s obligations to (i) indemnify and hold harmless each Covered Person against and from any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) the merger agreement and any transaction contemplated thereby, and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified;
•	The organizational or governing documents of the surviving company and each of the Company’s subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for the period prior to and including the Effective Time than are currently set forth in the organizational or governing documents of such person; and
•	Parent will cause to be maintained in effect the current directors’ and officers’ liability insurance policies maintained by the Company (or comparable policies in substitution therefor) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time, provided that Parent will not be required to expend for such policy an annual premium in excess of 300% of the current annual premium paid by the Company as of the date of the merger agreement, subject to certain exceptions. The Company may, upon written notice to Parent, elect to purchase a six-year “tail” policy with effect from the Effective Time with coverage comparable to the coverage of the existing directors’ and officers’ liability insurance maintained by the Company, provided that the annual premium of such “tail” policy will not exceed 300% of the current annual premium paid by the Company as of the date of the agreement.

Financing

As of the date of the merger agreement, Parent has delivered to the Company copies of (a) the Equity Commitment Letters, pursuant to which the Sponsors have agreed to purchase or cause the purchase of equity securities of Parent up to the aggregate amount set forth in such Equity Commitment Letter and the proceeds of which will be used to finance the consummation of the merger (b) the Support Agreement executed by the Rollover Shareholders and Parent, and (c) the Executive Excluded Securities Letters. The Equity Commitment Letters, Support Agreement and Executive Excluded Securities Letter are collectively referred to as “financing commitments”.

Parent and Merger Sub will use their reasonable best efforts to (a) obtain the financing for the merger on the terms and conditions described in the financing commitments, (b) maintain in effect the financing commitments, (c) satisfy, or cause to be satisfied, on a timely basis all conditions in the financing commitments, (d) consummate the financing at or prior to the Effective Time, and (e) enforce the funding obligations under the financing commitments. However, Parent and/or Merger Sub may amend the financing commitments so long as the aggregate proceeds of the financing, as amended, is sufficient to fund the payment in connection with the consummation of the merger and other transactions contemplated by the merger agreement, and such amendment will not prevent, delay or impede or impair the ability of Parent and Merger Sub to close the transactions under the merger agreement or the Company’s rights contemplated under the financing commitments.

If any portion of the financing becomes unavailable, Parent and Merger Sub must promptly notify the Company and use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated under the merger agreement, with terms and conditions that are no less favorable from the standpoint of the Company in any material respect than as set forth in the financing commitments as promptly as practicable.

Other Covenants

The merger agreement contains additional agreements between the Company and Parent and/or Merger Sub relating to, among other things:

•	filing of this proxy statement and the Rule 13e-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);
•	provision of reasonable access by the Company to Parent and Parent’s authorized representatives to the Company’s contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties from the date of the merger agreement and until the earlier of the Effective Time and the valid termination of the merger agreement, subject to applicable laws and certain contractual obligations and restrictions;
•	notification of certain events or communications;
•	use of reasonable best efforts by each party to (i) consummate the transactions contemplated by the merger agreement, (ii) obtain from any governmental entity any consent, license, permit, waiver, approval, authorization or order required for the consummation of the transactions contemplated by the merger agreement, and (iii) make, or cause their affiliates to make, all necessary filings and submissions with respect to the merger agreement and the other transactions contemplated thereby, provided that nothing in the merger agreement will require Parent or any of its affiliates to, and neither the Company nor any of its subsidiaries will (a) proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time or any interest therein, or (b) agree to any material change or restriction on, or other impairment of Parent’s or any of its affiliates’ ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving company (any such action referred to in clauses (a) and (b), a “Non-Required Remedy”);
•	coordination of press releases and other public announcements with respect to the merger;
•	use of commercially reasonable efforts to take all action necessary so that no takeover statute is or becomes applicable to the merger;
•	notification of and participation in litigation relating to the merger or the merger agreement;
•	resignation of the directors of the Company and its subsidiaries pursuant to Parent’s request;
•	taking actions with respect to certain corporate restructuring; and
•	delisting and deregistration of the Shares.

Conditions to the Merger

The obligations of the Company, Parent, and Merger Sub to effect the merger, are subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	the merger agreement, the plan of merger and the transactions contemplated by the merger agreement being approved by a special resolution by holders of Shares constituting the Requisite Company Vote at the extraordinary general meeting of shareholders; and

•	no law, statute, rule or regulation having been enacted or promulgated by any governmental entity which prohibits or makes illegal the consummation of the merger or the other transactions contemplated by the merger agreement, and no order or injunction of a court or governmental entity being in effect preventing the consummation of the transactions contemplated by the merger agreement in any material respect or imposing a Non-Required Remedy.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver at or prior to the closing of the merger of the following conditions:

•	(i) the representations and warranties regarding the authorized and issued and outstanding share capital of the Company being true and correct in all respects (except for de minimis inaccuracies), (ii) the representations and warranties regarding organization and qualification, the Company’s subsidiaries, capitalization (other than the representations and warranties set forth in the immediately foregoing clause (i), above), authorization, the validity and enforceability of the merger agreement, board approval, the absence of any brokers and inapplicability of anti-takeover provisions being true and correct in all material respects at and as of the closing date of the merger, as though made at and as of such date, (iii) the representations and warranties regarding the absence of a Material Adverse Effect being true and correct in all respects, and (iv) all other representations and warranties being true and correct at and as of the closing date of the merger, as though made as of such date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of sub-clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect;
•	the Company having performed or complied in all material respects all agreements or obligations required to be performed by it under the merger agreement at or prior to the Effective Time;
•	since the date of the merger agreement, no Material Adverse Effect having occurred and be continuing;
•	the amount of Dissenting Shares being less than 10% of the total outstanding Shares immediately prior to the Effective time; and
•	Parent having received certificates signed on behalf of the Company by a duly authorized executive officer of the Company confirming the first two conditions have been satisfied;

The obligations of the Company to effect the merger are also subject to the satisfaction or waiver at the closing of the merger of the following conditions:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement being true and correct as of the closing date of the merger, as though made as of such date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement;
•	Parent and Merger Sub having performed and complied in all material respects with all agreements and obligations required to be performed by them under the merger agreement on or prior to the Effective Time; and
•	the Company having received certificates signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub confirming the above conditions have been satisfied.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the Effective Time (except as otherwise provided below, whether before or after the receipt of the Requisite Company Vote) under the following circumstances:

•	by mutual written consent of Parent and the Company;
•	by either the Company or Parent:
º	if there has been a breach by the other party of any of its covenants, agreements, representations or warranties set forth in the merger agreement, which breach would result in the corresponding closing condition regarding accuracy of such representations and warranties or compliance with covenants not being satisfied, and such breach is not curable prior to August 4, 2016, or, if curable, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof by the defaulting party or three business days before August 4, 2016, provided that such right to terminate will not be available to any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in the merger agreement;
º	if the Effective Time has not occurred by 11:59 pm, New York time on August 4, 2016, provided that such right to terminate will not be available to any party whose breach of any representation, warranty, covenant or agreement contained in the merger agreement has been the cause of the Effective Time not occurring prior to August 4, 2016;
º	if a governmental entity of competent jurisdiction issues a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or other transactions contemplated by the merger agreement, provided that such right to terminate shall not be available to any party whose failure to comply with any provision of the merger agreement has been the cause of such order, decree, or ruling; or
º	if the Requisite Company Vote shall not have been obtained at the extraordinary general meeting or the final adjournment thereof, provided that Parent may not exercise this termination right if such failure to obtain the Requisite Company Vote was the result of a failure of the Rollover Shareholders to vote in favor of the merger.
•	by Parent, at any time prior to receipt of the Requisite Company Vote:
º	upon an Adverse Recommendation Change of effected by the board of directors, provided that any exercise of this termination right must occur within ten business days after the Company has made a public announcement of such Adverse Recommendation Change; or
º	upon a material breach by the Company of its obligations under the merger agreement regarding (i) non-solicitation of competing proposals, (ii) preparation and filing of the Schedule 13E-3 and this proxy statement or (iii) calling and convening the extraordinary general meeting; provided that such material breach is not curable by August 4, 2016 or if curable by August 4, 2016, has not been cured within the earlier of ten calendar days after the Company’s receipt of notice thereof from Parent or three business days prior to August 4, 2016 (and provided further that any material breach that results in a competing proposal that is publicly disclosed is not curable).
•	by the Company, if:
º	(i) all of the conditions to the merger regarding the Requisite Company Vote and no governmental order or injunction and all of the conditions to be performed by the Company are satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to complete the merger, and (iii) Parent and Merger Sub fail to complete the closing within 10 business days after its receipt of such written notice; or
º	prior to obtaining the Requisite Company Vote, in compliance with the Company’s non-solicitation obligations : (i) the board of directors (acting upon recommendation of the special committee) or the special committee has authorized the Company to enter into an alternative acquisition agreement relating to a superior proposal, (ii) the Company, concurrently with the termination of the merger agreement or immediately thereafter, enters into such alternative acquisition agreement, and (iii) the Company pays in full a termination fee to Parent concurrently with such termination.

Termination Fee

The Company will pay to Parent or its designees a termination fee of $10.7 million, if:

•	(A) a competing proposal has been publicly made, proposed or disclosed and not withdrawn after the date of the merger agreement and prior to the extraordinary general meeting of shareholders, (B) at a time when the condition in clause (A) is satisfied, the merger agreement is terminated (x) by the Company or Parent pursuant to the termination right described above relating to failure to obtain the Requisite Company Vote or (y) by the Company pursuant to the termination right described above relating to failure of the Effective Time to occur by 11:59 pm, New York time on August 4, 2016 and (C) the Company enters into a definitive agreement with respect to a competing proposal (provided that all reference to “20%” in the definition of “competing proposal” shall be deemed to be references to “50%” for this purpose) within 12 months following such termination;
•	the merger agreement is terminated by Parent (A) pursuant to the termination right described above relating to a breach by the Company of its covenants, agreements, representations or warranties set forth in the merger agreement or (B) pursuant to the termination right described above relating to a material breach by the Company of its obligations under the merger agreement regarding non-solicitation of competing proposals, preparation and filing of the Schedule 13E-3 and this proxy statement or calling and convening the extraordinary general meeting; or
•	the merger agreement is terminated by the Company pursuant to the termination right described above regarding the entry by the Company into an alternative acquisition agreement relating to a superior proposal.

Parent will pay to the Company a termination fee of $21.4 million, if the merger agreement is terminated by the Company:

•	pursuant to the termination right described above relating to a breach by Parent of its covenants, agreements, representations or warranties set forth in the merger agreement; or
•	pursuant to the termination right described above relating to the failure by Parent and Merger Sub to complete the closing following the satisfaction of the applicable conditions and the confirmation by the Company that all of the conditions to be performed by Parent and Merger Sub have been satisfied or waived by the Company and that the Company is ready, willing and able to complete the merger.

Remedies

The parties to the merger agreement may be entitled to the payment of a termination fee or the grant of specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches of the merger agreement, in addition to any other remedy at law or equity, provided that neither Parent nor Merger Sub is entitled to any award of damages or other remedy for any breach of or inaccuracy in the representations and warranties made by the Company in the merger agreement to the extent Parent, Merger Sub, a Rollover Shareholder or any representative thereof that is an executive officer or director of the Company or a director of the Company designated by a Rollover Shareholder has actual knowledge of such breach or inaccuracy as of the date of the merger agreement.

The Company is entitled to an injunction or injunctions, or other appropriate form of specific performance or equitable relief to enforce Parent’s and Merger Sub’s obligation to cause the financing for the merger to be funded at the Effective Time, but only in the event that each of the following conditions has been satisfied: (i) all conditions to Parent’s and Merger Sub’s obligations to consummate the merger (other than those conditions that by their terms are to be satisfied at the closing of the merger) have been satisfied or waived, (ii) the Company has irrevocably confirmed in writing that if the financing is funded, it will take actions that are within its control to cause the closing to occur, and (iii) the financing has not been funded and Parent and Merger Sub have not consummated the merger.

While the parties may pursue both a grant of specific performance (including an injunction and injunctions) and monetary damages until such time as the other party pays a termination fee (as applicable under the merger agreement), none of them will be permitted or entitled to receive both a grant of specific performance (including an injunction and injunctions) that results in the closing of the merger and monetary damages.

Subject to the equitable remedies the parties may be entitled to as discussed above, the maximum aggregate liabilities of Parent, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement are limited to the Parent termination fee of $21.4 million and the Company termination fee of $10.7 million, respectively, and reimbursement of certain expenses accrued in the event that Company or Parent fails to pay the applicable termination fee when due and in accordance with the requirements of the merger agreement, as the case may be. Please see “Special Factors — Remedies and Limitations on Liability” beginning on page 60 for additional information.

Amendment

The merger agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Company Vote, by written agreement of Parent, Merger Sub and the Company by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Company’s board of directors (acting upon recommendation of the special committee), provided, however, that following the receipt of the Requisite Company Vote, no amendment shall be made which by law requires further approval by the shareholders of the Company without obtaining such further approval.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (a) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the merger or any of their respective affiliates, or (b) to obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to dissent from the merger and receive payment of the fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Islands Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to exercise your Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such right. If you do not fully and precisely satisfy the procedural requirements of the Cayman Islands Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of its, his or her Shares upon dissenting from the Merger in accordance with Section 238 of the Cayman Islands Companies Law.

The valid exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise your Dissenters’ Rights, the following procedures must be followed:

•	You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to authorize and approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorized by the vote at the extraordinary general meeting.
•	Within 20 days immediately following the date on which the vote authorizing the merger is made, the Company must give written notice of the authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection.
•	Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), any dissenting shareholder who elects to dissent must give a written notice of its, his or her decision to dissent (a “Notice of Dissent”) to the Company stating its, his or her name and address and the number and class of the Shares with respect to which it, he or she dissents and demanding payment of the fair value of its, his or her Shares. A dissenting shareholder must dissent in respect of all the Shares which it, he or she holds; a dissenting shareholder will cease to have any rights as a shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her Shares, (b) the right to participate in court proceedings to determine the fair value of his or her Shares, and (c) the right to institute proceedings on the grounds that the merger is unlawful or void.
•	Within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase its, his or her Shares at a price determined by the Company to be the fair value of such Shares.
•	If, within 30 days immediately following the date of the Fair Value Offer, the Company and the dissenting shareholder fail to agree on the price to be paid for the Shares owned by the dissenting shareholder, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all dissenting shareholders who have served a Notice of Dissent and who have not agreed the fair value of their Shares with the Company, which petition by the Company must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed the fair value of their Shares with the Company and if a dissenting shareholder files a petition the Company must file such verified list within 10 days of service of such petition on the Company.
•	If a petition is timely filed and served, the Grand Court will determine at a hearing, at which dissenting shareholders are entitled to participate, (a) the fair value of such Shares held by those shareholders together with a fair rate of interest, if any, to be paid by the Company upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If Shares are held by a fiduciary, such as by a trustee, guardian or custodian, such notices and petitions must be executed by or for the fiduciary. If Shares are held by or for more than one person, such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in executing the notice or petition, he or she is acting as duly authorized agent for the registered owner. A person having a beneficial interest in Shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise the Dissenters’ Rights attached to such Shares.

You must be a registered holder of Shares in order to exercise Dissenters’ Rights. A holder of ADSs who wishes to dissent must surrender his, her or its ADSs to the ADS depositary for conversion into Shares and pay the fees of the ADS depositary to cancel his, her or its ADSs and become a registered holder of such Shares and comply with the procedures described above in order to exercise Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Objection or Notice of Dissent delivered to the ADS Depositary will not be effective under the Cayman Islands Companies Law. If you wish to cancel your ADSs, please contact the ADS depositary via e-mail at wen.wh.wang@jpmorgan.com or katherine.b.liang@jpmorgan.com.

If you do not satisfy each of these requirements and comply strictly with all procedures required by the Cayman Islands Companies Law, you cannot exercise your Dissenters’ Rights and will be bound by the terms of the merger agreement and the plan of merger. Submitting a signed proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against the proposal to authorize and approve the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to eLong, Inc., 3rd Floor, Tower B, Xingke Plaza, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, the People’s Republic of China.

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Islands Companies Law could be more than, the same as, or less than the $9.00 in cash, without interest, for each Share of the Company that you would otherwise receive as consideration pursuant to the merger agreement if you do not exercise Dissenters’ Rights with respect to your Shares. In addition, in any proceedings for determination of the fair value of the Shares covered by a Notice of Dissent, the Company and the Buyer Group intend to assert that the Per Share Merger Consideration is equal to the fair value of each of your Shares. You may also be responsible for the cost of any appraisals proceedings.

The provisions of Section 238 of the Cayman Islands Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

The following sets forth certain selected historical consolidated financial information of the Company. The financial data for the years ended December 31, 2013 and 2014 has been derived from the audited financial statements filed as part of the Company’s Annual Report on Form 20-F for the year ended December 31, 2014. The financial data for the year ended December 31, 2015 has been derived from the unaudited financial statements included as part of the Company’s current report on Form 6-K furnished to the SEC on March 17, 2016. The information set forth below is not necessarily indicative of future results and should be read in conjunction with (a) “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s annual report on Form 20-F for the year ended December 31, 2014, and (b) the unaudited consolidated financial statements, related notes and other financial information for the year ended December 31, 2015 included in the Company’s current report on Form 6-K furnished to the SEC on March 17, 2016, both of which are incorporated into this proxy statement by reference. Please see “Where You Can Find More Information” for a description of how to obtain a copy of such reports.

	Year Ended December 31,
	2013	2014		2015
	RMB	RMB	$(1)	RMB	$(1)
	(in thousands, except for per share and per ADS data)
Consolidated Statements of Comprehensive Loss:
Revenues:
Accommodation reservation*	858,229	938,787	151,305	970,025	149,746
Transportation ticketing**	134,994	146,029	23,536	89,373	13,797
Other	85,913	79,259	12,774	29,335	4,529
Total revenues	1,079,137	1,164,075	187,615	1,088,733	168,071
Business tax, VAT and surcharges	(69,431)	(77,922)	(12,559)	(56,896)	(8,783)
Net revenues	1,009,705	1,086,153	175,056	1,031,837	159,288
Cost of services	(260,843)	(350,578)	(56,503)	(565,475)	(87,294)
Gross profit	748,862	735,575	118,553	466,362	71,994
Operating expenses:
Service development	(178,171)	(275,203)	(44,355)	(432,450)	(66,759)
Sales and marketing	(652,279)	(644,403)	(103,859)	(848,421)	(130,974)
General and administrative	(90,714)	(147,669)	(23,800)	(315,505)	(48,706)
Amortization of intangible assets	(3,965)	(8,670)	(1,397)	(21,225)	(3,277)
Impairment of goodwill and other intangible assets	(1,917)	(5,524)	(890)	(40,402)	(6,237)
Total operating expenses	(927,045)	(1,081,470)	(174,301)	(1,658,002)	(255,951)
Other operating income	—	30,000	4,835	—	—
Loss from operations	(178,183)	(315,895)	(50,913)	(1,191,640)	(183,958)
Other income (expenses):
Interest income	60,190	61,334	9,885	41,130	6,349
Government subsidies	7,369	16,353	2,636	20,955	3,235
Foreign exchange gain/(losses)	(1,931)	(4,079)	(657)	2,941	454
Net income/(loss) on equity method investments	—	(18,035)	(2,907)	4,166	642
Gain from disposition of subsidiary	—	—	—	71,082	10,973
Other income (expenses)	(413)	2,219	358	446	69
Total other income	65,214	57,792	9,314	140,720	21,722
Loss before income tax expense	(112,969)	(258,103)	(41,599)	(1,050,920)	(162,234)
Income tax expense	(59,480)	(13,094)	(2,110)	(12,913)	(1,993)
Share of net (loss)/income in non-consolidated affiliates	4,243	(3,426)	(552)	(6,714)	(1,037)
Net loss	(168,205)	(274,623)	(44,261)	(1,070,547)	(165,264)
Net loss attributable to noncontrolling interests	475	5,680	915	46,753	7,217

	Year Ended December 31,
	2013	2014		2015
	RMB	RMB	$(1)	RMB	$(1)
	(in thousands, except for per share and per ADS data)
Net loss attributable to eLong, Inc.	(167,730)	(268,943)	(43,346)	(1,023,794)	(158,047)
Other comprehensive income	—	—	—	—	—
Total comprehensive loss	(167,730)	(268,943)	(43,346)	(1,023,794)	(158,047)
Basic net loss per share	(2.41)	(3.79)	(0.61)	(13.97)	(2.16)
Diluted net loss per share	(2.41)	(3.79)	(0.61)	(13.97)	(2.16)
Basic net loss per ADS(2)(3)	(4.82)	(7.58)	(1.22)	(27.94)	(4.32)
Diluted net loss per ADS(2)(3)	(4.82)	(7.58)	(1.22)	(27.94)	(4.32)
Shares used in computing net loss per share:
Basic	69,455	70,918	70,918	73,300	73,300
Diluted	69,455	70,918	70,918	73,300	73,300
Share-based compensation charges included in:	63,338	97,675	15,742	287,543	44,389
Cost of services	2,673	3,089	498	5,912	913
Service development	19,563	25,941	4,181	54,684	8,442
Sales and marketing	8,137	5,422	874	4,227	652
General and administrative	32,965	63,223	10,190	222,720	34,382

*	Accommodation reservation revenues mainly represent revenues from the reservation of hotels, guesthouses, apartments and other accommodation-related services.
**	Transportation ticketing revenues mainly represent revenues from the reservation of air tickets, train tickets, travel insurance, and other transportation-related services.
(1)	Where applicable, the conversion of Renminbi (RMB) into United States dollars (USD) is based on the noon buying rate of USD1.00=RMB6.2046 on December 31, 2014, or USD1.00=RMB6.4778 on December 31, 2015 in the City of New York for cable transfers of Renminbi as certified for customs purposes by the Federal Reserve. No representation is made that the RMB amounts could have been, or could be, converted or settled into USD at the rates stated herein on the reporting dates, at any other rates or at all.
(2)	1 ADS = 2 shares.
(3)	Non-GAAP financial measures.

	As of December 31,
	2014	2015
	RMB	RMB	$
	(in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	504,890	711,260	109,800
Total current assets	2,519,043	1,793,755	276,908
Total assets	3,046,051	2,239,894	345,780
Total current liabilities	1,167,848	1,215,430	187,630
Total liabilities	1,189,079	1,232,440	190,256
Total equity	1,856,972	1,007,454	155,524
Total liabilities and equity	3,046,051	2,239,894	345,780

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2015 was approximately $2.06 based on the number of issued and outstanding Shares as of December 31, 2015 (excluding Shares represented by ADSs reserved by the Company for settlement upon exercise of Company Options or vesting of Company RSU Awards under the Company Equity Plans).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Buyer Group

On May 22, 2015, C-Travel, Ctrip, Luxuriant, Keystone Lodging Holdings Limited and Plateno Group Limited entered into a share purchase agreement with Expedia, Inc. and Expedia Asia Pacific — Alpha Limited pursuant to which C-Travel purchased from Expedia Asia Pacific — Alpha Limited 10,074,352 ordinary shares and 16,634,711 high-vote ordinary shares of the Company at an average price of $14.6 per share for a total purchase price of $390,879,680.

On May 22, 2015, C-Travel and Ctrip entered into a share purchase agreement with the Former CEO, pursuant to which C-Travel purchased, at a price per share of $14.6, 1,588,692 ordinary shares of the Company, including 531,102 ordinary shares of the Company represented by ADSs, from the Former CEO.

On August 17, 2015, Ocean Imagination became a record holder of 6,185,649 ordinary shares and 10,213,708 high-vote ordinary shares of the Company after such shares were contributed to it by Keystone Lodging Holdings Limited and Plateno Group Limited in exchange for 58.33% and 41.66% limited partnership interests, respectively, in Ocean Imagination.

On November 23, 2015, the Former CEO exercised his put right under a share purchase agreement with C-Travel and Ctrip and sold 529,564 ordinary shares of the Company represented by ADSs to C-Travel in exchange for 27,679 ordinary shares, par value $0.01 per share, of Ctrip.

Purchases by the Company

In June 2012, the Company announced a share repurchase program under which the Company may repurchase ordinary shares, including ordinary shares represented by ADSs, with a total value at the time of purchase of up to an aggregate of $30 million (the “2012 Share Repurchase Program”). The repurchase program is for an indefinite period. The Company is not obligated to purchase a particular number of ordinary shares or ADSs during any period, and may modify, suspend or terminate the program at any time. The following table summarizes the repurchases of ADSs by the Company under the 2012 Share Repurchase Program for each quarter during the past two years:

	Total Number of ADSs Repurchased	Range of Prices Paid per ADS	Average Purchase Price Paid per ADS
2014
First Quarter	—	—	—
Second Quarter	53,252	$13.27 – $14.00	$13.70
Third Quarter	—	—	—
Fourth Quarter	—	—	—
2015
First Quarter	—	—	—
Second Quarter	—	—	—
Third Quarter	—	—	—
Fourth Quarter	—	—	—
2016
First Quarter	—	—	—

On June 1, 2015, the Company entered into amendments to certain stock option agreements and restricted share unit agreements with certain employees of the Company who held Company Options and/or Company RSU Awards that were not vested as of May 27, 2015. These amendments provided a revised vesting schedule and other terms and conditions for such Company Options and Company RSU Awards held by such employees and also granted to such employees a right (the “Put Options”) to sell to the Company the Ordinary Shares (the “Put Shares”) issued upon vesting (including accelerated vesting) of certain installments of then-unvested Company Options and Company RSU Awards held by such employees, for a price of $14.635 per Put Share. In June 2015, the Company repurchased a total of 740,226 Shares for an aggregate purchase price of $10,383,504 from those employees who exercised their Put Options with respect to such Shares issued upon their exercise of their vested Company Options and/or Company RSUs pursuant to their respective agreements. The Executive Equityholders, pursuant to the terms of separate agreements, agreed to waive and surrender their respective Put Options

Prior Public Offerings

The Company completed its initial public offering of ADSs on October 28, 2004. The Company has not conducted an underwritten public offering of its securities for cash during the past three years.

Transactions in Prior 60 Days

Other than the merger agreement and agreements entered into in connection therewith including the Support Agreement, the Limited Guarantees and the Equity Commitment Letters, and as disclosed above, there have been no transactions in the Company’s Shares or ADSs during the past 60 days by us, any of our officers or directors (including the Rollover Shareholders), Parent, Merger Sub, or any person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our shares as of the date of this proxy statement by:

•	each of our directors and executive officers;
•	our directors and executive officers as a group; and
•	each person known to us to own more than 5.0% of our total issued and outstanding shares.

	High-vote Ordinary Shares†	Ordinary Shares†	Total Shares†	% Ownership†	% Voting Power†
Directors and Executive Officers:
Hao Jiang	—	—	—	—	—
Rong Zhou	—	—	—	—	—
Philip Yang	—	—	—	—	—
Gary Ding	—	25,634	25,634	*	*
Pei Yu	—	—	—	—	—
Maohua Sun	—	—	—	—	—
Xiaoguang Wu	—	—	—	—	—
Shengli Wang	—	—	—	—	—
Adam J. Zhao	—	—	—	—	—
May Wu	—	—	—	—	—
Liqun Wang	—	—	—	—	—
Nanyan Zheng(1)	10,213,708	6,185,649	16,399,357	21.8%	29.2%
All directors and executive officers as a group	—	25,634	25,634	*	*
Principal Shareholders:
TCH Sapphire Limited(2)	5,038,500	6,031,500	11,070,000	14.7%	15.0%
C-Travel International Limited(3)	16,634,711	12,192,608	28,827,319	38.3%	48.0%
Ocean Imagination L.P.(4)	10,213,708	6,185,649	16,399,357	21.8%	29.2%
Luxuriant Holdings Limited(5)	1,702,285	1,030,942	2,733,227	3.63%	4.87%

*	Aggregate beneficial ownership of our company by such director or officer is less than 1% of our total outstanding ordinary shares.
†	Unless otherwise specified, the number of shares beneficially owned by each listed person or group in the chart above includes the shares such person or group has the right to acquire within 60 days of the date of this proxy statement. Percentage of beneficial ownership of each listed person or group is based on (i) 41,636,971 of our ordinary shares and 33,589,204 of our high-vote ordinary shares issued and outstanding as of the date of this proxy statement and (ii) the number of shares such person or group has the right to acquire within 60 days of the date of this proxy statement. Each of our ordinary shares is entitled to one vote, and each of our high-vote ordinary shares is entitled to fifteen votes.
(1)	Consists of (i) 10,213,708 high-vote ordinary shares, and (ii) 6,185,649 ordinary shares held by Ocean Imagination. Mr. Nanyan Zheng is sole shareholder and sole director of Ocean GP. Ocean GP is the general partner of Ocean Voyage, which in turn is the general partner of Ocean Imagination. Mr. Nanyan Zheng disclaims beneficial ownership with respect to the ordinary shares held by Ocean Imagination except to the extent of his pecuniary interest therein. The business address of Mr. Nanyan Zheng is No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou 510310, the People’s Republic of China.
(2)	Consists of (i) 5,038,500 high-vote ordinary shares, and (ii) 6,031,500 ordinary shares. TCH Sapphire Limited is a British Virgin Islands company wholly owned by Tencent Holdings Limited. The principal address of TCH Sapphire Limited is P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands.

(3)	Consists of (i) 16,634,711 high-vote ordinary shares, and (ii) 12,192,608 ordinary shares. C-Travel International Limited is a company organized under the laws of the Cayman Islands and is wholly owned by Ctrip.com International, Ltd. The business address of C-Travel International Limited is 99 Fu Quan Road, Shanghai 200335, the People’s Republic of China.
(4)	Consists of (i) 10,213,708 high-vote ordinary shares, and (ii) 6,185,649 ordinary shares. Ocean Imagination is an exempted limited partnership registered under the laws of the Cayman Islands. Ocean Voyage is the general partner of Ocean Imagination, and Ocean GP is the general partner of Ocean Voyage. Mr. Nanyan Zheng is the sole shareholder and sole director of Ocean GP. The business address of Ocean Imagination is No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou 510310, the People’s Republic of China.
(5)	Consists of (i) 1,702,285 high-vote ordinary shares and (ii) 1,030,942 ordinary shares. Luxuriant Holdings Limited is a company organized under the laws of the Cayman Islands. The business address of Luxuriant Holdings Limited is NO.4 Lane 163, South Maoming Road, Shanghai 200020, the People's Republic of China.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders’ meeting. However, if the merger is not completed, the Company expects that an annual general meeting will be held in 2016 in accordance with the Corporate Government and Listing Rules of the NASDAQ Global Select Market.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “predicts,” “projects,” “will,” “would” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to completion of the merger, including the authorization and approval of the merger agreement by our shareholders;
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;
•	the inability to complete the merger due to the failure to obtain shareholder approval for the merger or the failure to satisfy other conditions to completion of the merger;
•	the failure to obtain any necessary financing arrangements set forth in the equity commitment letters delivered pursuant to the merger agreement;
•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;
•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;
•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;
•	diversion of our management’s attention from our ongoing business operations;
•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;
•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger or any other matters, including the SEC’s investigation into whether there have been any past violations of the federal securities laws related to the Company; and
•	other risks detailed in our filings with the SEC, including the information set forth under the caption “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2014. Please see “Where You Can Find More Information” beginning on page 110 for additional information.

Furthermore, the forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, collaborations, dividends or investments made by the parties. We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to foreign private issuers and we file or furnish our annual and current reports and other information with the SEC. You may read and copy these reports and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://elong.investorroom.com/. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a going private transaction, the Company and the Buyer Group have filed with the SEC a transaction statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s Annual Report on Form 20-F for the year ended December 31, 2014 filed with the SEC on March 13, 2015 is incorporated herein by reference. The Company’s report on Form 6-K furnished to the SEC on March 17, 2016 is incorporated herein by reference. To the extent that any of the periodic reports incorporated by reference in this proxy statement contain references to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 with respect to forward-looking statements, we note that these safe harbor provisions do not apply to any forward-looking statements we make in connection with the going private transaction described in this proxy statement.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to eLong, Inc. at the address and phone numbers provided in this proxy statement. The opinion and presentation materials prepared by Duff & Phelps for the special committee referenced in this proxy statement will be made available for inspection and copying at the principal executive offices of the Company during its regular business hours by any interested holder of the Shares or his, her or its representative who has been so designated in writing.

If you have any questions or need assistance in voting your Shares or ADSs, you can contact eLong, Inc. at +86-10-6436-7570 or at ir@corp.elong.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL

MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED           , 2016. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

Agreement and Plan of Merger

and

First Amendment to the Agreement and

Plan of Merger

AGREEMENT AND PLAN OF MERGER

by and among

CHINA E-DRAGON HOLDINGS LIMITED,

CHINA E-DRAGON MERGERSUB LIMITED

and

ELONG, INC.

dated as of

February 4, 2016

A-i

A-ii

Exhibit A – Plan of Merger	1

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated February 4, 2016, is by and among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company ”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and collectively as the “Parties”. All capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 1.1 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise.

RECITALS

WHEREAS, the Parties wish to effect a business combination through a merger of the Merger Sub with and into the Company in accordance with CICL, with the Company being the surviving entity and becoming a wholly owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”), acting upon the unanimous recommendation of the a committee established by the Company Board (the “Special Committee”), has (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the transactions contemplated by this Agreement and the Plan of Merger, including the Merger (collectively, the “Transactions”), are fair to and in the best interests of the Company and its shareholders (other than the Rollover Shareholders (as defined below)), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger and (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares (the “Company Board Recommendation”) and to include such recommendation in the Proxy Statement (as defined herein) and direct that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval at the Shareholder Meeting;

WHEREAS, the board of directors of each of Parent and Merger Sub has (a) approved the execution, delivery and performance by Parent and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions and (b) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger and to consummate the Transactions and the sole member of Merger Sub has authorized and approved the Plan of Merger by special resolution;

WHEREAS, concurrently with the execution and delivery of this Agreement, TCH Sapphire Limited, C-Travel International Limited, Ocean Imagination L.P. and Luxuriant Holdings Limited (collectively, the “Rollover Shareholders”) and Parent have executed and delivered a support agreement, dated as of the date hereof (the “Support Agreement”), providing that, amongst other things and subject to the terms and conditions set forth therein, (a) the Rollover Shareholders will vote all Shares held directly or indirectly by them in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions, and (b) the Rollover Shareholders agree, upon the terms and subject to the conditions in the Support Agreement, to receive no consideration for cancellation of the Rollover Shares in accordance with this Agreement, and to subscribe for or otherwise receive newly issued shares of Parent at or immediately prior to the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Executive Equityholders has entered into a letter agreement, dated as of the date hereof, with Parent (each, an “Executive Excluded Securities Letter,” and collectively, the “Executive Excluded Securities Letters”), providing for, amongst other things, the treatment of the Executive Excluded Options and Executive Excluded RSU Awards held by such Executive Equityholder in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, Mr. Cui Guangfu (“Mr. Cui”), the Company, Parent and Merger Sub have executed a letter agreement dated as of the date hereof (the “Former CEO Letter Agreement”) providing for, amongst other things, the treatment of the Former CEO Unvested RSU Awards in connection with the Merger;

WHEREAS, concurrently with the execution of this Agreement, each of the Guarantors has executed and delivered a limited guarantee in favor of the Company with respect to certain obligations of Parent under this Agreement (each, a “Limited Guarantee,” and collectively, the “Limited Guarantees”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Certain Definitions.  For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company, than those contained in the Confidentiality Agreements; provided, that such agreement and any related agreements shall not include any provision calling for any exclusive right to negotiate with such party or having the effect of prohibiting the Company from satisfying its obligations under this Agreement.

“Affiliate” means, as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition and the definition of “Subsidiary” or “Subsidiaries,” “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting equity, by contract or otherwise.

“Benefit Plan” means any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, profits interest unit, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement for the benefit of any current or former employee, director, officer or consultant of the Company or any of its Subsidiaries.

“business days” means any day other than a Saturday, Sunday or other day on which the banks in New York, New York, the Cayman Islands, Hong Kong or the People’s Republic of China are authorized by law or executive order to be closed.

“Company Equity Plans” means, collectively, the Company’s (i) 2009 Share and Annual Incentive Plan, as amended September 18, 2013 and (ii) Stock and Annual Incentive Plan adopted in July 2004.

“Company Financial Advisor” means Duff & Phelps Securities, LLC and Duff & Phelps, LLC.

“Company Governing Documents” means the Company’s third amended and restated memorandum and articles of association adopted by special resolutions of shareholders of the Company on December 29, 2010.

“Company IP Rights” means (a) any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted, and (b) any and all other Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Option” means an option to purchase Shares granted under the Company Equity Plans in accordance with the terms thereof, whether or not such option has become vested on or prior to the Closing Date.

“Company-Owned IP Rights” means Company IP Rights that are owned by the Company or any of its Subsidiaries.

“Company Products” means all products and services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company and all products and services currently under development by the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” means all United States, international and foreign (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks, applications to register trademarks and service marks (including intent-to-use applications), or other registrations or applications related to trademarks and service marks, (c) registered Internet domain names, (d) registered copyrights and applications for copyright registration, and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company or any of its Subsidiaries.

“Company RSU Award” means an award of performance units with respect to Shares or a restricted share unit granted under the Company Equity Plans in accordance with the terms thereof, entitling the holder thereof to Ordinary Shares or cash equal to or based on the value of Ordinary Shares, that vests on the basis of time or the achievement of applicable performance goals.

“Company Source Code” means, collectively, any software source code or confidential manufacturing specifications or designs, any material portion or aspect of software source code or confidential manufacturing specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or confidential manufacturing specifications or designs, of any Company-Owned IP Rights or Company Products.

“Confidentiality Agreements” means, collectively, (i) the confidentiality agreement, dated September 21, 2015, between Tencent Limited and the Company, (ii) the confidentiality agreement, dated September 29, 2015, between Ocean Imagination L.P. and the Company, and (iii) the confidentiality agreement, dated October 14, 2015, between C-Travel International Limited and the Company.

“Consortium Agreement” means, that certain consortium agreement, dated as of September 18, 2015, among TCH Sapphire Limited, C-Travel International Limited and Ocean Imagination L.P.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“eLongNet” means eLongNet Information Technology (Beijing) Co., Ltd. ( ( )
 ).

“Environmental Law” means, whenever in effect, any Law (i) relating to pollution, the protection or clean-up of the environment, the preservation or protection of waterways, groundwater, drinking water, wildlife, plants or other natural resources, public health and safety, occupational health and safety or fire safety or (ii) impose liability or responsibility with respect to any of the foregoing.

“Environmental Permits” means any material permit, license, authorization or approval required under applicable Environmental Laws.

“Excluded Shares” means, collectively, (a) the Rollover Shares, (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries, and (c) Shares (including Shares represented by ADSs) held by the Depository and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards.

“Executive Equityholders” means the individuals set forth on Section 1.1(a) of the Disclosure Letter.

“Executive Excluded Options” means, collectively, the Company Options as set forth on Section 1.1(b) of the Disclosure Schedule opposite the name of each Executive Equityholder, that are outstanding (whether vested or unvested) immediately prior to the Effective Time.

“Executive Excluded RSU Award Securities” means, collectively, the Company RSU Awards as set forth on Section 1.1(c) of the Disclosure Schedule opposite the name of each Executive Equityholder, that are outstanding (whether vested or unvested) immediately prior to the Effective Time.

“Exercise Price” means, with respect to any Company Option, the applicable exercise price per Share underlying such Company Option.

“Expenses” means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Schedule 13E-3 and the Proxy Statement, the solicitation of shareholders and shareholder approvals, shareholder litigation, the filing of any required notices under any applicable competition or investment Laws, any filings with the SEC and all other matters related to the closing of the Merger and the other Transactions.

“Former CEO Unvested RSU Awards” means the Company RSU Awards set out in Section 1.1(d) of the Disclosure Letter that are held by Mr. Cui as of the date hereof, to the extent such Company RSU Awards remain outstanding and unvested immediately prior to the Effective Time.

“Government Official” means any officer, employee or other individual acting in an official capacity for a Governmental Entity or agency or instrumentality thereof (including any state-owned or controlled enterprise).

“Guarantors” means Tencent Asset Management Limited, C-Travel International Limited and Ocean Imagination L.P.

“High-Vote Ordinary Shares” means the ordinary shares of the Company that are designated “High-Vote Ordinary Shares” with a par value of $0.01 per share.

“Indebtedness” means with respect to any Person, (a) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured and whether or not contingent, (b) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (c) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (d) all obligations under capital leases, (e) all obligations in respect of bankers acceptances, letters of credit, or similar instruments, (f) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (g) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights and all rights associated therewith, throughout the world, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, Internet and World Wide Web URLs or addresses, social media names, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Interim Investors Agreement” means, that certain interim investors agreement, dated as of the date hereof, among Parent, Merger Sub, the Rollover Shareholders, Seagull Limited, Oasis Limited and Zhou Rong ( ).

“knowledge” will be deemed to be, as the case may be, the actual knowledge, following reasonable inquiry, of (a) with respect to the Company, Mr. Jiang Hao ( ), the Company’s chief executive officer, or Mr. Philip Yang ( ), the Company’s chief financial officer, or (b) with respect to Parent or Merger Sub, any director or executive officer thereof.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, business or results of operations of the Company and its Subsidiaries, taken as a whole, or materially delay or prevent the consummation of the Transactions; provided, however, that no Effects to the extent resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (a) conditions (or changes therein) that are the result of factors generally affecting any industry or industries in which the Company operates, (b) general economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions, including changes in interest or exchange rates, (c) any change in GAAP or interpretation thereof, (d) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, or other change in any applicable Law of or by any Governmental Entity, (e) any actions taken, or the failure to take any action, as required by the terms of this Agreement or at the request or with the consent of Parent or Merger Sub and any Effect directly attributable to the negotiation, execution or announcement of this Agreement and the Transactions (including the Merger), including any litigation arising therefrom (including any litigation arising from allegations of a breach of duty or violation of applicable Law), and any adverse change in customer, employee (including employee departures), supplier, financing source, lessee, licensor, licensee, sub-licensee, shareholder, joint venture partner or similar relationship resulting therefrom, including as a result of the identity of Parent, (f) changes in the price or trading volume of the Shares and/or ADSs (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), (g) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), (h) Effects arising out of changes in geopolitical conditions, acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, earthquakes, tornados, hurricanes, or other weather conditions or natural calamities or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (i) any reduction in the credit rating of the Company or its Subsidiaries (it being understood that the facts or occurrences giving rise or contributing to such reduction or any consequences resulting from such reduction that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account), and (j) Effects resulting solely from the identity of, or any facts or circumstances relating to Parent, Merger Sub, the Guarantors or any of their respective Affiliates, provided that if any Effect described in clauses (a), (b), (c), (d), and (h) has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industry or industries in which the Company operates, then the incremental impact of such event shall be taken into account for the purpose of determining whether a Material Adverse Effect has occurred.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Ordinary Shares” means the ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of $0.01 per share.

“Outside Date” means August 4, 2016.

“Permitted Liens” means any (a) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or payable or subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves (to the extent such reserves are required pursuant to GAAP), (b) zoning regulations, permits and licenses, (c) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s Liens and other similar Liens imposed by Law and incurred in the ordinary course of business that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, (d) with respect to real property, non-monetary Liens or other minor imperfections of title, (e) rights of parties in possession, (f) ordinary course, non-exclusive licenses of Intellectual Property, (g) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (h) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (i) Liens securing Indebtedness that are reflected in the SEC Documents filed or furnished prior to the date hereof or are otherwise disclosed in the Disclosure Letter; and (j) Liens set forth in the contractual arrangements through which the Company controls the VIEs and their respective Subsidiaries.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Information” means individually-identifiable information from or about an individual, including an individual’s: first and last name, home or other physical address, including street name and city or town; telephone number, including home telephone number and mobile telephone number; email address or other online contact information, such as a user identifier or screen name; photograph; financial account number or credit card number; tax identification number, social security number, driver’s license number, passport number or other government-issued identifier; employee identification number; persistent identifier, such as IP address or other unique identifier associated with a person, device or web browser; list of contacts; physical location; or any other information deemed to be personally identifiable information pursuant to applicable Law.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement only shall not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the preferred shares of the Company with par value of $0.01 each.

“Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, financing sources, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

“Rollover Shares” means 24,909,597 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares owned by the Rollover Shareholders.

“Shareholder Approval” means the affirmative vote of the holders of Shares representing at least two-thirds of the voting power of the outstanding Shares entitled to vote at the Shareholder Meeting voting in person or by proxy as a single class to approve this Agreement, the Plan of Merger and the Transactions in accordance with the CICL and the Company Governing Documents.

“Shareholder Meeting” means the meeting of the holders of Shares for the purpose of seeking the Shareholder Approval, including any postponement or adjournment thereof.

“Shares” means the Ordinary Shares, the High-Vote Ordinary Shares and the Preferred Shares.

“Sponsors” means Tencent Asset Management Limited, Ocean Imagination L.P., Seagull Limited, Jiang Hao ( ) and Zhou Rong ( ).

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs, imposts and other similar charges and fees (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity that administers Taxes, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity that administers Taxes with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Third-Party Intellectual Property Rights” means any Intellectual Property owned by a Person other than the Company and its Subsidiaries.

“VIEs” means, collectively, Beijing eLong Information Technology Co., Ltd.
( ), Beijing Asia Media Interactive Advertising Co., Ltd.
( ) and Beijing eLong Air Services Co., Ltd.
( ), and each, a “VIE”.

“Willful Breach” means a deliberate act or a deliberate failure to act, which act or failure to act constitutes a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

Section 1.2 Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Recommendation Change”	Section 6.2(c)
“ADS”	Section 3.1(b)
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 6.2(a)
“Alternative Financing”	Section 7.11(b)
“Alternative Financing Commitments”	Section 7.11(b)
“Arbitrator”	Section 10.8(b)
“Base Premium”	Section 7.4(d)
“CICL”	Section 2.1
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Preamble

“Company Benefit Plans”	Section 4.12(a)
“Company Board”	Recitals
“Company Board Recommendation”	Recitals
“Company Equity Interests”	Section 4.2(a)
“Company Group”	Section 9.2(h)
“Company Permits”	Section 4.18(b)
“Company Properties”	Section 4.19(a)
“Company Termination Fee”	Section 9.2(e)
“Competing Proposal”	Section 6.2(g)
“Competition Laws”	Section 4.5
“Confidential Information”	Section 4.17(i)
“Contract”	Section 4.15(a)
“Covered Persons”	Section 7.4(a)
“Deposit Agreement”	Section 3.6
“Depositary”	Section 3.6
“Dissenting Shareholders”	Section 3.3(a)
“Dissenting Shares”	Section 3.3(a)
“Disclosure Letter”	Article IV
“Effective Time”	Section 2.3
“Enforceability Exceptions”	Section 4.3
“Equity Commitment Letters”	Section 5.5(a)
“Equity Financing”	Section 5.5(a)
“Exchange Act”	Section 4.5
“Exchange Fund”	Section 3.2(a)
“Executive Excluded Securities Letter(s)”	Recitals
“Financial Statements”	Section 4.6(b)
“Financing”	Section 5.5(a)
“Financing Commitments”	Section 5.5(a)
“Former CEO Letter Agreement”	Recitals
“GAAP”	Section 4.6(b)
“Governmental Entity”	Section 4.5
“HKIAC”	Section 10.8(b)
“Indemnification Agreements”	Section 7.4(a)
“IP Rights Agreements”	Section 4.17(d)
“Legal Proceeding”	Section 4.11
“Lenders”	Section 5.5(a)
“Limited Guarantees”	Recitals
“Material Contract”	Section 4.15(b)
“Merger”	Recitals
“Merger Consideration”	Section 3.2(a)
“Merger Sub”	Preamble
“Mr. Cui”	Recitals
“NASDAQ”	Section 4.2(a)
“Non-Required Remedy”	Section 7.2(e)
“Open Source Materials”	Section 4.17(j)
“Option Consideration”	Section 3.4(a)
“Parent”	Preamble
“Parent Disclosure Letter”	Article V
“Parent Group”	Section 9.2(h)
“Parent Group Contracts”	Section 5.12
“Parent Option”	Section 3.4(c)(i)
“Parent RSU Award”	Section 3.4(c)(ii)
“Parent Termination Fee”	Section 9.2(f)

“Parties”	Preamble
“Paying Agent”	Section 3.2(a)
“Pending Acquisitions”	Section 6.1(e)
“Per ADS Merger Consideration”	Section 3.1(b)
“Per Share Merger Consideration”	Section 3.1(a)
“Plan of Merger”	Section 2.3
“PRC Subsidiaries”	Section 4.10(a)
“Proxy Statement”	Section 4.5
“Record ADS Holders”	Section 6.4(a)
“Record Date”	Section 6.4(a)
“Rollover Shareholders”	Recitals
“RSU Award Consideration”	Section 3.4(b)
“Rules”	Section 10.8(b)
“Sarbanes-Oxley Act”	Section 4.6(a)
“Schedule 13E-3”	Section 6.3(a)
“SEC”	Section 4.5
“SEC Documents”	Section 4.6(a)
“Securities Act”	Section 4.6(a)
“Share Certificates”	Section 3.2(b)(i)
“Special Committee”	Recitals
“Superior Proposal”	Section 6.2(h)
“Support Agreement”	Recitals
“Surviving Entity”	Section 2.1
“Takeover Statutes”	Section 4.24
“Transaction Litigation”	Section 7.7
“Transactions”	Recitals
“Uncertificated Shares”	Section 3.2(b)(i)
“VIE Contracts”	Section 4.10(c)

Section 1.3 Interpretation.  Unless the express context otherwise requires:

(a) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any contract (including this Agreement) mean such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(l) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;

(m) any item shall be considered “made available” to Parent or Merger Sub, to the extent such phrase appears in this Agreement, if such item has been provided in writing (including via electronic mail) to such Party, posted by the Company or its Representatives in the electronic data room established by the Company or, in the case of any documents filed with the SEC, filed by the Company with the SEC at least two business days prior to the date hereof; and

(n) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE MERGER

Section 2.1 The Merger.  Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “CICL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon Merger Sub will cease to exist and will be struck off the register of companies in the Cayman Islands, with the Company surviving the Merger (the Company, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity”), such that following the Merger, the Surviving Entity will be a wholly owned subsidiary of Parent.

Section 2.2 Closing.  The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, at the New York offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP on the tenth (10th) business day after the satisfaction or waiver of the last of the conditions set forth in Article VIII to be satisfied or if permissible, waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, if applicable, waiver of such conditions at the Closing), or at such other date or place as is agreed to in writing by the Company and Parent. The date on which the Closing actually takes place is referred to as the “Closing Date.”

Section 2.3 Effective Time.  On the Closing Date, the Company and Merger Sub shall (a) cause the plan of merger with respect to the Merger (the “Plan of Merger”) substantially in form set out in Exhibit A attached hereto, to be duly executed and filed with the Registrar of Companies of the Cayman Islands as provided by Section 233 of the CICL, and (b) make any other filings, recordings or publications required to be made by the Company or Merger Sub under the CICL in connection with the Merger. The Merger shall become effective at the time specified in the Plan of Merger in accordance with the CICL (such date and time being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger.  At the Effective Time, the Merger shall have the effects specified in the CICL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Entity shall succeed to and assume all the rights, property of every description, including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges, mortgages, charges or security interests and all contracts, obligations, claims, debts and liabilities of the Company and Merger Sub in accordance with the CICL.

Section 2.5 Directors and Officers.  The parties hereto shall take all actions necessary so that (a) the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Entity upon the Effective Time, and (b) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Entity upon the Effective Time, in each case, unless otherwise determined by Parent prior to the Effective Time, and until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the memorandum and articles of association of the Surviving Entity.

Section 2.6 Governing Documents.  At the Effective Time, without any further action on the part of the parties hereto, the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of the Surviving Entity, until thereafter amended in accordance with applicable Law and the applicable provisions of such memorandum and articles of association; provided, that at the Effective Time, (a) Article 1 of the memorandum of association of the Surviving Entity shall be amended to read as follows: “The name of the corporation is “eLong, Inc.” and the articles of association of the Surviving Entity shall be amended to refer to the name of the Surviving Entity as “eLong, Inc.,” (b) references therein to the authorized share capital of the Surviving Entity shall be amended to refer to the correct authorized capital of the Surviving Entity as approved in the Plan of Merger, if necessary, and (c) the memorandum and articles of association of the Surviving Entity will contain provisions no less favorable to the intended beneficiaries with respect to exculpation and indemnification of liability and advancement of expenses than are set forth in the memorandum and articles of association of the Company as in effect on the date hereof, in accordance with Section 7.4.

ARTICLE III

TREATMENT OF SECURITIES

Section 3.1 Treatment of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any securities of the Company:

(a) Treatment of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) shall be cancelled in exchange for the right to receive $9.00 in cash per Share without interest (subject to adjustment pursuant to Section 3.1(f)) (the “Per Share Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration therefor upon the surrender of such Share in accordance with Section 3.2, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(b) Treatment of American Depository Shares.  Each American Depository Share, representing two (2) Ordinary Shares (each, an “ADS” or collectively, the “ADSs”), issued and outstanding immediately prior to the Effective Time (other than ADSs representing Excluded Shares), together with the underlying Ordinary Shares represented by such ADS, shall be cancelled in exchange for the right to receive $18.00 in cash per ADS without interest (subject to adjustment pursuant to Section 3.1(f)) (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in this Agreement and the Deposit Agreement; provided that in the event of any conflict between this Agreement and the Deposit Agreement, this Agreement shall prevail. From and after the Effective Time, all such ADSs (and such underlying Ordinary Shares) shall no longer be outstanding and shall automatically be cancelled, retired and shall cease to exist, and each holder of a ADS shall cease to have any rights with respect thereto, except the right to receive the Per ADS Merger Consideration therefor upon the surrender of such ADS in accordance with Section 3.2, and the right to receive any dividends or other distributions with a record date prior to the Effective Time which may have been declared by the Company and which remain unpaid at the Effective Time.

(c) Treatment of Excluded Shares.  Each Excluded Share issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, without payment of any consideration or distribution therefor.

(d) Treatment of Dissenting Shares.  Each Dissenting Share shall be automatically cancelled and cease to exist in accordance with Section 3.3, and shall carry no rights other than the right to receive the applicable payments pursuant to the procedure set forth in Section 3.3.

(e) Treatment of Merger Sub Securities.  All equity securities of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into equity securities of the Surviving Entity. Such equity securities shall constitute the only issued and outstanding share capital of the Surviving Entity upon the Effective Time.

(f) Adjustment to Merger Consideration.  The Per Share Merger Consideration and Per ADS Merger Consideration, as applicable, shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares or ADSs, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Shares or ADSs, as applicable, effectuated after the date hereof and prior to the Effective Time, so as to provide the holders of Shares or ADSs, as applicable, with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration or Per ADS Merger Consideration, as applicable.

Section 3.2 Payment for Securities; Surrender of Certificates.

(a) Exchange Fund.  Prior to the Effective Time, Parent shall select and appoint a bank or trust company to act as paying agent (the “Paying Agent”) for all payments required to be made pursuant to Section 3.1(a), Section 3.1(b) and Section 3.3 (collectively, the “Merger Consideration”). At or prior to the Effective Time, or in the case of payments pursuant to Section 3.3, when ascertained pursuant to Section 3.3, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares and ADSs, cash in immediately available funds in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”).

(b) Procedures for Surrender.

(i) Promptly following the Effective Time, the Surviving Entity shall cause the Paying Agent to mail (and make available for collection by hand) to each person who was, at the Effective Time, a registered holder of Shares entitled to receive the Per Share Merger Consideration pursuant to Section 3.1(a): (i) a letter of transmittal (which shall be in customary form for a company incorporated in the Cayman Islands, and shall specify the manner in which the delivery of the Per Share Merger Consideration to registered holders of Shares shall be effected), and (ii) instructions for use in effecting the surrender of any issued share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 3.2(e)) or non-certificated Shares represented by book entry (“Uncertificated Shares”) and/or such other documents as may be required to receive the Per Share Merger Consideration. Upon surrender of, if applicable, a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 3.2(e)) for cancellation or Uncertificated Shares and/or such other documents as may be required pursuant to such instructions to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed in accordance with the instructions thereto, each registered holder of such Shares shall be entitled to receive in exchange therefor the Per Share Merger Consideration payable in respect of such Shares, and the Share Certificates so surrendered shall forthwith be cancelled.

(ii) Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (A) the Paying Agent will transmit to the Depositary as promptly as reasonably practicable following the Effective Time an amount in cash in immediately available funds equal to the Per ADS Merger Consideration payable in respect of the number of ADSs issued and outstanding immediately prior to the Effective Time (other than ADSs and the underlying Shares representing Excluded Shares), and (B) the Depositary will distribute the Per ADS Merger Consideration to holders of ADSs pro rata to their holdings of ADSs (other than ADSs representing Excluded Shares) upon surrender by them of the ADSs. Pursuant to the terms of the Deposit Agreement, the ADS holders will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the cancellation of their ADSs (and the underlying Shares). The Surviving Entity will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding Taxes, if any) due to or incurred by the Depositary in connection with the distribution of the Per ADS Merger Consideration to ADS holders and the termination of the ADS program or facility (other than the ADS cancellation fee, which shall be payable in accordance with the Deposit Agreement).

(iii) If payment of Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition precedent of payment that (A) the Share Certificate so surrendered shall be accompanied by a proper form of transfer, and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Share Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Entity that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered.

(iv) Until surrendered as contemplated by this Section 3.2, each Share Certificate, Uncertificated Share and ADS shall be deemed at any time from and after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article III and any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Transfer Books; No Further Ownership Rights in Shares.  At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares or ADSs outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares or ADSs except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Uncertificated Shares or ADSs are presented to the Surviving Entity or Depository for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability.  At any time following six (6) months after the Effective Time, the Surviving Entity shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent’s routine administrative procedures, to holders of Share Certificates or Uncertificated Shares, and thereafter such holders shall be entitled to look only to the Surviving Entity and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time, payable upon due surrender of their Share Certificates or Uncertificated Shares and compliance with the procedures in Section 3.2(b). Notwithstanding the foregoing, none of the Surviving Entity, Parent or the Paying Agent shall be liable to any holder of a Share Certificate, Uncertificated Share or ADS for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates.  In the event that any Share Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Share Certificates, upon the making of an affidavit of that fact by the holder thereof and, if reasonably required by the Surviving Entity, the execution of an indemnity or the posting by such holder of a bond in such reasonable and customary amount as the Surviving Entity may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the applicable Merger Consideration payable in respect thereof pursuant to Section 3.1 hereof, including any dividends or other distributions with a record date prior to the Effective Time which may have been authorized by the Company and which remain unpaid at the Effective Time.

Section 3.3 Dissenter’s Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the CICL, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by shareholders who shall have validly exercised and not effectively withdrawn or lost their rights to dissent from the merger, or dissenter rights, in accordance with Section 238 of the CICL (collectively, the “Dissenting Shares” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall be cancelled and cease to exist at the Effective Time, shall not be entitled to receive the Per Share Merger Consideration and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them determined in accordance with the provisions of Section 238 of the CICL.

(b) For the avoidance of doubt, all Shares held by Dissenting Shareholders who shall have failed to exercise or who effectively shall have withdrawn or lost their dissenter rights under Section 238 of the CICL shall thereupon (i) not be deemed to be Dissenting Shares, and (ii) be cancelled in exchange for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, in the manner provided in Section 3.2. Parent shall promptly deposit or cause to be deposited with the Paying Agent any additional funds necessary to pay in full the aggregate Per Share Merger Consideration so due and payable to such shareholders who have failed to exercise or who shall have effectively withdrawn or lost such dissenter rights under Section 238 of the CICL.

(c) The Company shall give Parent (i) prompt notice of any notices of objection or notices of dissent to the Merger or demands for appraisal, under Section 238 of the CICL received by the Company, attempted withdrawals of such objection, dissents or demands, and any other instruments served pursuant to the CICL and received by the Company relating to the exercise of any rights to dissent from the Merger or appraisal rights, and (ii) the opportunity to direct all negotiations and proceedings with respect to any exercise of dissenter right or demand for appraisal under the CICL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(d) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to section 238(2) of the CICL, the Company shall serve written notice of the authorization and approval of this Agreement, the Plan of Merger and the Transactions on such shareholders pursuant to section 238(4) of the CICL within 20 days of obtaining the Shareholder Approval at the Shareholder Meeting.

Section 3.4 Treatment of Equity Awards.

(a) Vested Company Options.  As of the Effective Time, each fully vested Company Option (other than any vested Executive Excluded Options) granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of such vested Company Option, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the excess, if any, of (A) the Per Share Merger Consideration over (B) the exercise price per Ordinary Share subject to such Company Option, multiplied by (ii) the number of Ordinary Shares underlying such Company Option (the “Option Consideration”), which amount shall be paid as promptly as practicable following the Effective Time by the Surviving

Entity; provided that if the Exercise Price of any such Company Option is equal to or greater than the Per Share Merger Consideration, such Company Option shall be cancelled without any payment therefor.

(b) Vested Company RSU Awards.  As of the Effective Time, each fully vested Company RSU Award (other than any vested Executive Excluded RSU Awards) granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of such vested Company RSU Award, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (i) the Per Share Merger Consideration multiplied by (ii) the number of Ordinary Shares underlying such Company RSU Award (the “RSU Award Consideration”), which amount shall be paid as promptly as practicable following the Effective Time by the Surviving Entity.

(c) Treatment of Unvested Company Options and Unvested Company RSU Awards.

(i) As of the Effective Time, each unvested Company Option (other than any unvested Executive Excluded Options) granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of such unvested Company Option, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of option to purchase (A) the same number of Parent common shares as the total number of Ordinary Shares subject to such Company Option immediately prior to the Effective Time, (B) at a per-share exercise price equal to the exercise price per Ordinary Share at which such Company Option was exercisable immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company Option agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “Parent Option”), provided that the number of Parent common shares subject to such Parent Option and/or the exercise price of such Parent Option may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such unvested Company Options.

(ii) As of the Effective Time, each unvested Company RSU Award (other than any unvested Executive Excluded RSU Awards and any Former CEO Unvested RSU Awards) granted under a Company Equity Plan outstanding immediately prior to the Effective Time, by virtue of the Merger and without action by the holder of such unvested Company RSU, shall be cancelled and immediately converted into the right to receive in exchange therefor an award of Parent restricted share units to acquire the same number of Parent common shares as the total number of Ordinary Shares subject to such Company RSU Award immediately prior to the Effective Time, subject to and in accordance with the terms of the applicable Company Equity Plan and Company RSU Award agreement in effect immediately prior to the Effective Time (with continuation of the applicable vesting terms) (such award, a “Parent RSU Award”); provided that the number of Parent common shares subject to such Parent RSU Award may be adjusted by Parent to reflect changes in the Company’s or Parent’s capital structure upon or immediately prior to the Effective Time to provide substantially the same economic terms to the holders of such unvested Company RSU Awards.

(d) Treatment of Executive Excluded Options and Executive Excluded RSU Awards.

(i) Each Executive Excluded Options held by any Executive Equityholder shall, by virtue of the Merger and without action by such Executive Equityholder, be cancelled at the Effective Time and immediately converted into the right to receive in exchange therefor, either the Option Consideration (if any) or a Parent Option in accordance with the terms and conditions of the relevant Executive Equityholder Rollover Agreement of such Executive Equityholder.

(ii) Each Executive Excluded RSU Awards held by any Executive Equityholder shall, by virtue of the Merger and without action by such Executive Equityholder, be cancelled at the Effective Time and immediately converted into the right to receive in exchange therefor, either the RSU Award Consideration or a Parent RSU Award in accordance with the terms and conditions of the relevant Executive Equityholder Rollover Agreement of such Executive Equityholder.

(e) Treatment of Former CEO Unvested RSU Awards.  Each Former CEO Unvested RSU Award shall, by virtue of the Merger and without action by Mr. Cui, be cancelled at the Effective Time and immediately converted into the right to receive in exchange therefor, RSU Award Consideration in accordance with the terms and conditions of the Former CEO Letter Agreement.

(f) The Company shall take all corporate actions reasonably necessary to effectuate the treatment of the Company Options and Company RSU Awards as contemplated by this Section 3.4.

Section 3.5 Withholding.  Subject to Section 3.5 of the Parent Disclosure Letter, each of Parent, Merger Sub, the Surviving Entity, the Paying Agent and the Depository (and any other Person that has a withholding obligation pursuant to the carrying out of this Agreement), as the case may be (without double counting), shall only be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts that are required to be deducted and withheld under applicable Tax Law. In the event that Parent, the Surviving Company, Merger Sub, the Paying Agent, or the Depositary (or any other Person that has a withholding obligation pursuant to this Agreement) determines prior to Closing that any such permitted deduction or withholding is required to be made from any consideration payable pursuant to this Agreement, such Person shall promptly inform the Special Committee and the other Parties hereto of such determination and provide them with a reasonably detailed explanation of such determination and the Parties hereto shall consult with each other in good faith regarding such determination. To the extent such amounts are so deducted and withheld and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, ADSs, Company Options or Company RSU Awards in respect of which such deduction and withholding was made.

Section 3.6 Termination of Deposit Agreement.  As soon as reasonably practicable after the Effective Time, the Surviving Entity shall provide notice to JPMorgan Chase Bank, N.A. (the “Depositary”) to terminate the amended and restated deposit agreement, dated July 15, 2014 between the Company, the Depositary and all holders from time to time of ADSs issued thereunder (the “Deposit Agreement”) in accordance with its terms.

Section 3.7 Agreement of Fair Value.  Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the CICL.

ARTICLE IV

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

The following representations and warranties by the Company are qualified in their entirety by reference to the disclosures (a) in the SEC Documents filed or furnished prior to the date hereof but excluding statements in any “Risk Factors” section or similar cautionary, predictive or forward-looking disclosure, and (b) set forth or referenced in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Disclosure Letter”). The Parties agree that each disclosure set forth in the Disclosure Letter shall be deemed to (whether or not an explicit cross reference appears) qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on the face of such disclosure. Subject to the foregoing, the Company represents and warrants to Parent and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries (i) is an entity duly incorporated or organized, as applicable, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction of its organization, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted, except to the extent the failure of any of the foregoing has not had or would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has delivered to or made available to Parent, prior to the execution of this Agreement, true and complete copies of any amendments to the Company Governing Documents not filed prior to the date of this Agreement with the SEC. The Company is in material compliance with the terms of the Company Governing Documents.

(b) Section 4.1(b) of the Disclosure Letter sets forth a true and complete list of the Company’s Subsidiaries, together with their jurisdiction of organization or incorporation, as the case may be. Each of the Company’s Subsidiaries is in compliance with the terms of its constituent organizational or governing documents, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.2 Capitalization.

(a) The authorized share capital of the Company is $2,582,056.20 divided into 258,205,620 Shares, consist of (i) 150,000,000 Ordinary Shares, (ii) 50,000,000 High-Vote Ordinary Shares and (iii) 58,205,620 Preferred Shares. As of the date hereof, (A) 41,866,535.9 Ordinary Shares were issued and outstanding (which is inclusive of 16,091,452 Ordinary Shares represented by 8,045,726 ADSs and 229,564 Ordinary Shares held by the Depositary and reserved for issuance, settlement and allocation upon exercise or vesting of outstanding Company Options and/or outstanding Company RSU Awards), (B) 33,589,204 High-Vote Ordinary Shares were issued and outstanding, and (C) no Preferred Share was issued and outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for Company Options to acquire 183,506 Ordinary Shares and Company RSU Awards representing the right to receive up to 4,079,104 Ordinary Shares, in each case, outstanding under the Company Equity Plans, and except for the VIE Contracts or as disclosed in the Section 4.2(a) of the Disclosure Letter, there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any shareholder rights plan, relating to the issued or unissued capital shares of the Company, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other similar right, agreement, arrangement or commitment (collectively, “Company Equity Interests”) or (y) outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any shares of, or other Company Equity Interests in, the Company or any of its Subsidiaries, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any of its Subsidiaries. Section 4.2(a) of the Disclosure Letter sets forth information with respect to each outstanding Company Option and Company RSU Award, including the description of the holders thereof, the number of Shares subject to such awards, the vesting schedule applicable to each such award that is not fully vested as of the date hereof, and, if applicable, the exercise price thereof. The Company has delivered to Parent, prior to the execution of this Agreement, true and complete copies of forms of award agreements with respect to Company Options and Company RSU Awards. Each Company Option and Company RSU Award was granted in all material respects in accordance with the terms and conditions of the relevant Company Equity Plan and in compliance with the rules and regulations of The Nasdaq Global Select Market (“NASDAQ”). All Shares to be issued in connection with the aforesaid Company Options and Company RSU Awards, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) Except as described in Section 4.10 hereof, there are no voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the Shares or any shares of, or other equity interest, of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any of its shares or other Company Equity Interests. There are no bonds, debentures or notes issued by the Company or any of its Subsidiaries that entitle the holder thereof to vote together with shareholders of the Company on any matters related to the Company.

(c) The Company or one of its Subsidiaries owns, directly or indirectly, all of the issued and outstanding shares or other Company Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens (other than limitations on transfer and other restrictions imposed by federal or state securities Laws or other applicable Laws and Permitted Liens), and all such shares or other Company Equity Interests have been duly authorized and validly issued and are fully paid and nonassessable.

Section 4.3 Authorization; Validity of Agreement; Company Action.  The Company has all necessary power and authority to execute and deliver this Agreement and the Plan of Merger, to perform its obligations hereunder and, subject to receipt of the Shareholder Approval, to consummate the Merger and the other Transactions. The execution, delivery and performance by the Company of this Agreement and the Plan of Merger, and the consummation of the Merger and the other Transactions, have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Plan of Merger, and the consummation by it of the Transactions, subject, in the case of the Merger, to receipt of the Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law) (collectively, (a) and (b), the “Enforceability Exceptions”).

Section 4.4 Board Approval.  The Company Board, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting, has (a) determined that the execution by the Company of this Agreement and the Plan of Merger and consummation of the Transactions, including the Merger, are fair to, and in the best interests of, the Company and its shareholders (other than the Rollover Shareholders), (b) approved and declared advisable the Merger, the other Transactions, this Agreement and the Plan of Merger, (c) resolved to recommend in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions to the holders of Shares, and to include such recommendation in the Proxy Statement and directed that this Agreement, the Plan of Merger and the Transactions be submitted to the holders of Shares for authorization and approval, and (d) taken all actions as may be required to enter into this Agreement and, as of the Closing Date, shall have taken all actions as may be required to be taken by the Company to effect the Transactions.

Section 4.5 Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any of its Subsidiaries, (b) require any filing by the Company or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supranational, or any self-regulatory or quasi-governmental authority (each, a “Governmental Entity”) (except for (i) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (ii) the filing of the Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) filing, permits, authorizations, consents and approvals as may be required under any applicable competition Law or applicable investment Law (collectively, “Competition Laws”), (iv) such filings with the Securities and Exchange Commission (the “SEC”) as may be required to be made by the Company in connection with this Agreement and the Merger, including (A) the joining of the Company in the filing of the Schedule 13E-3, which shall incorporate by reference the proxy statement relating to the authorization and approval of the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, (v) such filings as may be required under the rules and regulations of NASDAQ in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract, or (d) violate any Order or Law applicable to the Company, any Subsidiary of the Company, or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings, or (z) any such modifications, violations, rights, impositions, breaches or defaults, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect or a material adverse effect on the ability of the Company to consummate the Merger and the other Transactions.

Section 4.6 SEC Documents and Financial Statements.

(a) The Company has timely (including following any extensions of time for filing provided by Rule 12b-25 promulgated under the Exchange Act) filed with or furnished (as applicable) to the SEC all forms, reports, schedules, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2013 under the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) (together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act ”)) (such forms, reports, schedules, statements and documents and any other forms, reports, schedules, statements and documents filed by the Company with the SEC, as have been amended since the time of their filing, collectively, the “SEC Documents”). As of their respective filing dates and except to the extent corrected by a subsequent SEC Document, the SEC Documents (i) did not contain, when filed or furnished, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading in any material respect, and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder.

(b) All of the audited and unaudited financial statements of the Company included (or incorporated by reference) in the SEC Documents (including the related notes and schedules thereto) (collectively, the “Financial Statements”), (i) were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and (ii) fairly presented (except as may be indicated in the notes thereto) in all material respects, the financial position and the results of operations, shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods then ended (subject, in the case of unaudited quarterly financial statements, to the absence of notes and normal year-end adjustments that are not material in the aggregate and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements).

(c) As of the date hereof, the Company has not received any comments from the SEC with respect to any of the SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting the Company which has not been adequately addressed.

Section 4.7 Internal Controls; Sarbanes-Oxley Act.

(a) The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure, and (ii) to the extent known to the Company, has disclosed to the Company’s auditors and the audit committee of the Company Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Since December 31, 2012, neither the Company nor any of its Subsidiaries has received any written material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2012 (except for any of the foregoing after the date hereof which have no reasonable basis).

Section 4.8 Absence of Certain Changes.  Except as contemplated by this Agreement, since January 1, 2015 through the date hereof, (a) the Company has conducted, in all material respects, its business in the ordinary course consistent with past practice and (b) (i) no Effects have occurred, which, individually or in the aggregate, have had or would reasonably be expected to have, a Material Adverse Effect and (ii) there has not been any adoption of, resolution to approve or petition or similar proceeding or order in relation to, a plan of complete or partial liquidation, dissolution, scheme of arrangement, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries.

Section 4.9 No Undisclosed Liabilities.  Except (a) as reflected or otherwise reserved against on the Financial Statements or referenced in the footnotes thereto set forth in the SEC Documents, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the most recent balance sheet included in the SEC Documents, and (c) for liabilities and obligations disclosed in the SEC Documents or incurred in connection with the Transactions, neither the Company nor any of its Subsidiaries is subject to any liabilities or obligations that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.10 PRC Subsidiaries.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

(a) the constitutional documents and certificates of each of the Company’s Subsidiaries formed in the PRC (the “PRC Subsidiaries”) are valid and have been duly approved or issued (as applicable) by competent PRC Governmental Entity;

(b) all filing and registrations with the PRC Governmental Entities required to be made in respect of the PRC Subsidiaries and their operations have been made in accordance with relevant rules and regulations;

(c) under the prevailing interpretation of applicable PRC Laws as of the date hereof, eLongNet has effective control of the VIEs through a series of contractual arrangements (a list of the underlying Contracts with respect to such arrangements is set forth on Section 4.10(c) of the Disclosure Letter, collectively, the “VIE Contracts”), and to the knowledge of the Company, each VIE Contract constitutes the legal and binding obligations of the relevant parties thereto and there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements;

(d) the execution, delivery and performance by each and all of the relevant PRC Subsidiaries of their respective obligations under each and all of the VIE Contracts, and the consummation of the transactions contemplated thereunder, did not and do not (i) result in any violation of their respective articles of association, their respective business licenses or constitutive documents, (ii) result in any violation of any applicable PRC Laws as such applicable PRC Laws are currently being interpreted and enforced, or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any Order of any court of the PRC having jurisdiction over such PRC

Subsidiaries, as the case may be, or any agreement with, or instrument to which any of them is expressed to be a party or which is binding on any of them;

(e) to the knowledge of the Company, there have been no disputes, disagreements, claims or any legal proceedings of any nature, raised by any Governmental Entity or any other party, pending or, to the knowledge of the Company, threatened against any of the Company, eLongNet or any VIE that: (i) challenge the validity or enforceability of any part or all of the VIE Contracts taken as whole, (ii) challenge the VIE structure or the ownership structure as set forth in the VIE Contracts and described in the SEC Documents, or (iii) claim any ownership, share, equity or interest in eLongNet or VIE, or claim any compensation for not being granted any ownership, share, equity or interest in eLongNet or VIE; and

(f) except as reflected or otherwise reserved against on the Financial Statements, neither the Company nor any of its Subsidiaries are subject to any liabilities or obligations in connection with any liquidation, dissolution, deregistration or similar corporate event involving any PRC Subsidiary.

Section 4.11 Litigation.  There is no claim, action, suit, arbitration, investigation, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (each, a “Legal Proceeding”), pending against (or to the Company’s knowledge, threatened in writing against or naming as a party thereto), the Company or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

Section 4.12 Benefits.

(a) Section 4.12(a) of the Disclosure Letter sets forth a true and complete list of all Benefit Plans (i) under which any current or former director, officer or employee of the Company or any of its Subsidiaries has any right to benefits, and (ii) which are maintained, sponsored, administered, contributed to or funded by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries makes or is required to make contributions with respect to such directors, officers or employees (collectively, the “Company Benefit Plans”).

(b) Each Company Benefit Plan (and related trust, insurance contract or fund, if any) has been established and administered in accordance with its terms and complies in form and operation with applicable Law except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) No Company Benefit Plan provides health, medical, life insurance or death benefits to current or former directors, officers or employees of the Company or any of its Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by Law. No Company Benefit Plan is maintained or is for the benefit of directors, officers or employees of the Company or any of its Subsidiaries outside the jurisdiction of the PRC.

(d) Except as otherwise provided in this Agreement regarding Company Options and Company RSU Awards, the execution and delivery of this Agreement and the consummation of the Transactions will not (either alone or in combination with another event) (i) result in any material payment or benefit from the Company or any of its Subsidiaries becoming due, or increase the amount of any payment or benefit due, to any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits or other payment from the Company or any of its Subsidiaries to any current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries.

(e) There are no pending, or, to the knowledge of the Company, threatened, Legal Proceedings against any Company Benefit Plan, other than ordinary claims for benefits by participants and beneficiaries or which, individually or in the aggregate, have not had or would not reasonably be expected to have, a Material Adverse Effect.

(f) Except as, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, all contributions, if applicable (including all employer contributions, employee salary reduction contributions, and social security and other contributions to Governmental Entities), which are required by Law or by the terms of such Company Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices and in compliance with applicable Law.

Section 4.13 Labor.

(a) No employee of the Company or any of its Subsidiaries is represented by a union and, to the knowledge of the Company, no union organizing efforts have been conducted within the last three (3) years or are now being conducted. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, labor contract or similar agreement or arrangement with any labor union, trade union, works council or other employee representative. Neither the Company nor any of its Subsidiaries is currently experiencing, or, to the knowledge of the Company, is now threatened, a strike, picket, work stoppage, work slowdown or other organized labor dispute.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each of the Company and its Subsidiaries is in compliance with all applicable Laws relating to the employment of labor, including all applicable Laws relating to wages, hours, labor relations, classification, collective bargaining, severance and termination benefits, safety and health, workers’ compensation, pay equity and the collection and payment of withholding or social security taxes, and (ii) there are no pending or in progress or, to the knowledge of the Company, threatened suits, actions, complaints, investigations, orders or charges or other proceedings in connection with the Company under any applicable employment, social security or labor Laws.

Section 4.14 Taxes.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect:

(a) all Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects and all entitlements of Tax exemption, Tax holidays, Tax incentive or other preferential treatments or financial subsidies enjoyed by the Company or any of its Subsidiaries have been obtained in compliance with applicable Laws in all material respects;

(b) all material Taxes of the Company and its Subsidiaries due and payable have been timely paid, other than such payments as are being contested in good faith by appropriate proceedings. The Financial Statements reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No material Liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for Permitted Liens;

(c) each of the Company and its Subsidiaries has timely paid or withheld all material Taxes required by applicable Law to be paid or withheld with respect to their employees and independent contractors (and paid over such Taxes to the appropriate Governmental Entity);

(d) no audit or other examination or administrative, judicial or other proceeding of, or with respect to, any material Tax Return or material Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any written request for, or, to the knowledge of the Company, any threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by any Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction;

(e) each of the Company’s Subsidiaries formed in the PRC has, in accordance with applicable Law, duly registered with the relevant PRC Governmental Entity, obtained and maintained the validity of all national and local Tax registration certificates and complied in all material respects with all requirements imposed by such Governmental Entity. No submissions made by or on behalf of the Company or any of its Subsidiaries to any Governmental Entity in connection with obtaining Tax exemptions, Tax holidays, Tax deferrals, Tax incentives or other preferential Tax treatments or Tax rebates contained any material misstatement or omission that would have affected the granting of such Tax exemptions, preferential treatments or rebates. No suspension, revocation or cancellation of any such Tax exemptions, preferential treatments or rebates is pending or, to the Company’s knowledge, threatened. The Company has no reason to believe that the Transactions will have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, preferential treatments or rebates or will result in the clawback or recapture of any such Tax exemptions, preferential treatments or rebates; and

(f) neither the Company nor any of its Subsidiaries incorporated outside the PRC takes the position for tax purposes that it is a “resident enterprise” of the PRC or tax resident in any jurisdiction other than its jurisdiction of formation.

Section 4.15 Contracts.

(a) Except as filed as exhibits to the SEC Documents filed prior to the date hereof, Section 4.15(a) of the Disclosure Letter sets forth a list or description of each note, bond, mortgage, indenture, lease, license, contract or agreement, or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound which, as of the date of this Agreement:

(i) is or would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(ii) obligates the Company or any of its Subsidiaries to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of One Million U.S. Dollars ($1,000,000) and is not cancelable within thirty (30) days without material penalty to the Company or any of its Subsidiaries;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area of the Company or any of its Subsidiaries which restrict the conduct of any line of business that is material to the Company and its Subsidiaries;

(iv) constitutes Indebtedness (including any guarantee thereof) in an amount in excess of One Million U.S. Dollars ($1,000,000) or any letters of credit or similar instruments issued for the account of the Company or any of its Subsidiaries or mortgaging, pledging or otherwise placing a Lien (other than any Permitted Lien) securing obligations in excess of One Million U.S. Dollars ($1,000,000) on any portion of the assets of the Company or any of its Subsidiaries, other than any such agreement, indenture, letter of credit or instrument solely between or solely among the Company and its wholly owned Subsidiaries;

(v) requires the Company or any of its Subsidiaries to dispose of or acquire assets or properties with a value in excess of One Million U.S. Dollars ($1,000,000), or provides for any pending or contemplated merger, consolidation or similar business combination transaction involving the Company or any of its Subsidiaries;

(vi) constitutes a contract or agreement relating to a hedging transaction;

(vii) relates to a joint venture, partnership or similar arrangement, with a third party;

(viii) constitutes a loan to any Person (other than a wholly owned Subsidiary of the Company) by the Company or any of its Subsidiaries in an amount in excess of One Million U.S. Dollars ($1,000,000);

(ix) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any Company IP Rights that, individually or in the aggregate, is material to the Company and its Subsidiaries;

(x) that is a collective bargaining agreement or other Contract with any labor organization, union or association (other than any mandatory national collective bargaining agreement) or any other collective bargaining agreement with an employees’ representative body such as a works council or any company practice or any commitment given to any employee of the Company;

(xi) that is a license, agreement or other contractual right in respect of any material Company IP Rights or otherwise grants the Company any material rights in any Intellectual Property;

(xii) that is a Contract (other than Contracts granting Company Options) giving the other party the right to terminate such Contract as a result of this Agreement or the consummation of the Merger; and

(xiii) that is a Contract the absence of which would be or reasonably be expected to be a Material Adverse Effect.

(b) Each Contract of the type described above in Section 4.15(a) and in effect on the date of this Agreement, whether or not set forth in Section 4.15(a) of the Disclosure Letter, is referred to herein as a “Material Contract.” As of the date hereof, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, (i) each Material Contract is legal, valid and binding on the Company and each of its Subsidiaries that is a party thereto, and is in full force and effect, except as may be limited by the Enforceability Exceptions, (ii) neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any other party thereto, is or is alleged to be in breach or violation of, or default under, any Material Contract, and (iii) to the Company’s knowledge, no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Material Contract. Neither the Company nor any of its Subsidiaries has received notice of any breach, violation or default under any Material Contract, except for breaches, violations or defaults that, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect.

(c) True and complete copies of all Material Contracts have been (i) publicly filed with the SEC or (ii) made available to Parent prior to the date hereof.

Section 4.16 Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company:

(a) the Company and each of its Subsidiaries are in compliance with all Environmental Laws;

(b) the Company and each of its Subsidiaries have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing (to the extent such concept exists); and

(c) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter or claim alleging that the Company or any such Subsidiary is in violation of any Environmental Law. There is no litigation, investigation or other proceeding pending or, to the knowledge of the Company, threatened in writing, against the Company or any of its Subsidiaries under applicable Environmental Laws.

Section 4.17 Intellectual Property.

(a) The Company and each of its Subsidiaries owns or has a valid right or license to use, all of the Company IP Rights that are material to the business of the Company and its Subsidiaries, taken as a whole. The Company IP Rights are sufficient for the conduct of the business of the Company and each of its Subsidiaries holding such Company IP Rights as currently conducted.

(b) The Company and each of its Subsidiaries owns and has good and exclusive title to each item of Company-Owned IP Rights, free and clear of any Liens (other than Permitted Liens). The right, license and interest of the Company and each of its Subsidiaries in and to all Third-Party Intellectual Property Rights licensed by such Person from a third party are free and clear of all Liens (excluding restrictions contained in the applicable written license agreements with such third parties and Permitted Liens).

(c) Section 4.17(c)(i) of the Disclosure Letter lists all Company Registered Intellectual Property including the identity of the Person that holds such registration. Except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid.

(d) Neither the Company nor any of its Subsidiaries is or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of such Company’s obligations under this Agreement, in material breach of any Contract governing any Company IP Rights (the “IP Rights Agreements”). None of the IP Rights Agreements grants any third party exclusive rights to or under any Company IP Rights or grants any third party the right to sublicense any Company IP Rights.

(e) To the knowledge of the Company, there are no royalties, honoraria, fees or other payments owed or payable by the Company or any of its Subsidiaries to any past or present Company employee, shareholder, founder or consultant in connection with the Company’s use or ownership of the Company IP Rights (other than salaries payable to employees, consultants and independent contractors not contingent on or related to the use of their work product).

(f) To the knowledge of the Company, except as, individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights, by any third party, including any employee or former employee of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries has brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property or breach of any Company IP Rights Agreement.

(g) The operation of the business of the Company and each of its Subsidiaries as such business is currently conducted, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product, and (ii) the Company’s use of any product, device or process used in the business of the Company and its Subsidiaries, has not and does not infringe or misappropriate the Intellectual Property of any third party, except for any infringement or misappropriation that has not had or would not reasonably be expected to have, any Material Adverse Effect.

(h) To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries has any right, license, claim or interest whatsoever in or with respect to any Company-Owned IP Rights.

(i) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality and security of all confidential, personally identifiable or non-public information included in the Company IP Rights (“Confidential Information”). All current and former employees and consultants of the Company or its Subsidiaries having access to Confidential Information or proprietary information of any of its customers or business partners have executed and delivered to the Company an agreement regarding the protection of such Confidential Information or proprietary information (in the case of proprietary information of the Company’s customers and business partners, to the extent required by such customers and business partners). The Company and each of its Subsidiaries has complied in all material respects with all applicable legal requirements and its internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or such Subsidiary or by third parties having authorized access to the records of the Company or any of its Subsidiaries. The execution, delivery and performance of this

Agreement, will comply with all applicable legal requirements relating to privacy and with the Company’s privacy policies in all material respects.

(j) Neither the Company nor any of its Subsidiaries has (i) incorporated any “free,” “open source” or “copyleft” software (“Open Source Materials”) into, or combined Open Source Materials with, the Company IP Rights or Company Products, (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products, or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii) or (iii), creates or purports to create, obligations for the Company or any of its Subsidiaries with respect to any Company IP Rights or grants, or purports to grant to any third party, any rights or immunities under any Company IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) redistributable at no charge).

(k) Neither the Company nor any of its Subsidiaries has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, including personally identifiable information in its possession, custody or control, which has had or would reasonably be expected to have a Material Adverse Effect.

Section 4.18 Compliance with Laws; Permits.

(a) As of the date of this Agreement: (i) each of the Company and its Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and its Subsidiaries, and (ii) no written notice has been received by the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries alleging any non-compliance with any such Laws, except in each case above for such non-compliance that, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(b) The Company and its Subsidiaries are in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and its Subsidiaries to own, lease and operate their properties or to carry on their business substantially in the manner described in the SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date of this Agreement, including, for the avoidance of doubt, all approvals of, and filings and registrations and other requisite formalities with, Governmental Entities in the PRC required to be made by the Company or its Subsidiaries in respect of the Company and its Subsidiaries and their capital structure and operations (collectively, the “Company Permits”) and all of the Company Permits are valid, in full force and effect, except, in each case, where the failure by the Company or a Subsidiary thereof, as applicable, to possess, obtain approval or make filing or registration with respect to, and maintain in full force and effect of any Company Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

(c) In the past three (3) years, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or any agent acting for or on behalf of the Company or any of its Subsidiaries has (i) made any bribe, influence payment, kickback, payoff or any other type of payment that would be unlawful under any applicable anti-corruption Law, or (ii) offered, paid, promised to pay, or authorized any payment or transfer of, anything of value, directly or indirectly, to any Government Official for the purpose of (A) improperly influencing any act or decision of such Government Official in his official capacity, (B) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Entity, in each case, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or in directing business to, any Person.

Section 4.19 Properties.

(a) Section 4.19(a) of the Disclosure Letter sets forth a list of the address of each real property, name of the entity owning or leasing, whether such property is owned, leased or subleased and all such real property interests, together with all right title and interest of the Company and any of its Subsidiaries in and to (i) all buildings, structures and other improvements and fixtures located on or under such real property, and (ii) all easements, rights and other appurtenances to such real property, and subject to any easements, impairments, rights and other appurtenances affecting such real property are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). There are no real properties that the Company or any of its Subsidiaries is obligated to buy, lease or sublease at some future date pursuant to any Contract to which the Company or any of its Subsidiaries is a party existing as of the date hereof. None of the Company or any of its Subsidiaries owns, leases or has any rights to any real property which is not set forth on Section 4.19(a) of the Disclosure Letter.

(b) The Company or a Subsidiary thereof owns good, marketable and valid title or leasehold title (as applicable) to each of the Company Properties that is material to the business of the Company and its Subsidiaries, in each case, free and clear of Liens, except for Permitted Liens.

(c) No certificate, variance, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Company Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and neither the Company nor any of its Subsidiaries has received written notice of any outstanding threat of modification or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.20 Information in the Proxy Statement.  None of the information supplied or to be supplied in writing by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Schedule 13E-3 will, at the time such document is filed with the SEC and at any time such document is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company, at the time of the Shareholder Meeting, and at the time the Schedule 13E-3 is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions, to the extent relating to the Company or any of its Subsidiaries or other information supplied by or on behalf of the Company or any of its Subsidiaries for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder. The representations and warranties contained in this Section 4.20 will not apply to statements or omissions included in the Schedule 13E-3 or the Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.21 Opinion of Financial Advisors.  The Special Committee has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Excluded Shares), as applicable, is fair, from a financial point of view, to such holders.

Section 4.22 Insurance.  The Company and its Subsidiaries are either self-insured or have policies of insurance that afford coverage to the Company, its Subsidiaries and/or any of their respective properties or assets in each case in such amounts and with respect to such risks and losses, which the Company believes are adequate in all material respects for the operation of its business. The insurance policies are in full effect, no written notice of cancellation has been received by the Company or any of its Subsidiaries under such policies, and there is no existing default or event which, with the giving of notice or lapse of time or both, except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Material Adverse Effect. The Company has no reason to believe that it or any of its Subsidiaries will not be able to (a) renew its existing insurance policies as and when such policies expire, or (b) obtain comparable coverage from comparable insurers as may be necessary to continue its business without a significant increase in cost.

Section 4.23 Brokers; Expenses.  No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor), is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement, the Merger or the other Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.24 Anti-Takeover Provisions.  The Company is not party to a shareholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Laws applicable to the Company other than the CICL (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 4.25 No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions. The Company hereby disclaims any other express or implied representations or warranties. The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking information or statements of the Company or any of its Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

The following representations and warranties by Parent and Merger Sub are qualified in their entirety by reference to the disclosures set forth or referenced in the disclosure letter delivered by the Parent and Merger Sub to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”). The Parties agree that each disclosure set forth in the Parent Disclosure Letter shall be deemed to (whether or not an explicit cross reference appears) qualify or modify the Section to which it corresponds and any other Section to the extent the applicability of the disclosure to each other Section is reasonably apparent on the face of such disclosure. Subject to the foregoing, Parent and Merger Sub, on a joint and several basis, represent and warrant to the Company that:

Section 5.1 Organization and Qualification; Subsidiaries.  Each of Parent and Merger Sub (i) is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, and (ii) has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger. Parent has delivered to or made available to the Company, prior to the execution of this Agreement, true and complete copies of the memorandum and articles of association of Parent and Merger Sub, each as amended to date, and each as so delivered is in full force and effect.

Section 5.2 Merger Sub.  As of the date of this Agreement, the authorized share capital of Merger Sub consists solely of 5,000,000 shares, par value $0.01 per share, of which one (1) ordinary share(s) is issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, owned by Parent, free and clear of any Lien other than (a) any restrictions pursuant to the Parent Group Contracts or pursuant to applicable securities Laws or (b) Liens that would not reasonably be expected to, individually or in the aggregate, prevent, delay or impede or impair the ability of Parent or Merger Sub to consummate the Transactions. Merger Sub was formed solely for the purpose of engaging in the Transactions, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 5.3 Authorization; Validity of Agreement; Parent Action.  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Merger and the other Transactions. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement, and the consummation by it of the Merger and the other Transactions, have been duly and validly authorized by all necessary corporate actions (including that each of the board of directors of Parent and Merger Sub and Parent as the sole shareholder of Merger Sub have duly and validly approved by resolution and authorized the execution, delivery and performance of this Agreement and the consummation of the Transactions by Parent and Merger Sub, as the case may be, and taken all such actions as may be required to be taken by the board of directors of Parent and Merger Sub, and Parent as the sole shareholder of Merger Sub to effect the Transactions) and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the filing of the Plan of Merger and other documents required by the CICL with the Registrar of Companies of the Cayman Islands. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by the Enforceability Exceptions.

Section 5.4 Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Merger or any of the other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the memorandum and articles of association of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the CICL, (iii) filings, permits, authorizations, consents and approvals as may be required under any applicable Competition Law, (iv) such filings with the SEC as may be required to be made by Parent in connection with this Agreement and the Merger, including the joining of the Company in the filing of the Schedule 13E-3 (including the Proxy Statement), (v) such filings as may be required under the rules and regulations of the NASDAQ in connection with this Agreement or the Merger, (vi) such filings as may be required in connection with state and local transfer Taxes, or (vii) any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or (d) violate any Order or Law applicable to Parent, Merger Sub or any of their respective properties, assets or operations; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings, or (C) any such modifications, violations, rights, impositions, breaches or defaults has not had and would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions.

Section 5.5 Available Funds and Equity Financing.

(a) Parent has delivered to the Company true and complete copies of (i) executed equity commitment letters from the Sponsors dated as of the date of this Agreement (collectively, the “Equity Commitment Letters”) pursuant to which each Sponsor has committed to purchase, or cause the purchase of, for cash or contributed equity, subject to terms and conditions thereof, equity securities of Parent, up to the aggregate amount set forth in its Equity Commitment Letter (the “Equity Financing”), (ii) the Support Agreement and (iii) the Executive Excluded Securities Letters (together with the Equity

Commitment Letters and the Support Agreement, the “Financing Commitments”). The proceeds of the Equity Financing shall be used to finance the consummation of the Transactions. The transactions contemplated under (x) the “Cancellation; Subscription” section of the Support Agreement and (y) Section A(ii) and Section B(ii) of each Executive Excluded Securities Letter, together with the Equity Financing, are collectively referred to as “Financing”.

(b) As of the date hereof, (i) the Financing Commitments, in the form so delivered, are in full force and effect and are the legal, valid and binding obligations of Parent (subject to the Enforceability Exceptions) and, to the knowledge of Parent, the other parties thereto (subject to the Enforceability Exceptions), (ii) none of the Financing Commitments has been amended or modified and no such amendment or modification is contemplated (other than as permitted by this Section 5.5), (iii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect, and (iv) no event has occurred that (with or without notice, lapse of time, or both) would constitute a breach or default under the Financing Commitments by Parent and, to the knowledge of Parent, by the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letters.

(c) Assuming (i) the Equity Financing is funded in accordance with the Equity Commitment Letters, (ii) the contributions contemplated by the Support Agreement are made in accordance with the terms of the Support Agreement, and (iii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 8.1 and Section 8.2 or the waiver of such conditions, Parent and Merger Sub will have at and after the Closing funds sufficient for Merger Sub and the Surviving Entity to pay (A) the Merger Consideration, (B) the aggregate Option Consideration and aggregate RSU Award Consideration, and (C) any other amounts required to be paid in connection with the consummation of the Transactions upon the terms and conditions contemplated hereby and all related fees and expenses associated therewith. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder, as applicable, to make the Financing available to Parent or Merger Sub on the terms and conditions therein. As of the date hereof, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments or that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the time required to consummate the Transactions. The Financing Commitments provide that the Company, in certain circumstances, is a third party beneficiary thereto with respect to the enforcement thereof. Parent and Merger Sub have fully paid any and all commitment fees or other fees that have been incurred and are due and payable in connection with the Financing Commitments prior to or in connection with the execution of this Agreement, and Parent and Merger Sub will pay when due all other commitment fees and other fees arising under the Financing Commitments as and when they become due and payable thereunder. There are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party imposing conditions upon the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in the Financing Commitments.

Section 5.6 Limited Guarantees.  Assuming the due authorization, execution and delivery by the Company, each Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor that executed it, subject to the Enforceability Exceptions, and no event has occurred that, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

Section 5.7 Litigation.  There is no Legal Proceeding pending against (or to Parent’s knowledge, threatened in writing against or naming as a party thereto), Parent or Merger Sub that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order which has had or would reasonably be expected to, individually or in the aggregate, prevent or materially impair or delay the consummation of the Merger.

Section 5.8 Brokers; Expenses.  No broker, investment banker, financial advisor or other Person, is entitled to receive any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

Section 5.9 Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and its Subsidiaries for such purposes. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article IV of this Agreement, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger or the other Transactions and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, (c) any estimates, projections, predictions, forecasts, plans, budgets, assumptions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article IV of this Agreement, and (d) there are uncertainties inherent in attempting to make the estimates, projections, predictions, forecasts, plans, budgets and assumptions referred to in clause (c) and Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of such estimates, projections, predictions, forecasts, plans, budgets and assumptions so furnished to them (including the reasonableness of the assumptions underlying such information), and that neither Parent nor Merger Sub is relying on any estimates, projections, predictions, forecasts, plans, budgets or assumptions, data, memoranda or presentations furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall hold any such Person liable with respect thereto, other than for fraud in connection therewith.

Section 5.10 No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article V, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or with respect to any other information provided to the Company in connection with the Transactions. Parent and Merger Sub hereby disclaim any other express or implied representations or warranties. Neither Parent nor Merger Sub is, directly or indirectly, making any representations or warranties regarding any pro-forma financial information or financial projections, to the extent applicable, or other forward-looking information or statements of Parent or any of its Subsidiaries.

Section 5.11 Ownership of Equity Interests.  As of the date hereof, other than as a result of this Agreement, the Support Agreement or as disclosed by any member of Parent Group on any Schedule 13D (including amendments thereof) filed with respect to the Company under the Exchange Act or as identified as “Rollover Shares” in the Support Agreement, no member of the Parent Group or any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Equity Interests.

Section 5.12 Parent Group Contracts.  Other than this Agreement, the Support Agreement, the Limited Guarantees, the Equity Commitment Letters, the Interim Investors Agreement, the Consortium Agreement, the Executive Excluded Securities Letters, the Former CEO Letter Agreement, the Confidentiality Agreements and the documents set out in Section 5.12 of the Parent Disclosure Letter (collectively, the “Parent Group Contracts”), there are no Contracts, arrangements or understandings (whether oral or written) (i) between Parent, Merger Sub, the Rollover Shareholders, the Guarantors, the Sponsors or any of their respective Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any directors, officers, employees or shareholders of the Company or any Subsidiary of the Company, on the other hand, that relate in any way to the Transactions (other than any Contracts, arrangements or understandings entered into after the date hereof which solely relate to matters following the Effective Time and do not in any way affect the securities of the Company outstanding prior to the Effective Time); or (ii) to which Parent, Merger Sub, the Guarantors or any Affiliates of any Guarantor is a party and pursuant to which any management member, director or shareholder of the Company would be entitled to receive consideration in respect of Company Equity Interests of a different amount or nature than the consideration that is provided in this Agreement or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

Section 5.13 No Secured Creditors; Solvency.

(a) None of Parent, Merger Sub or any of their respective Affiliates has any secured creditors holding a fixed or floating charge or security interest in respect of Parent, Merger Sub or their securities.

(b) None of Parent, Merger Sub or any of their respective Affiliates has taken any steps to effect or commence any liquidation, dissolution, restructuring, reorganization or otherwise seek protection pursuant to any bankruptcy or insolvency law, nor does such Person have any knowledge or reason to believe that its creditors intend to initiate any involuntary bankruptcy proceedings or any knowledge of any fact which would reasonably lead a creditor to do so.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Pending the Closing.  The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, except (i) as set forth in Section 6.1 of the Disclosure Letter, (ii) as expressly required by this Agreement, (iii) as may be required by applicable Law, or (iv) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company (x) shall and shall cause its Subsidiaries to, conduct its business in all material respects in the ordinary course of business and use commercially reasonable efforts to preserve its business organization intact, and maintain its existing relations and goodwill with customers, suppliers, distributors and creditors, (y) shall and shall cause its Subsidiaries to, keep available the services of their current officers and key employees, and (z) shall not, and shall not permit any of its Subsidiaries to:

(a) amend its memorandum and articles of association or equivalent organizational documents;

(b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries;

(c) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any of its Subsidiaries or other equity securities or ownership interests in the Company or any of its Subsidiaries, except for the declaration and payment of dividends or other distributions to the Company or Company’s directly or indirectly wholly owned Subsidiaries (i) pursuant to the previously announced dividend policy or dividend declared prior to the date hereof or (ii) by the Company’s directly or indirectly wholly owned Subsidiaries to the Company or to another wholly owned Subsidiary of the Company, in each case, that is consistent with past practice;

(d) except as required by a Company Benefit Plan (including the Company Equity Plans), redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Company Equity Interests, except from holders of Company RSU Awards or Company Options in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on, or exercise, settlement or vesting of, the Company RSU Awards or Company Options;

(e) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than real property or personal property at a total cost of less than One Million U.S. Dollars ($1,000,000) in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except the pending acquisitions set forth on Section 6.1(e) of the Disclosure Letter (such acquisitions, the “Pending Acquisitions”);

(f) sell, pledge, lease, assign, transfer dispose of or encumber any property or assets, or voluntarily exercise any purchase or sale rights or rights of first offer, except (A) as set forth on Section 6.1(f) of the Disclosure Letter, (B) increased obligations under existing Liens resulting from Indebtedness incurred in accordance with Section 6.1(g), or (C) with respect to property or assets with a value of less than One Million U.S. Dollars ($1,000,000) in the aggregate;

(g) incur, create, assume, refinance or replace any Indebtedness for borrowed money or issue or amend or modify the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a directly or indirectly wholly owned Subsidiary of the Company), except (A) Indebtedness incurred under the Company’s or its Subsidiaries’ existing credit facilities as in effect on the date hereof, or (B) the refinancing of any existing Indebtedness of the Company or any of its Subsidiaries to the extent that (1) the material terms and conditions of any newly incurred Indebtedness are reasonable market terms, and (2) the aggregate principal amount of such Indebtedness is not increased as a result of such refinancing;

(h) make any material loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than by the Company or a wholly owned Subsidiary thereof to the Company or a wholly owned Subsidiary thereof;

(i) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any Contract that, if existing as of the date of this Agreement, would be a Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Material Contract that occur automatically without any action by the Company or any of its Subsidiaries, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which the Company or any of its Subsidiaries is a party as required or necessitated by this Agreement or the Transactions; provided that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect the Company, any of its Subsidiaries or Parent, (C) as contemplated by or may be reasonably necessary to comply with the terms of this Agreement, or (D) actions permitted under clauses (A) through (C) of Section 6.1(g);

(j) settle or compromise any legal action, suit or arbitration proceeding, in each case made or pending against the Company or any of its Subsidiaries, including any such matter relating to Taxes or the ownership of the Shares, other than settlements (A) requiring the Company or its Subsidiaries to pay monetary damages not exceeding Five Hundred Thousand U.S. Dollars ($500,000), (B) covered by existing insurance, and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(k) (i) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or collective bargaining agreement, or any plan, program, policy, or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement, (ii) increase the compensation, severance, perquisites or fringe benefits payable or to become payable to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice, (iii) pay any bonus or severance pay to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice, (iv) grant any stock options, stock appreciation rights, restricted shares, stock-based or stock-related awards, restricted stock units or performance units, other than with respect to the grant of annual equity awards to directors of the Company, (v) accelerate the payment, right to payment or vesting of any compensation or benefits, including any Company Options or Company RSU Awards, other than as contemplated by Section 3.4 of this Agreement, or (vi) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or any plan, program, policy, practice or arrangement that would be a Company Plan if in effect on the date of this Agreement, except, in the case of each of clauses (i) through (vi), as required by applicable Law, this Agreement or any Company Benefit Plan;

(l) make any material change to its methods of accounting in effect at December 31, 2015, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business, with respect to accounting policies, unless required by GAAP or the SEC;

(m) enter into any material new line of business;

(n) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(o) adopt a plan of merger, complete or partial liquidation, dissolution, consolidation, recapitalization or bankruptcy reorganization of the Company or any of its Subsidiaries, except in connection with any Pending Acquisitions permitted pursuant to Section 6.1(e);

(p) amend or modify the compensation terms or any other obligations of the Company contained in the engagement letters entered into with the Company Financial Advisor, in a manner materially adverse to the Company, any of its Subsidiaries or Parent or engage other financial advisers in connection with the transactions contemplated by this Agreement;

(q) make any capital expenditures or other investments except for ordinary course capital expenditures not to exceed One Million U.S. Dollars ($1,000,000) in the aggregate;

(r) except for (A) issuances by a directly or indirectly wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary thereof, or (B) issuances as a result of the exercise of Company Options or settlement of Company RSU Awards as of the date of this Agreement, issue, sell, pledge, dispose, encumber or grant any Shares or any of the Company’s Subsidiaries capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or any of the Company’s Subsidiaries capital stock or other equity interests;

(s) transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than non-exclusive end-user licenses in connection with the sale of Company Products in the ordinary course of business consistent with past practice), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company or its Subsidiaries involved in the development of the Company Products on a need to know basis, consistent with past practice);

(t) abandon, fail to maintain or allow to lapse, including by failure to pay the required fees in any jurisdiction, or disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company IP Rights or, other than in the ordinary course, develop, create or invent any Intellectual Property jointly with any third party;

(u) fail to keep in force insurance policies providing insurance coverage with respect to the assets, operations and activities of the Company or any of its Subsidiaries as are currently in effect;

(v) take any action that is intended or would reasonably be expected to, result in any of the conditions to the Merger set forth in Article VIII not being satisfied;

(w) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder; or

(x) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Non-Solicit; Change in Recommendation.

(a) Except as permitted by this Section 6.2, the Company shall and shall cause each of its Subsidiaries and direct each of their respective Representatives acting in such capacity (i) to immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to or for the purpose of encouraging or facilitating a Competing Proposal, (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party with respect to any Competing Proposal, and (iii) from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to a Competing Proposal (including by way of furnishing nonpublic information with respect to the Company), (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other Person nonpublic information in connection with or for the purpose of encouraging or facilitating, a Competing Proposal, (C) approve, endorse or recommend any Competing Transaction or authorize or execute or enter into any letter of intent, option agreement, agreement or agreement in principle contemplating or otherwise relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement referenced under Section 6.2(b)) (each, an “Alternative Acquisition Agreement”), or (D) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary contained in Section 6.2(a), if at any time on or after the date hereof and prior to obtaining the Shareholder Approval, the Company or any of its Representatives receives a written Competing Proposal from any Person or group of Persons, which Competing Proposal was made or renewed on or after the date hereof and did not arise or result from a breach of this Section 6.2, (i) the Company and its Representatives may contact such Person or group of Persons solely in order to clarify and understand the terms and conditions thereof, and (ii) if the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, determines in good faith, after consultation with independent financial advisors and outside legal counsel, that such Competing Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may (A) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Competing Proposal; provided that the Company shall provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives promptly after providing such information to such third party, and (B) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Competing Proposal.

(c) Except as expressly permitted by this Section 6.2(c) or Section 6.2(d), neither the Company Board (acting upon recommendation of the Special Committee) nor the Special Committee shall (A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in each case, in a manner adverse to Parent, the Company Board Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company a Competing Proposal (any of the foregoing actions being referred to as a “Adverse Recommendation Change”); provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act or a statement that the Company board has received and is currently evaluating such Competing Proposal shall not be deemed to be an Adverse Recommendation Change. Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, but not after, the Company Board

(acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change with respect to a Competing Proposal that was not solicited or obtained in breach of this Section 6.2, and/or terminate this Agreement pursuant to Section 9.1(h) and authorize the Company to enter into Alternative Acquisition Agreement with respect to a Superior Proposal that was not solicited or obtained in breach of this Section 6.2, in each case, if and only if, prior to taking such action, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (x) that failure to take such action would reasonably be expected to violate the directors’ duties under applicable Law, and (y) that such Competing Proposal constitutes a Superior Proposal, after giving effect to all of the adjustments which may be offered by Parent pursuant to the following proviso; provided, however, that in connection with the Competing Proposal of any Person (1) the Company has given Parent at least five (5) business days’ prior written notice of its intention to take such action, which notice shall specify in reasonable detail the reasons therefor and describe all material terms and conditions of the Superior Proposal that is the basis for such action (it being understood that such material terms shall include the identity of the third party making the Superior Proposal), (2) the Company has, to the extent requested by and with the cooperation of Parent, negotiated, and has caused its Representatives to negotiate, in good faith with Parent during such notice period, to the extent Parent wishes to negotiate, to enable Parent to propose revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (3) following the end of such notice period, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee shall have considered in good faith any proposed revisions to this Agreement proposed in writing by Parent, and shall have determined in good faith, following consultation with independent financial advisors and outside legal counsel, that the Superior Proposal would continue to constitute a Superior Proposal if such revisions were to be given effect, and (4) in the event of any material change to the material terms of such Superior Proposal, such materially changed Superior Proposal shall be deemed a new Superior Proposal and the Company shall, in each case, be required to again comply with the requirements of sub-clauses (1) through (4), except that the notice period referred to in sub-clause (1) shall be at least three (3) business days.

(d) Notwithstanding anything to the contrary herein, prior to the time the Shareholder Approval is obtained, the Company Board (acting upon recommendation of the Special Committee) or the Special Committee may make an Adverse Recommendation Change (other than in response to a Superior Proposal, which shall be covered by the other provisions hereof) if and only if (i) a material development or change in circumstances has occurred or arisen or first become known to the Special Committee after the date of this Agreement that was neither known to such party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to a Competing Proposal) (an “Intervening Event”), (ii) the Company Board has first reasonably determined in good faith, after consultation with outside legal counsel, that failure to do so would reasonably be expected to violate the directors’ duties under applicable Law, (iii) five (5) business days shall have elapsed since the Company has given notice of such Adverse Recommendation Change to Parent advising that it intends to take such action and specifying in reasonable detail the reasons therefor, (iv) during such five (5) business day period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions with Parent regarding, any adjustment or modification to the terms of this Agreement proposed by Parent, and (v) the Company Board (acting upon recommendation of the Special Committee) or the Special Committee, following such five (5) business day period, again reasonably determines in good faith, after consultation with outside legal counsel and taking into account any adjustment or modification to the terms of this Agreement proposed by Parent, that failure to do so would reasonably be expected to violate the directors’ duties under applicable Law.

(e) Nothing in this Agreement shall prohibit the Company Board (acting upon recommendation of the Special Committee) or the Special Committee from: (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law, or (ii) making any “stop, look and listen” communication to the Company’s shareholders pursuant to Rule 14d-9(f)

promulgated under the Exchange Act; provided that the foregoing shall not permit the Company Board or the Special Committee to make any Adverse Recommendation Change except as permitted by Section 6.2(c) and Section 6.2(d).

(f) The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after its receipt of any Competing Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, a Competing Proposal, or any inquiry from any Person seeking to have discussions or negotiations with the Company or any of its Subsidiaries relating to a possible Competing Proposal, or any material change to any terms of a Competing Proposal previously disclosed to Parent. Such notice shall be in writing, and shall indicate the identity of the Person making the Competing Proposal, inquiry or request and all material terms and conditions of such Competing Proposal, inquiry, request or offers. The Company shall also promptly, and in any event within twenty-four (24) hours, notify Parent in writing if it enters into discussions or negotiations concerning any Competing Proposal or provides nonpublic information to any person in accordance with this Section 6.2.  In addition, following the date hereof, the Company shall keep Parent reasonably informed on a reasonably current basis of any material developments with respect to the discussions or negotiations regarding any Competing Proposal and upon the written request of Parent shall apprise Parent of the status of such Competing Proposal (including, by providing a copy of all material documentation relating thereto). The Company agrees that it and its Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits it from providing any information to Parent in accordance with this Section 6.2.

(g) As used in this Agreement, “Competing Proposal” shall mean any proposal or offer from any Person (other than Parent and Merger Sub) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (i) acquisition of assets of the Company and its Subsidiaries equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (ii) acquisition of 20% or more of the outstanding Shares (including Shares represented by ADSs), (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares (including Shares represented by ADSs), (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries which, in the case of a merger, consolidation, share exchange or business combination, would result in any Person acquiring assets, individually or in the aggregate, constituting 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, or (v) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Shares involved is 20% or more; in each case, other than the Transactions.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Competing Proposal that the Company Board (acting upon the recommendation of the Special Committee) has determined in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account all legal, regulatory and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), is more favorable to the Company and its shareholders than the Transactions (including, as the case may be, any revisions to the terms of this Agreement proposed by Parent in response to such proposal or otherwise) and is reasonably likely to receive all required governmental approvals and financing on a timely basis and is otherwise reasonably capable of being completed on the terms proposed; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%;” provided, further, that any such offer shall not be deemed to be a “Superior Proposal” if (A) the offer is conditional upon any due diligence review or investigation of the Company or any of its Subsidiaries, (B) any financing required to consummate the transaction contemplated by such proposal is not then fully committed to the Person making such proposal and non-contingent, (C) the consummation of the transaction contemplated by such proposal is conditional upon the obtaining and/or funding of such financing, or (D) the transaction contemplated by such proposal is not reasonably capable of being completed on the terms proposed without unreasonable delay.

(i) The Company shall not submit to the vote of its shareholders any Competing Proposal other than the Merger prior to the termination of this Agreement.

Section 6.3 Proxy Statement and Schedule 13E-3.

(a) As soon as practicable following the date hereof, the Company with the assistance of Parent and Merger Sub, shall prepare the Proxy Statement. Concurrently with the preparation of the Proxy Statement, the Company, Parent and Merger Sub shall jointly prepare and cause to be filed with the SEC a Rule 13e-3 transaction statement on Schedule 13E-3 relating to the authorization and approval of this Agreement, the Plan of Merger and the Transactions by the shareholders of the Company (such Schedule 13E-3, as amended or supplemented, being referred to herein as the “Schedule 13E-3”). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to ensure that the Proxy Statement and the Schedule 13E-3 comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond promptly to any comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3. Each of Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC. Upon its receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and the Schedule 13E-3, the Company shall promptly notify Parent and Merger Sub and in any event within twenty-four (24) hours and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to filing the Schedule 13E-3 or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall consider in good faith all additions, deletions or changes reasonably proposed by Parent in good faith.

(b) Each of the Company, Parent and Merger Sub shall promptly furnish all information concerning such Party to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions. Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to the holders of Shares and at the time of the Shareholder Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time, any event or circumstance relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Proxy Statement or the Schedule 13E-3 so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party discovering such event or circumstance shall promptly inform the other Parties and an appropriate amendment or supplement describing such event or circumstance shall be promptly filed with the SEC and disseminated to the shareholders of the Company to the extent required by Law; provided that prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party and their Representatives a reasonable opportunity to comment thereon.

(c) At the Shareholder Meeting, and any other meeting of the shareholders of the Company called to seek the Shareholder Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to this Agreement, the Plan of Merger or the Transactions contemplated herein is sought, Parent shall vote, and shall cause the Rollover Shareholders and their respective Affiliates to vote, or cause to be voted, all Shares (including Shares represented by ADSs) held directly or indirectly by the Rollover Shareholders and their respective Affiliates as of the date hereof in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions.

Section 6.4 Shareholder Meeting.

(a) As soon as practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and the Proxy Statement, the Company shall (i) establish a record date for determining shareholders of the Company entitled to vote at the Shareholder Meeting (the “Record Date”) and shall not change such Record Date or establish a different record date for the Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Laws or the Company Governing Documents and in the event that the date of the Shareholder Meeting as originally called is for any reason adjourned or postponed or otherwise delayed, the Company agrees that unless Parent shall have otherwise approved in writing or as required by applicable Laws or stock exchange requirement, the Company shall, if possible, implement such adjournment or postponement or other delay in such a way that the Company does not need to establish a new Record Date for the Shareholder Meeting, as so adjourned, postponed or delayed, (ii) mail or cause to be mailed the Proxy Statement to the holders of Shares, including Shares represented by ADSs, as of the Record Date, for the purpose of voting upon the authorization and approval of this Agreement, the Plan of Merger and the Transactions and (iii) instruct the Depositary to (A) fix the Record Date as the record date for determining the holders of ADSs who shall be entitled to give instructions for the exercise of the voting rights pertaining to the Shares represented by ADSs (the “Record ADS Holders”), (B) provide all proxy solicitation materials to all Record ADS Holders and (C) vote all Shares represented by ADSs in accordance with the instructions of such corresponding Record ADS Holders. Subject to Section 6.4(b), without the prior written consent of Parent, the authorization and approval of this Agreement, the Plan of Merger and the Transactions, are the only matters (other than procedural matters) that shall be proposed to be voted upon by the shareholders of the Company at the Shareholder Meeting.

(b) Subject to Section 6.2, (i) the Company Board shall recommend to holders of the Shares that they authorize and approve this Agreement, the Plan of Merger and the Transactions, and shall include such recommendation in the Proxy Statement and (ii) the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the authorization and approval of this Agreement, the Plan of Merger and the Transactions and shall take all other action necessary or advisable to secure the Shareholder Approval. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is validly terminated in accordance with Section 9.1 or except as provided in Section 6.2, (x) the Company’s obligations pursuant to this Section 6.4 shall not be limited or otherwise affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Competing Proposal, and (y) the Company’s obligations pursuant to this Section 6.4 (other than this Section 6.4(b)) shall not be limited or otherwise affected by any Adverse Recommendation Change.

(c) Notwithstanding Section 6.4(b), after consultation in good faith with Parent, the Company may recommend the adjournment of the Shareholder Meeting to its shareholders (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the holders of Shares within a reasonable amount of time in advance of the Shareholder Meeting, (ii) as otherwise required by applicable Law, (iii) if as of the time for which the Shareholder Meeting is scheduled as set forth in the Proxy Statement, there are insufficient Shares represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (iv) if an Intervening Event has occurred and the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee determines, in its good faith judgment upon advice by outside legal counsel engaged by the Special Committee, that the failure to take such action would reasonably be expected to violate its fiduciary duties under applicable Law. If the Shareholder Meeting is adjourned, the Company shall convene and hold the Shareholder Meeting as soon as reasonably practicable thereafter, subject to the immediately preceding sentence; provided that the Company shall not recommend to its shareholders the adjournment of the Shareholder Meeting to a date that is less than five (5) business days prior to the Outside Date.

(d) The Company shall hold the Shareholder Meeting as promptly as practicable following the mailing of the Proxy Statement in accordance with the Company Governing Documents and applicable Laws. Parent may request that the Company adjourn or postpone the Shareholder Meeting for up to sixty (60) days (but in any event no later than fifteen (15) business days prior to the Outside Date), (i) if as of the time for which the Shareholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) (A) to constitute a quorum necessary to conduct the business of the Shareholder Meeting or (B) voting in favor of approval of this Agreement and the Transactions to obtain the Shareholder Approval, or (ii) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholder Meeting, in which event the Company shall, in each case, cause the Shareholder Meeting to be postponed or adjourned in accordance with Parent’s request.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 9.1, and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable prior written notice, give Parent and its authorized Representatives, reasonable access during normal business hours to all of the Company’s contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties; provided that all such access shall be coordinated through the Company or its Representatives. The terms of the Confidentiality Agreements shall apply to any information provided pursuant to this Section 7.1.  Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, to the extent such access or disclosure would (i) jeopardize the attorney-client or similar privilege of the Company or any of its Subsidiaries, (ii) unreasonably interfere with the Company’s or any of its Subsidiaries’ business operations, (iii) contravene any applicable Law (including with respect to any competitively sensitive information, if any) or contractual restriction or obligations, or (iv) violates any of its obligations with respect to confidentiality (provided that, in the case of each of (i) through (iv), the Company shall use reasonable efforts to allow such access or disclosure in a manner that does not result in loss or waiver of such privilege, including entering into appropriate common interest or similar agreements).

(b) The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other Transactions, or from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to the Company, the Surviving Entity or Parent, (ii) of any Legal Proceeding commenced or, to any Party’s knowledge, threatened against, such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction, or (iii) upon becoming aware of the occurrence or impending occurrence of any Effect to it or any of its Subsidiaries or Affiliates, which (A) individually or in the aggregate, would or would reasonably be expected to, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other Transactions in accordance with the terms of this Agreement or (B) individually or in the aggregate, would or would be expected to have, a Material Adverse Effect, as the case may be. No failure or delay in delivering any such notice shall affect any of the conditions set forth in Article VIII.

Section 7.2 Efforts; Consents and Approvals.

(a) Subject to the terms and conditions of this Agreement, each of the Parties will use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain, or cause their Affiliates to obtain, from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, and (iii) as promptly as reasonably practicable after the date hereof, make, or cause their Affiliates to make, all necessary filings, and thereafter make any other required submissions, and pay any fees due in connection therewith, with respect to this Agreement and the Transactions under other applicable Law; provided, that the Parties will cooperate with each other in determining whether any action by or in respect of, or filing with, any Governmental Entity is required, in connection with the consummation of the Transactions and seeking any such actions, consents, approvals or waivers or making any such filings. The Company and Parent will furnish, and cause their Affiliates to furnish, to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the Transactions.

(b) The Parties will give (or will cause their respective Affiliates to give) any notices to third parties, and use, and cause their respective Affiliates to use, their commercially reasonable efforts to obtain any third-party consents necessary or required to consummate the Transactions.

(c) Without limiting the generality of anything contained in this Section 7.2, each Party will, and will cause their Affiliates to: (i) give the other Parties prompt notice of the making or commencement of any request, inquiry, investigation, action or legal proceeding by or before any Governmental Entity with respect to the Merger or any of the other Transactions; (ii) keep the other Parties informed as to the status of any such request, inquiry, investigation, action or legal proceeding; and (iii) promptly inform the other parties of any communication to or from any Governmental Entity regarding the Merger. Each Party will consult and cooperate, and will cause its Affiliates to consult and cooperate, with the other Parties and will consider in good faith the views of the other Parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Merger or any of the other Transactions. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, each Party will permit, and will cause its Affiliates to permit, authorized Representatives of the other Parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding.

(d) To the extent it is determined by the Parties in good faith that any filings or submissions are required to be made with respect to the Transactions under any applicable Competition Laws to any competent Governmental Entity, each of Parent, Merger Sub and the Company will, and will cause its Affiliates to, (i) make, and cooperate and coordinate with each other in the making of such filings or submissions as promptly as practicable with or to each such competent Governmental Entity, (ii) supply each other or each other’s outside counsel with any information that may be required or requested by any such Governmental Entity in connection with such filings or submissions, (iii) supply any additional information that may be required or requested by such Governmental Entity in which any such filings or submissions are made under any such applicable Competition Laws as promptly as practicable, and (iv) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under any such applicable Competition Laws as soon as reasonably practicable.

(e) Notwithstanding the foregoing, nothing contained in this Agreement will require, or be construed to require, Parent or any of its Affiliates to, and neither the Company nor any of its Subsidiaries shall, proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any of the assets, licenses, operations, rights, products or businesses held by any of them prior to the Effective Time, or any interest therein, or to agree to any material change (including through a licensing arrangement) or restriction on, or other impairment of Parent’s or any of its Affiliates’ (including, after the Effective Time, the Company or its Subsidiaries) ability to own, manage or operate, any such assets, licenses, operations, rights, products or businesses, or any interest therein, or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Entity (any of the actions referred to in this Section 7.2(e), a “Non-Required Remedy”).

Section 7.3 Publicity.  So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such Party shall provide a reasonable opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent, in connection with the receipt and existence of a Competing Proposal and matters related thereto or an Adverse Recommendation Change; provided, further, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 7.3.

Section 7.4 Directors’ and Officers’ Insurance and Indemnification.

(a) Parent shall, and shall cause the Surviving Entity and each of the Company’s Subsidiaries to, for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), honor and fulfill in all respects the obligations of such Person to the fullest extent permissible under applicable Law, under the Company Governing Documents, and corresponding organizational or governing documents of such Subsidiary, in each case, as in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the “Indemnification Agreements”) to the individuals entitled to indemnification, exculpation and/or advancement of expenses under such Company Governing Documents, other organizational or governing documents or Indemnification Agreements (including each present and former director and officer of the Company and its Subsidiaries) (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the consideration, negotiation and approval of this Agreement and the Transactions.

(b) Without limiting the provisions of Section 7.4(a), for a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall, and shall cause the Surviving Entity to, comply with all of the Company’s obligations to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person’s capacity as such prior to the Effective Time, or (B) this Agreement and any of the Transactions, and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Covered Person upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 7.4 or elsewhere in this Agreement, Parent and the Surviving Entity (x) shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) shall not have any obligation under this Agreement to any Covered Person to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Covered Person shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant thereto (unless such court orders otherwise), and (z) shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 7.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation and does not include any admission of liability with respect to such Covered Person or such Covered Person consents in writing.

(c) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), the organizational and governing documents of the Surviving Entity and each of the Company’s Subsidiaries shall, to the extent consistent with applicable Law, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents and the organizational and governing documents of each of the Company’s Subsidiaries in effect on the date hereof (as the case may be) and shall not contain any provision to the contrary. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms.

(d) For a period of six (6) years after the Effective Time (and until such later date as of which any matter covered hereby commenced during such six (6) year period shall have been finally disposed of), Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium; provided, further, if the Company in its sole discretion elects, by giving written notice to Parent at least five (5) business days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability policy, and in all other respects shall be comparable to such existing coverage); provided, further, that the annual premium shall not exceed the Base Premium.

(e) Upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Legal Proceeding which may result in the payment or advancement of any amounts under Section 7.4, the organizational and governing documents of the Company or any of its

Subsidiaries, or any Indemnification Agreements, the person seeking indemnification shall promptly notify the Surviving Entity to prevent the Surviving Entity or any of its Subsidiaries from being materially and adversely prejudiced by late notice. The Surviving Entity (or a Subsidiary nominated by it) shall have the right to participate in any such Legal Proceeding and, at its option, assume the defense of such Legal Proceeding. The person seeking indemnification shall have the right to effectively participate in the defense and/or settlement of such Legal Proceeding, including receiving copies of all correspondence and participating in all meetings and teleconferences concerning the Legal Proceeding. In the event the Surviving Entity (or a Subsidiary nominated by it) assumes the defense of any Legal Proceeding pursuant to this Section 7.4(e), neither the Surviving Entity nor any of its Subsidiaries shall be liable to the person seeking indemnification for any fees of counsel subsequently incurred by such person with respect to the same Legal Proceeding.

(f) In the event the Company or the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Entity, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.4.

(g) The provisions of this Section 7.4 shall survive the consummation of the Merger. The Covered Persons (and their successors and heirs) are intended express third party beneficiaries of this Section 7.4 and shall be entitled to enforce the provisions of this Section 7.4.  All rights under this Section 7.4 are intended to be in addition to and not in substitution of other rights any Covered Persons may otherwise have.

Section 7.5 Takeover Statutes.  The Parties and their respective board of directors (or equivalent) shall use their respective commercially reasonable efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions, and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to lawfully eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 7.6 Control of Operations.  Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.7 Security Holder Litigation.  The Company shall promptly notify Parent of any Legal Proceeding related to this Agreement, the Merger or the other Transactions threatened or brought against the Company, its directors and/or officers by security holders of the Company (a “Transaction Litigation”). The Company shall provide Parent a reasonable opportunity to participate, in (but, subject to Section 6.1(j), not control), the defense of a Transaction Litigation, including the opportunity to review material communications and participate in material meetings with opposing counsel or any Governmental Entity in connection with a Transaction Litigation. Except to the extent required by applicable Law, the Company shall not enter into any settlement agreement, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with a Transaction Litigation, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed).

Section 7.8 Director Resignations.  Upon the written request of Parent which shall be furnished to the Company at least ten (10) business days prior to the Closing Date, the Company shall use reasonable best efforts to cause each director of the Company or any of its Subsidiaries designated by Parent and in office immediately prior to the Effective Time to deliver to Parent resignations, effective as of Effective Time, with respect to their service as directors of the Company or any of its Subsidiaries.

Section 7.9 Corporate Matters.  Prior to Closing, the Company shall cause the relevant VIEs to take such actions with respect to the restructuring of the relevant VIE corporate organization as set forth on and subject to Section 7.9 of the Disclosure Letter.

Section 7.10 Stock Exchange Delisting.  Prior to the Effective Time, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NASDAQ to enable the delisting of the Surviving Entity from NASDAQ and the deregistration of the Ordinary Shares and ADSs under the Exchange Act as promptly as practicable after the Effective Time.

Section 7.11 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to arrange the Financing, including using reasonable best efforts, consistent with the terms of the Financing Commitments, to (i) obtain the Financing on the terms and conditions described in the Financing Commitments, (ii) maintain in effect the Financing Commitments, (iii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Financing Commitments, (iv) consummate the Financing at or prior to the Effective Time and (v) enforce the parties’ funding obligations and the rights of Parent and Merger Sub under the Financing Commitments to the extent necessary to fund the Merger Consideration, the aggregate Option Consideration, the aggregate RSU Award Consideration and any other amounts required to be paid in connection with the consummation of the Transactions (including the Merger) upon the terms and conditions contemplated hereby; provided, Parent and/or Merger Sub may amend or modify the Financing Commitments so long as (A) the aggregate proceeds of the Financing (as amended or modified) will be sufficient for Parent and the Surviving Entity to pay (1) the Merger Consideration, (2) the aggregate Option Consideration and the aggregate RSU Award Consideration, and (3) any other amounts required to be paid in connection with the consummation of the Transactions (including the Merger) upon the terms and conditions contemplated hereby and (B) such amendment or modification would not prevent, delay or impede or impair (1) the ability of Parent and Merger Sub to consummate the Transactions (including the Merger) or (2) the rights and benefits of the Company under the Financing Commitments. Parent shall deliver to the Company true and complete copies of such amendment or modification as promptly as practicable after execution thereof.

(b) In the event any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitments, (x) Parent and Merger Sub shall promptly notify the Company and (y) Parent and Merger Sub shall use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions with terms and conditions that are not less favorable, in the aggregate, from the standpoint of the Company in any material respect than the terms and conditions set forth in the Financing Commitments as promptly as practicable following the occurrence of such event (the “Alternative Financing”). If Parent becomes aware of the existence of any fact or event that would reasonably be expected to cause the Financing to become unavailable on the terms and conditions contemplated by the Financing Commitments, Parent and Merger Sub shall use their reasonable best efforts to either cure or eliminate such fact or event, or to arrange and obtain the Alternative Financing. Parent shall deliver to the Company true and complete copies of all Contracts or other arrangements pursuant to which any alternative sources shall have committed to provide the Alternative Financing (the “Alternative Financing Commitments”) as promptly as practicable after the execution thereof. To the extent the Alternative Financing has been arranged, and subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable, consistent with the terms of the Financing Commitments, to: (i) maintain in effect the Alternative Financing Commitments; and (ii) satisfy, or cause to be satisfied, on a timely basis all conditions to the closing of and funding under the Alternative Financing Commitments, (iii) consummate the Alternative Financing at or prior to the Effective Time and (iv) enforce the parties’ funding obligations and the rights of Parent and Merger Sub under the Alternative Financing Commitments to the extent necessary to fund the Merger Consideration, the aggregate Option

Consideration, the aggregate RSU Award Consideration, and any other amounts required to be paid in connection with the consummation of the Transactions (including the Merger) upon the terms and conditions contemplated hereby.

Section 7.12 Management.  In no event shall Parent or Merger Sub or any of their respective Affiliates, enter into any Contracts that are effective prior to the Closing with any member of the Company’s or its Subsidiaries’ management or any other employees of the Company or its Subsidiaries that contain any terms that prohibit or restrict such member of management or such employee from exercising such person’s duties in such capacity in connection with any action taken by the Company with respect to a Competing Proposal in accordance with this Agreement.

Section 7.13 Parent/Merger Sub/Rollover Shareholder Actions.  Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be deemed to be in breach of any representation, warranty, covenant or agreement hereunder, including Article IV, Article VI and Article VII hereof, if the alleged breach is the proximate result of action or inaction by the Company or its Subsidiaries at the direction of Parent, Merger Sub, any Rollover Shareholder or any directors of the Company appointed by such Rollover Shareholder without any approval by or direction from the Company Board (acting with the concurrence of the Special Committee) or the Special Committee. Neither Parent nor Merger Sub shall be entitled to any award of damages or other remedy, in each case for any breach or inaccuracy in the representations and warranties made by the Company in Article IV to the extent Parent, Merger Sub, a Rollover Shareholder or any Representative thereof that is an executive officer or director of the Company or a director of the Company designated by a Rollover Shareholder has actual knowledge of such breach or inaccuracy as of the date hereof.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1 Conditions to Each Party’s Obligations to Effect the Merger.  The respective obligations of each Party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Shareholder Approval.  The Shareholder Approval shall have been obtained.

(b) Statutes; Court Orders.  No Law, statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) which prohibits or makes illegal the consummation of the Transactions, and there shall be no Order or injunction of a court or Governmental Entity of competent jurisdiction (in a jurisdiction material to the business of the Company or Parent) in effect preventing the consummation of the Transactions in any material respect or imposing a Non-Required Remedy.

Section 8.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Parent on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in the first two sentences of Section 4.2(a) of this Agreement shall be true and correct in all respects (except for de minimis inaccuracies), (ii) the representations and warranties of the Company set forth in Section 4.1, Section 4.2 (other than the first two sentences of Section 4.2(a)), Section 4.3, Section 4.4, Section 4.23 and Section 4.24 shall be true and correct in all material respects at and as of the Closing Date, as though made at and as of the Closing Date, (iii) the representations and warranties of the Company set forth in Section 4.8(b)(i) shall be true and correct in all respects, and (iv) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (x) in the case of each of clauses (i), (ii), (iii) and (iv), representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (y) in the case of sub-clause (iv), where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality”

or “Material Adverse Effect” qualifier set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to the foregoing effect.

(b) Performance of Obligations of the Company.  The Company shall have performed or complied in all material respects with all agreements or obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by a duly authorized executive officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, no Material Adverse Effect shall have occurred and be continuing.

(d) Dissenting Shareholders.  The holders (excluding any Rollover Shareholder) of no more than 10% of the Shares shall have validly served a notice of objection under Section 238(2) of the CICL.

Section 8.3 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are also subject to the satisfaction or waiver (in writing) by the Company on or prior to the Closing Date of each of the following additional conditions:

(a) Representations and Warranties.  The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct at and as of the Closing Date as though made as of the Closing Date, except (i) representations and warranties that by their terms speak as of a specific date shall be true and correct only as of such date, and (ii) where any failures of any such representations and warranties to be true and correct (without giving effect to any “materiality” qualifier set forth therein) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede or impair the ability of Parent and Merger Sub to consummate the Transactions; and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by a duly authorized executive officer of Parent and Merger Sub to such effect.

Section 8.4 Frustration of Closing Conditions.  None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure were caused by such party’s failure to comply with this Agreement and consummate the Transactions as contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination.  This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Shareholder Approval) only as follows:

(a) at any time prior to the Effective Time (notwithstanding the prior receipt of the Shareholder Approval) by mutual written consent of Parent and the Company (acting upon the recommendation of the Special Committee);

(b) by either Parent or the Company (acting upon the recommendation of the Special Committee), prior to the Effective Time, if there has been a breach by the other Party or Parties of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (i) in the case of a breach by the Company, would result in the conditions in Section 8.2(a) or Section 8.2(b) not being satisfied, and (ii) in the case of a breach by Parent or Merger Sub, would result in the conditions in Section 8.3(a) or Section 8.3(b) not being satisfied (and in each case such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) thirty (30) calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party, or (y) three (3) business days before the Outside Date); provided, however, this Agreement may not be terminated pursuant to this Section 9.1(b) by any Party if such Party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;

(c) by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 pm, New York time on the Outside Date; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the Effective Time not occurring on or prior to the Outside Date;

(d) by Parent at any time prior to the receipt of the Shareholder Approval, if (i) the Company Board shall have effected an Adverse Recommendation Change, or (ii) upon any material breach by the Company of its obligations pursuant to Section 6.2, Section 6.3 or Section 6.4; provided that, (A) in the case of subclause (i) Parent’s right to terminate this Agreement shall expire ten (10) business days after the first date upon which the Company makes a public announcement of an Adverse Recommendation Change, and (B) in the case of subclause (ii), such material breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (x) ten (10) calendar days after the receipt of notice thereof by the Company from Parent, or (y) three (3) business days before the Outside Date (provided that any such material breach of Section 6.2 that results in a Competing Proposal that is publicly disclosed shall not be curable);

(e) by either the Company or Parent if a Governmental Entity of competent jurisdiction, shall have issued a final, non-appealable Order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(e) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such Order, decree or ruling;

(f) by either the Company or Parent, if the Shareholder Approval shall not have been obtained after the final adjournment of the Shareholder Meeting at which a vote on such approval was taken; provided that, Parent may not terminate this Agreement pursuant to this Section 9.1(f) if such failure to obtain the Shareholder Approval is a result of (i) a breach of Section 6.3(c) by Parent or (ii) a breach of the Support Agreement by any Rollover Shareholder;

(g) by the Company if (i) all of the conditions in Section 8.1 and Section 8.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing that at such time could be taken), (ii) the Company has irrevocably confirmed by written notice to Parent that all conditions set forth in Section 8.3 have been satisfied, or that it is willing to waive any unsatisfied condition in Section 8.3, and that the Company is ready, willing and able to complete the Merger, and (iii) Parent shall have failed to effect the Closing within ten (10) business days following its receipt of the written notice from the Company; or

(h) by the Company if prior to the receipt of the Shareholder Approval, in each case in compliance with Section 6.2 in all material respects, (i) the Company Board (acting upon the recommendation of the Special Committee) or the Special Committee has authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, and (ii) the Company concurrently with, or immediately after, the termination of this Agreement enters into the Alternative Acquisition Agreement with respect to the Superior Proposal referred to in the foregoing subclause (i); provided that the Company shall pay the Company Termination Fee concurrently with the termination of this Agreement pursuant to this Section 9.1(h).

Section 9.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 9.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except that the Confidentiality

Agreements, this Section 9.1(h) and Section 10.3 through Section 10.11 shall survive such termination; provided, however, that subject to Section 9.2(b), nothing herein shall relieve any Party from liability for fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs).

(b) In the event that:

(i) (A) a Competing Proposal with respect to the Company shall have been publicly made, proposed or disclosed and not withdrawn, after the date of this Agreement and prior to the Shareholder Meeting, (B) at a time when the condition in the preceding subclause (A) is satisfied, this Agreement is terminated by (x) the Company or Parent pursuant to Section 9.1(f) or (y) the Company pursuant to Section 9.1(c), and (C) within twelve (12) months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, a Competing Proposal (provided, that for purposes of this clause (C), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to 50%), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds substantially concurrent with the earlier of the entry into such definitive agreement or consummation of the Competing Proposal;

(ii) this Agreement is terminated (A) by Parent pursuant to Section 9.1(b) or Section 9.1(d) or (B) by the Company pursuant to Section 9.1(h), then the Company shall pay the Company Termination Fee as directed by Parent by wire transfer of same day funds, (x) within two (2) business days following the termination by Parent pursuant to Section 9.1(b) or Section 9.1(d), or (y) concurrently with the termination by the Company pursuant to Section 9.1(h); or

(iii) this Agreement is terminated by the Company pursuant to Section 9.1(b) or Section 9.1(g), then Parent shall pay the Parent Termination Fee, as directed by the Company by wire transfer of same day funds, within two (2) business days following such termination.

(c) In no event shall this Section 9.2 require (i) the Company to pay an aggregate amount in excess of the Company Termination Fee, or (ii) Parent to pay an aggregate amount in excess of the Parent Termination Fee, in each case except as set forth in Section 9.2(d). In no event shall the Company be required to pay the Company Termination Fee more than once. In no event shall Parent be required to pay the Parent Termination Fee more than once.

(d) If either the Company or Parent fails to pay any amounts due to the other party under this Section 9.2 on the dates specified, then the defaulting party, shall pay all costs and expenses (including legal fees and expenses) incurred by such other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest thereon on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by such other party.

(e) The “Company Termination Fee” shall be an amount equal to $10,700,000.

(f) The “Parent Termination Fee” shall be an amount equal to $21,400,000.

(g) Each Party acknowledges that the agreements contained in this Section 9.2 are an integral part of the Transactions and that the Company Termination Fee and Parent Termination Fee are not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which the Company Termination Fee is payable by the Company or the Company in circumstances in which the Parent Termination Fee is payable by Parent, in each case, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision.

(h) Subject to Section 10.11, the Equity Commitment Letters or the Limited Guarantees, in the event that Parent or Merger Sub fails to effect the Closing for any reason or no reason or they otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or otherwise fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), the Company’s right to terminate this Agreement and receive the Parent Termination Fee pursuant to Section 9.2(b) and the guarantee of such obligations pursuant to the Limited Guarantees (subject to their terms, conditions and limitations) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Company or any of its Subsidiaries and all members of the Company Group against (A) Parent, Merger Sub, the Guarantors, and the Sponsors, (B) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, or assignees of Parent, Merger Sub or any Guarantor or Sponsor, (C) any lender or prospective lender, lead arranger, arranger, agent or representative of or to Parent, Merger Sub or any Guarantor or Sponsor, or (D) any holders or future holders of any equity, stock, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, shareholders, assignees of any of the foregoing (clauses (A) – (D), collectively, the “Parent Group”), for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger or the other Transactions to be consummated (whether willfully, intentionally, unintentionally or otherwise). For the avoidance of doubt, neither Parent nor any other member of the Parent Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees) other than the payment of the Parent Termination Fee pursuant to Section 9.2(b) and in no event shall the Company or any of its Subsidiaries, the direct or indirect shareholders of the Company or any of its Subsidiaries, or any of their respective Affiliates, directors, officers, employees, members, managers, partners, representatives, advisors or agents of the foregoing (collectively, the “Company Group”) seek, or permit to be sought, on behalf of any member of the Company Group, any monetary damages from any member of the Parent Group in connection with this Agreement or any of the Transactions (including the Equity Commitment Letters and the Limited Guarantees), other than (without duplication) from Parent or Merger Sub to the extent provided in Section 9.2(b) or the Guarantors to the extent provided in the relevant Limited Guarantee, it being acknowledged, for the avoidance of doubt, that the foregoing is not intended to limit the Company’s right to equitable relief pursuant to Section 10.11.

(i) Subject to Section 10.11, Parent’s right to terminate this Agreement and receive the Company Termination Fee pursuant to Section 9.2(b) shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of any member of the Parent Group against any member of the Company Group for any loss or damage suffered as a result of any breach of any representation, warranty, covenant or agreement (whether willfully, intentionally, unintentionally or otherwise) or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or other failure of the Merger to be consummated (whether willfully, intentionally, unintentionally or otherwise). Neither the Company nor any other member of the Company Group shall have any liability for monetary damages of any kind or nature or arising in any circumstance in connection with this Agreement or any of the Transactions other than the payment by the Company of the Company Termination Fee pursuant to Section 9.2(b) and in no event shall any of Parent, Merger Sub or any other member of the Parent Group seek, or permit to be sought, on behalf of any member of the Parent Group, any monetary damages from any member of the Company Group in connection with this Agreement or any of the Transactions, other than (without duplication) from the Company to the extent provided in Section 9.2(b).

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Shareholder Approval, as applicable, by written agreement of the Parties by action taken (i) with respect to Parent and Merger Sub, by or on behalf of their respective board of directors, and (ii) with respect to the Company, by the Company Board (acting upon recommendation of the Special Committee); provided, however, that after the approval of the Merger by the shareholders of the Company, no amendment shall be made which by Law requires further approval by such shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b) At any time and from time to time prior to the Effective Time, any Party or Parties may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 10.2 Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 10.3 Expenses.  All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such Expenses.

Section 10.4 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to the Company, to:

eLong, Inc.

Xingke Plaza, Tower B, Third Floor
10 Middle Jiuxianqiao Road, Chaoyang District
Beijing 100015, PRC
Attention: May Wu
Facsimile: +8610 6436-6019
Email: may_wu@homeinns.com

with a copy to:

Kirkland & Ellis

26/F Gloucester Tower, the Landmark
15 Queen’s Road Central
Central, Hong Kong
Attention: David Zhang/Jesse Sheley
Facsimile: +852 3761-3301
Email: david.zhang@kirkland.com/jesse.sheley@kirkland.com

and

Goulston & Storrs PC
400 Atlantic Avenue
Boston, MA 02110
Attention: Tim Bancroft
Facsimile: +1 (617) 574-7568
Email: tbancroft@goulstonstorrs.com

if to Parent or Merger Sub, to:

c/o Tencent Holdings Limited
Level 29, Three Pacific Place,
No. 1 Queen’s Road East,
Wanchai, Hong Kong
Attention: Compliance and Transactions Department
Email: legalnotice@tencent.com

with a copy to:

Tencent Holdings Limited
Tencent Building, Keji Zhongyi Avenue
Hi-tech Park, Nanshan District,
Shenzhen 518507, PRC
Attention: Mergers and Acquisitions Department
Email: PD_Support@tencent.com

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Steven J. Williams
Facsimile: +1 (212) 757-3990
Email: swilliams@paulweiss.com

Section 10.5 Counterparts.  This Agreement may be executed manually, electronically by email or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties.

Section 10.6 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Disclosure Letter), the Confidentiality Agreements, the Support Agreement, the Equity Commitment Letters and the Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreements shall be amended so that until the termination of this Agreement in accordance with Section 9.1 hereof, the Parties shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 7.4 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), this Agreement shall be binding upon and inure solely to the benefit of each Party and neither this Agreement (including the Disclosure Letter) nor the Confidentiality Agreements are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 10.7 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 10.8 Governing Law; Jurisdiction.

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Entity, the cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

(b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 10.8(a), any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 10.8 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “ Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(c) Notwithstanding the foregoing, the Parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 10.8, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 10.9 Waiver of Jury Trial.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Assignment.  This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other Party, any or all of its rights, interests and obligations hereunder to one or more direct or indirect wholly owned Subsidiaries of Parent. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.11 Enforcement; Remedies.

(a) Except as otherwise provided in this Section 10.11, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 10.11, including the limitations set forth in Section 10.11(c) and Section 10.11(d), it is agreed that any Party shall be entitled to specific performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Merger, subject in each case to the terms and conditions of this Agreement), including to seek an injunction or injunctions to prevent breaches of this Agreement by the other Parties and, in the case of the Company, to seek an injunction or injunctions, specific performance or other equitable relief to enforce Parent’s and/or Merger Sub’s obligations to consummate the Closing or to cause the consummation of the Financing, in addition to any other remedy by law or equity.

(c) The Parties’ right of specific performance is an integral part of the Transactions and each Party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other Party (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and, subject to Section 7.13, each Party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.11. In the event any Party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such Party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 10.11.

(d) Notwithstanding anything herein to the contrary, the Parties further acknowledge and agree that the right of the Company, or any member of the Company Group, to obtain an injunction, specific performance or other equitable relief to enforce Parent’s or Merger Sub’s obligations to consummate the Closing or cause the Financing to be funded at the Effective Time, shall be subject to the requirements that (i) Parent and Merger Sub are required to consummate the Closing pursuant to Section 2.2, (ii) the

Company has irrevocably confirmed in writing that if the Financing (or any Alternative Financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the Transactions to occur, and (iii) the Financing has not been funded and Parent and Merger Sub have not consummated the Merger.

(e) If, prior to the Outside Date, any Party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Legal Proceeding is pending, plus twenty (20) business days or (y) such other time period established by the court of competent jurisdiction presiding over such Legal Proceeding.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHINA E-DRAGON HOLDINGS LIMITED

By	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

CHINA E-DRAGON MERGERSUB LIMITED

By	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

ELONG, INC.

By	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

[Signature Page to Agreement and Plan of Merger]

Exhibit A

PLAN OF MERGER

THIS PLAN OF MERGER is made on             2016

BETWEEN

(1)	eLong, Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company” or the “Surviving Company” and together with the Merging Company, the “Constituent Companies”); and
(2)	China E-dragon Mergersub Limited, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company”).

WHEREAS

(A)	The Company and the Merging Company have agreed to merge (the “Merger”) upon the terms and subject to the conditions as set out in the Agreement and Plan of Merger dated February 4, 2016 by and among China E-dragon Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands, the Company and the Merging Company (the “Merger Agreement”), a copy of which is annexed at Annexure 1 hereto, and under the provisions of Part XVI of the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”), pursuant to which the Merging Company will merge with and into the Company with the Surviving Company continuing as the surviving company resulting from the Merger.
(B)	This Plan of Merger has been approved by the board of directors of each of the Merging Company and the Company pursuant to section 233(3) of the Companies Law.
(C)	This Plan of Merger has been authorised by the shareholders of each of the Merging Company and the Company pursuant to section 233(6) of the Companies Law.
(D)	Each of the Company and the Merging Company wishes to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Law.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION
1.1	Terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement.
2.	PLAN OF MERGER
2.1	Company Details:
(a)	The constituent companies (as defined in the Companies Law) to the Merger are the Company and the Merging Company.
(b)	The surviving company (as defined in the Companies Law) is the Surviving Company, which shall continue to be named eLong, Inc.
(c)	The registered office of the Company is the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands. The registered office of the Merging Company is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Following the effectiveness of the Merger, the registered office of the Surviving Company will continue to be at the offices of [Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands].

1

(d)	Immediately prior to the Effective Time, the authorised share capital of the Company is $2,582,056.20 divided into 258,205,620 Shares comprising of (i) 150,000,000 Ordinary Shares of a par value of $0.01 each, (ii) 50,000,000 High-Vote Ordinary Shares of a par value of $0.01 each, and (iii) 58,205,620 Preferred Shares of a par value of $0.01 each, of which, (A) [•] Ordinary Shares are issued and outstanding, (B) 33,589,204 High-Vote Ordinary Shares are issued and outstanding, and (C) no Preferred Share is issued and outstanding.
(e)	Immediately prior to the Effective Time, the authorised share capital of the Merging Company is $[•] divided into [•] shares of a par value of $[•] each, of which [•] shares are issued and outstanding.
(f)	At the Effective Time, the authorised share capital of the Surviving Company shall be $[•] divided into [•] shares of a par value of $[•] each.
2.2	Effective Time

The Merger shall take effect on [insert date] (the “Effective Time”).

2.3	Terms and Conditions; Share Rights
(a)	At the Effective Time, and in accordance with the terms and conditions of the Merger Agreement:
(i)	Each share of par value $[•] of the Merging Company issued and outstanding immediately prior to the Effective Time shall be converted into [one] validly issued, fully paid and non-assessable share of par value $[•] of the Surviving Company.
(ii)	Each Share of par value S$0.01 of the Company, including Shares represented by ADSs, issued and outstanding immediately prior to the Effective Time other than Excluded Shares and Dissenting Shares shall be cancelled in exchange for the right to receive $9.00 in cash per share without interest (the “Per Share Merger Consideration”);
(iii)	Excluded Shares other than Dissenting Shares shall be cancelled for no consideration or payment in accordance with the Merger Agreement; and
(iv)	Dissenting Shares shall be cancelled in exchange for payment of the fair value of such shares resulting from the procedure in section 238 of the Companies Law, unless any holder of Dissenting Shares fails to exercise or withdraws or loses its right to dissent from the Merger in which event such shares shall cease to be Dissenting Shares and shall deemed to have been cancelled as of the Effective Time in exchange for the right to receive the Per Share Merger Consideration without any interest thereon.
(b)	At the Effective Time, the rights and restrictions attaching to the shares in the Surviving Company shall be as set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.
(c)	At the Effective Time, the Memorandum and Articles of Association of the Surviving Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.
(d)	At the Effective Time, the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges, or security interests and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.
2.4	Directors' Interests in the Merger
(a)	The names and addresses of each director of the surviving company (as defined in the Companies Law) are:
(i)	[•]

2

(b)	No director of either Constituent Company will be paid any amounts or receive any benefits consequent upon the Merger.
2.5	Secured Creditors
(a)	The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
3.	VARIATION
3.1	At any time prior to the Effective Time, this Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Time [provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar; and]
(b)	effect any other changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.
4.	TERMINATION
4.1	At any time prior to the Effective Time, this Plan of Merger may be terminated by the Boards of Directors of both the Company and the Merging Company in accordance with the terms of the Merger Agreement.
5.	COUNTERPARTS
5.1	This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.
6.	GOVERNING LAW
6.1	This Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

3

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of China E-dragon Mergersub	)
Limited:	)
	)	Director
)
	)	Name:
)
)
SIGNED for and on behalf of eLong, Inc.:	)
)
	)	Director
)
	)	Name:
)
)

[Signature Page to Plan of Merger]

ANNEXURE 1

MERGER AGREEMENT

ANNEXURE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

CONFIDENTIAL

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

This First Amendment, dated as of April 1, 2016, (this “Amendment”), is to the Agreement and Plan of Merger, dated as of February 4, 2016 (the “Agreement”), by and among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
Amendment to the Agreement

Section 1.1  Amendment to definition of Rollover Shares. The definition of Rollover Shares in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

“Rollover Shares” means 25,440,699 Ordinary Shares and 33,589,204 High-Vote Ordinary Shares owned by the Rollover Shareholders.

Article II
Miscellaneous

Section 2.1  Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement, as so amended by this Amendment, will remain in full force and effect in all respects. Each reference to “hereof,” “herein,” “hereby,” and “this Agreement” in the Agreement will from and after the effective date hereof refer to the Agreement as amended by this Amendment. Notwithstanding anything to the contrary in this Amendment, the date of the Agreement, as amended hereby, will in all instances remain as February 4, 2016, and references in the Agreement to “the date first above written,” “the date of this Agreement,” and similar references will continue to refer to February 4, 2016.

Section 2.2  Entire Agreement. This Amendment, together with the Agreement (including the Disclosure Letter), the Confidentiality Agreements (as amended by Section 10.6 of the Agreement), the Support Agreement, the Equity Commitment Letters and the Limited Guarantees constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

Section 2.3  Miscellaneous. The “Miscellaneous” provisions set forth in Article X of the Agreement are herein incorporated by reference, mutatis mutandis, as if set forth in full herein.

[Signature page follows.]

IN WITNESS WHEREOF the parties have hereunto caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

CHINA E-DRAGON HOLDINGS LIMITED

By	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

CHINA E-DRAGON MERGERSUB LIMITED

By	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

ELONG, INC.

By	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

 [Signature Page to First Amendment to Agreement and Plan of Merger]

ANNEX B

Opinion of Duff & Phelps LLC as Financial Advisor

Confidential
February 4, 2016

Special Committee of Independent Directors
eLong, Inc.
Xingke Plaza, Tower B, Third Floor
10 Middle Jiuxianqiao Road, Chaoyang District
Beijing 100015, People’s Republic of China

Dear Members of the Special Committee:

eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) and the committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of the Company have engaged Duff & Phelps, LLC (“Duff & Phelps”) to serve as an independent financial advisor to the Special Committee (solely in its capacity as the Special Committee) to provide an opinion (this “Opinion”) as of the date hereof as to the fairness, from a financial point of view, to (i) the holders of (a) ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (each, an “Ordinary Share”), (b) ordinary shares of the Company that are designated as “High-Vote Ordinary Shares” with a par value of US$0.01 per share, and (c) preferred shares of the Company with a par value of US$0.01 per share (each, a “Share” and collectively, the “Shares”), other than the Excluded Shares, the Dissenting Shares (each as defined below) and Shares represented by ADSs (as defined below), and (ii) the holders of American Depositary Shares of the Company, each representing two Shares (each, an “ADS” and collectively, the “ADSs”), other than the ADSs representing the Excluded Shares, of the Merger Consideration (as defined below) to be received by such holders in the Proposed Transaction (as defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

Description of the Proposed Transaction

It is Duff & Phelps’ understanding that the Company, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), and China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, the latest draft of which Duff & Phelps has reviewed is dated February 3, 2016. Pursuant to the Merger Agreement, among other things, Merger Sub will merge with and into the Company, with the Company being the surviving entity, and in connection with such merger, (a) each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) will be cancelled in exchange for the right to receive US $9.00 in cash per Share without interest (the “Per Share Merger Consideration”), and (b) each issued and outstanding ADS (other than ADSs representing the Excluded Shares), together with the underlying Ordinary Shares represented by such ADS, will be cancelled in exchange for the right to receive US $18.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and together with the Per Share Merger Consideration, the “Merger Consideration”).The above is collectively referred to as the “Proposed Transaction.” The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Special Committee of Independent Directors
eLong, Inc.

February 4, 2016

For purposes of this Opinion, (i) “Excluded Shares” shall mean, collectively, (a) the Rollover Shares (as defined in the Merger Agreement), (b) Shares (including Shares represented by ADSs) held by Parent, the Company or any of their respective Subsidiaries (as defined in the Merger Agreement), and (c) Shares (including Shares represented by ADSs) held by the Depository (as defined in the Merger Agreement) and reserved for issuance, settlement and allocation upon exercise or vesting of Company Options and/or Company RSU Awards (each as defined in the Merger Agreement); and (ii) “Dissenting Shares ” shall have the meaning set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

1.	Reviewed the following documents:
a.	The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the fiscal years ended December 31, 2013 and December 31, 2014; and the Company’s unaudited interim financial statements for the nine months ended September 30, 2014 and September 30, 2015 included in the Company’s Form 6-K filed with the SEC;
b.	A detailed financial projection model for the fiscal years ending December 31, 2015 through 2024, prepared and provided to Duff & Phelps by the management of the Company, upon which Duff & Phelps has relied, with your consent, in performing its analysis (the “Management Projections”);
c.	Other internal documents relating to the past and current operations, financial conditions, and probable future outlook of the Company, provided to Duff & Phelps by the management of the Company;
d.	A letter dated January 25, 2016 from the management of the Company, which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and
e.	Documents related to the Proposed Transaction, including the Merger Agreement, the latest draft of which Duff & Phelps has reviewed is dated February 3, 2016;
2.	Discussed the information referred to above and the background and other elements of the Proposed Transaction with the management of the Company;
3.	Discussed with Company management its plans and intentions with respect to the management and operation of the business;
4.	Reviewed the historical trading price and trading volume of the ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;
5.	Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and a review of premiums paid in selected transactions that Duff & Phelps deemed relevant; and
6.	Conducted such other analyses and considered such other factors as Duff & Phelps deemed necessary or appropriate.

Special Committee of Independent Directors
eLong, Inc.

February 4, 2016

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company’s and the Special Committee’s consent and without independent verification:

1.	Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management;
2.	Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
3.	Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps expresses no view or opinion with respect to such estimates, evaluations, forecasts or projections or their underlying assumptions;
4.	Assumed that the information relating to the Company and the Proposed Transaction provided to Duff & Phelps and representations made by Company management regarding the Company and the Proposed Transaction are accurate in all material respects, did not and does not omit to state a material fact in respect of the Company and the Proposed Transaction necessary to make the information not misleading in light of the circumstances under which the information was provided;
5.	Assumed that the representations and warranties made by all parties in the Merger Agreement and in the Management Representation Letter are true and correct and that each party to the Merger Agreement will fully and duly perform all covenants, undertakings and obligations required to be performed by such party;
6.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;
7.	Assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;
8.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all respects with all applicable laws; and
9.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

Special Committee of Independent Directors
eLong, Inc.

February 4, 2016

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to (i) advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof or (ii) update, revise or reaffirm this Opinion after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps did not estimate, and expresses no opinion regarding, the liquidation value of any entity or business. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, reasonably be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction. Duff & Phelps did not undertake an independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Duff & Phelps is not expressing any opinion as to the market price or value of the Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s creditworthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter. Duff & Phelps expressly disclaims any responsibility or liability in this regard.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors, or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of the Shares (other than the Excluded Shares and the Dissenting Shares) and ADSs (other than ADSs representing the Excluded Shares).This Opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ prior written consent. This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee, the Board of Directors, the Company or any other person including securitiy holders of the Company as to how such person should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Special Committee of Independent Directors
eLong, Inc.

February 4, 2016

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter among Duff & Phelps, Duff & Phelps Securities, LLC (“DPS”), the Company, and the Special Committee dated August 20, 2015 (the “Engagement Letter”). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

Duff & Phelps and DPS have acted as a financial advisor to the Special Committee (solely in its capacity as the Special Committee) providing such financial and market related advice and assistance as requested by the Special Committee in connection with the Proposed Transaction. In addition, pursuant to the Engagement Letter, the Company has agreed to reimburse certain expenses of Duff & Phelps and DPS (subject to a cap) and to indemnify Duff & Phelps and DPS for certain liabilities. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon execution of the Engagement Letter, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ rendering of its Opinion, and a portion of Duff & Phelps’ fee is payable upon signing of the Merger Agreement. However, no portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in this Opinion or whether or not the Proposed Transaction is successfully consummated. Other than this engagement, during the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, the Per Share Merger Consideration to be received by the holders of Shares (other than the Excluded Shares, the Dissenting Shares and Shares represented by ADSs) and the Per ADS Merger Consideration to be received by the holders of ADSs (other than ADSs representing the Excluded Shares) in the Proposed Transaction is fair, from a financial point of view, to such holders (without giving effect to any impact of the Proposed Transaction on any particular holder of the Shares or ADSs other than in their capacity as holders of Shares or ADSs).

This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

Duff & Phelps, LLC

ANNEX C

Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) — Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.
(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.
(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.
(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.
(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-
(a)	his name and address;
(b)	the number and classes of shares in respect of which he dissents; and
(c)	a demand for payment of the fair value of his shares.
(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.
(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).
(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.
(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-
(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and
(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.
(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).
(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

C-1

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.
(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.
(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.
(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.
(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D

Directors and Executive Officers of Each Filing Person

I. Directors and Executive Officers of the Company

The name, business address, present principal employment and citizenship of each director and executive officer of the Company are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Hao Jiang	Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China	Chief Executive Officer of eLong, Inc.	2012 to 2015, Senior Vice President of Ctrip.com International, Ltd.	People’s Republic of China
Rong Zhou	Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China	Chief Operating Officer of eLong, Inc.	Chief Strategy Officer of eLong, Inc.; 2012 to 2015, Executive Vice President of Skyseas Holding International Ltd.	People’s Republic of China
Philip Yang	Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China	Chief Financial Officer of eLong, Inc.	2012 to 2014, Chief Accounting Officer of eLong, Inc.	People’s Republic of China
Gary Ding	Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China	Vice President of eLong, Inc.	N/A	People’s Republic of China
Pei Yu	Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing, People’s Republic of China	Chief Technology Officer of eLong, Inc.	2012 to 2014, Chief Architect of eLong, Inc.	People’s Republic of China
Maohua Sun	Ctrip Building, 99 Fuquan Road, Changning District, Shanghai, People’s Republic of China	Senior Vice President of Ctrip.com International, Ltd.	N/A	People’s Republic of China
Xiaoguang Wu	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Senior Advisor, Tencent Technology (Shenzhen) Company Limited	Senior Executive Vice President, Tencent Holdings Limited; 2012 to 2014, Chief Executive Officer of Tencent E-Commerce Holdings Limited	People’s Republic of China
Shengli Wang	N/A	N/A	N/A	Canada
Adam J. Zhao	B-F/12, Tsinghua Tongfang Tech Park, 1 Wangzhuang, Haidian Disctrict, Beijing, People’s Republic of China	Chief Financial Officer of Beijing PapayaMobile Technology Co., Ltd.	2012 to 2014, Chief Financial Officer of Country Style Cooking	People’s Republic of China
May Wu	124 Caobao Road, Xuhui District, Shanghai, People’s Republic of China	Chief Strategy Officer of Homeinns Hotel Group	N/A	U.S.
Liqun Wang	No.4 Lane 163, Maoming South Road, Luwan District Shanghai, People’s Republic of China	Chairman of the Board of Stone Capital Co., Ltd.	N/A	People’s Republic of China

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean Imagination L.P., Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

II. Directors and Executive Officers of Parent

The name, business address, present principal employment and citizenship of each director and executive officer of Parent are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Haifeng Lin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	General Manager of Department of Investment and M&A, Tencent Holdings Limited	N/A	People’s Republic of China
Maohua Sun	Ctrip Building, 99 Fuquan Road, Changning District, Shanghai, People’s Republic of China	Senior Vice President of Ctrip.com International, Ltd.	N/A	People’s Republic of China
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean Voyage L.P., Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

III. Directors and Executive Officers of Merger Sub

The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Haifeng Lin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	General Manager of Department of Investment and M&A, Tencent Holdings Limited	N/A	People’s Republic of China
Maohua Sun	Ctrip Building, 99 Fuquan Road, Changning District, Shanghai, People’s Republic of China	Senior Vice President of Ctrip.com International, Ltd.	N/A	People’s Republic of China

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean Voyage L.P., Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

IV. Directors and Executive Officers of TCH Sapphire Limited

The name, business address, present principal employment and citizenship of each director and executive officer of TCH Sapphire Limited are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to occupations in Tencent.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	N/A	People’s Republic of China
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets	1998 – 2012, Chief Investment Officer in respect of internet division of MIH Internet group companies	Republic of South Africa

V. Directors and Executive Officers of Tencent Asset Management Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Tencent Asset Management are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to occupations in Tencent.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	N/A	People’s Republic of China
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets	1998 – 2012, Chief Investment Officer in respect of internet division of MIH Internet group companies	Republic of South Africa

VI. Directors and Executive Officers of Tencent Holdings Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Tencent Holdings Limited are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to occupations in Tencent.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Ma Huateng	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director, Chairman of the Board and Chief Executive Officer of Tencent Holdings Limited	N/A	People’s Republic of China
Lau Chi Ping Martin	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Executive director and President of Tencent Holdings Limited	N/A	Hong Kong
Charles St Leger Searle	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and the Chief Executive Officer of Naspers Internet Listed Assets	1998 – 2012, Chief Investment Officer in respect of internet division of MIH Internet group companies	Republic of South Africa
Jacobus Petrus (Koos) Bekker	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Non-executive director of Tencent Holdings Limited and non-executive chairman of Naspers	1997 – 2014 managing director and Chief Executive Officer of Naspers Limited	Republic of South Africa
Dong Sheng Li	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent
non-executive
director of Tencent
Holdings Limited
Chairman and Chief
Executive Officer of
TCL Corporation,
Chairman TCL
Multimedia
Technology
Holdings Limited
and Chairman TCL
Communication
Technology
		Holdings Limited	N/A	People’s Republic of China
Iain Ferguson Bruce	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited	2003 – 2013, Chairman KCS Limited	Hong Kong
Ian Charles Stone	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Independent non-executive director of Tencent Holdings Limited; Chief Executive Officer of Saudi Integrated Telecom Company; Director of Franco Development Ltd	2007 – 2011, Managing Director of International Projects of PCCW Limited. 2011 – 2014, Advisor on International Projects for PCCW Limited	Hong Kong
David A M Wallerstein	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief eXploration Officer and Senior Executive Vice President of Tencent Holdings Limited	N/A	United States
Chenye Xu	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Information Officer of Tencent Holdings Limited	N/A	People’s Republic of China

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Yuxin Ren	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Operating Officer and President of Interactive Entertainment Group and Mobile Internet Group of Tencent Holdings Limited	2005 – 2012, Senior Executive Vice President	People’s Republic of China
James Gordon Mitchell	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Strategy Officer and Senior Executive Vice President of Tencent Holdings Limited	2000 – 2011, Managing Director of Goldman Sachs	United Kingdom of Great Britain and Northern Ireland
John Shek Hon Lo	c/o Tencent Holdings Limited, 29/F., Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong	Chief Financial Officer and Senior Vice President of Tencent Holdings Limited	2008 – 2012, Vice President and Deputy Chief Financial Officer	Hong Kong

VII. Directors and Executive Officers of C-Travel International Limited

The name, business address, present principal employment and citizenship of each director and executive officer of C-Travel International Limited are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Min Fan	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Vice Chairman of the Board and President of Ctrip.com International, Ltd.	2006 – 2013, Director	People’s Republic of China
James Jianzhang Liang	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Chairman of the Board and Chief Executive Officer of Ctrip.com International, Ltd.	N/A	Saint Christopher and Nevis
Jane Jie Sun	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-president and Chief Operating Officer of Ctrip.com International, Ltd.	2005 – 2012, Chief Financial Officer	Singapore
Xiaofan Wang	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Chief Financial Officer of Ctrip.com International, Ltd.	2008 – 2013, Vice President	People’s Republic of China

VIII. Directors and Executive Officers of Ctrip.com International, Ltd.

The name, business address, present principal employment and citizenship of each director and executive officer of Ctrip.com International, Ltd. are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
James Jianzhang Liang	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-founder, Chairman of the Board and Chief Executive Officer of Ctrip.com International, Ltd.	N/A	Saint Christopher and Nevis
Min Fan	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-founder, Vice Chairman of the Board and President of Ctrip.com International, Ltd.	2006 – 2013, Director	People’s Republic of China

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Jane Jie Sun	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-president and Chief Operating Officer of Ctrip.com International, Ltd.	2005 – 2012, Chief Financial Officer	Singapore
Jenny Wenjie Wu	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Chief Strategy Officer of Ctrip.com International, Ltd.	2011 – 2012, Deputy Chief Financial Officer; 2012 – 2013, Chief Financial Officer	People’s Republic of China (Hong Kong SAR)
Xiaofan Wang	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Chief Financial Officer of Ctrip.com International, Ltd.	2008 – 2013, Vice President	People’s Republic of China
Neil Nanpeng Shen	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-founder and Independent Director of Ctrip.com International, Ltd. Founding Managing Partner of Sequoia Capital China	N/A	People’s Republic of China (Hong Kong SAR)
Qi Ji	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-founder and Independent Director of Ctrip.com International, Ltd. Founder, Executive Chairman of the Board of Directors and Chief Executive Officer of China Lodging Group, Limited	N/A	Singapore
Gabriel Li	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Vice Chairman of the Board and Independent Director of Ctrip.com International, Ltd. Managing Director and Investment Committee Member of Orchid Asia Group Management	N/A	People’s Republic of China (Hong Kong SAR)
JP Gan	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Independent Director of Ctrip.com International, Ltd. Managing Director and a Member of Investment Committee of Qiming Venture Partners	N/A	United States of America
Robin Yanhong Li	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Non-executive Director of Ctrip.com International, Ltd. Chairman and Chief Executive Officer of Baidu, Inc.	N/A	People’s Republic of China

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Tony Yip	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Non-executive Director of Ctrip.com International, Ltd. Vice President and Head of Investments, Mergers & Acquisitions of Baidu, Inc.	2007 – 2015, Managing Investor in TMT Investment Banking at Goldman Sachs (Asia) LLC	Australia

IX. Directors and Executive Officers of Ocean Imagination L.P.

The name, business address, present principal employment and citizenship of the director of Ocean Imagination L.P. are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean Imagination L.P., Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

X. Directors and Executive Officers of Ocean Voyage L.P.

The name, business address, present principal employment and citizenship of the director of Ocean Voyage L.P. are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean Voyage L.P., Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

XI. Directors and Executive Officers of Ocean General Partners Limited

The name, business address, present principal employment and citizenship of the director of Ocean General Partners Limited are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Nanyan Zheng	No. 300 Xinjiaoxi Road, Haizhu District, Guangzhou, Guangdong 510320, PRC	Director of Ocean General Partners Limited, Chairman and Chief Executive Officer of Keystone Lodging Holdings Limited and Independent Director of Vipshop Holdings Limited	N/A	People’s Republic of China

XII. Directors and Executive Officers of Seagull Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Seagull Limited are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
James Jianzhang Liang	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Chairman of the Board and Chief Executive Officer of Ctrip.com International, Ltd.	N/A	Saint Christopher and Nevis
Jane Jie Sun	c/o Ctrip.com International, Ltd., 99 Fu Quan Road, Shanghai 200335, People’s Republic of China	Co-president and Chief Operating Officer of Ctrip.com International, Ltd.	2005 – 2012, Chief Financial Officer	Singapore

XIII. Directors and Executive Officers of Luxuriant Holdings Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Luxuriant Holdings Limited are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Liqun Wang	c/o Shanghai Stone Capital Co., Ltd., No. 4 Lane 163, South Maoming Road, Shanghai 200020, People’s Republic of China	Independent Director of the Company Chairman of the Board of Directors of Shanghai Stone Capital Co., Ltd.	N/A	People’s Republic of China

XIV. Directors and Executive Officers of Oasis Limited

The name, business address, present principal employment and citizenship of each director and executive officer of Oasis Limited are set forth below.

Name	Business Address	Present Principal Employment	Material Occupations for Past Five Years	Citizenship
Hao Jiang	Room 17B, No.6 Lane 123, Yanping Road, Jingan District Shanghai, People’s Republic of China	Chief Executive Officer of eLong, Inc.	2012 to 2015, Senior Vice President of Ctrip.com International, Ltd.	People’s Republic of China

ANNEX E

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of February 4, 2016, is made by Ocean Imagination L.P. (the “Guarantor”), an exempted limited partnership registered under the laws of the Cayman Islands, in favor of eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1. Limited Guarantee.  To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), 27.1739% of Parent’s obligation (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 9.2(b)(iii) of the Merger Agreement and (b) to pay any amounts pursuant to Section 9.2(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed $5,815,217.39 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) other than as expressly set forth herein or in the Equity Commitment Letter. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guaranties substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party.

2. Nature Of Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions; provided that no recovery may be obtained against the Guarantor under this Limited Guarantee unless an action or actions have also been brought against all Other Guarantors under the Other Guarantees (except to the extent that the bringing of such action against any such Other Guarantor is prohibited or stayed by any applicable Law or Order). The Guaranteed Party shall not release any of the Other Guarantors from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees unless the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees dated as of the date hereof, shall be several and not joint.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) any release or discharge of any obligation of Parent or Merger Sub in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of

Parent or Merger Sub, any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, other than as and if required by Section 2(a), or any of their respective assets;

(ii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub or Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms); or

(vii) the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Other Limited Guarantees, the Equity Commitment Letter or the equity commitment letters entered into between the Sponsors (excluding the Guarantor, collectively, the “Other Sponsors”) and the Guaranteed Party, dated as of the date hereof (collectively, the “Other Equity Commitment Letters”), or any other agreement or instrument referred to herein or therein;

other than in each case with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee, and, notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company that would relieve Parent or Merger Sub of their applicable obligations under the Merger Agreement with respect to the Guaranteed Obligations.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(a).

(d) To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor, or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation as if such payment had not been made, so long as this Limited Guarantee has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (and any permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims, in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, or general or limited partners of any of the Guarantor or any of the Guarantor’s Affiliates, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letter or the Other Equity Commitment Letters), except against the Guarantor solely with respect to the Equity Commitment Letter in accordance with the terms thereof), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of the direct or indirect shareholder of the Guaranteed Party or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement or the transactions contemplated thereby are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and the Other Guarantors and their respective successors and assigns pursuant to the Other Guarantees, (c) (including through exercise of third party beneficiary rights) the Guarantor under and to the extent provided in the Equity Commitment Letter and the Other Sponsors under and to the extent provided in their respective Other Equity Commitment Letters, and (d) (including through exercise of third party beneficiary rights) the Rollover Shareholders and their respective successors and assigns under and to the extent expressly provided in the Support Agreement, in each case pursuant to and in accordance with the terms thereof (claims against (a), (b), (c) and (d) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors, the Other Sponsors or

their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letters, this Limited Guarantee or the Other Guarantees, or the Support Agreement shall be Non-Recourse Parties.

4. Subrogation.  The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5. Termination.  This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and/or Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 9.2(b)(iii) of the Merger Agreement. Notwithstanding the immediately preceding parenthetical, the obligations of the Guarantor hereunder shall expire automatically six months following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee (the “Fee Claim Period”), unless a claim for payment of the Guaranteed Obligations is made in accordance with this Limited Guarantee prior to the end of such Fee Claim Period. In the event that the Guaranteed Party or any of its controlled Affiliates or Subsidiaries expressly asserts in any litigation or other legal proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its equityholders, affiliates or subsidiaries with respect to this Limited Guarantee.

6. Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement.  This Limited Guarantee, the Merger Agreement, the Equity Commitment Letter and the Support Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8. Changes in Obligations; Certain Waivers.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement.  The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10. Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c) except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11. No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party). Any attempted assignment in violation of this Section 11 shall be null and void.

12. Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

Address: Room A609, Bund Office Building, No. 868 Longhua East Road,
Huangpu District, Shanghai, P.R.C

Attention: Nanyan Zheng

With a copy to (which alone shall not constitute notice):

Fenwick & West LLP

Address: Unit 908, Kerry Parkside Office, No. 1155 Fang Dian Road, Pudong
New Area, Shanghai, P.R.C
Attention: Karen Yan
Facsimile: +86 (21) 80171299
Email: karen.yan@fenwick.com

If to the Guaranteed Party, as provided in the Merger Agreement.

13. Governing Law; Dispute Resolution.

(a) This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14. Counterparts.  This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. Third-Party Beneficiaries.  This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16. Confidentiality.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the Guarantor; provided that the parties may disclose this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18. Miscellaneous.

(a) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

OCEAN IMAGINATION L.P.
a Cayman Islands exempted limited
partnership

By:	Ocean Voyage L.P. its General Partner
By:	Fortune Smart Holdings Limited its General Partner
By:	/s/ Nanyan Zheng Name: Nanyan Zheng Title: Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

ELONG, INC.

By:	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

[Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

1.	Tencent Asset Management Limited
2.	C-Travel International Limited

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of February 4, 2016, is made by C-Travel International Limited (the “Guarantor”), a company incorporated under the laws of the Cayman Islands, in favor of eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1. Limited Guarantee.  To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), 45.6522% of Parent’s obligation (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 9.2(b)(iii) of the Merger Agreement and (b) to pay any amounts pursuant to Section 9.2(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed $9,769,565.22 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee or the Merger Agreement other than as expressly set forth herein. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guaranties substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party.

2. Nature Of Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions; provided that no recovery may be obtained against the Guarantor under this Limited Guarantee unless an action or actions have also been brought against all Other Guarantors under the Other Guarantees (except to the extent that the bringing of such action against any such Other Guarantor is prohibited or stayed by any applicable Law or Order). The Guaranteed Party shall not release any of the Other Guarantors from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees unless the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees dated as of the date hereof, shall be several and not joint.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) any release or discharge of any obligation of Parent or Merger Sub in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, other than as and if required by Section 2(a), or any of their respective assets;

(ii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub or Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms); or

(vii) the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Other Limited Guarantees, the equity commitment letter entered into between any Sponsor (as defined in the Merger Agreement) and the Guaranteed Party, dated as of the date hereof (collectively, the “Equity Commitment Letters”), or any other agreement or instrument referred to herein or therein;

other than in each case with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee, and, notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company that would relieve Parent or Merger Sub of their applicable obligations under the Merger Agreement with respect to the Guaranteed Obligations.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(a).

(d) To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor, or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation as if such payment had not been made, so long as this Limited Guarantee has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (and any permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims, in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, or general or limited partners of any of the Guarantor or any of the Guarantor’s Affiliates, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letters), except against Seagull Limited solely with respect to its Equity Commitment Letter in accordance with the terms thereof, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of the direct or indirect shareholder of the Guaranteed Party or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement or the transactions contemplated thereby are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and the Other Guarantors and their respective successors and assigns pursuant to the Other Guarantees, (c) (including through exercise of third party beneficiary rights) Sponsors under and to the extent provided in their respective Equity Commitment Letters, and (d) (including through exercise of third party beneficiary rights) the Rollover Shareholders and their respective successors and assigns under and to the extent expressly provided in the Support Agreement, in each case pursuant to and in accordance with the terms thereof (claims against (a), (b), (c) and (d) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors or the Sponsors or their respective successors and assigns under the Merger Agreement, the Equity Commitment Letters, this Limited Guarantee or the Other Guarantees, or the Support Agreement shall be Non-Recourse Parties.

4. Subrogation.  The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5. Termination.  This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and/or Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 9.2(b)(iii) of the Merger Agreement. Notwithstanding the immediately preceding parenthetical, the obligations of the Guarantor hereunder shall expire automatically six months following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee (the “Fee Claim Period”), unless a claim for payment of the Guaranteed Obligations is made in accordance with this Limited Guarantee prior to the end of such Fee Claim Period. In the event that the Guaranteed Party or any of its controlled Affiliates or Subsidiaries expressly asserts in any litigation or other legal proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its equityholders, affiliates or subsidiaries with respect to this Limited Guarantee.

6. Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement.  This Limited Guarantee, the Merger Agreement and the Support Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8. Changes in Obligations; Certain Waivers.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement.  The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10. Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c) except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11. No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party). Any attempted assignment in violation of this Section 11 shall be null and void.

12. Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

Address:

c/o Ctrip.com International, Ltd.
Building 16, Sky SOHO
968 Jinzhong Road, Shanghai 200335
Tel: (+86) 21 3406 4880

Attention: Chief Financial Officer
Facsimile: +86 (21) 5251 4588 Ext. 12202
Email:    xfwang@ctrip.com

With a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:    1285 Avenue of the Americas
            New York, NY 10019-6064
Attention:   Steven J. Williams
Facsimile:   +1 (212) 757-3990
Email:      swilliams@paulweiss.com

If to the Guaranteed Party, as provided in the Merger Agreement.

13. Governing Law; Dispute Resolution.

(a) This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14. Counterparts.  This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. Third-Party Beneficiaries.  This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16. Confidentiality.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the Guarantor; provided that the parties may disclose this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18. Miscellaneous.

(a) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Liang Jianzhang Name: Liang Jianzhang Title: Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

ELONG, INC.

By:	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

[Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

1.	Tencent Asset Management Limited
2.	Ocean Imagination L.P.

LIMITED GUARANTEE

This Limited Guarantee (this “Limited Guarantee”), dated as of February 4, 2016, is made by Tencent Asset Management Limited (the “Guarantor”), a British Virgin Islands company, in favor of eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Guaranteed Party”). Each capitalized term used and not defined herein shall have the meaning ascribed to it in the Merger Agreement (as defined below), except as otherwise provided herein.

1. Limited Guarantee.  To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Guaranteed Party, pursuant to which Merger Sub will merge with and into the Guaranteed Party (the “Merger”), the Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally guarantees to the Guaranteed Party, subject to the terms and conditions hereof, but only up to the Maximum Amount (as defined below), 27.1739% of Parent’s obligation (a) to pay the Guaranteed Party the Parent Termination Fee if and as required pursuant to Section 9.2(b)(iii) of the Merger Agreement and (b) to pay any amounts pursuant to Section 9.2(d) of the Merger Agreement (collectively, the “Guaranteed Obligations”); provided that the maximum aggregate liability of the Guarantor hereunder shall not exceed $5,815,217.39 (the “Maximum Amount”), and the Guaranteed Party hereby agrees that (A) the Guarantor shall in no event be required to pay more than the Maximum Amount under or in respect of this Limited Guarantee and (B) the Guarantor shall not have any obligation or liability to any Person (including, without limitation, to the Guaranteed Party’s equityholders, Affiliates and Subsidiaries) relating to, arising out of or in connection with this Limited Guarantee, the Merger Agreement or the letter agreement dated as of the date hereof between the Guarantor and Parent, pursuant to which the Guarantor has agreed to make a certain equity contribution to Parent (the “Equity Commitment Letter”) other than as expressly set forth herein or in the Equity Commitment Letter. This Limited Guarantee may be enforced for the payment of money only. All payments hereunder shall be made in United States dollars in immediately available funds. Concurrently with the delivery of this Limited Guarantee, the parties set forth on Schedule A (each an “Other Guarantor”) are also entering into limited guaranties substantially identical to this Limited Guarantee (each, an “Other Guarantee”) with the Guaranteed Party.

2. Nature Of Guarantee.

(a) This Limited Guarantee is an unconditional and continuing guarantee of payment, not of collection, and a separate action or actions may be brought and prosecuted against the Guarantor to enforce this Limited Guarantee, irrespective of whether any action is brought against Parent, Merger Sub or any other Person or whether Parent, Merger Sub or any other Person is joined in any such action or actions; provided that no recovery may be obtained against the Guarantor under this Limited Guarantee unless an action or actions have also been brought against all Other Guarantors under the Other Guarantees (except to the extent that the bringing of such action against any such Other Guarantor is prohibited or stayed by any applicable Law or Order). The Guaranteed Party shall not release any of the Other Guarantors from any obligations under such Other Guarantees or amend or waive any provision of such Other Guarantees unless the Guaranteed Party offers to release the Guarantor under this Limited Guarantee in the same proportion or to amend or waive the provisions of this Limited Guarantee in the same manner. Notwithstanding anything to the contrary contained in this Limited Guarantee or any other document, the obligations of the Guarantor under this Limited Guarantee and of the Other Guarantors under the Other Guarantees dated as of the date hereof, shall be several and not joint.

(b) The liability of the Guarantor under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute, irrevocable and unconditional, irrespective of:

(i) any release or discharge of any obligation of Parent or Merger Sub in connection with the Merger Agreement resulting from any change in the corporate existence, structure or ownership of Parent or Merger Sub, any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding affecting Parent or Merger Sub, or any other Person now or hereafter interested in the transactions contemplated by the Merger Agreement, other than as and if required by Section 2(a), or any of their respective assets;

(ii) any amendment or modification of the Merger Agreement, or any change in the manner, place or terms of payment or performance of, any change or extension of the time of payment or performance of, or any renewal or alteration of any Guaranteed Obligation, any escrow arrangement or other security therefor, or any liability incurred directly or indirectly in respect thereof;

(iii) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with any Guaranteed Obligation or otherwise;

(iv) the failure of the Guaranteed Party to assert any claim or demand or enforce any right or remedy against Parent, Merger Sub or Guarantor or any other Person primarily or secondarily liable with respect to any Guaranteed Obligation, other than as and if required by Section 2(a) (including in the event any Person becomes subject to a bankruptcy, reorganization, insolvency, liquidation or similar proceeding);

(v) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of any of the Guaranteed Obligations;

(vi) any other act or omission that may in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than as a result of payment of the Guaranteed Obligations in accordance with their terms); or

(vii) the value, genuineness, validity, illegality or enforceability of the Merger Agreement, the Other Limited Guarantees, the Equity Commitment Letter or the equity commitment letters entered into between the Sponsors (excluding the Guarantor, collectively, the “Other Sponsors”) and the Guaranteed Party, dated as of the date hereof (collectively, the “Other Equity Commitment Letters”), or any other agreement or instrument referred to herein or therein;

other than in each case with respect to this Limited Guarantee, a breach by the Guaranteed Party of this Limited Guarantee, and, notwithstanding any other provision of this Limited Guarantee to the contrary, the Guarantor may assert, as a defense to, or release or discharge of, any payment or performance by the Guarantor under this Limited Guarantee, any claim, set-off, deduction, defense or release that Parent or Merger Sub could assert against the Company that would relieve Parent or Merger Sub of their applicable obligations under the Merger Agreement with respect to the Guaranteed Obligations.

(c) The Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Guaranteed Party upon this Limited Guarantee or acceptance of this Limited Guarantee. Without expanding the obligations of the Guarantor hereunder, the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Limited Guarantee, and all dealings between Parent and/or the Guarantor, on the one hand, and the Guaranteed Party, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Limited Guarantee. Except as provided in Section 2(a), when pursuing any of its rights and remedies hereunder against the Guarantor, the Guaranteed Party shall be under no obligation to pursue (or elect among) such rights and remedies it may have against Parent, Merger Sub, any Other Guarantor or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Guaranteed Party to pursue (or elect among) such other rights or remedies or to collect any payments from Parent or any such other Person or to realize upon or to exercise any such right of offset, and any release by the Guaranteed Party of Parent or any such other Person or any right of offset, shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party, subject to the provisions of Section 2(a).

(d) To the fullest extent permitted by Law, the Guarantor irrevocably waives promptness, diligence, grace, acceptance hereof, presentment, demand, notice of non-performance, default, dishonor and protest and any other notice not provided for herein (except for notices to be provided to Parent and its counsel pursuant to the terms of the Merger Agreement).

(e) The Guaranteed Party shall not be obligated to file any claim relating to any Guaranteed Obligation in the event that Parent becomes subject to a bankruptcy, insolvency, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of any Guaranteed Obligation is rescinded or must otherwise be returned to Parent, Merger Sub, the Guarantor, or any other Person for any reason whatsoever, the Guarantor shall remain liable hereunder in accordance with the terms hereof with respect to such Guaranteed Obligation as if such payment had not been made, so long as this Limited Guarantee has not terminated in accordance with its terms.

3. Sole Remedy; No Recourse.  Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party covenants, agrees and acknowledges that no Person other than the Guarantor (and any permitted assignees thereof) has any obligations hereunder and that, notwithstanding that the Guarantor may be a partnership, limited liability company or corporation the Guaranteed Party has no right of recovery under this Limited Guarantee or, except for the Retained Claims, in any document or instrument delivered in connection herewith, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, advisors, representatives, members, managers, or general or limited partners of any of the Guarantor or any of the Guarantor’s Affiliates, or any former, current or future equity holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, agent, advisor, or representative of any of the foregoing (each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against any Non-Recourse Party (including for any claim and action to compel Parent to enforce the Equity Commitment Letter or the Other Equity Commitment Letters), except against the Guarantor solely with respect to the Equity Commitment Letter in accordance with the terms thereof), by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise. The Guaranteed Party further covenants, agrees and acknowledges that the only rights of recovery and claims against the Guarantor or any Non-Recourse Party that the Guaranteed Party, any of its Affiliates, any of the direct or indirect shareholder of the Guaranteed Party or any of its Subsidiaries, or any of the Affiliates, equity holders, controlling persons, directors, officers, employees, members, managers, general or limited partners, representatives, advisors or agents of the foregoing (collectively, the “Guaranteed Party Group”) has in respect of the Merger Agreement or the transactions contemplated thereby are its rights (including through exercise of third party beneficiary rights) to recover from, and assert claims against, (a) Parent and Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (b) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under and to the extent expressly provided in this Limited Guarantee and the Other Guarantors and their respective successors and assigns pursuant to the Other Guarantees, (c) (including through exercise of third party beneficiary rights) the Guarantor under and to the extent provided in the Equity Commitment Letter and the Other Sponsors under and to the extent provided in their respective Other Equity Commitment Letters, and (d) (including through exercise of third party beneficiary rights) the Rollover Shareholders and their respective successors and assigns under and to the extent expressly provided in the Support Agreement, in each case pursuant to and in accordance with the terms thereof (claims against (a), (b), (c) and (d) collectively, the “Retained Claims”). The Guaranteed Party acknowledges and agrees that Parent and Merger Sub have no assets other than certain contract rights and cash in a de minimis amount and that no additional funds are expected to be contributed to Parent or Merger Sub unless and until the Closing occurs. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person other than the Guaranteed Party (including any person acting in a Representative capacity) any rights or remedies against any Person including the Guarantor, except as expressly set forth herein. For the avoidance of doubt, none of the Guarantor, Parent, Merger Sub, the Other Guarantors, the Other Sponsors or

their respective successors and assigns under the Merger Agreement, the Equity Commitment Letter, the Other Equity Commitment Letters, this Limited Guarantee or the Other Guarantees, or the Support Agreement shall be Non-Recourse Parties.

4. Subrogation.  The Guarantor will not exercise against Parent or Merger Sub any rights of subrogation or contribution, whether arising by contract or operation of law (including, without limitation, any such right arising under bankruptcy or insolvency Laws) or otherwise, by reason of any payment by it pursuant to the provisions of Section 1 hereof unless and until the Guaranteed Obligations have been paid in full.

5. Termination.  This Limited Guarantee shall terminate (and the Guarantor shall have no further obligations hereunder) upon the earliest to occur of (a) the Effective Time, (b) the payment in full of the Guaranteed Obligations and (c) the valid termination of the Merger Agreement in accordance with its terms under the circumstance of which Parent and/or Merger Sub would not be obligated to pay the Parent Termination Fee pursuant to Section 9.2(b)(iii) of the Merger Agreement. Notwithstanding the immediately preceding parenthetical, the obligations of the Guarantor hereunder shall expire automatically six months following the valid termination of the Merger Agreement in a manner giving rise to an obligation of Parent to pay the Parent Termination Fee (the “Fee Claim Period”), unless a claim for payment of the Guaranteed Obligations is made in accordance with this Limited Guarantee prior to the end of such Fee Claim Period. In the event that the Guaranteed Party or any of its controlled Affiliates or Subsidiaries expressly asserts in any litigation or other legal proceeding relating to this Limited Guarantee (i) that the provisions hereof (including, without limitation, Section 1 hereof limiting the Guarantor’s aggregate liability to the Maximum Amount or Section 3 hereof relating to the sole and exclusive remedies of the Guaranteed Party and the Guaranteed Party Group against the Guarantor or any Non-Recourse Party) are illegal, invalid or unenforceable, in whole or in part, or (ii) any theory of liability against the Guarantor or any Non-Recourse Party other than any Retained Claim, then (x) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (y) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments from the Guaranteed Party and (z) neither the Guarantor nor any Non-Recourse Party shall have any liability to the Guaranteed Party or any of its equityholders, affiliates or subsidiaries with respect to this Limited Guarantee.

6. Continuing Guarantee.  Unless terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantor, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Party and its successors, permitted transferees and permitted assigns; provided that notwithstanding anything to the contrary in this Limited Guarantee, the provisions of this Limited Guarantee that are for the benefit of any Non-Recourse Party (including the provisions of Sections 3, 5 and 16) shall indefinitely survive any termination of this Limited Guarantee for the benefit of the Guarantor and any such Non-Recourse Party. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement.  This Limited Guarantee, the Merger Agreement, the Equity Commitment Letter and the Support Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among Parent, Merger Sub and/or the Guarantor or any of their respective Affiliates, on the one hand, and the Guaranteed Party or any of its Affiliates, on the other hand.

8. Changes in Obligations; Certain Waivers.  The Guarantor agrees that the Guaranteed Party may, in its sole discretion, at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Guaranteed Obligations, and may also make any agreement with Parent or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of any agreement between the Guaranteed Party and Parent or Merger Sub, without in any way impairing or affecting the Guarantor’s obligations under this Limited Guarantee.

9. Acknowledgement.  The Guarantor acknowledges that it will receive substantial indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. The Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms.

10. Representations and Warranties.  The Guarantor hereby represents and warrants that:

(a) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is formed and has all requisite corporate or similar power and authority to execute, deliver and perform this Limited Guarantee;

(b) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action on the Guarantor’s part and do not contravene any provision of the Guarantor’s organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or its assets;

(c) except as is not, individually or in the aggregate, reasonably likely to impair or delay the Guarantor’s performance of its obligations in any material respect, all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(d) this Limited Guarantee has been duly and validly executed and delivered by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to the Enforceability Exceptions; and

(e) the Guarantor has the financial capacity to pay and perform its obligations under this Limited Guarantee, and all funds necessary for the Guarantor to fulfill its obligations under this Limited Guarantee shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 6 hereof.

11. No Assignment.  Neither the Guarantor nor the Guaranteed Party may assign or delegate its rights, interests or obligations hereunder to any other Person, in whole or in part, (except by operation of Law) without the prior written consent of the Guaranteed Party (in the case of an assignment or delegation by the Guarantor) or the Guarantor (in the case of an assignment or delegation by the Guaranteed Party). Any attempted assignment in violation of this Section 11 shall be null and void.

12. Notices.  All notices, requests, claims, demands and other communications hereunder shall be given by the means specified in Section 10.4 of the Merger Agreement (and shall be deemed given as specified therein) as follows:

if to the Guarantor:

c/o Tencent Holdings Limited
Level 29, Three Pacific Place
1 Queen's Road East
Wanchai, Hong Kong
Attention: Compliance and Transactions Department
Email: legalnotice@tencent.com

with a copy to:

Tencent Building, Keji Zhongyi Avenue,
Hi-tech Park, Nanshan District,
Shenzhen 518057, PRC
Attention: Mergers and Acquisitions Department
Email: PD_Support@tencent.com

With a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:    1285 Avenue of the Americas
                        New York, NY 10019-6064
Attention:    Steven J. Williams
Facsimile:    +1 (212) 757-3990
Email:          swilliams@paulweiss.com

If to the Guaranteed Party, as provided in the Merger Agreement.

13. Governing Law; Dispute Resolution.

(a) This Limited Guarantee shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflict of Law principles thereof that would subject such matter to the Laws of another jurisdiction. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Limited Guarantee shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 13. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 13, any party may, to the extent permitted under the

Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Limited Guarantee is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 13(b) is only applicable to the seeking of interim injunctions and does not otherwise restrict the application of Section 13(a) in any way.

14. Counterparts.  This Limited Guarantee shall not be effective until it has been executed and delivered by all parties hereto. This Limited Guarantee may be executed by facsimile or electronic transmission in pdf format, and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

15. Third-Party Beneficiaries.  This Limited Guarantee shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing express or implied in this Limited Guarantee is intended to, or shall, confer upon any other person any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, the obligations set forth herein; provided, that the Non-Recourse Parties and the members of the Guaranteed Party Group shall be third party beneficiaries of the provisions hereof that are expressly for their benefit.

16. Confidentiality.  This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (except for the Merger Agreement and any agreement or documents contemplated therein), except with the written consent of the Guarantor; provided that the parties may disclose this Limited Guarantee to the extent required by Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger and in connection with any litigation relating to the Merger, the Merger Agreement or the Transactions as permitted by or provided in the Merger Agreement and the Guarantor may disclose it to any Non-Recourse Party that needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations set forth herein.

17. Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS LIMITED GUARANTEE HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 17.

18. Miscellaneous.

(a) No amendment, supplementation, modification or waiver of this Limited Guarantee or any provision hereof shall be enforceable unless approved by the Guaranteed Party and the Guarantor in writing. The Guaranteed Party and its Affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guarantor or any Non-Recourse Party in connection with this Limited Guarantee except as expressly set forth herein by the Guarantor. The Guarantor and its affiliates are not relying upon any prior or contemporaneous statement, undertaking, understanding, agreement, representation or warranty, whether written or oral, made by or on behalf of the Guaranteed Party in connection with this Limited Guarantee except as expressly set forth herein by the Guaranteed Party.

(b) Any term or provision of this Limited Guarantee that is invalid or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable by the Guarantor hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. Each party hereto covenants and agrees that it shall not assert, and shall cause its respective affiliates and representatives not to assert, that this Limited Guarantee or any part hereof is invalid, illegal or unenforceable in accordance with its terms.

(c) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Limited Guarantee.

(d) All parties acknowledge that each party and its counsel have reviewed this Limited Guarantee and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

TENCENT ASSET MANAGEMENT LIMITED

By:	/s/ Ma Huateng Name: Ma Huateng Title: Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guaranteed Party has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer or representative thereunto duly authorized.

ELONG, INC.

By:	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

[Signature Page to Limited Guarantee]

SCHEDULE A

Other Guarantors

1.	C-Travel International Limited
2.	Ocean Imagination L.P.

ANNEX F

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is entered into as of February 4, 2016 by and among China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), TCH Sapphire Limited, a Britsh Virgin Islands company (“TCH”), C-Travel International Limited, a Cayman Islands company (“C-Travel”), Ocean Imagination L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Ocean”), Luxuriant Holdings Limited, a Cayman Islands company (“Luxuriant” and together with TCH, C-Travel and Ocean, the “Investors” and each, an “Investor”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, Parent, China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, on the date hereof, each of the Investors, Parent and Merger Sub entered into an Interim Investors Agreement (the “Interim Investors Agreement”), which governs certain actions of the parties thereto with respect to the Merger Agreement, the Support Agreement, the Equity Commitment Letters, the Limited Guarantees and certain other matters including the sharing among the Investors of expenses and any termination fee that may become payable by the Company to Parent or Parent to the Company, as applicable;

WHEREAS, as of the date hereof, each Investor is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of certain (a) ordinary shares, par value US$0.01 of the Company (“Ordinary Shares”) (including Shares represented by American Depositary Shares (the “ADSs”) each representing two Ordinary Shares) and/or (b) high-vote ordinary shares, par value US$0.01 of the Company (“High-Vote Ordinary Shares” which, together with the Ordinary Shares, may hereinafter be referred to as “Shares”), as set forth in the column titled “Owned Shares” opposite such Investor’s name on Schedule A hereto (such Shares, together with any other Shares and securities of the Company acquired (whether beneficially or of record) by such Investor after the date hereof and prior to the earlier of the Effective Time and the termination of all of such Investor’s obligations under this Agreement, including, without limitation, any Shares or securities of the Company acquired by means of purchase, dividend or distribution, or issued upon the exercise or settlement of any Company Options, Company RSU Awards, or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, in connection with the consummation of the Merger, each Investor agrees to (a) the cancellation of the Shares (including Shares represented by ADSs) as set forth in the column titled “Rollover Shares” opposite such Investor’s name on Schedule A hereto (the “Rollover Shares”) for no consideration, and (b) subscribe for newly issued Parent Shares (as defined below) immediately prior to the Closing, and vote the Securities at the Shareholders’ Meeting in favor of the Merger, in each case upon the terms and conditions set forth herein;

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Investors are entering into this Agreement; and

WHEREAS, the Investors acknowledge that Parent and Merger Sub are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Investors set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Voting

Section 1.1 Voting.  From and after the date hereof until the earlier of (x) the Effective Time, and (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier time, the “Expiration Time”), each Investor hereby irrevocably and unconditionally agrees that at the Shareholder Meeting or any other annual or extraordinary general meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (f) hereof is to be considered (and any adjournment or postponement thereof), such Investor shall (i) appear or cause its representative(s) to appear at such meeting or otherwise cause its Securities to be counted as present thereat for purposes of determining whether a quorum is present, and (ii) vote or cause to be voted (including by proxy, if applicable) all of such Investor’s Securities:

(a) for the authorization and approval of the Merger Agreement, the Plan of Merger and the Transactions, including the Merger,

(b) against any Competing Proposal or any other transaction, proposal, agreement or action made in opposition to authorization and approval of the Merger Agreement or in competition or inconsistent with the Transactions, including the Merger,

(c) against any other action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect any of the Transactions, including the Merger, or this Agreement or the performance by such Investor of its obligations under this Agreement, including without limitation, (i) any extraordinary corporate transaction, such as a scheme of arrangement, merger, consideration or other business combination involving the Company or any of its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of any material assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company Governing Documents, except if approved in writing by Parent; or (iv) any other action that would require the consent of Parent pursuant to the Merger Agreement, except if approved in writing by Parent,

(d) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Investor contained in this Agreement or otherwise reasonably requested by Parent in order to consummate the Transactions, including the Merger,

(e) in favor of any other matter necessary to effect the Transactions, including the Merger, and

(f) in favor of any adjournment or postponement of the Shareholder Meeting or other annual or special meeting of the shareholders of the Company, however called, at which any of the matters described in paragraphs (a) – (e) in this Section 1.1 is to be considered (and any adjournment or postponement thereof) as may be reasonably requested by Parent.

Section 1.2 Restrictions on Transfers.  Except as provided for in Article II below or pursuant to the Merger Agreement, each Investor hereby agrees that, from the date hereof until the Expiration Time, such Investor shall not, directly or indirectly, (a) offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), or enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Securities or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Securities and (x) that has, or could reasonably be expected to have, the effect of reducing or limiting such Investor’s economic interest in such Securities and/or (y) grants a third party the right to vote or direct the voting of such Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) convert or exchange, or take any action which would result in the conversion or exchange of, any Securities, (d) knowingly take any action that would make any representation or warranty of such Investor set forth in this Agreement untrue or incorrect or have the effect of preventing, disabling, or delaying such Investor from performing any of its obligations under this Agreement, or (e) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b), (c) or (d).

ARTICLE II
Cancellation; Subscription

Section 2.1 Cancellation.  Subject to the terms and conditions set forth herein, (a) each Investor agrees that, at the Effective Time, all of its Rollover Shares (including those represented by ADSs) shall be cancelled at no consideration in connection with the Merger, and (b) other than its Rollover Shares, all equity securities of the Company held by any such Investor, if any, shall be treated as set forth in the Merger Agreement and not be affected by the provisions of this Agreement. Each Investor will take all actions necessary to cause the number of Rollover Shares (including those represented by ADSs) opposite such Investor’s name on Schedule A hereto to be treated as set forth herein.

Section 2.2 Subscription.  Subject to the terms and conditions set forth herein, at the Closing each Investor shall, or shall cause its Affiliate to, subscribe for and purchase, and the Parent shall issue and sell to such Investor, such number of Parent Shares as set forth opposite such Investor’s name on Schedule B hereto, for an aggregate purchase price equal to the subscription amount set forth opposite such Investor’s name on Schedule B hereto (each such amount, a “Subscription Amount”).

Section 2.3 Issuance of Parent Shares.  Immediately prior to the Closing, in consideration for (a) the cancellation of the Rollover Shares (including those represented by ADSs) held by each Investor in accordance with Section 2.1, Parent shall issue to such Investor (or, if designated by such Investor in writing, an Affiliate of such Investor), the number of newly issued (i) ordinary shares of Parent, par value US$0.0005 per share (“Parent Ordinary Shares”) and/or (ii) convertible participating preferred shares of Parent, par value US$0.0005 per share (“Parent Preferred Shares” which, together with the Parent Ordinary Shares, may hereinafter referred to as “Parent Shares”), in each case, as set forth in the column titled “Parent Shares” opposite such Investor’s name on Schedule A hereto, at a consideration per share equal to its par value and (b) the payment by an Investor of the applicable Subscription Amount in accordance with Section 2.2, Parent shall issue to such Investor (or, if designated by such Investor in writing, an Affiliate of such Investor), the number of newly issued Parent Shares, in each case, as set forth in the column titled “Parent Shares” opposite such Investor’s name on Schedule B hereto. Each Investor hereby acknowledges and agrees that (i) delivery of the Parent Shares set forth opposite such Investor’s name on Schedule A hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Investor by Parent and Merger Sub in respect of the Rollover Shares (including those represented by ADSs) held by such Investor and cancelled at the Effective Time as contemplated by Section 2.1 above, (ii) delivery of the Parent Shares set forth opposite such Investor’s name on Schedule B hereto, shall constitute complete satisfaction of all obligations towards or sums due to such Investor by Parent and Merger Sub in respect of the Subscription Amount paid by such Investor as contemplated by Section 2.2 above and (iii) such Investor shall have no right to any Merger Consideration in respect of the Rollover Shares (including those represented by ADSs) held by such Investor.

Section 2.4 Closing.  Subject to the satisfaction in full (or waiver, if permissible, in accordance with the Interim Investors Agreement) of all of the conditions set forth in Section 8.1 and Section 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the subscription and issuance of Parent Shares contemplated hereby shall take place immediately prior to the closing contemplated under the Merger Agreement (the “Closing”). For the avoidance of doubt, (a) Schedule A sets forth opposite each Investor’s name the number and class of (i) Rollover Shares (including those represented by ADSs) of such Investor, (ii) Shares owned by such Investor as of the date hereof, and (iii) Parent Shares to be issued to such Investor in connection with the cancellation contemplated by Section 2.1, and (b) Schedule B sets forth opposite each Investor’s name the (i) Subscription Amount payable by such Investor, and (ii) Parent Shares to be issued to such Investor in connection with the subscription contemplated by Section 2.2.

Section 2.5 Deposit of Rollover Shares.  No later than three (3) business days prior to the Closing, each Investor and any agent of such Investor holding certificates evidencing any Rollover Shares shall deliver or cause to be delivered to Parent all certificates representing such Rollover Shares in such Person’s possession, for disposition in accordance with the terms of this Agreement; such certificates and documents shall be held by Parent or any agent authorized by Parent until the Closing. To the extent that any Rollover Shares of an Investor are held in street name or otherwise represented by ADSs, such Investor shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to reflect or give effect to the cancellation of such Rollover Shares in accordance with this Agreement.

ARTICLE III
Representations, Warranties and Covenants of the Investors

Section 3.1 Representations and Warranties.  Each Investor, severally and not jointly, represents and warrants to Parent that, as of the date hereof and as of the Closing:

(a) such Investor has the requisite corporate power and authority to execute and deliver this Agreement, to perform such Investor’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by such Investor and the execution, delivery and performance of this Agreement by such Investor and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of such Investor and no other corporate or similar actions or proceedings on the part of such Investor are necessary to authorize this Agreement or to consummate the transactions contemplated hereby;

(c) assuming due authorization, execution and delivery by Parent, this Agreement constitutes a legal, valid and binding agreement of such Investor, enforceable against such Investor in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions;

(d) (i) such Investor (A) is and, immediately prior to the Closing, will be the beneficial owner of, and has and will have good and valid title to, the Securities, free and clear of Liens other than as created by this Agreement, and (B) has and, as of the Closing will have, sole or shared (together with Affiliates controlled by such Investor) voting power, power of disposition, and power to control dissenter’s rights, in each case with respect to all of the Securities, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands, Laws of the People’s Republic of China and the terms of this Agreement and the Interim Investors Agreement; (ii) except as contemplated hereby, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Investor is a party relating to the pledge, disposition or voting of any of its Securities and its Securities are not subject to any voting trust agreement or other Contract to which such Investor is a party restricting or otherwise relating to the voting or Transfer of such Securities other than this Agreement; (iii) such Investor has not Transferred any interest in any of the Securities; (iv) as of the date hereof, other than its Owned Shares, such Investor does not own, beneficially or of record, or have the right to acquire, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities); and (v) such Investor has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of its Owned Shares;

(e) except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Investor for the execution, delivery and performance of this Agreement by such Investor or the consummation by such Investor of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by such Investor, nor the consummation by such Investor of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of such Investor, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Investor pursuant to any Contract to which such Investor is a party or by which such Investor or any property or asset of such Investor is bound or affected, in each case which have, or could have, the effect of preventing, impeding or interfering with or adversely affecting the performance by such Investor of its obligations under this Agreement, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Investor or any of such Investor’s properties or assets;

(f) on the date hereof, there is no Legal Proceeding pending against such Investor or, to the knowledge of such Investor, any other person or, to the knowledge of such Investor, threatened against any such Investor or any other person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Investor of its obligations under this Agreement;

(g) such Investor has been afforded the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Parent concerning the terms and conditions of the transactions contemplated hereby and the merits and risks of owning Parent Shares and such Investor acknowledges that it has been advised to discuss with its own counsel the meaning and legal consequences of such Investor’s representations and warranties in this Agreement and the transactions contemplated hereby; and

(h) such Investor understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Investor’s execution, delivery and performance of this Agreement.

Section 3.2 Covenants.  Each Investor hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of such Investor contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by such Investor of its obligations under this Agreement;

(b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Investor may have with respect to such Investor’s Securities (including, without limitation, any rights under Section 238 of the CICL);

(c) agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), such Investor’s identity and beneficial ownership of Shares or other equity securities of the Company and the nature of such Investor’s commitments, arrangements and understandings under this Agreement;

(d) agrees and covenants, severally and not jointly, that such Investor shall promptly notify Parent of any new Shares and other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by such Investor, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof;

(e) agrees and covenants that each Investor who is, or whose ultimate shareholder is, deemed to be a resident of the PRC under the Laws of the PRC, shall, as soon as practicable after the date hereof, use its reasonable best efforts to (i) submit an application to the State Administration of Foreign Exchange (“SAFE”) for the registration of its holding of Shares (whether directly or indirectly) in the Company in accordance with the requirements of Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration of Financing, Outbound Investments and Inbound Investments by PRC Residents
( ),
issued on July 4, 2014 (or any successor Law, rule or regulation) and (ii) complete such registration prior to the Closing; and

(f) agrees further that, upon request of Parent, such Investor shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions of this Agreement.

ARTICLE IV
Representations and Warranties of Parent

Section 4.1 Parent represents and warrants to each Investor that as of the date hereof and as of the Closing:

(a) Parent is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands and has all requisite corporate or similar power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate actions or proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. Assuming due authorization, execution and delivery by the Investors, this Agreement constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions.

(b) Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, and (ii) neither the execution, delivery or performance of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof shall (A) conflict with or violate any provision of the organizational documents of Parent, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which Parent or any of its property or asset is bound or affected, or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its properties or assets.

(c) At and immediately after the Closing, the authorized share capital of Parent shall consist of 100,000,000 Parent Shares (comprised of 50,000,000 Parent Ordinary Shares and 50,000,000 Parent Preferred Shares), of which a number of Parent Shares as set forth in Schedule A and Schedule B shall be issued and outstanding (collectively, the “Issued Shares”). The Issued Shares, together with the Parent Shares to be issued to the Sponsors and certain members of management or their respective Affiliates at the Closing pursuant to the Interim Investors Agreement and the Equity Commitment Letters, shall be all of the Parent Shares outstanding at and immediately after the Closing.

(d) At the Closing, the Parent Shares to be issued under this Agreement shall have been duly and validly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, free and clear of all claims, liens and encumbrances, other than restrictions arising under applicable securities Laws.

ARTICLE V
Termination

Section 5.1 This Agreement, and the obligations of the Investors hereunder, shall terminate and be of no further force or effect immediately upon the earlier to occur of (a) the Closing, and (b) the date of termination of the Merger Agreement in accordance with its terms; provided, that this Article V and Article VI shall survive any termination of this Agreement. Nothing in this Article V shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Closing contemplated by Article II has already taken place, then Parent shall promptly take all such actions as are necessary to restore each Investor to the position it was in with respect to ownership of the Rollover Shares prior to the Closing.

ARTICLE VI
Miscellaneous

Section 6.1 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by international overnight courier, in each case to the respective parties at the address set forth on the signature pages hereto under each party’s name (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1).

Section 6.2 Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 6.3 Entire Agreement.  This Agreement, the Interim Investors Agreement, the Merger Agreement, and the agreements contemplated thereby, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 6.4 Specific Performance.  Each of the parties hereto acknowledge and agree that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for any actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement.

Section 6.5 Amendments; Waivers.  At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Investors and Parent, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that none of this Section 6.5 and the provisions with respect to which the Company is expressly made a third party beneficiary shall be amended or waived without the Company’s prior written consent. Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 6.6 Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction, except that the following matters arising out of or relating to this Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of the courts of the Cayman Islands: the Merger, the vesting of the undertaking, property and liabilities of Merger Sub in the Surviving Entity, the contribution and cancellation of the Shares (including Shares represented by ADSs), the rights provided for in Section 238 of the CICL with respect to any Dissenting Shares, the fiduciary or other duties of the Company Board and the directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 6.7 Dispute Resolution.

(a) (b) Subject to the exception for jurisdiction of the courts of the Cayman Islands in Section 6.6, any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 6.7 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b) Notwithstanding the foregoing, the parties hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 6.7, any party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.8 Third Party Beneficiaries.  There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement, provided that, (i) subject to Sections 6.6 and 6.7 hereof, the Company is an intended third party beneficiary with respect to the provisions set forth under Article I and this Article VI, and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Investors to comply with their obligations under such provisions, and (ii) to the extent the Company has obtained an Order of specific performance pursuant to, and subject to the conditions in, Section 10.11 of the Merger Agreement, and subject further to Sections 6.6 and 6.7 hereof, the Company is hereby made a third party beneficiary of the rights granted to Parent hereby (other than by Article I and Article VI) and shall be entitled to an injunction or an Order of specific performance (or any other non-monetary equitable remedy) to cause the Investors to comply with their obligations under Article II hereof.

Section 6.9 Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of each Investor, his, her or its estate, heirs, beneficiaries, personal representatives and executors.

Section 6.10 No Presumption Against Drafting Party.  Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 6.11 Counterparts.  This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties; provided, however, that if any of the Investors fails for any reason to execute, or perform its obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

[Signature Pages to follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT

CHINA E-DRAGON HOLDINGS LIMITED

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

Notice details:

Address: the offices of Walkers Corporate Limited,
Cayman Corporate Centre, 27 Hospital Road,
George Town, Grand Cayman KY 1-9008, Cayman
Islands
Attention:
Facsimile:

With a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
Address:    1285 Avenue of the Americas
                       New York, NY 10019-6064
Attention:    Steven J. Williams
Facsimile:   +1 (212) 757-3990

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

INVESTORS

TCH SAPPHIRE LIMITED

By:	/s/ Ma Huateng Name: Ma Huateng Title: Director

Notice details:

Address:	c/o Tencent Holdings Limited Level 29, Three Pacific Place, No. 1 Queen’s Road East, Wanchai, Hong Kong
Attention:	Compliance and Transactions Department
Email:	legalnotice@tencent.com

With a copy to (which alone shall not constitute notice):

Tencent Holdings Limited

Address:	Tencent Building, Keji Zhongyi Avenue Hi-tech Park, Nanshan District, Shenzhen 518057, PRC
Attention:	Mergers and Acquisitions Department
Email:	PD_Support@tencent.com

And a copy to (which alone shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

Address:	1285 Avenue of the Americas New York, NY 10019-6064
Attention:	Steven J. Williams
Facsimile:	+1 (212) 757-3990
Email:	swilliams@paulweiss.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Liang Jianzhang Name: Liang Jianzhang Title: Director

Notice details:

Address:	99 Fu Quan Road, Shanghai 200335 People’s Republic of China
Attention:	Chief Financial Officer
Facsimile:	+ 86 21 5251 0000

With a copy to (which alone shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom

Address:	42/F Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong
Attention:	Z. Julie Gao, Esq./Haiping Li, Esq.
Facsimile:	+ 852 3740 4727
Email:	Julie.Gao@skadden.com/ Haiping.Li@skadden.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

OCEAN IMAGINATION L.P.

 A Cayman Islands exempted limited partnership

 By: Ocean Voyage L.P.
 its General Partner

 By: Fortune Smart Holdings Limited
 its General Partner

By:	/s/ Nanyan Zheng Name: Nanyan Zheng Title: Director

Notice details:

Address:  Room A609, Bund Office Building,
No. 868 Longhua East Road, Huangpu District
Shanghai P.R.C.
Attention:  Nanyan Zheng
Facsimile:

With a copy to (which alone shall not constitute notice):
Fenwick & West LLP

Address:   Unit 908, Kerry Parkside Office, No. 1155
Fang Dian Road, Pudong New Area, Shanghai, P.R.C.

Attention:	Karen Yan
Facsimile:	+ 86 (21) 8017 1299
Email:	karen.yan@fenwick.com

[Signature Page to Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

LUXURIANT HOLDINGS LIMITED

By:	/s/ Wang Li Qun Name: Wang Li Qun Title: Director

Notice details:

Address: Stone Capital, NO.4 Lane 163,
South Maoming Rd, Shanghai
Attention: Jimmy Wang
Telephone: 86-21-60758990-103
Facsimile: 86-21-60758997

[Signature Page to Support Agreement]

SCHEDULE A
Rollover Shares

Investor	Owned Shares	Rollover Shares	Parent Shares
TCH Sapphire Limited	6,031,500 Ordinary Shares	6,031,500 Ordinary Shares	6,031,500 Parent Ordinary Shares
	5,038,500 High-Vote Ordinary Shares	5,038,500 High-Vote Ordinary Shares	5,038,500 Parent Preferred Shares
C-Travel International Limited	12,192,608 Ordinary Shares	12,192,608 Ordinary Shares	12,192,608 Parent Ordinary Shares
	16,634,711 High-Vote Ordinary Shares	16,634,711 High-Vote Ordinary Shares	16,634,711 Parent Preferred Shares
Ocean Imagination L.P.	6,185,649 Ordinary Shares	6,185,649 Ordinary Shares	6,185,649 Parent Ordinary Shares
	10,213,708 High-Vote Ordinary Shares	10,213,708 High-Vote Ordinary Shares	10,213,708 Parent Preferred Shares
Luxuriant Holdings Limited	1,030,942 Ordinary Shares	1,030,942 Ordinary Shares	1,030,942 Parent Ordinary Shares
	1,702,285 High-Vote Ordinary Shares	1,702,285 High-Vote Ordinary Shares	1,702,285 Parent Preferred Shares

SCHEDULE B
Subscription

Investor	Subscription Amount	Parent Shares
TCH Sapphire Limited	US$80,000,000	8,908,791 Parent Preferred Shares

C-Travel International Limited	US$0	0 Parent Shares

Ocean Imagination L.P.	US$27,184,889	3,027,306 Parent Preferred Shares

Luxuriant Holdings Limited	US$0	0 Parent Shares

ANNEX G

February 4, 2016

Bai Zhi Wei ( )
Room 1805, Building 1
HongJu Road, Xuanwu District
Beijing 100055
People's Republic of China

Dear Mr. Bai,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

i)	4,000 Executive Options (which would be entitled to acquire an aggregate of 4,000 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (1) the excess, if any, of US$9.00 over the exercise price per Ordinary Share of such Executive Options, multiplied by (2) the number of Ordinary Shares subject to such Executive Options so cancelled (which would equal an aggregate amount of US$2,000), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time;

ii)	6,668 Executive Options (which would be entitled to acquire an aggregate of 6,668 Ordinary Shares) that are vested but not exercised by you as of the date, by virtue of the Merger and without action by you, shall be cancelled immediately upon the Effective Time of the Merger without consideration; and
iii)	your remaining Executive Options (which would be entitled to acquire an aggregate of 3,350 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

123,628 Executive RSUs (which would be entitled to settle for an aggregate of 123,628 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature page to VP Side Letter]

Agreed and Accepted:

/s/ BAI ZHI WEI( )

BAI ZHI WEI( )

[Signature page to VP Side Letter]

February 4, 2016

Ding Hao Chuan ( )
Room 1502, Unit 1, Tower 2
Zhonghai Ziyu Gongguan No.8
YongDingMenWaiXiBingHe Road
Dongcheng District, Beijing 100000
People's Republic of China

Dear Mr. Ding,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

i)	3,015 Executive Options (which would be entitled to acquire an aggregate of 3,015 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (1) the excess, if any, of US$9.00 over the exercise price per Ordinary Share of such Executive Options, multiplied by (2) the number of Ordinary Shares subject to such Executive Options so cancelled (which would equal an aggregate amount of US$1,507.5), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and

ii)	your remaining Executive Options (which would be entitled to acquire an aggregate of 3,015 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

i)	48,979 Executive RSUs (which would be entitled to settle for an aggregate of 48,979 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to US$9.00 multiplied by the number of Ordinary Shares subject to the Executive RSUs so cancelled (which would equal an aggregate amount of US$440,811), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and
ii)	your remaining Executive RSUs (which would be entitled to settle for an aggregate of 91,979 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature page to VP Side Letter]

Agreed and Accepted:

/s/ DING HAO CHUAN( )

DING HAO CHUAN( )

[Signature page to VP Side Letter]

February 4, 2016

Wang Wei ( )
Room 204, Unit 3, Building 4
DongZhiMenBei Road
Dongcheng District, Beijing 100028
People's Republic of China

Dear Mr. Wang,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

838 Executive Options (which would be entitled to acquire an aggregate of 838 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

137,604 Executive RSUs (which would be entitled to settle for an aggregate of 137,604 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature page to VP Side Letter]

Agreed and Accepted:

/s/ WANG WEI( )

WANG WEI( )

[Signature page to VP Side Letter]

February 4, 2016

Yang Rui Zhi ( )
Room 507, Building 2
Dangdai Wanguocheng
No.1, XiangHeYuan Road
Dongcheng District, Beijing 100028
People's Republic of China

Dear Mr. Yang,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

i)	1,340 Executive Options (which would be entitled to acquire an aggregate of 1,340 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (1) the excess, if any, of US$9.00 over the exercise price per Ordinary Share of such Executive Options, multiplied by (2) the number of Ordinary Shares subject to such Executive Options so cancelled (which would equal an aggregate amount of US$670), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and

ii)	your remaining Executive Options (which would be entitled to acquire an aggregate of 2,010 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

i)	47,847 Executive RSUs (which would be entitled to settle for an aggregate of 47,847 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to US$9.00 multiplied by the number of Ordinary Shares subject to the Executive RSUs so cancelled (which would equal an aggregate amount of US$430,623), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and
ii)	your remaining Executive RSUs (which would be entitled to settle for an aggregate of 139,271 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature page to VP Side Letter]

Agreed and Accepted:

/s/ YANG RUI ZHI( )

YANG RUI ZHI( )

[Signature page to VP Side Letter]

February 4, 2016

Yu Pei ( )
Room 14, Unit 1, No.196, NanQun Road
DanJingShan Town, Pengzhou City
Sichuan Province, 611930
People's Republic of China

Dear Mr. Yu,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

i)	1,675 Executive Options (which would be entitled to acquire an aggregate of 1,675 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to (1) the excess, if any, of US$9.00 over the exercise price per Ordinary Share of such Executive Options, multiplied by (2) the number of Ordinary Shares subject to such Executive Options so cancelled (which would equal an aggregate amount of US$3,752), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and

ii)	your remaining Executive Options (which would be entitled to acquire an aggregate of 1,675 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

i)	37,730 Executive RSUs (which would be entitled to settle for an aggregate of 37,730 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive in exchange therefor an amount of cash equal to US$9.00 multiplied by the number of Ordinary Shares subject to the Executive RSUs so cancelled (which would equal an aggregate amount of US$339,570), which amount shall be paid by the Surviving Entity as promptly as practicable following the Effective Time and in any event within no more than 10 business days following the Effective Time; and
ii)	your remaining Executive RSUs (which would be entitled to settle for an aggregate of 97,730 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

Agreed and Accepted:

/s/ YU PEI( )

YU PEI( )

[Signature page to VP Side Letter]

February 4, 2016

Zou Zheng Chen ( )
Room 401, Building 7
Poly Ye Zhilin, Lane 349, HuaQiu Road
Baoshan District, Shanghai 200444
People's Republic of China

Dear Mr. Zou,

Re: Arrangements regarding the RSUs and Options

As you know, concurrently with the execution and delivery of this letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

1. As we have discussed and agreed, in connection with the Merger, subject to the Merger Agreement and notwithstanding any other provision in (i) the 2009 Share and Annual Incentive Plan of the Company, as amended on September 18, 2013 (the “2009 Plan”), (ii) the Restricted Share Unit Agreement(s) dated September 18, 2013 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “RSU Agreement(s)”), including pursuant to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iii) the Stock Option Agreement(s) dated February 28, 2012 entered into between you and the Company, as amended up to the date of this letter agreement (collectively, the “Option Agreement(s)”), including pursuant to the Amendment of Stock Option Agreements dated June 1, 2015 and Amendment No.2 of Stock Option Agreements dated August 1, 2015 (with respect to which, you and we agree for the purposes of this letter agreement such Amendment No.2 shall be regarded as in effect), (iv) the Restricted Share Unit Agreement dated September 10, 2015 (the “2015 September RSU Agreement”), or (v) any other agreement to the contrary, the following terms and conditions in respect of the below referenced options and restricted share units previously granted to you under the 2009 Plan, the RSU Agreement(s), the Option Agreement(s) and the 2015 September RSU Agreement shall apply:

A) Options.  At the effective time of the Merger (the “Effective Time”), your outstanding options to acquire ordinary shares of the Company that are designated as “Ordinary Shares” with a par value of US$0.01 per share (“Ordinary Shares”), to the extent outstanding immediately prior to the Effective Time (the “Executive Options”), shall be treated as follows:

2,680 Executive Options (which would be entitled to acquire an aggregate of 2,680 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award or awards of options to purchase the same number of common shares of Parent (the “New Options”), at a per-share exercise price equal to the exercise price per Ordinary Share at which such applicable Executive Options were exercisable under the Option Agreement(s). The New Options shall be subject to and in accordance with the same terms as set for in the Option Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, as further amended by Amendment No.2 of Stock Option Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

B) RSUs.  At the Effective Time, your restricted share units of the Company (the “RSUs”), to the extent outstanding immediately prior to the Effective Time (the “Executive RSUs”, which for the avoidance of doubt, include any awards granted to you by the Company in September 2015) shall be treated as follows:

150,576 Executive RSUs (which would be entitled to settle for an aggregate of 150,576 Ordinary Shares), by virtue of the Merger and without action by you, shall be cancelled and immediately converted into the right to receive from Parent in exchange therefor an award of restricted share units of Parent in respect of the same number of common shares of Parent (the “New RSUs”). New RSUs shall be subject to and in accordance with the same terms as set forth in the RSU Agreement(s) (with continuation of the applicable vesting and forfeiture terms, except that any reference to “Ordinary Shares” in such terms shall refer to common shares of Parent and that Paragraph (d) of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015, as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015, shall not apply and is hereby nullified and deleted in its entirety).

C) Existing Put Right.  You hereby irrevocably agree to waive and surrender, with effect as of the Effective Time, any right or interest in respect of the “Put Option” described in Paragraph (e) of both of Exhibit A to the Amendment of Restricted Share Unit Agreements dated June 1, 2015 and Exhibit A to the Amendment of Stock Option Agreements dated June 1, 2015, each as further amended by Amendment No.2 of Restricted Share Unit Agreements dated August 1, 2015 and the Amendment No.2 of Stock Option Agreements dated August 1, 2015, and such paragraphs are hereby deleted in their entirety.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter agreement.

All references to share numbers or prices per share in this letter agreement shall be appropriately adjusted to reflect any stock splits, stock dividends, combinations, reorganizations, capital reduction, mergers, recapitalizations or similar events affecting the share capital of Parent after the Effective Time.

In the event of conflict or inconsistency between the terms of this letter agreement and the RSU Agreement(s), the Option Agreement(s), the 2009 Plan, or any other agreement between the Company and you entered into prior to the date of this letter agreement, the terms of this letter agreement shall prevail.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties. The Company shall be a third party beneficiary of this letter agreement.

This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflicts of law.

This letter agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please signify your agreement to the provisions set out above by signing and returning to us a copy of this letter agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

For and on behalf of itself and the surviving entity of eLong, Inc. after the Merger

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon MergerSub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature page to VP Side Letter]

Agreed and Accepted:

/s/ ZOU ZHENG CHEN( )

ZOU ZHENG CHEN( )

[Signature page to VP Side Letter]

ANNEX H

February 4, 2016

Mr. Guangfu Cui
Apt. 96202, Beida Zhong Guan Xin Yuan
126 ZhongGuanCun North Street
Beijing, China 100871

Re: Amendment of Letter Agreement

Dear Mr. Cui:

As you know, concurrently with the execution and delivery of this amendment of letter agreement, China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”), China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”), and eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Parent, Merger Sub and the Company wish to effect a business combination through a merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving entity (the “Surviving Entity”) and becoming a wholly-owned subsidiary of Parent.

As you know, you currently hold 1,059,128 restricted share units (collectively, the “Unvested RSUs”) granted to you by the Company under the eLong, Inc. 2009 Share and Annual Incentive Plan. Under the terms of a letter agreement dated May 22, 2015 between the Company and you (the “Letter Agreement”), the Unvested RSUs will become vested on May 22, 2016 (the “Vesting Date”), without any vesting conditions other than the arrival of the Vesting Date. The RSUs are settleable upon vesting by the Company’s issuance to you of 1,059,128 Ordinary Shares of the Company.

Parent, the Company and Merger Sub hereby agree that, subject to the Merger Agreement, if the effective time of the Merger (the “Effective Time”) occurs before the Vesting Date, the Unvested RSUs outstanding immediately prior to the Effective Time that are cancelled in accordance with the Merger Agreement at the Effective Time will be automatically and immediately converted, at the Effective Time, without any action of any kind by you or the Company, into the right to receive in exchange therefor an amount of cash equal to (i) the Per Share Merger Consideration (as defined in the Merger Agreement), multiplied by (ii) 1,059,128 Ordinary Shares underlying the Unvested RSUs (to the extent the Unvested RSUs remain outstanding and unvested immediately prior to the Effective Time), which amount will be paid in full by the Surviving Entity (or its such successor-in-interest, if applicable) by wire transfer of immediately available funds to your designated bank account no later than ten (10) business days following the Vesting Date. Your right to receive the amount of cash and the timing of the payment may not be amended or modified, except by an agreement in writing signed by and among you, Parent and the Company (or the Surviving Entity, as applicable). Your right to receive the amount of cash and the timing of the payment shall be binding upon the Surviving Entity and any successor of the Surviving Entity or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Surviving Entity would be obligated under this letter if no succession had taken place.

The Letter Agreement, except as otherwise provided for and supplemented by the immediately preceding paragraph, shall remain in full force and effect on and after the date hereof.

Each party undertakes to each of the other parties that it shall take any and all necessary actions to effectuate the terms of this letter.

This letter agreement may not be amended, modified or supplemented except by a written instrument executed by all parties to this letter.

This letter will be governed by, and construed in accordance with, the laws of the Cayman Islands, without reference to its conflict of law rules. This letter may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will be considered one and the same agreement.

Please confirm your agreement to the foregoing by executing this letter as indicated below.

[Signature page follows.]

Sincerely,

China E-dragon Holdings Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

China E-dragon Mergersub Limited

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

Signature Page to Cui Guangfu's Letter Agreement

Sincerely,

eLong, Inc.

By:	/s/ May Wu Name: May Wu Title: Chairman of the Special Committee

Signature Page to Cui Guangfu's Letter Agreement

Acknowledged and Agreed to:

/s/ Guangfu Cui

Guangfu Cui

Signature Page to Cui Guangfu's Letter Agreement

ANNEX I

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (the “Agreement”) is made as of February 4, 2016, by and among TCH Sapphire Limited, a British Virgin Islands company (“TCH”), C-Travel International Limited, a Cayman Islands company (“C-Travel”), Seagull Limited, a British Virgin Islands company (“Seagull”), Ocean Imagination L.P., an exempted limited partnership registered under the laws of the Cayman Islands (“Ocean” and together with TCH, C-Travel and Seagull, the “Principal Investors”), Luxuriant Holdings Limited, a Cayman Islands company (“Luxuriant”), and Oasis Limited, a British Virgin Islands company and Zhou Rong ( ) (collectively, “Management,” and together with the Principal Investors and Luxuriant, the “Investors”), China E-dragon Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Parent”) and China E-dragon Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and wholly-owned subsidiary of Parent (“Merger Sub”). Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, on the date hereof, eLong, Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Parent and Merger Sub, executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) with the Company surviving the Merger and becoming a wholly-owned subsidiary of Parent;

WHEREAS, on the date hereof, each of Jiang Hao (as the sole shareholder of Oasis Limited), TCH, Seagull, Ocean and Zhou Rong or their respective Affiliates executed a letter agreement in favor of Parent (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to make an equity investment, in the form of cash (each, an “Equity Commitment,” and collectively, the “Equity Commitments”), in Parent immediately prior to the Closing in connection with the Merger;

WHEREAS, on the date hereof, each of the Rollover Shareholders executed a support agreement in favor of Parent (the “Support Agreement”), pursuant to which, each of the Investors, as applicable, agreed to, subject to the terms and conditions set forth therein and among other obligations, (a) the cancellation of the Shares (including Shares represented by ADSs) held by such Investor as set forth in the Support Agreement for no consideration, (b) subscribe for newly issued equity securities of Parent (the “Parent Shares”) immediately prior to the Closing in the amounts set forth in the Support Agreement and (c) vote in favor of the Merger; and

WHEREAS, on the date hereof, each of the TCH, C-Travel and Ocean or their respective Affiliates (the “LG Investors”) executed a limited guarantee in favor of the Company (each, a “Limited Guarantee” and collectively, the “Limited Guarantees”), pursuant to which each such Investor or their respective Affiliates agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Parent or Merger Sub arising under the Merger Agreement (collectively, the “Guaranteed Obligations”);

WHEREAS, the Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreement and the Limited Guarantees, and the transactions contemplated by each.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

AGREEMENT

1. AGREEMENTS AMONG THE INVESTORS.

Section 1.1 Actions Under the Merger Agreement.  The Principal Investors may cause Parent to take any action or refrain from taking any action in order for Parent to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 8.1, 8.2 and 8.3 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger; provided, however, that the Principal Investors may not cause Parent to amend the Merger Agreement in a way that by its terms has an impact, economic or otherwise, on any Investor that is different from the impact, economic or otherwise, on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Parent shall not, and the Investors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Principal Investors. Parent agrees not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

Section 1.2 Equity Financing.

1.2.1 Parent shall, at the direction of the Principal Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Each Investor shall be entitled to receive for its equity contribution and/or cash subscription the applicable Parent Shares with respect to such Investor on Exhibit A hereto, and having the terms set forth herein. Each Investor shall comply with its obligation under its applicable Equity Commitment Letter; provided, that no Investor shall have an independent right to enforce an Equity Commitment Letter, other than as provided in the immediately preceding sentence. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of the Principal Investors which prior consent shall not relieve the Investor of any of its obligations or rights under Section 12 of the applicable Equity Commitment Letter. For the avoidance of doubt, subject to Section 12 of the applicable Equity Commitment Letter, each Principal Investor may assign, sell-down or syndicate all or any part of its Equity Commitment to any of its Affiliates or limited partners of it or its Affiliates.

1.2.2 If the Principal Investors determine that the aggregate equity investment to be made in Parent by all of the Investors in connection with the Closing under the Merger Agreement is less than the aggregate commitments of all Investors under the Equity Commitment Letters, then the amount that each Investor invests in Parent will be proportionately reduced pro rata according to the Investors’ respective commitments under their respective Equity Commitment Letters. If the Principal Investors determine that the aggregate equity investment to be made in Parent by all of the Investors in connection with the Closing under the Merger Agreement is greater than the aggregate commitments of all Investors under the Equity Commitment Letters, then the amount of such excess shall first be offered to all Investors (other than any Non-Consenting Investor or Failing Investor) in proportion to their respective commitments under their Equity Commitment Letters and, if less than all of such excess is accepted by the Investors, then the Principal Investors may offer the remaining portion of such excess to any of the Investors, or to any new investor, and in such amounts, as may be determined by the Principal Investors. Any additional commitment accepted by an Investors pursuant to this Section 1.2.2 shall be made on the same terms and conditions as such Investor’s existing investment (provided, that to the extent an Investor is satisfying its commitment by the contribution of Rollover Shares, and such Investor does not have sufficient Shares available to satisfy such addition commitment, such Investor may elect to satisfy such additional commitment with a cash contribution).

Section 1.3 Support Agreement.  Parent shall, at the direction of the Principal Investors, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Investor shall comply with its obligations under the Support Agreement; provided, that no Investor shall have an independent right to enforce the Support Agreement, other than as provided in the immediately preceding sentence.

Section 1.4 Limited Guarantees.  The Investors shall cooperate in defending any claim that the LG Investors are or any of them is liable to make payments under the Limited Guarantees. Each LG Investor agrees to contribute to the amount paid or payable by other Investors in respect of the Limited Guarantees (other than any such payment made by an Investor solely arising from such LG Investor’s breach of its obligations under such LG Investor’s Limited Guarantee, which amounts shall not be subject to this Section 1.4) so that each LG Investor will have paid an amount equal to the product of the aggregate amount paid under all of the Limited Guarantees multiplied by a fraction of which the numerator is such LG Investor’s Cap (as defined in such Investor’s Limited Guarantee) and the denominator is the sum of all LG Investors’ Caps (such fraction, expressed as a percentage, such LG Investor’s “LG Percentage”).

Section 1.5 Shareholders Agreement; Appointment of Directors.  Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into concurrently with the Effective Time, a Shareholders Agreement or other definitive agreements containing, customary terms including the terms set forth on Exhibit B hereto. Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Parent has the composition contemplated by Exhibit B hereto immediately prior to the Effective Time. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Exhibit B hereto shall govern with respect to the matters set forth therein until such time as the Investors enter into a Shareholders Agreement.

Section 1.6 Consummation of the Transaction.  In the event that the Closing Conditions are satisfied or validly waived (subject to the requirements in Section 1.1) and the Principal Investors determine to close the Merger, the Principal Investors who are not Failing Investors (as defined below) acting unanimously may terminate the participation in the transaction of any Investor that does not fund its Commitment (as defined below) or that asserts in writing its unwillingness to fund its Commitment (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) against such Failing Investor with respect to such failure to fund, which rights shall be provided in Sections 2.4 and 2.5 hereof. In the event the Principal Investors who are not Failing Investors, acting unanimously, terminate a Failing Investor’s participation in the transaction, the amount of such Failing Investor’s Equity Commitment (if any) and/or the value of its or his Shares to be cancelled for no consideration under the Support Agreement (if any) (calculated as the product of the number of such Shares and the Per Share Merger Consideration) (such value, the “Rollover Commitment,” and together with any Equity Commitment, the “Commitment”) shall first be offered to the Investors (other than any Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Failing Investor) at the time of such termination, and if none or not all of a Failing Investor’s Commitment is accepted by the Investors (other than any Failing Investor) in such proportion, then the Principal Investors who are not Failing Investors acting unanimously may offer such Failing Investor’s Commitment, or portion thereof, to the other Investors or to one or more new investors approved by the Principal Investors. Each Investor agrees that in the event the consent or direction of the Principal Investors is required hereunder, if a Principal Investor is also a Failing Investor then such Failing Investor shall be deemed not to be a Principal Investor for the purposes of such consent or direction.

Section 1.7 Non-Consenting Investors.  Notwithstanding anything to the contrary in this Agreement, Parent shall not, and the Principal Investors shall not permit Parent to, (a) modify or amend the Merger Agreement so as to increase or modify in a manner materially adverse to Parent or the Investors the form or amount of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Equity Commitment Letters, (b) modify or waive, in a manner materially adverse to Parent or the Investors, any provisions relating to the Parent Termination Fee or the aggregate cap on monetary damages available to the Company, or (c) materially modify the structure of the transaction contemplated by the Merger Agreement, in each case, without the consent of each Investor; provided, however, that in the event that the Principal Investors are willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent to do so) with respect to the matters described in clauses (a) through (c) above and any one Investor declines to agree to, proceed with, or take any action with respect to such matter (a “Non-Consenting Investor”), the Principal Investors may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the transaction, and in such event such

Non-Consenting Investor shall have no liability hereunder (except as specifically provided in Sections 1.9 and 1.11.2 hereof) or, if applicable, under its Equity Commitment Letter, its Limited Guarantee or the Support Agreement; and provided, further, that such Non-Consenting Investor shall have received a full and unconditional release of its or his obligations under this Agreement (subject to the applicable provisions of Sections 1.9 and 1.11.2 hereof and except with respect to breaches of this Agreement by such Non-Consenting Investor occurring prior to the date of such release), and, if applicable, under its Equity Commitment Letter, its Limited Guarantee and/or the Support Agreement from Parent, the Company, and each other Investor, or a mutually satisfactory indemnity with respect to such Non-Consenting Investor’s liabilities under this Agreement, and, if applicable, its Equity Commitment Letter, its Limited Guarantee and/or the Support Agreement. In the event the Principal Investors terminate a Non-Consenting Investor’s participation in the transaction, the amount of such Non-Consenting Investor’s Commitment shall first be offered to the Investors (other than any Non-Consenting Investor or Failing Investor) in proportion of their respective Commitments to the aggregate Commitments of the Investors (other than any Non-Consenting Investor or Failing Investor) at the time of such termination, and if none or not all of such Non-Consenting Investor’s Commitment is accepted by the Investors (other than any Non-Consenting Investor or Failing Investor) in such proportion, then the Principal Investors may offer such Non-Consenting Investor’s Commitment, or portion thereof, to the other Investors or to one or more new investors approved by the Requisite Investors.

Section 1.8 Company Termination Fee.  Any Company Termination Fee paid by the Company or any of its affiliates pursuant to the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses pursuant to Section 1.9 hereof shall be promptly paid by Parent or Merger Sub to the LG Investors (other than any LG Investor that is a (a) Non-Consenting Investor whose participation in the transaction has been terminated pursuant to Section 1.7 hereof or (b) a Failing Investor (as defined below) at the time of termination of the Merger Agreement) or their designees in proportion of their respective LG Percentages, determined excluding the Cap of each Non-Consenting Investor and Failing Investor.

Section 1.9 Expense Sharing.

1.9.1 Upon consummation of the Merger, Parent shall or shall cause the Surviving Company to reimburse the Investors for, or pay on behalf of the Investors, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Merger (“Consortium Transaction Expenses”), including the reasonable fees, expenses and disbursements of advisors or consultants retained by the Investors in connection with the Merger.

1.9.2 Notwithstanding anything in the Consortium Agreement to the contrary, if the Merger Agreement is terminated prior to the Closing (and Section 1.9.3 below does not apply), the LG Investors agree to share the Consortium Transaction Expenses incurred in connection with the Merger in proportion of their respective LG Percentages.

1.9.3 If the failure of the Merger to be consummated prior to termination of the Merger Agreement, results primarily from the unilateral breach of this Agreement by one or more Investors, then the breaching Investor or Investors shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse any non-breaching Investor for all of its out-of-pocket costs and expenses incurred in connection with the Merger, including the reasonable fees, expenses and disbursements of advisors or investors retained by the Investors, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor.

1.9.4 In the event of a termination of the Merger Agreement in which a Company Termination Fee is paid to Parent, Parent shall first pay all Consortium Transaction Expenses from the Company Termination Fee and distribute any remaining amount to the LG Investors in accordance with Section 1.8 hereof.

1.9.5 The obligations under this Section 1.9 shall exist whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement.

Section 1.10 Notice of Closing; Notices.  Parent will use its commercially reasonable efforts to provide each Investor with at least five (5) days prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice will not relieve an Investor of its obligations under this Agreement. Any notices received by Parent pursuant to Section 10.4 of the Merger Agreement shall be promptly provided to each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement.

Section 1.11 Representations and Warranties; Covenant.

1.11.1 Each Investor hereby represents, warrants and covenants to the other Investors that none of the information supplied in writing by such Investor specifically for inclusion or incorporation by reference in the Proxy Statement or Schedule 13E-3 will cause a breach of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement. Each Investor hereby represents, warrants and covenants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor, group of investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits) and the Merger Agreement.

1.11.2 Until this Agreement is terminated pursuant to Section 2.1, no Investor shall enter into any agreement, arrangement or understanding with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company without the prior approval of the Principal Investors; provided, that this Section 1.11.2 shall continue to apply to an Investor (a) that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor or (b) that is released from this Agreement pursuant to Section 1.7 until the earlier of the Effective Time and termination of the Merger Agreement pursuant to Article IX thereof.

1.11.3 Each of Parent and Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement or arrangement of any kind with any Person that grants a Person: (a) the right to purchase a different class of security than that being purchased by the Investors in accordance with the terms of the Equity Commitment Letters and the Support Agreement, (b) the right to purchase the same class of security as that being purchased by the Investors in accordance with the Equity Commitment Letters and the Support Agreement, but at a lower price than pursuant thereto, or (c) any other right not provided for herein, except, in all cases, agreements or arrangements entered into by Parent or Merger Sub with the consent of the Principal Investors.

Section 1.12 PR Coordination.  Subject to Section 7.3 of the Merger Agreement as it relates to Parent and Merger Sub, no announcements regarding the subject matter of this Agreement shall be issued by any Investor without the prior written consent of the Principal Investors, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after (a) the form and terms of such disclosure have been provided to the Principal Investors for its review and comment, and (b) notice has been provided to the Principal Investors and the Principal Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

Section 1.13 Parent Short Term Loan.  If one or more Principal Investors determine that it is necessary to enter into a short term loan with Parent for the advancement of funds to facilitate Closing then, notwithstanding anything to the contrary contained herein or in any documents or agreements contemplated hereby, such Principal Investor(s) shall have the ability to enter into such short term loan arrangement with Parent pursuant to which one or more of the Principal Investors shall agree to advance the necessary funds to Parent prior to Closing in order to enable Parent to satisfy all funding requirements at Closing and Parent shall, promptly following the Closing, cause the Company to repay such funds to the applicable Principal Investors.

2. MISCELLANEOUS.

Section 2.1 Effectiveness.  This Agreement shall become effective on the date hereof and shall terminate (except with respect to Sections 1.6, 1.8, 1.9, 1.10, 1.11, 1.12 and 2) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article IX thereof; provided, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

Section 2.2 Amendment.  This Agreement may be amended or modified and the provisions hereof may be waived, only by an agreement in writing signed by the Principal Investors; provided that (a) no provision of this Agreement (excluding exhibits) may be amended in a manner that by its terms disproportionately adversely affects an Investor without such Investor’s consent, and (b) no provision in this Agreement that requires the consent of each Investor may be amended without a writing signed by all of the Investors.

Section 2.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

Section 2.4 Remedies.  The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that the Agreement may only be enforced against an Investor by Parent or Merger Sub, acting at the direction of the Principal Investors. In the event that Parent determines to enforce the provisions of the Equity Commitment Letters or the Support Agreement, in each case, in accordance with this Agreement, and the Principal Investors are prepared to (a) cause Parent and Merger Sub to consummate the Merger in accordance with this Agreement, (b) fulfill their obligations under the Support Agreement and (c) fund their Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but one or more Investors fails to fund its Commitment or provides written notice that it will not fund its Commitment, or fails to fulfill its or his obligations under the Support Agreement or provides written notice that it or he will not fulfill its or his obligations under the Support Agreement, as applicable, the parties hereto agree that the Closing Investors shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreement, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate out-of-pocket damages incurred by such Closing Investors. If Parent, acting at the direction of the Principal Investors (who are not Failing Investor), determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (A) the amounts due from all Failing Investors hereunder (including the value of any Rollover Commitment) multiplied by (B) a fraction of which the numerator is such Failing Investor’s Commitment, as applicable, and the denominator is the sum of all Failing Investors’ Commitments.

Section 2.5 No Recourse.  Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships or limited liability companies, Parent, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director, officer, employee, shareholder, general or limited partner or member or manager of any Investor or of any partner, member, manager or affiliate thereof, as such, for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

Section 2.6 Governing Law; Jurisdiction.

2.6.1 This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof that would subject such matter to the Laws of another jurisdiction.

2.6.2 Any Legal Proceedings arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 2.6 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

2.6.3 Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in this Section 2.6, any Party may, to the extent permitted under the rules and procedures of the HKIAC, seek an interim injunction or other form of relief from the HKIAC as provided for in its Rules. Such application shall also be governed by, and construed in accordance with, the laws of the State of New York.

2.6.4 Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 10.4 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s Equity Commitment Letter or the Support Agreement. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 2.7 Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 2.7.

Section 2.8 Exercise of Rights and Remedies.

2.8.1 Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

2.8.2 The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 2.8, including the limitations set forth in Section 2.8.3, it is agreed that prior to any termination of this Agreement, the non-breaching parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by any other party and to specifically enforce the terms and provisions of this Agreement.

2.8.3 The parties’ hereto right of specific enforcement is an integral part of the transactions contemplated hereby and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party hereto (including any objection on the basis that there is an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity), and each party hereto shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 2.8. In the event any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 2.8.

Section 2.9 Other Agreements.  This Agreement and the agreements referenced herein, constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein, the provisions of this Agreement shall prevail.

Section 2.10 Assignment.  This Agreement may not be assigned by any party or by operation of law or otherwise without the prior written consent of each of the other parties, except that the Agreement may be assigned to an Affiliate of a party hereto; provided that the party making such assignment shall not be released from its obligations hereunder. Any attempted assignment in violation of this Section 2.10 shall be void.

Section 2.11 Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

TCH SAPPHIRE LIMITED

By:	/s/ Ma Huateng Name: Ma Huateng Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

C-TRAVEL INTERNATIONAL LIMITED

By:	/s/ Liang Jianzhang Name: Liang Jianzhang Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

SEAGULL LIMITED

By:	/s/ Sun Jie Name: Sun Jie Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

OCEAN IMAGINATION L.P.
a Cayman Islands exempted limited partnership

By:	Ocean Voyage L.P., its General Partner
By:	Fortune Smart Holdings Limited, its General Partner
By:	/s/ Nanyan Zheng Name: Nanyan Zheng Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

LUXURIANT HOLDINGS LIMITED

By:	/s/ Wang Li Qun Name: Wang Li Qun Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

OASIS LIMITED

By:	/s/ Jiang Hao

ZHOU RONG ( )

By:	/s/ Zhou Rong

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

CHINA E-DRAGON HOLDINGS LIMITED

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

CHINA E-DRAGON MERGERSUB LIMITED

By:	/s/ Lin Haifeng Name: Lin Haifeng Title: Director

[Signature Page to Interim Investors Agreement]

Exhibit A

PARENT SHARES

Investor	Rollover Company Shares	Cash Subscription	Parent Shares
TCH Sapphire Limited	6,031,500 Ordinary Shares		6,031,500 Ordinary Shares
	5,038,500 High-Vote Ordinary Shares		5,038,500 Preferred Shares
		US$80,000,000	8,908,791 Preferred Shares
C-Travel International Limited	12,192,608 Ordinary Shares		12,192,608 Ordinary Shares
	16,634,711 High-Vote Ordinary Shares		16,634,711 Preferred Shares
Ocean Imagination L.P.	6,185,649 Ordinary Shares		6,185,649 Ordinary Shares
	10,213,708 High-Vote Ordinary Shares		10,213,708 Preferred Shares
		US$27,184,889	3,027,306 Preferred Shares
Luxuriant Holdings Limited	1,030,942 Ordinary Shares		1,030,942 Ordinary Shares
	1,702,285 High-Vote Ordinary Shares		1,702,285 Preferred Shares
Seagull Limited	0	US$35,000,000	3,897,596 Preferred Shares
Oasis Limited	0	US$5,000,000	555,556 Ordinary Shares
Zhou Rong ( )	0	US$500,000	55,555 Ordinary Shares

Exhibit A-1

Exhibit B

SHAREHOLDERS AGREEMENT TERM SHEET

Exhibit B-1

eLong, Inc.
(the “Company”)
FORM OF PROXY

I/We (Note 1) __________________________________________________________________________________________________
Please Print Name(s) of (Note 1)

(of (Note 1) ___________________________________________________________________________________________________
Please Print Address(es)

being the registered shareholder(s) of the Company with ____________(Note 2) ordinary shares, and ____________ (Note 2) high-vote ordinary shares respectively hereby appoint the duly appointed chairman of the EGM (the “Chairman”) or failing him/her ________________________________ of ___________________________________________
as my/our proxy to vote for me/us and on my/our behalf at the Extraordinary General Meeting of the Company (the “EGM”) to be held on           day of           2016 at 10:00a.m (Hong Kong time) at Xingke Plaza, Tower B, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People’s Republic of China and at any adjournment thereof. My/our proxy is instructed to vote on the resolutions in respect of the matters specified in the notice of the EGM as indicated below (or, if no such indication is given as my/our proxy thinks fit) and on any other resolutions which may come properly before the EGM as my/our proxy thinks fit:

Proposals	For	Against	Abstain
PROPOSAL 1: As a special resolution, authorize and approve the agreement and plan of merger dated as of February 4, 2016, (as amended, the “merger agreement”), among the Company, China E-dragon Holdings Limited (“Parent”) and China E-dragon Mergersub Limited (“Merger Sub”) (such merger agreement being in the form attached to the proxy statement and which will be produced and made available for inspection at the extraordinary general meeting), the plan of merger (the “plan of merger”) between Merger Sub and the Company required to be registered with the Registrar of Companies of the Cayman Islands for the purposes of the merger (such plan of merger being substantially in the form attached to the merger agreement and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated by the merger agreement and the plan of merger, including the merger (the “merger”), the variation of the authorized share capital of the Company at the effective time of the merger from US$2,582,056.20 made up of 258,205,620 shares divided into (a) 200,000,000 ordinary shares with a par value of US$0.01 each, of which (i) 150,000,000 are designated “Ordinary Shares” with a par value of US$0.01 each; and (ii) 50,000,000 are designated “High-Vote Ordinary Shares” with a par value of US$0.01 each; and (b) 58,205,620 preferred shares with a par value of US$0.01 each, to US$50,000 divided into 5,000,000 shares with a par value of US$0.01 each (the “Variation of Capital”) and the replacement of the existing memorandum and articles of association of the Company in their entirety with a new memorandum and articles of association at the effective time of the merger, in the form attached as Annexure 2 to the plan of merger (the “amendment to the M&A”).
PROPOSAL 2: As a special resolution, authorize each of the members of the special committee to do all things necessary to give effect to the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, the Variation of Capital and the amendment to the M&A.
PROPOSAL 3: As an ordinary resolution, instruct the chairman of the extraordinary general meeting to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

Please indicate your voting preference by ticking, or inserting the number and class of shares to be voted for or against or to abstain, the boxes above in respect of each resolution. If you do not complete this section, your proxy will vote or abstain at his/her discretion, as he/she will on any other business that may be raised at the EGM.

You may instruct your proxy to vote some or all of the shares in respect of which the proxy is appointed either for or against any resolution and/or abstain from voting as such proxy need not cast the votes in respect of your shares in the same way on any resolution. In this case, please specify in the voting boxes above the number and class of shares in respect of which your proxy is to vote for or against or to abstain in respect of each resolution.

If you have appointed more than one proxy, please specify in the voting boxes above the number and class of shares in respect of which each proxy is entitled to exercise the related votes. If you do not complete this information, the first person listed above shall be entitled to exercise all the votes in relation to the relevant resolution.

Signed:  _________________________________

Name:   _________________________________

Date:    _________________________________

NOTES

(1)	Full name(s) and address(es) to be inserted in BLOCK CAPITALS.
(2)	Please insert the number and class of shares registered in your name(s). If no number is inserted, this form of proxy will be deemed to relate to all the shares of the Company registered in your name(s).
(3)	A proxy need not be a shareholder of the Company. A shareholder entitled to attend and vote at the EGM is entitled to appoint one or more proxies to attend and vote in his/her stead. Please insert the name of the person(s) of your own choice that you wish to be appointed proxy in the space provided, failing which the Chairman will be appointed as your proxy.
(4)	Whether or not you propose to attend the relevant meeting(s) in person, you are strongly advised to complete and return this form of proxy in accordance with these instructions. To be valid, this form must be completed and deposited (together with any power of attorney or other authority under which it is signed or a copy of that power or authority) at the offices of marked for the attention of , as soon as possible and in any event before the time for holding the relevant meeting or any adjourned meeting. Returning this completed form of proxy will not preclude you from attending the relevant meeting(s) and voting in person if you so wish.
(5)	If two or more persons are jointly registered as holders of a share, the vote of the senior person who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of other joint holders. For this purpose seniority shall be determined by the order in which the names stand on the Company's register of members in respect of the relevant shares.
(6)	If this form is returned without an indication as to how the proxy shall vote, the proxy will exercise his/her discretion as to whether he/she votes and if so how.
(7)	This form of proxy is for use by registered shareholders only. This form of proxy shall be signed by the appointor or by the appointor’s attorney duly authorised in writing. If the appointor is a corporate entity, this form of proxy must either be under its seal or under the hand of some officer or attorney duly authorised for that purpose.
(8)	Any alterations made to this form must be initialled by you.

ELONG, INC.
FORM OF ADS VOTING INSTRUCTIONS CARD

ELONG, INC.

TO THE REGISTERED HOLDERS OF AMERICAN DEPOSITARY SHARES ("ADSs") REPRESENTING ORDINARY SHARES OF ELONG, INC.

FOLD AND DETACH HERE

	FOR	AGAINST	ABSTAIN
Proposal 1.	☐	☐	☐
Proposal 2.	☐	☐	☐
Proposal 3.	☐	☐	☐

Address Change ☐ Mark box, sign and indicate changes/comments below:

Mark box at right if you wish to give a discretionary proxy to a person designated by the Company. PLEASE NOTE: Marking this box voids any other instructions indicated on this card. ☐

Sign Below Date:________________________

Please sign this Voting Instruction Card exactly as your name(s) appear(s) on the face of this card and on the books of the Depositary. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

PROPOSED RESOLUTIONS

PROPOSAL 1:

PROPOSAL 2:

PROPOSAL 3:

eLong, Inc.
JPMorgan Chase Bank, N.A., Depositary
P.O. Box 64507, St. Paul, MN 55164-0507

Voting Instruction Card

JPMorgan Chase Bank, N.A. (the "Depositary") has received advice that the Extraordinary General Meeting (the "Meeting") of eLong, Inc. (the "Company") will be held at a.m. (Hong Kong Time), on , 2016, at the Company's office located at Tower B, Xingke Plaza, Third Floor, 10 Middle Jiuxianqiao Road, Chaoyang District, Beijing 100015, People's Republic of China, for the purposes set forth on this card.

If you are desirous of having the Depositary, through its Nominee or Nominees, vote or execute a proxy to vote the Ordinary Shares represented by your ADRs FOR or AGAINST or to ABSTAIN from the Resolutions to be proposed at the Meeting, kindly execute and forward to the Depositary, the attached Voting Instruction Card. The enclosed postage paid envelope is provided for this purpose. The Voting Instruction Card should be executed in such a manner as to show clearly whether you desire the Nominee or the Nominees of the Depositary to vote FOR or AGAINST or to ABSTAIN from the Resolutions. Alternatively, you may include instructions to give a discretionary proxy to a person designated by the Company. The Voting Instruction Card MUST be forwarded in sufficient time to reach the Depositary before 12:00 p.m., New York City time, , 2016. Only the registered holders of record at the close of business, New York City time, on , 2016, will be entitled to execute the attached Voting Instruction Card.

The signatory, a registered holder of ADSs representing Ordinary Shares of the Company, as of , 2016, hereby requests and authorizes the Depositary, through its Nominee or Nominees, to vote or execute a proxy to vote the underlying Ordinary Shares of the Company represented by such ADSs, on the Resolutions at the Meeting.

These instructions, when properly signed and dated, will be voted in the manner directed herein. If you mark the box to indicate that you wish to give a discretionary proxy to a person designated by the Company, the underlying Ordinary Shares represented by your ADSs will be voted by such person in his or her discretion.

NOTE: In order to have the aforesaid shares voted, this Voting Instruction Card must be returned before 12:00 p.m., New York City time, , 2016. You may also view and download from the Company's website the following relevant materials:

(i) the Company's Notice of Extraordinary General Meeting of Shareholders: http://elong.investorroom.com

JPMorgan Chase Bank, N.A., Depositary

PLEASE MARK, DATE AND SIGN ON REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please see reverse side for Voting Instructions.